Commonwealth Bank of Australia ACN 123 123 124

Financial Statements (U.S. Version)

Year ended 30 June 2007

Three Year Financial Summary (AIFRS)

	AIFRS
	2007 $M	2006 $M	2005 $M
Income Statement
Net interest income	7,036	6,514	6,026
Other operating income	6,272	5,567	5,076
Total operating income	13,308	12,081	11,102
Loan Impairment expense	434	398	322
Operating expenses:
Comparable business	6,427	5,994	5,719
Initiatives including Which new Bank	-	-	150
Total operating expenses	6,427	5,994	5,869
Net profit before income tax	6,447	5,689	4,911
Corporate tax expense	(1,816)	(1,605)	(1,409)
Minority interests	(27)	(31)	(10)
Net profit after income tax (“cash basis”)	4,604	4,053	3,492
Defined benefit superannuation plan income/(expense)	5	(25)	(53)
Treasury shares valuation adjustment	(75)	(100)	(39)
Appraisal value uplift/(reduction)	-	-	-
One-off AIFRS mismatches	(64)	-	-
Goodwill amortisation	-	-	-
Net profit after income tax attributable to Equity holders of the Bank	4,470	3,928	3,400

Contributions to profit (after tax)
Banking	3,763	3,227	2,913
Funds management	492	400	351
Insurance	253	215	156
Net profit after income tax (“underlying basis”)	4,508	3,842	3,420
Shareholder investment returns	96	66	177
Which new Bank	-	-	(105)
Profit on sale of the Hong Kong Insurance Business	-	145	-
Net profit after income tax (“cash basis”)	4,604	4,053	3,492
Defined benefit superannuation plan expense	5	(25)	(53)
Treasury shares valuation adjustment	(75)	(100)	(39)
One-off AIFRS mismatches	(64)	-	-
Goodwill amortisation	-	-	-
Appraisal value uplift/(reduction)	-	-	-
Net profit after income tax	4,470	3,928	3,400

Balance Sheet
Loans, advances and other receivables	299,779	259,176	228,346
Total assets	425,139	369,103	337,404

Deposits and other public borrowings	203,382	173,227	168,026
Total liabilities	400,695	347,760	314,761

Shareholders’ equity	24,444	21,343	22,643
Net tangible assets	15,158	12,087	10,938

Risk weighted assets	245,347	216,438	189,559

Average interest earning assets	316,048	274,798	244,708
Average interest bearing liabilities	294,792	255,100	225,597

Assets (on Balance Sheet)
Australia	341,588	304,831	280,255
New Zealand	55,916	43,318	41,383
Other	27,635	20,954	15,766
Total assets	425,139	369,103	337,404

2     Commonwealth Bank of Australia Annual Report (US Version) 2007

Three Year Financial Summary (AIFRS) continued

	AIFRS (1)
	2007	2006	2005
Shareholder Summary
Dividends per share (cents) – fully franked	256	224	197
Dividends cover (times) – statutory	1. 4	1. 4	1. 3
Dividends cover (times) – cash	1. 4	1. 4	1. 3
Earnings per share (cents)
Basic
Statutory	344. 7	308. 2	259. 6
Cash basis (2)	353. 0	315. 9	264. 8
Fully diluted
Statutory	339. 7	303. 1	255. 3
Cash basis (2)	347. 8	310. 5	260. 5
Dividend payout ratio (%) (3)
Statutory	75. 2	73. 3	77. 0
Cash basis (2)	73. 0	71. 0	74. 9
Net tangible assets per share ($)	11. 65	9. 4	8. 5
Weighted average number of shares (statutory basic)	1,281	1,275	1,260
Weighted average number of shares (fully diluted)	1,344	1,329	1,316
Weighted average number of shares (cash basic)	1,289	1,283	1,269
Weighted average number of shares (cash fully diluted)	1,352	1,338	1,325
Number of shareholders	696,118	698,552	704,906
Share prices for the year ($)
Trading high	56. 16	47. 41	38. 52
Trading low	42. 98	36. 62	28. 79
End (closing price)	55. 25	44. 41	37. 95

Performance Ratios (%)
Return on average Shareholders’ Equity (4)
Statutory	20. 7	20. 4	18. 2
Cash basis	22. 1	21. 3	18. 8
Return on average total assets (4)
Statutory	1. 2	1. 1	1. 1
Cash basis	1. 2	1. 1	1. 1
Capital adequacy – Tier One	7. 14	7. 56	7. 46
Capital adequacy – Tier Two	3. 41	3. 10	3. 21
Deductions	(0. 79)	(1. 00)	(0. 92)
Capital adequacy – Total	9. 76	9. 66	9. 75
Net interest margin	2. 19	2. 34	2. 43

Other Information (numbers)
Full time staff equivalent (5)	37,873	36,664	35,313
Branches/services centres (Australia)	1,010	1,005	1,006
Agencies (Australia)	3,833	3,836	3,864
ATMs (proprietary)	3,242	3,191	3,154
EFTPOS terminals	177,232	148,220	137,240
EzyBanking locations	907	862	841

Productivity
Total net operating income per full-time (equivalent) employee ($)	351,385	329,506	314,388
Total staff expense/Total net operating income (%)	24. 4	23. 4	24. 1
Total operating expenses (6)/Total operating income (%)	48. 3	49. 6	52. 9

(1) The Group adopted AIFRS accounting standards for the reporting period beginning 1 July 2004. As a result the 2006 and 2005 results are presented on an AIFRS basis. Refer Appendix A, B and C for additional comparative information.

(2) “Cash basis” for the purpose of these Financial Statements is defined as net profit after tax and before defined benefit superannuation plan expenses and Treasury Share valuation adjustments.

(3) Dividends paid divided by earnings less preference dividends.

(4) Calculations based on operating profit after tax and outside equity interests applied to average Shareholders’ Equity/average total assets.

(5) Staff numbers include all permanent full time staff, part time staff equivalents and external contractors employed by third party agencies.

(6) Total Operating Expenses excluding bad debts expense.

Commonwealth Bank of Australia Annual Report (US Version) 2007          3

Financial Statements

Income Statements
For the year ended 30 June 2007
		Group			Bank
	Note	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Interest income	2	23,862	19,758	16,781	20,068	16,027
Interest expense	2	16,826	13,244	10,755	14,916	11,305
Net interest income		7,036	6,514	6,026	5,152	4,722
Other operating income	2	3,341	3,036	2,845	5,522	5,540
Net banking operating income (1)		10,377	9,550	8,871	10,674	10,262

Funds management income		1,871	1,589	1,247	-	-
Investment revenue		2,120	2,098	1,956	-	-
Claims and policyholder liability expense		(2,020)	(2,064)	(1,871)	-	-
Net funds management operating income	2	1,971	1,623	1,332	-	-

Premiums from insurance contracts		1,117	1,052	1,132	-	-
Investment revenue		858	1,031	1,186	-	-
Claims and policyholder liability expense from insurance contracts		(932)	(970)	(1,243)	-	-
Insurance margin on services operating income	2	1,043	1,113	1,075	-	-

Total net operating income	2	13,391	12,286	11,278	10,674	10,262

Loan Impairment expense	2,14,15	434	398	322	390	380
Operating expenses:
Comparable business	2	6,427	5,994	5,719	4,882	4,604
Which new Bank		-	-	150	-	-
Total operating expenses	2	6,427	5,994	5,869	4,882	4,604
Defined benefit superannuation plan income/(expense)	2,44	8	(35)	(75)	8	(35)
Net profit before income tax	2	6,538	5,859	5,012	5,410	5,243
Corporate tax expense	5	1,775	1,569	1,374	933	976
Policyholder tax expense	5	266	331	228	-	-
Net profit after income tax		4,497	3,959	3,410	4,477	4,267
Minority interests		(27)	(31)	(10)	-	-
Net profit attributable to Equity holders of the Bank		4,470	3,928	3,400	4,477	4,267

(1) Net Banking operating income of the Bank is greater than the Group due to the receipt of tax exempt intragroup dividends.

						Group
				2007	2006	2005
			Note	Cents per share
Earnings per share:
Basic			7	344. 7	308. 2	259. 6
Fully diluted			7	339. 7	303. 1	255. 3
Dividends per share attributable to Shareholders of the Bank:
Ordinary shares			6	256	224	197
PERLS (1)				-	-	1,115
Trust preferred securities (TPS) – issued 6 August 2003 (1)				-	-	7,795
PERLS II – issued 6 January 2004 (1)				-	-	908
Trust preferred securities (TPS) – issued 8 March 2006				7,821	-	-

(1) Instruments reclassified to loan capital on adoption of AIFRS from 1 July 2005.

Commonwealth Bank of Australia Annual Report (US Version) 2007        4

Financial Statements

Balance Sheets
As at 30 June 2007	Group			Bank
	Note	2007 $M	2006 $M	2007 $M	2006 $M
Assets
Cash and liquid assets (1)	8	10,108	5,868	7,401	4,819
Receivables due from other financial institutions	9	5,495	7,107	5,772	7,464
Assets at fair value through Income Statement:	10
Trading		21,469	15,758	20,287	13,926
Insurance		23,519	24,437	-	-
Other (1)		4,073	2,207	448	396
Derivative assets	11	12,743	9,675	13,862	9,938
Available-for-sale investments	12	9,672	11,203	8,468	9,914
Loans, advances and other receivables	13	299,779	259,176	247,281	212,699
Bank acceptances of customers	15	18,721	18,310	18,721	18,439
Shares in and loans to controlled entities	17	-	-	37,512	36,150
Investment property	18	-	258	-	-
Property, plant and equipment	19	1,436	1,313	1,112	1,026
Investment in associates	46	836	190	749	114
Intangible assets	20	7,835	7,809	2,788	2,738
Deferred tax assets	5	922	650	665	392
Other assets	21	7,157	5,141	6,786	4,624
		423,765	369,102	371,852	322,639
Assets held for sale	22	1,374	1	21	1
Total Assets		425,139	369,103	371,873	322,640

Liabilities
Deposits and other public borrowings	23	203,382	173,227	178,944	155,956
Payables due to other financial institutions	24	14,386	11,184	14,322	11,131
Liabilities at fair value through Income Statement	25	19,431	13,811	5,206	2,085
Derivative liabilities	11	16,680	10,820	16,786	10,955
Bank acceptances	15	18,721	18,310	18,721	18,439
Due to controlled entities	-	-	-	45,558	32,435
Current tax liabilities	26	882	378	800	334
Deferred tax liabilities	5	1,576	1,336	731	640
Other provisions	27	878	821	734	690
Insurance policy liabilities	38	21,613	22,225	-	-
Debt issues	28	85,490	78,591	47,760	52,198
Managed funds units on issue	29	310	1,109	-	-
Bills payable and other liabilities	30	7,346	6,053	6,366	4,299
		390,695	337,865	335,928	289,162
Loan capital	31	10,000	9,895	10,422	10,688
Total Liabilities		400,695	347,760	346,350	299,850
Net Assets		24,444	21,343	25,523	22,790

Shareholders’ Equity
Share capital:
Ordinary share capital	33	14,483	13,505	14,691	13,766
Other equity instruments	33	939	939	1,895	1,895
Reserves	32	2,143	1,904	2,622	2,657
Retained profits	32	6,367	4,487	6,315	4,472
Shareholders’ equity attributable to Equity holders of the Bank		23,932	20,835	25,523	22,790

Minority interests:
Controlled entities	34	512	508	-	-
Total Minority Interests		512	508	-	-
Total Shareholders’ equity		24,444	21,343	25,523	22,790

(1) During the current year, certain ASB Bank overnight settlement account balances were reclassified from Assets at fair value through Income Statement to Cash and liquid assets. Prior periods have been restated on a consistent basis.

Commonwealth Bank of Australia Annual Report (US Version) 2007       5

Financial Statements

Statements of Recognised Income and Expense
For the year ended 30 June 2007	Group				Bank
	Note	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Actuarial gains and losses from defined benefit superannuation plans	32,44	414	387	110	414	387
Gains and losses on cash flow hedging instruments:
Recognised in equity	32	429	89	-	125	58
Transferred to the Income Statement	32	120	(58)	-	167	(51)
Gains and losses on available-for-sale investments:
Recognised in equity	32	28	51	-	18	52
Transferred to the Income Statement on disposal	32	(138)	(33)	-	(119)	(31)
Transferred to the Income Statement on impairment	32	-	(3)	-	-	(3)
Revaluation of properties	32	79	19	29	75	14
Transfer from Foreign Currency Translation Reserve to the Income Statement on disposal	32	-	41	-	-	-
Exchange differences on translation of foreign operations	32	54	(232)	(141)	(119)	(8)
Income tax on items transferred directly to/from equity:
Foreign Currency Translation Reserve	32	(13)	13	-	(1)	-
Available-for-sale investments revaluation reserve	32	10	(6)	-	14	7
Revaluation of properties	32	(23)	(4)	-	(23)	(3)
Cash flow hedge reserve	32	(168)	(11)	-	(87)	(2)
Net income recognised directly in equity		792	253	(2)	464	420
Profit for the period		4,497	3,959	3,410	4,477	4,267
Total net income recognised for the period		5,289	4,212	3,408	4,941	4,687
Attributable to:
Equity holders of the Bank		5,262	4,181	3,398	4,941	4,687
Minority interests		27	31	10	-	-
Total net income recognised for the period		5,289	4,212	3,408	4,941	4,687

Commonwealth Bank of Australia Annual Report (US Version) 2007     6

Financial Statements

Statements of Cash Flows (1)
For the year ended 30 June 2007		Group			Bank
	Note	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Cash Flows From Operating Activities
Interest received		23,123	19,712	16,781	19,471	16,268
Interest paid		(16,405)	(12,555)	(10,720)	(14,614)	(11,348)
Other operating income received		4,627	4,319	4,559	2,826	2,715
Expenses paid		(5,699)	(5,813)	(5,678)	(4,364)	(4,318)
Income taxes paid		(1,942)	(1,980)	(985)	(1,056)	(1,117)
Net decrease/(increase) in trading securities		-	-	318	-	-
Assets at fair value through Income Statement (excluding life insurance)		(1,715)	(307)	-	(3,206)	(1,926)
Life insurance:
Investment income		2,296	2,399	1,572	-	-
Premiums received (2)		2,431	2,338	3,183	-	-
Policy payments (2)		(5,346)	(4,938)	(4,664)	-	-
Liabilities at fair value through Income Statement (excluding life insurance)		5,722	1,445	-	3,373	504
Cash Flows from operating activities before changes in operating assets and liabilities		7,092	4,620	4,366	2,430	778
Changes in operating assets and liabilities arising from cash flow movements
Movement in investment securities:
Purchases		-	-	(22,608)	-	-
Proceeds from sale		-	-	396	-	-
Proceeds at or close to maturity		-	-	22,799	-	-
Movement in available-for-sale investments:
Purchases		(22,214)	(28,189)	-	(21,411)	(25,310)
Proceeds from sale		728	646	-	1,101	558
Proceeds at or close to maturity		21,891	24,831	-	20,582	21,828
Lodgement of deposits with regulatory authorities		(8)	(29)	(7)	(2)	(1)
Net (increase) in loans, advances and other receivables		(37,885)	(31,996)	(31,721)	(35,037)	(28,936)
Net (increase)/decrease in receivables due from other financial institutions not at call		833	(881)	1,097	2,089	(793)
Net (increase)/decrease in securities purchased under agreements to resell		(1,647)	537	991	(1,867)	740
Life Insurance Business:
Purchase of insurance assets at fair value through Income Statement		(8,476)	(8,078)	(14,165)	-	-
Proceeds from sale/maturity of insurance assets at fair value through Income Statement		8,842	9,398	15,281	-	-
Net increase in deposits and other borrowings		26,361	12,799	6,332	20,914	13,284
Net proceeds from issuance of debt securities		6,316	14,605	17,934	(5,254)	13,331
Net increase in payables due to other financial institutions not at call		1,865	2,571	449	1,864	2,566
Net increase/(decrease) in securities sold under agreements to repurchase		1,943	328	(1,480)	2,013	328
Changes in operating assets and liabilities arising from cash flow movements		(1,451)	(3,458)	(4,702)	(15,008)	(2,405)
Net cash provided by/(used in) operating activities	49(a)	5,641	1,162	(336)	(12,578)	(1,627)
Cash Flows from Investing Activities
Payment for acquisition of entities and management rights	49(e)	(7)	(414)	(40)	-	(26)
Proceeds from disposal of controlled entities	49(c)	-	553	-	-	-
Proceeds from disposal of entities and businesses (net of cash disposals)		16	35	173	-	-
Dividends received		3	4	3	1,881	2,080
Net amounts received from controlled entities		-	-	-	11,760	1,531
Proceeds from sale of property, plant and equipment		53	32	30	49	17
Purchases of property, plant and equipment		(314)	(385)	(286)	(242)	(329)
Payment for acquisitions of investments in associates/joint ventures		(6)	(152)	(42)	(6)	(102)
Purchases of intangible assets		(130)	(90)	(92)	(51)	(95)
Purchases of assets held for sale		(1,091)	-	-	-	-
Net decrease in other assets		(800)	31	1,055	(738)	371
Net cash (used in)/provided by investing activities		(2,276)	(386)	801	12,653	3,447

(1) It should be noted that the Group does not use these accounting Statements of Cash Flows in the internal management of its liquidity positions.

(2) Represents gross premiums and policy payments before splitting between policyholders and Shareholders.

Commonwealth Bank of Australia Annual Report (US Version) 2007    7

Financial Statements

Statements of Cash Flows (1)
For the year ended 30 June 2007		Group			Bank
	Note	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Cash Flows from Financing Activities
Buy-back of shares		-	(500)	-	-	(500)
Proceeds from issue of shares (net of costs)		19	49	66	19	49
Proceeds from issue of preference shares to minority interests		-	-	323	-	-
Proceeds from issue of other equity instruments (net of costs)		-	939	-	-	1,895
Dividends paid (excluding Dividend Reinvestment Plan)		(2,284)	(2,163)	(2,083)	(2,229)	(2,163)
Net movement in other liabilities		219	139	(330)	1,197	(3,313)
Net sale/(purchase) of treasury shares		55	(10)	(60)	(55)	(2)
Issue of loan capital		1,865	2,446	1,233	1,865	3,152
Redemption of loan capital		(965)	(915)	(1,392)	(965)	(918)
Other		(228)	1	55	(20)	(93)
Net cash (used in) financing activities		(1,319)	(14)	(2,188)	(188)	(1,893)
Net increase/(decrease) in cash and cash equivalents		2,046	762	(1,723)	(113)	(73)
Cash and cash equivalents at beginning of period		2,038	1,276	2,999	241	314
Cash and cash equivalents at end of period	49(b)	4,084	2,038	1,276	128	241

(1) It should be noted that the Group does not use these accounting Statements of Cash Flows in the internal management of its liquidity positions.

Commonwealth Bank of Australia Annual Report (US Version) 2007    8

Notes to the Financial Statements

Note 1 Accounting Policies

General Information

The Financial Statements of the Commonwealth Bank of Australia (the “Bank”) and the Bank and its subsidiaries (the “Group”) for the year ended 30 June 2007, were approved and authorised for issue by the Board of Directors on 15 August 2007.

The Bank is incorporated and domiciled in Australia. It is a company limited by shares that are publicly traded on the Australian Stock Exchange. The address of its registered office is Level 7, 48 Martin Place, Sydney, NSW 1155, Australia.

The Group is one of Australia’s leading providers of integrated financial services including retail, business and institutional banking, superannuation, life insurance, general insurance, funds management, broking services and finance company activities. The principal activities of the Group during the financial period were:

(i) Banking

The Group provides retail banking services including housing loans, credit cards, personal loans, savings and cheque accounts, and demand and term deposits. The Group also offers commercial products including business loans, equipment and trade finance, and rural and Agribusiness products. The Group also has full service banking operations in New Zealand, Fiji, and Indonesia. The Group has wholesale banking operations in London, New York, Hong Kong, Singapore, Indonesia, regions of China, Tokyo and Malta.

(ii) Funds Management

The Group’s funds management business comprises wholesale and retail investment, superannuation and retirement funds. Investments are across all major asset classes including Australian and international shares, property, fixed interest and cash. The Group also has funds management businesses in New Zealand, the United Kingdom and Asia.

(iii) Insurance

The Group provides term insurance, disability insurance, annuities, master trusts, investment products and household general insurance. Life insurance operations are also conducted in New Zealand, where the Group has the leading market share, and throughout Asia and the Pacific.

There have been no significant changes in the nature of the principal activities of the Group during the financial year.

(a) Bases of accounting

This general purpose Financial Report for the reporting period ended 30 June 2007 has been prepared in accordance with the Australian equivalent to International Financial Reporting Standards (“AIFRS”) and the requirements of the Corporations Act 2001.

The basis of the AIFRS standards are the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board. As a result of complying with AIFRS, the Group accounts also comply with IFRS, and interpretations adopted by the International Accounting Standards Board.

The preparation of the Annual Financial Report in conformity with AIFRS requires management to make estimates and assumptions that affect the amounts reported in the Financial Statements and accompanying notes.

The use of available information and the application of judgement are inherent in the formation of estimates. Actual results could differ from these estimates.

(b) Basis of preparation

The Financial Statements are prepared on the basis of historical cost except that the following assets and liabilities are measured at fair value: derivative financial instruments, assets and liabilities at fair value through Income Statement, available-for-sale investments, insurance policy liabilities, domestic bills discounted which are included in loans, advances and other receivables, investment property which backs liabilities paying a return linked to the fair value or returns from assets including the investment property, owner-occupied property, defined benefit plan assets and liabilities, employee share-based remuneration liabilities and recognised assets and liabilities attributable to the hedged risk in a hedging relationship that qualifies for hedge accounting treatment.

For the financial year ended 30 June 2005 and all prior years the Annual Financial Report was prepared under the Australian accounting standards applicable to reporting periods beginning prior to 1 January 2005 (“AGAAP”).

The accounting policies which changed as a result of the adoption of AIFRS were applied retrospectively and consistently by the Group from 1 July 2004, except for the following financial instruments and insurance standards which were adopted and applied from 1 July 2005 onwards:

i) AASB 132 Financial Instruments – Disclosure and Presentation;

ii) AASB 139 Financial Instruments – Recognition and Measurement;

iii) AASB 4 Insurance Contracts;

iv) AASB 1023 General Insurance Contracts; and

v) AASB 1038 Life Insurance Contracts.

Differences in measurement, recognition and disclosure arising from these standards have been noted where relevant in the change in accounting policy section within each topic.

Comparison with 2005 results should be read in conjunction with the following accounting policy notes.

AIFRS was applied retrospectively subject to the following elections under AASB 1 First-Time Adoption of AIFRS:

i) not to restate any past business combinations that occurred prior to 1 July 2004 in preparing the Group’s opening AIFRS Balance Sheet at 30 June 2005; and

ii) to transfer the Foreign Currency Translation Reserve as at 1 July 2004 to Retained Profits.

The Group has applied previous AGAAP in the 2005 comparative information to financial instruments and insurance contracts within the scope of the above standards.

The Financial Report is presented in Australian dollars.

The following standards, interpretations and amendments will be applied by the Group from the financial year commencing 1 July 2007:

•	AASB Interpretation 10 Interim Financial Reporting and Impairment, applicable to annual reporting periods beginning on or after 11 November 2006; and

Commonwealth Bank of Australia Annual Report (US Version) 2007    9

Notes to the Financial Statements

Note 1 Accounting Policies (continued)

•

AASB Interpretation 11 AASB 2 Group and Treasury Share Transactions and AASB 2007-1 Amendments to Australian Accounting Standards arising from AASB Interpretation 11, are applicable to annual reporting periods beginning on or after 1 March 2007.

The Group expects to adopt the following interpretations from the financial year commencing 1 July 2007:

•

AASB Interpretation 13 Customer Loyalty Programmes (once issued), applicable to annual reporting periods beginning on or after 1 July 2008. The initial adoption of Interpretation 13 will result in loyalty award credits being recognised as deferred revenue at the time related income is earned, based on their fair value. Deferred revenue would be recognised when the loyalty award credits are subsequently claimed. The Group has not yet evaluated the financial impact of this interpretation.

The following standards and amendments will be applied by the Group from the financial year commencing 1 July 2008:

•

AASB Interpretation 12 Service Concession Arrangements and AASB 2007-2 Amendments to Australian Accounting Standards arising from AASB Interpretation 12 are applicable to annual reporting periods beginning on or after 1 January 2008. The Group has not yet evaluated the financial impact of this interpretation.

The following standards and amendments were available for early adoption but have not been applied by the Group in these Financial Statements:

•

AASB 7 Financial Instruments: Disclosure (August 2005) supersedes AASB 130 and the disclosure requirements of AASB 132. AASB 7 is applicable for annual reporting periods beginning on or after 1 January 2007;

•

AASB 8 Operating Segments Reporting and AASB 2007-3 Amendments to Australian Accounting Standards arising from AASB 8 (February 2007) are applicable for annual reporting periods beginning on or after 1 January 2009;

•

AASB 2005-10 Amendments to Australian Accounting Standards (September 2005) makes consequential amendments to AASB 132 Financial Instruments: Disclosures and Presentation, AASB 101 Presentation of Financial Statements, AASB 114 Segment Reporting, AASB 117 Leases, AASB 133 Earnings per Share, AASB 139 Financial Instruments: Recognition and Measurement, AASB 1 First-time Adoption of Australian Equivalents to International Financial Reporting Standards, AASB 4 Insurance Contracts, AASB 1023 General Insurance Contracts and AASB 1038 Life Insurance Contracts, arising from the release of AASB 7. AASB 2005-10 is applicable for annual reporting periods beginning on or after 1 January 2007;

•

AASB 2007-4 Amendments to Australian Accounting Standards Arising from ED 151 and Other Amendments (April 2007) allows additional choices in the application of AASB 107 Cash Flow Statements and AASB 131 Interests in Joint Ventures, amends the definition of “separate financial statements” in certain standards, removes the commentary from AASB 119 Employee Benefits that Australia does not have a sufficiently active and liquid market for high quality corporate bonds for the purpose of discounting employee benefit liabilities, and removes many of the additional Australian disclosure requirements in a number of standards, other than those considered particularly relevant in the Australian environment.

AASB 2007-4 is applicable for annual reporting periods beginning on or after 1 July 2007; and

•

AASB 2007-6 Amendments to Australian Accounting Standards Arising from AASB 123 (June 2007) and Revised AASB 123 Borrowing Costs (June 2007) which removes the option to expense borrowing costs related to “qualifying assets”. AASB 2007-6 and the revised AASB 123 are applicable for annual reporting periods beginning on or after 1 January 2009.

The initial application of AASB 7 from 1 July 2008 is not expected to impact the financial results of the Bank or the Group as the standard is concerned only with disclosures.

The initial application of AASB 8 will result in reporting of segment information by Primary Segments only; Secondary Segment reporting will be discontinued. The Group is considering the advantages that early adoption in 2008 may make to the transparency of the Group’s segment disclosures.

The initial application of AASB 2007-4 is not expected to impact the financial results of the Bank or the Group other than a reduction in the defined benefit employee benefit liability arising from the application of a higher discount rate than that of government bonds.

The initial application of AASB 2007-6 is not expected to materially impact the financial results of the Bank or the Group.

Other standards and amendments are unlikely to have a material effect on the Group.

(c) Consolidation

The consolidated Financial Statements include the Financial Statements of the Bank and all entities where it is determined that there is a capacity to control the entity.

Potential voting rights are considered when assessing control. A number of consolidated entities were formed by the Group for the purpose of asset securitisation transactions and structured debt issuance, or to accomplish certain other narrow and well-defined objectives. Such entities may acquire assets directly or indirectly from the Bank or its affiliates. Additionally, some of these entities are bankruptcy-remote (i.e. their assets are not available to satisfy the claims of creditors of the Group or any other of its subsidiaries). These entities are consolidated in the Group’s Financial Statements when the majority of exposure to risks and benefits from the entity resides with the Group.

All balances and transactions between Group entities, including unrealised gains and losses, have been eliminated on consolidation.

The consolidated Financial Statements also include the Group’s share of the financial results of entities where the Group holds an investment in, and has significant influence over, the financial and operating policies of the entity. This is normally evidenced when the Group owns 20% or more of the voting rights.

Associated companies are defined as those entities over which the Group has significant influence but there is no capacity to control. Investments in associates are carried at cost plus the Group’s share of post-acquisition profit or loss and other reserves. The Group’s share of profit or loss of associates is included in the Group’s profit and loss.

Commonwealth Bank of Australia Annual Report (US Version) 2007       10

Notes to the Financial Statements

Note 1 Accounting Policies (continued)

(d) Revenue recognition

Revenue is recognised to the extent it is probable that economic benefits will flow to the Group and the revenue can be reliably measured. The principal sources of revenue are interest income and fees and commissions.

Interest income

Interest income is recognised on an accrual basis using the effective interest method. Further information is included in Note 1 (g) Receivables from other financial institutions, Note 1 (j) Available-for-sale investments, Note 1 (l) Loans, advances and other receivables, and Note 1 (m) Leasing.

Lending fees

Fee income and direct costs relating to loan origination, financing or restructuring and to loan commitments are deferred and amortised to interest income over the expected life of the loan using the effective interest method. Fees received for commitments which are not expected to result in a loan are recognised in the profit and loss over the commitment period.

Loan syndication fees where the Group does not retain a portion of the syndicated loan are recognised in income once the syndication has been completed. Where fees are received on an ongoing basis and represent the recoupment of the costs of maintaining and administering existing loans, these fees are recognised in profit and loss on an accrual basis.

Fees and commissions

When commission charges and fees relate to specific transactions or events, they are recognised in income in the period in which they are earned. However, when they are charged for services provided over a period, they are recognised in income on an accrual basis.

Other income

Trading income is recognised when earned based on changes in fair value of financial instruments and is recorded from trade date. Further information is included in Notes 1 (e) Foreign Currency Translations, 1 (i) Assets at fair value through Income Statement, and Note 1 (ff) Derivative financial instruments. Life insurance business income recognition is explained in Note 1 (hh).

(e) Foreign currency translations

The functional and presentation currency of the domestic operations of the Bank has been determined to be Australian Dollars (“AUD”) as this currency best reflects the economic substance of the underlying events and circumstances relevant to the Bank. Each entity and overseas branch within the Group has also determined their functional currency based on their own primary economic indicators.

All foreign currency monetary items are revalued at spot rates of exchange prevailing at Balance Sheet date and changes in the spot rate are recorded in the profit and loss. Foreign currency forward, futures, swaps and option positions are revalued at appropriate market rates applying at Balance Sheet date.

Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of transaction. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated into AUD at foreign exchange rates ruling at the dates the fair value was determined.

With the exception of the revaluations classified in equity, unrealised foreign currency gains and losses arising from these revaluations and gains and losses arising from foreign exchange dealings are included in the profit and loss.

The foreign currency assets and liabilities of overseas branches and controlled entities with an overseas functional currency are converted to AUD at Balance Sheet date in accordance with the foreign exchange rates ruling at that date. Profit and loss items for overseas branches and controlled entities are converted to AUD progressively throughout the year at the spot exchange rate at the date of the transaction. All resulting exchange differences are recognised in the Foreign Currency Translation Reserve (“FCTR”) as a separate component of equity.

Translation differences arising from conversion of opening balances of Shareholders’ funds of overseas branches and controlled entities at year end exchange rates are reflected in the FCTR. The Group maintains a substantially matched position in assets and liabilities in foreign currencies and the level of net foreign currency exposure does not have a material impact on its financial condition.

(f) Cash and liquid assets

Cash and liquid assets includes cash at branches, cash at banks, nostro balances, money at short call with an original maturity of three months or less and securities held under reverse repurchase agreements. They are measured at face value or the gross value of the outstanding balance. Interest is recognised in profit and loss using the effective interest method.

(g) Receivables from other financial institutions

Receivables from other financial institutions include loans, deposits with regulatory authorities and settlement account balances due from other banks. They are measured at the gross value of the outstanding balance. Interest is recognised in profit and loss using the effective interest method.

(h) Financial instruments

Financial instruments are classified into one of the following categories which determines their measurement basis:

•	Assets at fair value through Income Statement (Note 1 (i))
•	Available-for-sale investments (Note 1 (j))
•	Derivative assets (Note 1 (ff))
•	Loans, advances and other receivables (Note 1 (l))
•	Liabilities at fair value through Income Statement (Note 1 (x))
•	Liabilities at amortised cost
•	Derivative liabilities (Note 1 (ff))
•	Shareholders’ equity (Note 1 (ee))

Commonwealth Bank of Australia Annual Report (US Version) 2007   11

Notes to the Financial Statements

Note 1 Accounting Policies (continued)

Except for restructured facilities referred to in Note 1(l) Loans, advances and other receivables, financial instruments are transacted on a commercial basis to derive an interest yield/cost with terms and conditions having due regard to the nature of the transaction and the risks involved.

The Group has no held to maturity investments.

In line with the exemption provided by AASB 1, comparative information in relation to financial instruments for periods prior to 1 July 2005 was not restated on an AIFRS basis and is presented in accordance with former AGAAP.

Offsetting financial instruments

The Group offsets financial assets and liabilities where there is a legally enforceable right to set off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously.

Derecognition of financial assets

Financial assets are derecognised either when sold, or when the rights to receive cash flows from the financial assets have expired or have been transferred, or when the Group has transferred substantially all the risks and rewards of ownership. In transactions where substantially all the risks and rewards are neither retained nor transferred, the Group would derecognise assets if control was no longer retained, or if control was retained the assets would be recognised to the extent of the Group’s continuing involvement.

(i) Assets at fair value through Income Statement

Assets at fair value through Income Statement is a new class of financial asset applicable from 1 July 2005.

(i) Current accounting policy

Assets at fair value through Income Statement include assets held for trading and assets that upon initial recognition are designated by the Group as at fair value through Income Statement. This designation is made when it reduces significant accounting mismatches between assets and related liabilities, the group of financial assets are managed and their performance is evaluated on a fair value basis, or where the asset is a contract which contains an embedded derivative. These assets are recognised on trade date at fair value with transaction costs including brokerage, commissions and fees taken directly to profit and loss. Subsequent changes in fair value are recognised in other operating income. Dividends earned are recorded in other operating income. Interest earned is recorded within Net Interest Earnings using the effective interest method.

Assets at fair value through Income Statement are classified into three subcategories: Trading, Insurance and Other.

Trading

Trading assets are short and long term public, bank and other debt securities and equities that are acquired and held for trading purposes. Subsequent to initial recognition, fair value is measured using quoted bid prices where available. In a trading portfolio with offsetting risk positions, quoted mid prices, where available, are used to measure the fair value. Non market quoted assets are valued using valuation techniques based on market conditions and risks existing at Balance Sheet date.

Insurance

Insurance investment assets are investments that back life insurance contracts and life investment contracts. They are measured at fair value based on quoted bid prices or using appropriate valuation techniques. Refer to Note 1 (hh), Life insurance business for further details.

Other

Other investments include financial assets which the Group has designated at inception as at fair value through Income Statement. Subsequent to initial recognition fair value is measured using quoted bid prices where available. Quoted mid prices, where available, are used to measure fair value in a portfolio with offsetting risk positions.

Non-market quoted instruments are valued using valuation techniques, based on market conditions and risks existing at Balance Sheet date.

(ii) Change in accounting policy

The following changes occurred on 1 July 2005:

Trading securities were reclassified into Assets at fair value through Income Statement.

Insurance investment assets were reclassified into Assets at fair value through Income Statement.

Other investments is a new category of financial asset within Assets at fair value through Income Statement. These assets were previously carried at cost, or amortised cost, predominantly as investment securities.

(j) Available-for-sale investments

(i) Current accounting policy

Available-for-sale investments are short and long term public, bank and other securities and include bonds, notes, bills of exchange, commercial paper, certificates of deposit, equities and rolling loan originations and syndications.

Available-for-sale investments are initially recognised at fair value including transaction costs, and thereafter at fair value. Investments whose fair value cannot be reliably measured are valued at cost. Gains and losses arising from changes in fair value are reported in the Available-for-sale investments reserve within equity net of applicable income taxes until such investments are sold, collected, otherwise disposed of, or become impaired. Interest, premiums and dividends are reflected in other operating income when earned.

Available-for-sale investments are tested for impairment in line with Note 1 (n) Provisions for impairment.

Upon disposal or impairment, the accumulated change in fair value within the Available-for-sale investments reserve is transferred to profit and loss and reported within other operating income.

(ii) Change in accounting policy

From 1 July 2005 financial assets previously classified as investment securities were predominantly reclassified to Available-for-sale investments and Loans, advances and other receivables.

Investment securities, which were previously recognised at cost or amortised cost which were reclassified to Available-for-sale investments, were restated to fair value. Changes in fair value were included within the Available-for-sale investments reserve.

Commonwealth Bank of Australia Annual Report (US Version) 2007   12

Notes to the Financial Statements

Note 1 Accounting Policies (continued)

(k) Repurchase agreements

Securities sold under agreements to repurchase are retained within the Available-for-sale investments or Assets at fair value through Income Statement categories and accounted for accordingly in line with Note 1 (j) and (i) respectively.

Liability accounts are used to record the obligation to repurchase and disclosed as Deposits. Securities held under reverse repurchase agreements are recorded within Cash and liquid assets.

(l) Loans, advances and other receivables

Loans, advances and other receivables are financial assets with fixed and determinable payments that are not quoted in an active market.

They include overdrafts, home loans, credit card and other personal lending, term loans, bill financing, redeemable preference shares, securities and finance leases. Loans, advances and other receivables are initially recognised at fair value including direct and incremental transaction costs. They are subsequently measured at amortised cost using the effective interest method and are presented net of provisions for impairment. Where loans, advances and other receivables are originated with the intent to be sold immediately or in the short term, they are recorded in Assets at fair value through Income Statement.

Note 1 (d) and Note 1 (n) provide additional information with respect to revenue recognition and impairment respectively.

Non Performing Facilities

Individual provisions for impairment are recognised to reduce the carrying amount of loans and advances to their estimated recoverable amounts. Individually significant provisions are calculated based on discounted cash flows.

The unwinding of the discount from initial recognition of impairment through to recovery of the written down amount is recognised as interest income. In subsequent periods, interest in arrears/due on non performing facilities is recognised in profit and loss when a cash payment is received/realised and the amount is not designated as a principal payment.

Restructured Facilities

When the original contractual terms of facilities (primarily loans) are modified, the accounts become classified as restructured. Such accounts continue to accrue interest as long as the facility is performing in accordance with the restructured terms. If performance is not maintained, or collection of interest and/or principal is no longer probable, the account will be returned to the non performing classification. Facilities are generally kept as non performing until they are returned to a performing basis.

Assets Acquired Through Securities Enforcement (AATSE)

Assets acquired in satisfaction of facilities in default (primarily loans) are recorded at net market value at the date of acquisition. Any difference between the carrying amount of the facility and the net market value of the assets acquired is represented as an individually assessed provision or written off. AATSE are further classified as Other Real Estate Owned (“OREO”) or Other Assets Acquired Through Security Enforcement (“OAATSE”) and classified in the appropriate asset classifications in the Balance Sheet.

Impairment of loans, advances and other receivables

The Group has individually assessed and collective provisions for impairment as explained in Note 1 (n).

(m) Leasing

Leases where the Group transfers substantially all the risks and rewards incident to ownership of an asset to the lessee or a third party are classified as finance leases. A receivable at an amount equal to the present value of the lease payments, including any guaranteed residual value, is recognised.

Income on finance lease transactions is recognised on a basis reflecting a constant periodic return based on the lessor’s net investment outstanding in respect of the finance lease.

The difference between the gross receivable and the present value of the receivable is unearned finance income and is recognised over the term of the lease using the effective interest method. Finance lease receivables are included in Loans, advances and other receivables.

Leases where the Group retains substantially all the risks and rewards incident to ownership of an asset are classified as operating leases.

Operating lease rental revenue and expense is recognised in profit and loss on a straight-line basis over the lease term. The Group classifies assets leased out under operating leases as property, plant and equipment. These assets are depreciated over their expected useful lives on a basis consistent with similar fixed assets.

(n) Provisions for impairment

(i) Current accounting policy

Financial assets

Financial assets, excluding Derivative assets and Assets at fair value through Income Statement, are reviewed at each Balance Sheet date to determine whether there is objective evidence of impairment.

A financial asset or portfolio of financial assets is impaired and impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more loss events that occurred after the initial recognition of the asset and prior to the Balance Sheet date (“a loss event”) and that loss event or events has had an impact on the estimated future cash flows of the financial asset or the portfolio that can be reliably estimated. If any such indication exists, the asset’s carrying amount is written down to the asset’s estimated recoverable amount.

Loans, advances and other receivables

The Group assesses at each balance date whether there is any objective evidence of impairment.

If there is objective evidence that an impairment loss on loans, advances and other receivables has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of the expected future cash flows (excluding future credit losses that have not been incurred), discounted at the financial asset’s original effective interest rate. Short-term balances are not discounted.

Commonwealth Bank of Australia Annual Report (US Version) 2007   13

Notes to the Financial Statements

Note 1 Accounting Policies (continued)

The Group has individually assessed provisions and collectively assessed provisions. Individually assessed provisions are made against individually significant financial assets and groups of financial assets with similar credit risk characteristics.

Individually significant provisions are assessed as the difference between an asset’s carrying amount and the present value of estimated future cash flows discounted at the asset’s original effective interest rate.

All other loans and advances that do not have an individually assessed provision are assessed collectively for impairment. Collective provisions are maintained to reduce the carrying amount of portfolios of similar loans and advances to their estimated recoverable amounts at the Balance Sheet date.

The expected future cash flows for portfolios of assets with similar risk characteristics are estimated on the basis of historical loss experience. Loss experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect the period on which the loss experience is based and to remove the effects of conditions in the period that do not currently exist. Increases or decreases in the provision amount are recognised in the profit and loss.

Available-for-sale investments

When a decline in the fair value of an Available-for-sale investment has been recognised directly in equity and there is objective evidence that the asset is impaired, the cumulative loss is removed from equity and recognised in the profit and loss.

If in a subsequent period the amount of an impairment loss for an available-for-sale debt security decreases and the decrease can be linked objectively to an event occurring after the impairment event, the impairment is reversed through profit and loss. However, impairment losses on available-for-sale equity securities are not reversed while the asset is still recognised.

Goodwill and other non-financial assets

Goodwill balances and intangible assets with an indefinite useful life are assessed for impairment at each reporting date or more regularly where an indication of impairment exists. Please refer to Note 1 (t) Intangibles for more details on goodwill and intangibles impairment testing. If any such indication exists, the asset’s carrying amount is written down to the asset’s estimated recoverable amount and the loss is recognised in the profit and loss in the period in which it occurs.

The carrying amounts of the Group’s other non-financial assets are reviewed at each Balance Sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

The recoverable amount of an asset or cash generating unit can be the greater of the fair value less cost to sell, or value in use. The Group’s policy is to use the fair value less costs to sell in assessing recoverable amount. An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. Impairment losses are recognised in the profit and loss.

A previously recognised impairment loss (except for goodwill) is reversed if there has been a change in the estimates used to determine the recoverable amount. However, the reversal is not to an amount higher than the carrying amount that would have been determined, net of amortisation or depreciation, if no impairment loss had been recognised in prior years.

Off-balance sheet items

Provisions for impairment on off-balance sheet items such as a commitment are reported in other provisions. Measurement of provisions is discussed further in Note 1 (aa) Provisions.

The amounts required to bring the provisions for impairment to their assessed levels are recognised in profit and loss.

(ii) Change in accounting policy

Prior to 1 July 2005, under previous AGAAP and in line with market practice, the Group’s General provision for Loan Impairment was maintained to cover non identified probable losses and latent risks inherent in the overall portfolio of advances and other credit transactions.

Under AIFRS, the Group recognises impairment provisions in respect of only those advances and credit transactions for which there is objective evidence of impairment at Balance Sheet date.

As a result of this change, there was a reduction in the amount of the Bank’s collective provisioning for impaired loans.

The transitional provisions for loan impairment resulted in adjustments to existing provisions being taken to Retained Profits.

The difference between the post-tax equivalents of the previous general provision and the new collective provision was appropriated from Retained Profits to a separate component of equity - General Reserve for Credit Losses.

(o) Bank acceptances of customers

The exposure arising from the acceptance of bills of exchange that are sold into the market is recognised as a liability. An asset of equal value is raised to reflect the offsetting claim against the drawer of the bill. Bank acceptances generate fee income that is recognised in profit and loss when earned.

(p) Shares in and loans to controlled entities

Equity contributions to controlled entities are carried in the Bank’s Financial Statements at the lower of cost of acquisition or recoverable amount, and loans to controlled entities are measured at amortised cost using the effective interest method.

These assets are measured at fair value when impaired and a provision is raised as per Note 1 (n) Provisions for impairment.

(q) Investment property

Investment properties are classified as properties held to earn rental income and/or for capital appreciation.

The Group carries investment property which backs liabilities paying a return linked to the fair value or returns from assets including the investment property at fair value based on a valuation performed by professional valuers. Valuations are carried out annually. Fair value movements are recognised in profit and loss in the year in which they arise.

Commonwealth Bank of Australia Annual Report (US Version) 2007   14

Notes to the Financial Statements

Note 1 Accounting Policies (continued)

(r) Assets classified as held for sale

Assets are classified as held for sale when their carrying amounts will be recovered principally through sale within 12 months. They are measured at the lower of carrying amount and fair value less costs to sell unless the nature of the assets requires it to be measured in line with another accounting standard. Where this is the case the assets measurement basis will be outlined separately in Note 22 Assets Held for Sale.

Assets classified as held for sale are neither amortised nor depreciated unless the nature of the asset requires it.

(s) Property, Plant and Equipment

The Group measures its property assets (land and buildings) on a fair value measurement basis using independent market valuations.

Revaluation adjustments are generally reflected in the Asset Revaluation Reserve, except to the extent they reverse a revaluation decrease of the same asset previously recognised in profit and loss. Gains or losses on disposals are determined as the difference between the net disposal proceeds, if any, and the carrying amount of the item. Realised amounts in the Asset Revaluation Reserve are transferred to the Capital Reserve.

Equipment is measured at cost less accumulated depreciation and provision for impairment, if any. Depreciation is calculated principally on a category basis at rates applicable to each category’s useful life using the straight-line method and treated as an operating expense charged to profit and loss.

Computer software is capitalised at cost and classified as Property, Plant and Equipment where it is integral to the operation of associated hardware.

The useful lives of major depreciable asset categories are as follows:

Buildings
Shell	Maximum 30 years
Integral plant and equipment:
Carpets	10 years
All other (air-conditioning, lifts)	20 years
Non integral plant and equipment:
Fixtures and fittings	10 years

Leasehold improvements
Leasehold improvements	Lesser of unexpired lease term or lives as above
Equipment
Security surveillance systems	7 years
Furniture	8 years
Office machinery	5 years
EFTPOS machines	3 years

Depreciation rates and methods underlying the calculation of depreciation of items of property, plant and equipment are kept under review to take account of any change in circumstances.

No depreciation is charged on freehold land, although, in common with all long-lived assets, it is subject to impairment testing, if deemed appropriate.

Property, plant and equipment are periodically reviewed for impairment. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately through profit and loss to its recoverable amount.

Where the Group expects the carrying amount of assets held within property, plant and equipment to be recovered principally through a sale transaction in the short-term rather than through continuing use, these assets are classified as Held for sale.

(t) Intangibles

Goodwill

Goodwill, representing the excess of purchase consideration plus incidental expenses over the fair value of the identifiable net assets at the time of acquisition of an entity, is capitalised and recognised in the Balance Sheet.

Goodwill is reviewed annually for impairment at each reporting date, or more frequently if events or changes in circumstances indicate that it might be impaired. For the purposes of impairment testing, goodwill is allocated to cash-generating units or groups of units. A cash-generating unit is the smallest identifiable group of assets that generate independent cash flows. Goodwill is allocated by the Group to cash generating units or groups of units based on how goodwill is monitored by management.

An impairment loss is recognised for a cash-generating unit if the recoverable amount of the unit/group of units is less than the carrying amount of the unit/group of units.

The recoverable amount of the cash-generating units is calculated as the fair value less costs to sell, measured using readily available market data and assumptions. Impairment losses on goodwill are not subsequently reversed.

Gains and losses on the disposal of an entity are net of the carrying amount of the goodwill relating to the entity.

The acquired component of any excess of the net market value over net assets of the Group’s life insurance controlled entities is classified as goodwill.

Computer software costs

Where computer software costs are not integrally related to associated hardware, the Group recognises them as an intangible asset where they are clearly identifiable, can be reliably measured and it is probable they will lead to future economic benefits that the Group controls.

The Group carries capitalised software assets at cost less amortisation and any impairment losses.

These assets are amortised over their estimated useful lives on a straight-line basis which is usually three years.

Any impairment loss is recognised in the profit and loss when incurred.

Software maintenance costs are expensed as incurred.

Commonwealth Bank of Australia Annual Report (US Version) 2007   15

Notes to the Financial Statements

Note 1 Accounting Policies (continued)

Other Intangibles

Other intangibles comprise acquired management fee rights and customer lists where they are clearly identifiable, can be reliably measured and where it is probable they will lead to future economic benefits that the Group controls.

The Group carries capitalised management fee rights and customer lists at cost less amortisation and any impairment losses. These assets are either deemed to have indefinite lives and assessed annually for impairment, or are amortised over their estimated useful lives on a straight-line basis.

Any impairment loss is recognised in the profit and loss when incurred.

(u) Other Assets

Other assets include all other financial assets and include interest, fees and other unrealised income receivable, and securities sold not delivered. These assets are recorded at the cash value to be realised when settled.

The net surpluses or deficits that arise within defined benefit superannuation plans are recognised and disclosed separately in other assets and bills payable and other liabilities. As the Bank carries a net surplus, no funding of the Australian defined benefit superannuation plan is currently required, therefore the related income or expense has been treated as a non-cash item.

(v) Deposits from Customers

(i) Current accounting policy

Deposits and other public borrowings includes certificates of deposits, term deposits, savings deposits, cheque and other demand deposits, debentures and other funds raised publicly by borrowing corporations. They are initially recognised at fair value including directly attributable transaction costs and subsequently measured at amortised cost. Interest and yield related fees are recognised on an effective interest basis.

Where the Group has hedged deposits with derivative instruments, hedge accounting rules are applied (refer to Note 1 (ff) Derivative financial instruments).

(ii) Change in accounting policy

Prior to 1 July 2005 interest was recognised on an accrual basis. There was no substantial change in the carrying value of deposits and other public borrowings as a result of this change.

(w) Payables to other financial institutions

(i) Current accounting policy

Payables to other financial institutions include deposits, vostro balances and settlement account balances due to other banks. They are recognised at fair value including directly attributable transaction costs at inception.

Payables to other financial institutions are subsequently recognised at amortised cost. Interest and yield related fees are recognised using the effective interest method.

Where the Group has designated payables to other financial institutions as Liabilities at fair value through Income Statement, the changes in fair value are reported in profit and loss (refer Note 1 (x) Liabilities at fair value through Income Statement).

(ii) Change in accounting policy

Prior to 1 July 2005 payables to other financial institutions were carried at the gross value of the outstanding balance.

Prior to 1 July 2005 interest was recognised on an accrual basis. There was no substantial change in the carrying value of Payables to other financial institutions as a result of the above changes.

(x) Liabilities at fair value through Income Statement

Liabilities at fair value through Income Statement is a new class of financial liabilities applicable from 1 July 2005.

(i) Current accounting policy

The Group designates certain liabilities at fair value through Income Statement on origination where those liabilities are managed on a fair value basis. The liabilities are recognised on trade date at fair value and transaction costs are taken directly to profit and loss. Subsequent changes in fair value are recognised in profit and loss. For quoted liabilities, quoted offer prices are subsequently used to measure fair value. Quoted mid prices are used to measure liabilities with offsetting risk positions in a portfolio at fair value. For non-market quoted liabilities, subsequent fair values are determined using valuation techniques.

(ii) Change in accounting policy

Prior to 1 July 2005 Liabilities at fair value through Income Statement were predominantly classified as deposits from customers and debt issues at amortised cost.

(y) Income taxes

Income tax on the profit and loss for the period comprises current and deferred tax.

Income tax is recognised in profit and loss, except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the Balance Sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the Balance Sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the Balance Sheet date which are expected to apply when the deferred tax asset is realised or the deferred tax liability is settled.

A deferred tax asset is recognised only to the extent it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

The Commonwealth Bank of Australia Group elected to be taxed as a single entity under the tax consolidation system with effect from 1 July 2002.

Commonwealth Bank of Australia Annual Report (US Version) 2007       16

Notes to the Financial Statements

Note 1 Accounting Policies (continued)

The Bank has formally notified the Australian Taxation Office of its adoption of the tax consolidation regime. In addition to the Group electing to be taxed as a single entity under the tax consolidation regime, the measurement and disclosure of deferred tax assets and liabilities has been performed in accordance with the principles in AASB 112, and on a modified stand alone basis under UIG 1052.

Any current tax liabilities/assets (after the elimination of intra-Group transactions) and deferred tax assets arising from unused tax losses assumed by the Bank from the subsidiaries in the tax consolidated group are recognised in conjunction with any tax funding arrangement amounts (refer below).

Any difference between these amounts is recognised by the Bank as an equity contribution to or distribution from the subsidiary.

The Bank recognises deferred tax assets arising from unused tax losses of the tax-consolidated group to the extent it is probable that future taxable profits of the tax-consolidated group will be available against which the asset can be utilised.

Any subsequent period adjustments to deferred tax assets arising from unused tax losses assumed from subsidiaries are recognised by the Bank only.

The members of the tax-consolidated group have entered into a tax funding arrangement which sets out the funding obligations of members of the tax-consolidated group in respect of tax amounts.

(z) Employee benefits

Annual leave

The provision for annual leave represents the current outstanding liability to employees at Balance Sheet date.

Long service leave

The provision for long service leave is discounted to the present value, is subject to actuarial review and is maintained at a level that accords with actuarial advice.

Other employee benefits

The provision for other employee entitlements represents liabilities for staff housing loan benefits, a subsidy to a registered health fund with respect to retired and current employees, and employee incentives under employee share plans and bonus schemes.

The Group engages in equity settled share-based remuneration in respect of services received from certain of its employees. The fair value of the share-based remuneration which is to be settled with the Bank’s shares is calculated at grant date and amortised to profit and loss against the Equity Compensation Reserve over the vesting period, subject to service and performance conditions being met.

When allocating share-based payments, shares in the Bank are acquired on-market and held within a Trust. The shares held by the Trust are consolidated, reclassified as “Treasury Shares” and accounted for as a deduction from Share Capital. On settlement the shares are issued and recognised against the Equity Compensation Reserve.

Defined benefit superannuation plans

The Group currently sponsors two defined benefit superannuation plans for its employees. The assets and liabilities of these plans are legally held in separate trustee-administered funds. They are calculated separately for each plan by assessing the fair value of plan assets and deducting the amount of future benefit that employees have earned in return for their service in current and prior periods discounted to present value. The discount rate is the yield at Balance Sheet date on government securities which have terms to maturity approximating to the terms of the related liability. The defined benefit superannuation plan surpluses and/or deficits are calculated by fund actuaries. Contributions to all superannuation plans are made in accordance with the rules of the plans. As the Australian plan is in surplus, no funding is currently necessary.

Actuarial gains and losses related to defined benefit superannuation plans are directly recorded in Retained Profits. The net surpluses or deficits that arise within defined benefit superannuation plans are recognised and disclosed separately in Other assets and Bills payable and other liabilities.

An additional non-cash income or expense is recognised reflecting the accrual accounting charge to profit and loss associated with defined benefit superannuation plans.

Defined contribution superannuation plans

The Group sponsors a number of defined contribution superannuation plans. Certain plans permit employees to make contributions and earn matching or other contributions from the Group. The Group recognises contributions due in respect of the accounting period in the profit and loss. Any contributions unpaid at the Balance Sheet date are included as a liability.

(aa) Provisions

Provision for dividend

A provision for dividend payable is recognised when dividends are declared by the Directors.

Provisions for restructuring

Provisions for restructuring are recognised where there is a detailed formal plan for restructure and a demonstrated commitment to that plan.

Provision for self-insurance

The provision for self-insurance covers certain non-lending losses and non-transferred insurance risks. Actuarial reviews are carried out at regular intervals with provisioning effected in accordance with actuarial advice.

(bb) Debt issues

(i) Current accounting policy

Debt issues are short and long term debt issues of the Group including commercial paper, notes, term loans and medium term notes. Commercial paper, floating, fixed and structured debt issues are recorded at cost or amortised cost using the effective interest method.

Premiums, discounts and associated issue expenses are recognised using the effective interest method through profit and loss from the date of issue to ensure that securities attain their redemption values by maturity date.

Commonwealth Bank of Australia Annual Report (US Version) 2007       17

Notes to the Financial Statements

Note 1 Accounting Policies (continued)

Interest is recognised in profit and loss using the effective interest method. Any profits or losses arising from redemption prior to maturity are taken to profit and loss in the period in which they are realised.

Where the Group has designated debt instruments at Fair value through Income Statement, the changes in fair value are recognised in profit and loss (refer to Note 1 (x)) Liabilities at fair value through Income Statement.

Embedded derivatives with economic characteristics and risks that are not wholly related to the economic characteristics and notes of the host instruments are separated from the debt issues.

Hedging

The Group hedges interest rate and foreign currency risk on certain debt issues. When hedge accounting is applied to fixed rate debt issues, the carrying values are adjusted for changes in fair value related to the hedged risks rather than carried at amortised cost. Refer to Note 1 (ff) Derivative financial instruments.

(ii) Change in accounting policy

Prior to 1 July 2005 premiums, discounts and issue expenses were recognised on an accrual basis through the profit and loss.

The requirement to separate embedded derivatives from debt issues was applied from 1 July 2005.

(cc) Bills payable and other liabilities

(i) Current accounting policy

Bills payable and other liabilities includes interest, fees, defined benefit superannuation plan deficit, other unrealised expenses payable and securities purchased not delivered.

Any superannuation plan deficit is recorded in line with Note 1 (z) Employee benefits while the remaining liabilities are recorded at amortised cost using the effective interest method.

Where the Group has designated bills payable and other liabilities at fair value through Income Statement, the changes in fair value are reported in profit and loss (refer to Note 1 (x) Liabilities at fair value through Income Statement).

(ii) Change in accounting policy

Market revaluation of trading derivatives previously recorded in bills payable and other liabilities were reclassified to derivative financial instruments from 1 July 2005.

(dd) Loan capital

(i) Current accounting policy

Loan capital is debt issued by the Group with terms and conditions, such as being undated or subordinated, which qualify for inclusion as capital under APRA Prudential Standards. Loan capital debt issues are initially recorded at fair value plus directly attributable transaction costs. After initial recognition loan capital debt issues are measured at amortised cost using the effective interest method.

Interest inclusive of premiums, discounts and associated issue expenses are recognised in profit and loss using the effective interest method over the expected life of the instrument so that they attain their redemption values by maturity date. Any profits or losses arising from redemption prior to expected maturity are recognised in profit and loss in the period in which they are realised.

(ii) Change in accounting policy

Prior to 1 July 2005, certain hybrid financial instruments were previously classified as equity with the associated distributions reported as dividends paid. These are now classified as loan capital and the associated distributions reported as interest expense.

Interest, inclusive of premiums, discounts and associated issue expenses were previously recognised in profit and loss on a straight line basis.

(ee) Shareholders’ equity

Ordinary share capital is the amount of paid up capital from the issue of ordinary shares.

Treasury Shares are deducted from Ordinary share capital. Gains or losses on the reissue of Treasury Shares are recognised in Shareholders’ Equity within Retained Profits.

The movement between the acquisition and reissue price of Treasury Shares remains within Shareholders’ Equity.

The General Reserve is derived from revenue profits and is available for dividend payments except for undistributable profits in respect of the Group’s life insurance businesses.

The Capital Reserve is derived from capital profits (refer to Note 1 (s) Property, Plant and Equipment) and is available for dividend payments.

A General Reserve for Credit Losses has been appropriated from Retained Profits to comply with APRA’s prudential requirements.

From 1 July 2005 certain hybrid financial instruments previously recorded in Shareholders’ Equity were reclassified as Loan capital (refer to Note 1 (dd) Loan Capital).

(ff) Derivative financial instruments

(i) Current accounting policy

The Group has a significant volume of derivative financial instruments that include foreign exchange contracts, forward rate agreements, futures, options and interest rate, currency, equity and credit swaps.

Derivative financial instruments are used as part of the Group’s trading activities and to hedge certain assets and liabilities. Derivatives that do not meet the hedging criteria are classified as derivatives held for trading, or as other derivatives.

Changes in fair value of derivatives are recognised in the profit and loss unless designated within a cash flow hedging relationship.

Derivative financial instruments utilised for hedging relationships

The Group uses derivative instruments as part of its asset and liability management activities to manage exposures to interest rate, foreign currency and credit risks, including exposures arising from forecast transactions. Hedge accounting can be applied subject to certain rules for fair value hedges, cash flow hedges and hedges of foreign operations. Cash flow and fair value hedges are the predominant hedges applied by the Group. Swaps are the major financial instruments used in the Group’s hedging arrangements.

Commonwealth Bank of Australia Annual Report (US Version) 2007   18

Notes to the Financial Statements

Note 1 Accounting Policies (continued)

Swaps

Interest rate swap receipts and payments are accrued to profit and loss using the effective interest method as interest of the designated hedged item or class of items being hedged over the term for which the swap is effective as a hedge.

Similarly with cross currency swaps, interest rate receipts and payments are recognised on the same basis outlined in the previous paragraph. In addition, the initial principal flows are revalued to fair value at the current market exchange rate with revaluation gains and losses recognised in profit and loss against revaluation losses and gains of the underlying hedged item or class of items.

Fair value hedges

For fair value hedges, the change in fair value of the hedging derivative, and the hedged risk of the hedged item, is recognised immediately in the Income Statement within other operating income. If the fair value hedge relationship is terminated for reasons other than the derecognition of the hedged item, fair value hedge accounting ceases and, in the case of an interest bearing item, the fair value adjustment of the hedged item is amortised to profit and loss over the remaining term of the original hedge. If the hedged item is derecognised the unamortised fair value adjustment is recognised immediately in profit and loss.

Cash flow hedges

A fair valuation gain or loss associated with the effective portion of a derivative designated as a cash flow hedge is recognised initially in Shareholders’ Equity within the Cash Flow Hedge Reserve. Amounts in the Cash Flow Hedge Reserve are transferred to profit and loss when the cash flows on the hedged item are recognised in profit and loss. Gains and losses resulting from cash flow hedge ineffectiveness are recorded immediately in profit and loss.

A fair valuation gain or loss represents the amount by which changes in the fair value of the expected cash flow of the hedging derivative differ from the fair value of the changes (or expected changes) in the cash flow of the hedged item.

Where the hedged item is derecognised, the cumulative gain or loss is recognised immediately in profit and loss. If for reasons other than the derecognition of the hedged item, cash flow hedge accounting ceases, the cumulative gains or losses are amortised to profit and loss over the remaining term of the original hedge.

Net Investment Hedges

Hedges of net investments in overseas subsidiaries are accounted for in a manner similar to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised in the FCTR and the gain or loss relating to the ineffective portion is immediately recognised in profit and loss. Gains and losses accumulated in the FCTR are transferred to profit and loss when the overseas subsidiary is disposed of.

The Group initially recognises derivative financial instruments at the fair value of consideration given or received.

They are subsequently remeasured to fair value based on quoted market prices, or broker or dealer price quotations. Non market quoted instruments are subsequently valued using valuation techniques based on market conditions and risks existing at Balance Sheet date.

A positive revaluation amount of a contract is reported as an asset and a negative revaluation amount of a contract as a liability.

Embedded derivatives

A derivative may be embedded within a host contract. If the host contract is not already measured at fair value with changes in fair value reported in profit and loss, and where the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value.

(ii) Change in accounting policy

Prior to 1 July 2005, derivative assets and derivative liabilities were not recognised at fair value, fair value and cash flow hedge relationships were not applied, and embedded derivatives were not separately recognised.

(gg) Commitments to extend credit, letters of credit, guarantees, warranties and indemnities issued

(i) Current accounting policy

Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events, or present obligations where the transfer of economic benefit is uncertain or cannot be reliably measured. Contingent liabilities are not recognised, but are disclosed, unless they are remote.

Financial guarantees are given to banks, financial institutions and other bodies on behalf of customers to secure loans, overdrafts and other banking facilities, and to other parties in connection with the performance of customers under obligations related to contracts, advance payments made by other parties, tenders, retentions and the payment of import duties.

Financial guarantee contracts are initially recognised at fair value.

Subsequent to initial recognition, financial guarantees are measured at the higher of the initial measurement amount, less amortisation calculated to recognise fee income earned, and the best estimate of the expenditure required to settle any financial obligation at the Balance Sheet date.

Any increase in the liability relating to financial guarantees is recognised in profit and loss. Any liability remaining is recognised in profit and loss when the guarantee is discharged, cancelled or expires.

(ii) Change in accounting policy

Prior to 1 July 2005, credit related instruments (other than credit derivatives) were treated as contingent liabilities and not recognised until the Group was called upon to make a payment.

Fees received for providing these instruments were recognised in profit and loss over the life of the instrument and reflected in fees and commissions receivable.

(hh) Life Insurance Business

(i) Current accounting policy

The Group’s life insurance business is comprised of insurance contracts and investment contracts as defined by AASB 4.

Commonwealth Bank of Australia Annual Report (US Version) 2007   19

Notes to the Financial Statements

Note 1 Accounting Policies (continued)

Insurance contracts are accounted for in accordance with the requirements of AASB 1038. Investment contracts are accounted for as financial instruments with a separate management services element in accordance with AASB 118, 139 and 1038. Details are set out below.

All assets, liabilities, revenues, expenses and equity are included in the Financial Report irrespective of whether they are designated as relating to policyholders or to Shareholders.

All assets backing insurance liabilities are classified as Assets at fair value through Income Statement. They are measured at fair value based on quoted bid prices or using appropriate valuation techniques.

Life insurance contract liabilities are measured at the net present value of future receipts from and payments to policyholders using a risk free discount rate (or expected fund earning rate where benefits are contractually linked to the asset performance), and are calculated in accordance with the principles of Margin on Services (“MoS”) profit reporting as set out in Actuarial Standard AS 1.04: Valuation of Policy Liabilities issued by the Life Insurance Actuarial Standards Board.

Life investment contract liabilities are measured at fair value in accordance with AASB 139 as Liabilities at fair value through Income Statement.

Returns on all investments controlled by life insurance entities within the Group are recognised as revenues. Investments in the Group’s own equity instruments held within the life insurance statutory funds and other funds are treated as Treasury Shares in accordance with Note 1 (ee) Shareholders’ equity.

Initial entry fee income on investment contracts issued by life insurance entities is recognised up front where the Group provides financial advice. Other entry fees are deferred and recognised over the life of the underlying investment contract.

Participating benefits vested in relation to the financial year, other than transfers from unvested policyholder benefits liabilities, are recognised as expenses.

Reinsurance contracts entered into are recognised on a gross basis.

Premiums and Claims

Premiums and claims are separated on a product basis into their revenue, expense and change in liability components unless the separation is not practicable or the components cannot be reliably measured.

(i) Life insurance contracts

Premiums received for providing services and bearing risks are recognised as revenue. Premiums with a regular due date are recognised as revenue on a due and receivable basis. Premiums with no due date are recognised on a cash received basis. Insurance contract claims are recognised as an expense when a liability has been established.

(ii) Investment contracts

Premiums received include the fee portion of the premium recognised as revenue over the period the underlying service is provided and the deposit portion recognised as an increase in investment contract liabilities. Premiums with no due date are recognised on a cash received basis. Fees earned for managing the funds invested are recognised as revenue. Claims under investment contracts represent withdrawals of investment deposits and are recognised as a reduction in investment contract liabilities.

Life Insurance Liabilities and Profit

Life insurance contract policy liabilities are calculated in a way that allows for the systematic release of planned profit margins as services are provided to policyowners and the revenues relating to those services are received. Selected profit carriers including premiums and anticipated policy payments are used to determine profit recognition.

Investment assets are held in excess of those required to meet life insurance contract and investment contract liabilities. Investment earnings are directly influenced by market conditions and as such this component of profit varies from year to year.

Participating Policies

Life insurance contract policy liabilities attributable to participating policies include the value of future planned Shareholder profit margins and an allowance for future supportable bonuses.

The value of supportable bonuses and planned Shareholder profit margins account for all profit on participating policies based on best estimate assumptions.

Under the Margin on Services profit recognition methodology, the value of supportable bonuses and the Shareholder profit margin relating to a reporting year will emerge as planned profits in that year.

Life Insurance Contract Acquisition Costs

Acquisition costs for life insurance contracts include the fixed and variable costs of acquiring new business. These costs are effectively deferred through the determination of life insurance contract liabilities at the balance date to the extent that they are deemed recoverable from the expected future profits of an amount equivalent to the deferred cost.

Deferred acquisition costs are amortised over the expected life of the life insurance contract.

Life Investment Contract Acquisition Costs

Acquisition costs for investment contracts include the variable costs of acquiring new business. However, the deferral of investment contract acquisition costs is limited by the application of AASB 118 to the extent that only incremental transaction costs (for example commissions and volume bonuses) are deferred. The investment contract liability calculated in accordance with AASB 139 is no less than the contract surrender value.

Managed Fund Units on Issue – held by minority unitholders

The life insurance statutory funds and other funds include controlling interests in trusts and companies, and the total amounts of each underlying asset, liability, revenue and expense of the controlled entities are recognised in the consolidated Financial Statements.

When a controlled unit trust is consolidated, the share of the unit holder liability attributable to the Bank is eliminated but amounts due to external unitholders remain as liabilities in the consolidated Balance Sheet. The share of the net assets of controlled companies attributable to minority unit holders is disclosed separately on the Balance Sheet. In the Income Statement, the net profit or loss of the controlled entities relating to minority interests is removed before arriving at the net profit or loss attributable to Equity holders of the Bank.

Commonwealth Bank of Australia Annual Report (US Version) 2007      20

Notes to the Financial Statements

Note 1 Accounting Policies (continued)

(ii) Change in accounting policy applicable from 1 July 2005

(a) AASB 1038 requires income from investment contracts and insurance contracts sold by life insurance businesses to be disclosed separately.

(b) From 1 July 2005, the actuarial calculation of some insurance contract liabilities was affected by a change in the determination of the discount rate.

(c) Certain acquisition costs related to investment contracts which were deferred under previous AGAAP were no longer deferred from 1 July 2005.

(d) Since 1 July 2005 the minority interests in controlled unit trusts of the life insurance companies no longer qualify as equity. As a result, from 1 July 2005 the Group reclassified outside equity interests in life insurance statutory funds and other funds as liabilities.

(e) Initial entry fee income on investment contracts issued by life insurance entities is recognised up front where the Group provides financial advice. Other entry fees are deferred over the life of the underlying investment contract.

(f) AASB 1038 requires separate disclosure of investment contract and insurance contract liabilities.

(ii) Asset Securitisation

The Group conducts an asset securitisation program through which it packages and sells assets as securities to investors. The Group is entitled to any residual income of the program after all payments due to investors and costs of the program have been met. Therefore the Group is considered to hold the majority of the residual risks and benefits within the entities through which asset securitisation is conducted and so it consolidates these entities.

Liabilities associated with asset securitisation entities and related issue costs are accounted for on an amortised cost basis using the effective interest method. Interest rate swaps and liquidity facilities are provided at arm’s length to the program by the Group in accordance with APRA Prudential Guidelines.

Derivatives return the risks and rewards of ownership of the securitised assets to the Bank and consequently the Bank cannot derecognise these assets. An imputed liability is recognised inclusive of the derivative and any related fees.

For further details on the treatment of securitisation entities, refer to Note 1 (c) Consolidation.

(jj) Fiduciary activities

The Bank and designated controlled entities act as Responsible Entity, Trustee and/or Manager for a number of Wholesale, Superannuation and Investment Funds, Trusts and Approved Deposit Funds.

The assets and liabilities of these Trusts and Funds are not included in the consolidated Financial Statements as the Group does not have direct or indirect control of the Trusts and Funds. Commissions and fees earned in respect of the activities are included in the Income Statement of the Group.

(kk) Comparative figures

Where necessary, comparative figures have been adjusted to conform with changes in presentation in these Financial Statements.

As discussed in note 1 (a) and (b) the 2005 comparative figures have not been restated in relation to AASB 132 Financial Instruments: Disclosure and Presentation, AASB 139 Financial Instruments: Recognition and Measurement, AASB 4 Insurance Contracts, AASB 1023 General Insurance Contracts and AASB 1038 Life Insurance Contracts. These standards have not been applied against 2005 comparative information in line with the exemption provided by AASB 1 First-time adoption of Australian Equivalents to International Financial Reporting Standards.

The Group has applied its previous AGAAP in preparing the 2005 comparative information within the scope of the above standards.

(ll) Roundings

The amounts contained in this Financial Report and the Financial Statements are presented in Australian Dollars and have been rounded to the nearest million dollars unless otherwise stated, under the option available to the company under ASIC Class Order 98/100 (as amended by ASIC Class Order 04/667).

(mm) Critical Accounting Policies and Estimates

These Notes to the Financial Statements contain a summary of the Group’s significant accounting policies. Certain of these policies are considered to be more important in the determination of the Group’s financial position, since they require management to make difficult, complex or subjective judgements, some of which may relate to matters that are inherently uncertain. These decisions are reviewed by a Committee of the Board.

These policies include judgements as to levels of provisions for impairment for loan balances, actuarial assumptions in determining life insurance policy liabilities and determining whether certain entities should be consolidated. An explanation of these policies and the related judgements and estimates involved is set out below.

Provisions for Impairment

Provisions for impairment are recognised where there is objective evidence of impairment and at an amount adequate to cover assessed credit related losses.

Credit losses arise primarily from loans but also from other credit instruments such as bank acceptances, contingent liabilities, financial instruments and investments and assets acquired through security enforcement.

Individually Assessed Provisions

Individually assessed provisions are raised where there is objective evidence of impairment and full recovery of principal is considered doubtful.

Commonwealth Bank of Australia Annual Report (US Version) 2007   21

Notes to the Financial Statements

Note 1 Accounting Policies (continued)

Individually assessed provisions are made against individual facilities in the credit risk rated managed segment where exposure aggregates to $250,000 or more, and a loss of $10,000 or more is expected. The provisions are established based primarily on estimates of the realisable (fair) value of collateral taken and are measured as the difference between a financial asset’s carrying amount and the present value of the expected future cash flows (excluding future credit losses that have not been incurred), discounted at the financial asset’s original effective interest rate. Short term balances are not discounted.

Individually assessed provisions (in bulk) are also made against statistically managed segments to cover facilities which are not well secured and past due 180 days or more, against the credit risk rated segment for exposures aggregating to less than $250,000 and 90 days or more past due, and against credit risks identified in specific segments in the credit risk rated portfolio. These provisions are derived primarily by reference to historical ratios of write-offs to balances in default.

Individually assessed provisions are provided for from the collective provision.

Collective Provision

All other loans and advances that do not have an individually assessed provision are assessed collectively for impairment.

The collective provision is maintained to reduce the carrying amount of portfolios of similar loans and advances to their estimated recoverable amounts at the Balance Sheet date.

The evaluation process is subject to a series of estimates and judgements.

In the credit risk rated segment, the risk rating system, including the frequency of default and loss given default rates, loss history, and the size, structure and diversity of individual credits are considered. Current developments in portfolios (industry, geographic and term) are reviewed.

In the retail statistically managed segment the history of defaults and losses, and the size, structure and diversity of portfolios are considered.

In addition management considers overall indicators of portfolio performance, quality and economic conditions.

Changes in these estimates could have a direct impact on the level of provision determined.

The amount required to bring the collective provision to the level assessed is recognised in profit and loss as set out in Note 14 Provision for Impairment.

Life Insurance Policyholder Liabilities

Life insurance policyholder liabilities are accounted for under AASB 1038: Life Insurance Business. A significant area of judgement is in the determination of policyholder liabilities, which involve actuarial assumptions.

The areas of judgement where key actuarial assumptions are made in the determination of policyholder liabilities are:

• Business assumptions including:

•  Amount, timing and duration of claims/policy payments;

•  Policy lapse rates; and

•  Acquisition and long term maintenance expense levels;

•	Long term economic assumptions for discount and interest rates, inflation rates and market earnings rates; and
•	Selection of methodology, either projection or accumulation method. The selection of the method is generally governed by the product type.

The determination of assumptions relies on making judgements on variances from long-term assumptions. Where experience differs from long term assumptions:

•	Recent results may be a statistical aberration; or
•	There may be a commencement of a new paradigm requiring a change in long term assumptions.

The Group’s actuaries arrive at conclusions regarding the statistical analysis using their experience and judgement.

Additional information on the accounting policy is set out in Note 1 (hh) Life Insurance Business, and Note 38 Life Insurance Business details the key actuarial assumptions.

Consolidation of Special Purpose Entities

The Group assesses whether a special purpose entity should be consolidated based on the risks and rewards of each entity and whether the majority pass to the Group. Such assessments are predominately required in the context of the Group’s securitisation program and structured transactions.

Commonwealth Bank of Australia Annual Report (US Version) 2007   22

Notes to the Financial Statements

Note 2 Profit
Profit before income tax has been determined as follows:
	Group			Bank
	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Interest Income
Loans	20,778	17,304	14,846	16,715	13,739
Other financial institutions	470	333	229	506	319
Cash and liquid assets (1)	419	287	198	327	271
Assets at fair value through Income Statement (1)	1,470	1,149	785	1,072	796
Available-for-sale investments	725	685	-	597	241
Investment securities	-	-	723	-	-
Controlled entities	-	-	-	851	661
Total Interest Income	23,862	19,758	16,781	20,068	16,027

Interest Expense
Deposits (1)	9,027	7,385	7,063	8,570	6,663
Other financial institutions	674	475	257	653	433
Liabilities at fair value through Income Statement (1)	1,229	1,013	-	209	371
Debt issues	5,183	3,795	3,084	3,409	2,398
Controlled entities	-	-	-	1,400	854
Loan capital (1)	713	576	351	675	586
Total Interest Expense	16,826	13,244	10,755	14,916	11,305
Net Interest Income	7,036	6,514	6,026	5,152	4,722

Other Operating Income
Lending fees	896	800	733	833	714
Commission and other fees	1,729	1,635	1,545	1,344	1,330
Trading income	555	505	440	492	498
Net gains and (losses) on disposal of non-trading instruments	147	45	(13)	128	31
Other financial instruments (including non-trading derivatives)	(110)	(79)	-	(232)	333
Dividends – Controlled entities	-	-	-	1,879	2,078
Dividends – Other	3	4	3	3	2
Net (losses) and gains on sale of property, plant and equipment	(15)	4	4	(15)	(1)
Funds management and investment contracts income	1,971	1,623	1,332	-	-
Insurance contracts income	1,043	1,113	1,075	-	-
Other	136	122	133	1,090	555
Total Other Operating Income	6,355	5,772	5,252	5,522	5,540
Total Net Operating Income	13,391	12,286	11,278	10,674	10,262

Loan Impairment Expense (Note 14)	434	398	322	390	380

(1) During the current year, certain balances and associated interest amounts have been reclassified between categories. Further information on the specific nature of each reclassification is provided in Note 4 Average Balances and Related Interest. Prior periods have been restated on a consistent basis.

Commonwealth Bank of Australia Annual Report (US Version) 2007       23

Notes to the Financial Statements

Note 2 Profit (continued)
	Group			Bank
	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Staff Expenses
Salaries and wages	2,746	2,419	2,274	2,059	1,872
Share-based remuneration	89	39	74	89	39
Superannuation contributions	8	8	7	(27)	(14)
Provisions for employee entitlements	61	66	67	54	59
Payroll tax	139	123	115	114	111
Fringe benefits tax	34	34	32	31	30
Other staff expenses	152	134	104	73	31
Comparable business	3,229	2,823	2,673	2,393	2,128
Which new Bank	-	-	50	-	-
Total Staff Expenses	3,229	2,823	2,723	2,393	2,128

Occupancy and Equipment Expenses
Operating lease rentals	367	338	331	312	284
Depreciation:
Buildings	22	22	21	21	21
Leasehold improvements	59	56	58	47	46
Equipment	73	64	63	43	38
Operating lease assets	22	9	8	12	-
Repairs and maintenance	71	73	71	64	67
Other	74	59	61	42	32
Comparable business	688	621	613	541	488
Which new Bank	-	-	13	-	-
Total Occupancy and Equipment Expenses	688	621	626	541	488

Information Technology Services
Application maintenance and development	304	364	331	286	332
Data processing	206	227	248	175	200
Desktop	119	137	150	119	134
Communications	192	201	204	165	173
Amortisation of software assets	62	43	17	59	36
IT equipment depreciation	24	13	6	24	13
Comparable business	907	985	956	828	888
Which new Bank	-	-	52	-	-
Total Information Technology Services	907	985	1,008	828	888

Other Expenses
Postage	109	118	112	94	104
Stationery	104	98	108	77	74
Fees and commissions	691	636	614	498	406
Advertising, marketing and loyalty	326	307	288	259	249
Amortisation of other intangible assets (excluding software)	8	6	3	-	-
Non-lending losses	97	116	103	91	110
Other	268	284	249	101	157
Comparable business	1,603	1,565	1,477	1,120	1,100
Which new Bank	-	-	35	-	-
Total Other Expenses	1,603	1,565	1,512	1,120	1,100

Comparable business	6,427	5,994	5,719	4,882	4,604
Which new Bank	-	-	150	-	-
Total Operating Expenses	6,427	5,994	5,869	4,882	4,604
Defined benefit superannuation plan income/(expense)	8	(35)	(75)	8	(35)
Profit before income tax	6,538	5,859	5,012	5,410	5,243

Commonwealth Bank of Australia Annual Report (US Version) 2007    24

Notes to the Financial Statements

Note 3 Income
	Group			Bank
	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Bankingr
Interest income	23,862	19,758	16,781	20,068	16,027
Fees and commissions	2,625	2,435	2,278	2,177	2,044
Trading income	555	505	440	492	498
Net gains and (losses) on disposal of non-trading instruments	147	45	(13)	128	31
Net gains and (losses) on other financial instruments (including non-trading derivatives)	(110)	(79)	-	(232)	333
Dividends	3	4	3	1,882	2,080
Net (losses) and gains on sale of property, plant and equipment	(15)	4	4	(15)	(1)
Other income	136	122	132	1,090	555
	27,203	22,794	19,625	25,590	21,567
Funds Management, Investment and Insurance contracts
Funds management and investment contract income including premiums	1,871	1,589	1,247	-	-
Insurance contract premiums and related income	1,117	1,052	1,132	-	-
Investment income (1)	2,978	3,129	3,142	-	-
	5,966	5,770	5,521	-	-
Total income	33,169	28,564	25,146	25,590	21,567

(1) Includes goodwill impairment of Avanteos investment of $40 million in the year to 30 June 2007 (2006: Profit on sale of the Hong Kong Insurance Business of $145 million and goodwill impairment on Symetry investment of $21 million).

Commonwealth Bank of Australia Annual Report (US Version) 2007   25

Notes to the Financial Statements

Note 4 Average Balances and Related Interest

The following table lists the major categories of interest earning assets and interest bearing liabilities of the Group together with the respective interest earned or paid and the average interest rate for each of the years ended 30 June 2007, 30 June 2006 and 30 June 2005. Averages used were predominately daily averages. Interest is accounted for based on product yield, while all trading gains and losses are disclosed as Trading income within Other banking income.

Where assets or liabilities are hedged, the amounts are shown net of the hedge, however individual items not separately hedged may be affected by movements in exchange rates.

The overseas component comprises overseas branches of the Bank and overseas domiciled controlled entities.

Non-accrual loans were included in interest earning assets under Loans, Advances and Other receivables.

The official cash rate in Australia increased by 50 basis points during the year while rates in New Zealand increased by a total of 75 basis points.

In the current year, certain interest income and expense items have been reallocated across the average Balance Sheet line items to better reflect the underlying changes in yield. This reallocation is necessary due to the impact of AIFRS hedge accounting and financial instrument reclassifications. The average Balance Sheet for the year ended 30 June 2006 has been restated on a consistent basis.

	2007			2006			2005
Average Interest Earning Assets and Income	Average Balance $M	Interest $M	Average Rate %	Average Balance $M	Interest $M	Average Rate %	Average Balance $M	Interest $M	Average Rate %
Cash and liquid assets
Australia	4,665	258	5. 5	3,581	221	6. 2	3,716	178	4. 8
Overseas (1)	2,828	161	5. 7	1,442	66	4. 6	1,215	29	2. 4
Receivables due from other financial institutions
Australia	3,801	179	4. 7	3,016	145	4. 8	2,394	61	2. 5
Overseas	4,604	291	6. 3	4,007	188	4. 7	3,791	168	4. 4
Assets at fair value through Income Statement – Trading
Australia	15,466	1,054	6. 8	12,161	725	6. 0	11,535	603	5. 2
Overseas (2)	3,169	284	9. 0	3,388	262	7. 7	3,850	182	4. 7
Assets at fair value through Income Statement – Other
Australia	431	29	6. 7	355	22	6. 2	-	-	-
Overseas (1) (2)	2,418	103	4. 3	2,707	140	5. 2	-	-	-
Investment securities
Australia	-	-	-	-	-	-	4,375	296	6. 8
Overseas	-	-	-	-	-	-	8,400	418	5. 0
Available-for-sale investments
Australia	5,645	335	5. 9	5,010	349	7. 0	-	-	-
Overseas	6,944	390	5. 6	6,508	336	5. 2	-	-	-
Loans, advances and other receivables
Australia	217,128	16,066	7. 4	192,086	13,527	7. 0	171,249	11,822	6. 9
Overseas	48,949	3,703	7. 6	40,537	3,012	7. 4	34,183	2,427	7. 1
Intragroup loans
Australia	-	-	-	-	-	-	-	-	-
Overseas	8,199	404	4. 9	9,623	338	3. 5	5,793	92	1. 6
Average interest earning assets and interest income including intragroup	324,247	23,257	7. 2	284,421	19,331	6. 8	250,501	16,276	6. 5
Intragroup eliminations	(8,199)	(404)	4. 9	(9,623)	(338)	3. 5	(5,793)	(92)	1. 6
Total average interest earning assets and interest income	316,048	22,853	7. 2	274,798	18,993	6. 9	244,708	16,184	6. 6
Securitisation Home Loan Assets	13,344	1,009	7. 6	10,887	765	7. 0	8,568	597	7. 0

(1) During the current year, certain ASB Bank overnight settlement account balances and associated interest income were reclassified from Assets at fair value through Income Statement to Cash and liquid assets. Prior periods have been restated on a consistent basis.

(2) During the current year, product mapping of certain ASB Bank balances and interest income amounts were amended to align more closely with the Bank. Prior periods have been restated on a consistent basis.

 Commonwealth Bank of Australia Annual Report (US Version) 2007    26

Notes to the Financial Statements

Note 4 Average Balances and Related Interest (continued)

	2007	2006	2005
Average Non-Interest Earning Assets	Average Balance $M	Average Balance $M	Average Balance $M
Bank acceptances
Australia	18,779	18,014	16,263
Overseas	-	-	-
Assets at fair value through Income Statement - Insurance
Australia	19,352	20,529	22,929
Overseas	2,680	3,468	4,542
Property, plant and equipment
Australia	1,075	978	893
Overseas	165	158	144
Other assets
Australia	20,619	20,699	23,822
Overseas	5,675	5,113	3,303
Provisions for impairment
Australia	(1,132)	(1,144)	(1,430)
Overseas	(96)	(86)	(142)
Total average non-interest earning assets		67,117	67,729
Total average assets	396,509	353,414	323,600
Percentage of total average assets applicable to overseas operations (%)	19. 5	19. 0	18. 3
Equity to Assets Ratio (1)	6.7%	6.2%	6.8%

 (1) Calculated as average equity divided by average total assets.

Commonwealth Bank of Australia Annual Report (US Version) 2007    27

Notes to the Financial Statements

Note 4 Average Balances and Related Interest (continued)
	2007			2006			2005
Average Interest Bearing Liabilities and Loan Capital and Interest Expense	Average Balance $M	Interest $M	Average Rate %	Average Balance $M	Interest $M	Average Rate %	Average Balance $M	Interest $M	Average Rate %
Time deposits
Australia	67,186	4,085	6. 1	60,725	3,533	5. 8	61,826	3,183	5. 1
Overseas (1)	18,406	1,072	5. 8	15,732	932	5. 9	17,716	1,356	7. 7
Savings deposits
Australia	38,550	1,016	2. 6	31,832	603	1. 9	31,304	586	1. 9
Overseas (1)	4,703	313	6. 7	3,632	222	6. 1	2,489	105	4. 2
Other demand deposits
Australia	48,337	2,314	4. 8	44,544	1,905	4. 3	41,235	1,653	4. 0
Overseas (1) (2)	3,563	227	6. 4	3,602	190	5. 3	5,297	180	3. 4
Payables due to other financial institutions
Australia	2,627	153	5. 8	1,982	119	6. 0	1,707	50	2. 9
Overseas	9,724	521	5. 4	7,649	356	4. 7	6,292	207	3. 3
Liabilities at fair value through Income Statement
Australia	3,881	284	7. 3	2,038	192	9. 4	-	-	-
Overseas (1)	14,170	945	6. 7	13,266	821	6. 2	-	-	-
Debt issues
Australia	57,403	3,417	6. 0	46,315	2,547	5. 5	34,853	2,095	6. 0
Overseas	15,977	872	5. 5	14,603	577	4. 0	16,540	462	2. 8
Loan capital
Australia	8,358	559	6. 7	7,936	450	5. 7	5,566	321	5. 8
Overseas (2)	1,907	154	8. 1	1,244	126	10. 1	772	30	3. 9
Intragroup borrowings
Australia	8,199	404	4. 9	9,623	338	3. 5	5,793	92	1. 6
Overseas	-	-	-	-	-	-	-	-	-
Average interest bearing liabilities and loan capital and interest expense including intragroup	302,991	16,336	5. 4	264,723	12,911	4. 9	231,390	10,320	4. 5
Intragroup eliminations	(8,199)	(404)	4. 9	(9,623)	(338)	3. 5	(5,793)	(92)	1. 6
Total average interest bearing liabilities and loan capital and interest expense	294,792	15,932	5. 4	255,100	12,573	4. 9	225,597	10,228	4. 5
Securitisation Debt Issues	13,861	894	6. 4	11,541	671	5. 8	9,911	527	5. 3

Non-Interest Bearing Liabilities	Average Balance $M			Average Balance $M			Average Balance $M
Deposits not bearing interest
Australia	5,896			5,797			5,512
Overseas	1,473			1,170			1,121
Liabilities on Bank acceptances
Australia	18,779			18,014			16,263
Overseas	-			-			-
Insurance policy liabilities
Australia	20,100			20,731			20,732
Overseas	2,344			3,040			3,900
Other liabilities
Australia	9,107			11,476			14,607
Overseas	7,399			4,552			3,927
Total average non-interest bearing liabilities	65,098			64,780			66,062
Total average liabilities and loan capital	373,751			331,421			301,570
Shareholders’ Equity	22,758			21,993			22,030
Total average liabilities, loan capital and Shareholders’ Equity	396,509			353,414			323,600
Percentage of total average liabilities and Loan Capital applicable to overseas operations (%)	21. 3			20. 7			19. 3

(1) During the current year, product mapping of certain ASB account balances and associated interest expense were amended to align more closely with the Bank. Prior periods have been restated on a consistent basis.

(2) During the current year, the impact on yield of economic hedges of Loan capital has been reclassified to the Other demand deposits category.

Commonwealth Bank of Australia Report lodgement for US Investors  28

 Notes to the Financial Statements

Note 4 Average Balances and Related Interest (continued)
	2007			2006			2005
Net Interest Margin	Avg Bal $M	Income $M	Yield %	Avg Bal $M	Income $M	Yield %	Avg Bal $M	Income $M	Yield %
Total interest earning assets excluding securitisation	316,048	22,853	7. 23	274,798	18,993	6. 91	244,708	16,184	6. 61
Total interest bearing liabilities excluding securitisation	294,792	15,932	5. 40	255,100	12,573	4. 93	225,597	10,228	4. 53
Net interest income & interest spread (excluding securitisation)		6,921	1. 83		6,420	1. 98		5,956	2. 08
Benefit of free funds			0. 36			0. 36			0. 35
Net interest margin			2. 19			2. 34			2. 43

Geographical analysis of key categories
Full Year Ended
	2007			2006			2005
	Avg Bal $M	Income $M	Yield %	Avg Bal $M	Income $M	Yield %	Avg Bal $M	Income $M	Yield %
Loans, Advances and Other Receivables
Australia	217,128	16,066	7. 40	192,086	13,527	7. 04	171,249	11,822	6. 90
Overseas	48,949	3,703	7. 57	40,537	3,012	7. 43	34,183	2,427	7. 10
Total	266,077	19,769	7. 43	232,623	16,539	7. 11	205,432	14,249	6. 94

Non-lending Interest Earning Assets
Australia	30,008	1,855	6. 18	24,123	1,462	6. 06	22,020	1,138	5. 17
Overseas	19,963	1,229	6. 16	18,052	992	5. 50	17,256	797	4. 62
Total	49,971	3,084	6. 17	42,175	2,454	5. 82	39,276	1,935	4. 93

Interest Bearing Deposits
Australia	154,073	7,415	4. 81	137,101	6,041	4. 41	134,365	5,422	4. 04
Overseas (1)	26,672	1,612	6. 04	22,966	1,344	5. 85	25,502	1,641	6. 43
Total	180,745	9,027	4. 99	160,067	7,385	4. 61	159,867	7,063	4. 42

Other Interest Bearing Liabilities
Australia	72,269	4,413	6. 11	58,271	3,308	5. 68	42,126	2,466	5. 85
Overseas (1)	41,778	2,492	5. 96	36,762	1,880	5. 11	23,604	699	2. 96
Total	114,047	6,905	6. 05	95,033	5,188	5. 46	65,730	3,165	4. 82

(1) During the current year, the impact on yield of economic hedges of Loan capital has been reclassified to the Other demand deposits category.

The overseas component comprises overseas branches of the Bank and overseas domiciled controlled entities. Overseas intragroup borrowings have been adjusted into the interest spread and margin calculations to more appropriately reflect the overseas cost of funds. Non–accrual loans were included in interest earning assets under loans, advances and other receivables.

In calculating net interest margin, assets, liabilities, interest income and interest expense related to securitisation vehicles have been excluded. This has been done to more accurately reflect the Group’s underlying net margin.

Year Ended
Change in Net Interest Income	2007 vs 2006 Increase/(Decrease) $M
Due to changes in average volume of interest earning assets and interest bearing liabilities	934
Due to changes in interest margin	(433)
Change in net interest income	501

Commonwealth Bank of Australia Report lodgement for US Investors   29

 Notes to the Financial Statements

Note 4 Average Balances and Related Interest (continued)
	June 2007 vs June 2006			June 2006 vs June 2005
Changes in Net Interest Income: Volume and Rate Analysis	Volume $M	Rate $M	Total $M	Volume $M	Rate $M	Total $M
Interest Earning Assets
Cash and liquid assets
Australia	63	(26)	37	(7)	50	43
Overseas (1)	71	24	95	8	29	37
Receivables due from other financial institutions
Australia	37	(3)	34	23	61	84
Overseas	33	70	103	10	10	20
Assets at fair value through Income Statement - Trading
Australia	211	118	329	35	87	122
Overseas (2)	(18)	40	22	(29)	109	80
Assets at fair value through Income Statement - Other
Australia	5	2	7	11	11	22
Overseas (1) (2)	(14)	(23)	(37)	71	69	140
Investment securities
Australia	-	-	-	(148)	(148)	(296)
Overseas	-	-	-	(208)	(210)	(418)
Available-for-sale investments
Australia	41	(55)	(14)	174	175	349
Overseas	23	31	54	168	168	336
Loans, advances and other receivables
Australia	1,808	731	2,539	1,453	252	1,705
Overseas	631	60	691	462	123	585
Intragroup loans
Australia	-	-	-	-	-	-
Overseas	(60)	126	66	98	148	246
Changes in interest income including intragroup	2,782	1,144	3,926	2,255	800	3,055
Intragroup eliminations	60	(126)	(66)	(98)	(148)	(246)
Changes in interest income	2,917	943	3,860	2,035	774	2,809
Securitisation home loan assets	179	65	244	162	6	168

Interest Bearing Liabilities and Loan Capital
Time deposits
Australia	384	168	552	(60)	410	350
Overseas (3)	157	(17)	140	(135)	(289)	(424)
Savings deposits
Australia	152	261	413	10	7	17
Overseas (3)	68	23	91	59	58	117
Other demand deposits
Australia	172	237	409	137	115	252
Overseas (3) (4)	(2)	39	37	(74)	84	10
Payables due to other financial institutions
Australia	38	(4)	34	12	57	69
Overseas	104	61	165	54	95	149
Liabilities at fair value through Income Statement
Australia	154	(62)	92	96	96	192
Overseas (3)	58	66	124	411	410	821
Debt issues
Australia	635	235	870	660	(208)	452
Overseas	65	230	295	(65)	180	115
Loan capital
Australia	26	83	109	136	(7)	129
Overseas (4)	60	(32)	28	33	63	96
Intragroup borrowings
Australia	(60)	126	66	98	148	246
Overseas	-	-	-	-	-	-
Changes in interest expense including intragroup	1,965	1,460	3,425	1,556	1,035	2,591
Intragroup eliminations	60	(126)	(66)	(98)	(148)	(246)
Changes in interest expense	2,051	1,308	3,359	1,396	949	2,345
Changes in net interest income	934	(433)	501	718	(254)	464
Securitisation debt issues	142	81	223	91	53	144

(1) During the current year, certain ASB Bank overnight settlement account balances and associated interest income were reclassified from Assets at fair value through Income Statement to Cash and liquid assets. Prior periods have been restated on a consistent basis.

(2) During the current year, product mapping of certain ASB Bank balances and interest income amounts were amended to align more closely with the Bank. Prior periods have been restated on a consistent basis.

(3) During the current year, product mapping of certain ASB account balances and associated interest expense were amended to align more closely with the Bank. Prior periods have been restated on a consistent basis.

(4) During the current year, the impact on yield of economic hedges of Loan capital has been reclassified to the Other demand deposits category.

Commonwealth Bank of Australia Report lodgement for US Investors    30

 Notes to the Financial Statements

Note 4 Average Balances and Related Interest (continued)
Changes in Net Interest Income: Volume and Rate Analysis

The preceding table shows the movement in interest income and expense due to changes in volume and changes in interest rates. Volume variances reflect the change in interest from the prior year due to movement in the average balance. Rate variance reflects the change in interest from the prior year due to changes in interest rates.

Volume and rate variance for total interest earning assets and liabilities have been calculated separately (rather than being the sum of the individual categories).

Geographical analysis of key categories	2007%	2006%	2005%
Australia
Interest spread (1)	2. 04	2. 21	2. 33
Benefit of net free liabilities, provisions and equity (2)	0. 26	0. 24	0. 25
Net interest margin (3)	2. 30	2. 45	2. 58

Overseas
Interest spread (1)	0. 92	0. 97	1. 03
Benefit of net free liabilities, provisions and equity (2)	0. 68	0. 67	0. 68
Net interest margin (3)	1. 60	1. 64	1. 71

Group
Interest spread (1)	1. 83	1. 98	2. 08
Benefit of net free liabilities, provisions and equity (2)	0. 36	0. 36	0. 35
Net interest margin (3)	2. 19	2. 34	2. 43

(1) Difference between the average interest rate earned and the average interest rate paid on funds.

(2) A portion of the Group’s interest earning assets is funded by net interest free liabilities and Shareholders’ Equity. The benefit to the Group of these interest free funds is the amount it would cost to replace them at the average cost of funds.

(3) Net interest income divided by average interest earning assets for the year.

Commonwealth Bank of Australia Report lodgement for US Investors    31

 Notes to the Financial Statements

Note 5 Income Tax Expense
	Group			Bank
	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Profit from ordinary activities before Income Tax
Banking	5,146	4,594	4,057	5,403	5,278
Funds management	805	643	508	-	-
Insurance	579	657	522	-	-
Defined benefit superannuation plan expense	8	(35)	(75)	8	(35)
	6,538	5,859	5,012	5,411	5,243
Prima Facie Income Tax at 30%
Banking	1,544	1,378	1,217	1,621	1,584
Funds management	241	193	153	-	-
Insurance	174	197	157	-	-
Defined benefit superannuation plan expense	3	(11)	(23)	2	(11)
	1,962	1,757	1,504	1,623	1,573

Tax effect of expenses that are non-deductible/income non-assessable in determining taxable profit:

Current period
Taxation offsets and other dividend adjustments (1)	(55)	(57)	(48)	(556)	(615)
Tax adjustment referable to policyholder income	186	232	160	-	-
Non–assessable gains	-	(43)	-	-	-
Tax losses recognised	(24)	(35)	(9)	(20)	(14)
Tax losses assumed by the Bank under UIG 1052	-	-	-	(85)	-
Difference in overseas and offshore banking unit tax rates (2)	(43)	(13)	(3)	(36)	(17)
Other (3)	35	44	(2)	(2)	49
	99	128	98	(699)	(597)
Prior periods
Other	(20)	15	-	9	-
Total income tax expense	2,041	1,900	1,602	933	976

Income Tax Attributable to Profit from ordinary activities
Banking	1,423	1,328	1,197	933	976
Funds management	215	139	88	-	-
Insurance	137	102	89	-	-
Corporate tax expense	1,775	1,569	1,374	933	976
Policyholder tax expense	266	331	228	-	-
Total income tax expense	2,041	1,900	1,602	933	976

	%	%	%	%	%
Effective Tax Rate
Total – corporate	28. 3	28. 4	28. 7	17. 2	18. 6
Banking – corporate	27. 6	29. 1	30. 1	17. 2	18. 6
Funds management – corporate	34. 1	30. 8	21. 8	-	-
Insurance – corporate	28. 1	19. 7	22. 4	-	-

	$M	$M	$M	$M	$M
Recognised in the Income Statement
Australia
Current tax expense	2,209	1,366	1,403	1,322	655
Deferred tax expense/(benefit)	(390)	382	(5)	(392)	318
Total Australia	1,819	1,748	1,398	930	973
Overseas
Current tax expenses	141	114	175	3	3
Deferred tax expense	81	38	29	-	-
Total Overseas	222	152	204	3	3
Total income tax expense	2,041	1,900	1,602	933	976

(1) During the current year exempt and concessionally taxed dividends received by overseas entities have been included in taxation offsets and other dividend adjustments. Prior periods have been restated on a consistent basis.

(2) During the current year tax rate differences in foreign jurisdictions and the Australian offshore banking unit have been separately disclosed. Prior periods have been restated on a consistent basis.

(3) 2005 comparatives have been restated to include life insurance transitional fee relief.

The share of associates’ income tax expense included in total income tax expense in Income Statement is $17 million for 2007 (2006: $1 million, 2005: $2 million).

Commonwealth Bank of Australia Report lodgement for US Investors  32

 Notes to the Financial Statements

Note 5 Income Tax Expense (continued)
	Group			Bank
	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
The significant temporary differences are as follows (1):
Deferred tax assets arising from:
Provision for employee benefits	288	261	261	262	245
Provisions for impairment on loans, advances and other receivables	371	350	431	326	341
Other provisions not tax deductible until expense incurred	136	146	112	107	85
Recognised value of tax losses carried forward	8	9	-	8	9
Financial instruments	170	195	153	156	62
Other	316	297	133	118	209
Set off of tax	(367)	(608)	(439)	(312)	(559)
Total deferred tax assets	922	650	651	665	392
Deferred tax liabilities arising from:
Property asset revaluations	55	29	29	55	29
Lease financing	330	312	296	110	144
Defined benefit superannuation plan surplus	544	368	215	544	368
Intangible assets	10	10	11	-	-
Financial instruments	482	626	409	290	586
Other	522	599	400	44	72
Set off of tax	(367)	(608)	(439)	(312)	(559)
Total deferred tax liabilities (Note 26)	1,576	1,336	921	731	640

Deferred tax assets opening balance:	650	651	587	392	599
Movement in temporary differences during the year:
Provisions for employee benefits	27	-	29	17	5
Provisions for impairment on loans, advances and other receivables	21	(81)	8	(15)	(84)
Other provisions not tax deductible until expense incurred	(10)	34	31	22	(15)
Tax value of loss carry-forwards utilised	(1)	9	-	(1)	9
Financial instruments	(25)	42	(50)	94	(11)
Other	19	164	(180)	(91)	27
Set off of tax	241	(169)	226	247	(138)
Deferred tax assets closing balance (1)	922	650	651	665	392

Deferred tax liabilities opening balance:	1,336	921	572	640	872
Movements in temporary differences during the year:
Property asset revaluations	26	-	29	26	-
Lease financing	18	16	(43)	(34)	(148)
Defined benefit superannuation plan surplus	176	153	25	176	153
Intangible assets	-	(1)	11	-	-
Financial instruments	(144)	217	(234)	(296)	275
Other	(77)	199	335	(28)	(374)
Set off of tax	241	(169)	226	247	(138)
Deferred tax liabilities closing balance (1) (Note 26)	1,576	1,336	921	731	640

(1) Exchange differences on deferred foreign tax balances are taken to income to match the treatment of exchange differences on the underlying assets and liabilities.

	Group			Bank
	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Deferred tax assets not taken to account (1)
Valuation allowance
Opening balance	131	159	170	72	79
Prior year adjustments	62	(40)	(33)	61	7
Benefits now taken to account	(30)	(35)	(9)	(22)	(14)
Benefits arising during the year not recognised	7	47	31	4	-
Closing balance	170	131	159	115	72

(1) The deductible temporary differences do not expire under current tax legislation. Deferred tax assets have not been taken to account in respect of the above items because it is not probable that future taxable profits will be available against which the Group can utilise the benefits therefrom.

Commonwealth Bank of Australia Report lodgement for US Investors  33

 Notes to the Financial Statements

Note 5 Income Tax Expense (continued)
	Group			Bank
Expiration of carry-forward losses	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
At 30 June 2007 carry-forward losses expire as follows:
From one to two years	3	2	3	-	-
From two to four years	9	14	3	6	10
After four years	25	30	36	25	29
Losses that do not expire under current tax law	133	85	117	84	33
Total	170	131	159	115	72

Potential future income tax benefits of the company arising from:

•   Capital losses arising under the tax consolidations systems; and

•   Tax losses and timing differences in offshore centres,

have not been recognised as assets because recovery is not probable.

These benefits could amount to:

•   $130 million (2006: $72 million) in capital losses; and

•   $40 million (2006: $59 million) in offshore centres.

These potential tax benefits will only be obtained if:

•   The company derives future capital gains and assessable income of a nature and of an amount sufficient to enable the benefit from the losses to be realised;

•   The company continues to comply with the conditions for claiming capital losses and deductions imposed by tax legislation; and

•   No changes in tax legislation adversely affect the company in realising the benefit from deductions for the losses.

Tax Consolidation

Tax consolidation legislation has been enacted to allow Australian resident entities to elect to consolidate and be treated as single entities for Australian tax purposes. The Commonwealth Bank of Australia has elected to be taxed as a single entity with effect from 1 July 2002.

New Zealand Subsidiaries

Certain subsidiaries of the Bank in New Zealand are being audited by the Inland Revenue Department (IRD) as part of an industry-wide review of structured finance transactions.

Assessments have been received from the IRD in respect of two structured finance investments in relation to the 2001 and 2002 financial years. Notices of Proposed Adjustment have been received for other similar investments for later years.

The Group is confident that the tax treatment it has adopted for these investments is correct, and any assessments received will be disputed.

Commonwealth Bank of Australia Report lodgement for US Investors  34

 Notes to the Financial Statements

Note 6 Dividends
	Group			Bank
	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Ordinary Shares
Interim ordinary dividend (fully franked) (2007: 107 cents, 2006: 94 cents)
Interim ordinary dividend paid – cash component only	862	992	883	862	992
Interim ordinary dividend paid – dividend reinvestment plan	518	219	200	518	219
Total dividends paid	1,380	1,211	1,083	1,380	1,211

Preference Shares (1)
Preference dividends paid (fully franked) (2007: nil, 2006: nil, 2005: 1,115 cents)	-	-	29	-	-
Provision for preference dividend	-	-	10	-	-

Other Equity Instruments (1)
Dividends paid	55	-	92	-	-

Total dividends provided for, reserved or paid	1,435	1,211	1,214	1,380	1,211
Other provision carried	7	6	4	7	6

Dividends proposed and not recognised as a liability (fully franked) (2007: 149 cents, 2006: 130 cents, 2005: 112 cents) (2)	1,939	1,668	1,434	1,939	1,668

Provision for dividends
Balance as at 1 July 2006	6	14	14	6	14
Provisions made during the year	3,048	2,646	2,437	3,048	2,646
Provisions used during the year	(3,048)	(2,645)	(2,437)	(3,047)	(2,645)
Provisions reversed during the year	-	(9)	-	-	(9)
Balance at 30 June 2007 (Note 27)	6	6	14	7	6

(1) Reclassified to loan capital on adoption of AIFRS from 1 July 2005.

(2) The 2005 final dividend was satisfied by cash disbursements of $1,173 million and the issue of $261 million of ordinary shares through the dividend reinvestment plan. The 2006 final dividend was satisfied by cash disbursements of $1,368 million and the issue of $300 million of ordinary shares through the dividend reinvestment plan. The 2007 final dividend is expected to be satisfied by cash disbursements of $1,454 million and the estimated issue of $485 million of ordinary shares through the dividend reinvestment plan.

Dividend Franking Account

After fully franking the final dividend to be paid for the year ended 30 June 2007, the amount of credits available, at the 30% tax rate as at 30 June 2007 to frank dividends for subsequent financial years, is $559 million (2006: $nil). This figure is based on the combined franking accounts of the Bank at 30 June 2007, which have been adjusted for franking credits that will arise from the payment of income tax payable on profits for the year ended 30 June 2007, franking debits that will arise from the payment of dividends proposed for the year and franking credits that the Bank may be prevented from distributing in subsequent financial periods.

The Bank expects that future tax payments will generate sufficient franking credits for the Bank to be able to continue to fully frank future dividend payments. These calculations have been based on the taxation law as at 30 June 2007.

Dividend History
Half Year Ended	Cents Per Share	Date Paid	Half-year Payout Ratio(1) %	Full Year Payout Ratio(1) %	Full Year Payout Ratio Cash Basis (2) %	DRP Price	DRP Participation Rate (3) %
31 December 2004	85	31/03/05	65. 6	-	-	35. 90	18. 6
30 June 2005	112	23/09/05	88. 6	77.0	74. 9	37. 19	18. 2
31 December 2005	94	05/04/06	60. 6	-	-	43. 89	18. 1
30 June 2006	130	05/10/06	86. 5	73. 3	71. 0	45. 24	18. 0
31 December 2006	107	05/04/07	63. 0	-	-	50. 02	37. 6
30 June 2007 (4)	149	-	86. 1	75. 2	73. 0	-	-

(1) Dividend Payout Ratio: dividends divided by statutory earnings.

(2) Payout ratio based on net profit after tax before defined benefit superannuation plan expense, treasury shares valuation adjustment, and one-off AIFRS mismatches. Includes Which new Bank expenses for the year ended 30 June 2005 and the profit on sale of CMG Asia for the year ended 30 June 2006.

(3) DRP Participation Rate: the percentage of total issued share capital participating in the Dividend Reinvestment Plan.

(4) Dividend expected to be paid on 5 October 2007.

Commonwealth Bank of Australia Report lodgement for US Investors    35

 Notes to the Financial Statements

Note 7 Earnings Per Share
	Group
	2007 C	2006 C	2005 C
Earnings per Ordinary Share
Basic	344. 7	308. 2	259. 6
Fully diluted	339. 7	303. 1	255. 3

	$M	$M	$M
Reconciliation of earnings used in the calculation of earnings per share
Profit after income tax	4,497	3,959	3,410
Less: Preference share dividends	-	-	(39)
Less: Other equity instrument dividends	(55)	-	(76)
Less: Other dividends – ASB preference shares	-	-	(16)
Less: Minority interests	(27)	(31)	(10)
Earnings used in calculation of basic earnings per share	4,415	3,928	3,269
Add: Profit impact of assumed conversions
Preference shares	-	-	23
Other equity instruments	-	-	67
Loan capital	150	100	-
Earnings used in calculation of fully diluted earnings per share	4,565	4,028	3,359

	Number of Shares
	2007 M	2006 M	2005 M
Weighted average number of ordinary shares (net of treasury shares) used in the calculation of basic earnings per share	1,281	1,275	1,260
Effect of dilutive securities – share options and convertible loan capital instruments	62	54	56
Weighted average number of ordinary shares (net of treasury shares) used in the calculation of fully diluted earnings per share (1)	1,344	1,329	1,316

	C	C	C
Cash Basis Earnings Per Ordinary Share
Basic	353. 0	315. 9	264. 8
Fully diluted	347. 8	310. 5	260. 5

	$M	$M	$M
Reconciliation of earnings used in the calculation of basic cash basis earnings per share
Earnings used in calculation of earnings per share (as above)	4,415	3,928	3,269
Less: Defined benefit superannuation plan expense after income tax	(5)	25	53
Add: Treasury shares valuation adjustment after income tax	75	100	39
Add: One-off AIFRS mismatches	64	-	-
Earnings used in calculation of basic cash basis earnings per share	4,549	4,053	3,361
Add: Profit impact of assumed conversions
Preference shares	-	-	23
Other equity instruments	-	-	67
Loan capital	150	100	-
Earnings used in calculation of fully diluted cash basis earnings per share	4,699	4,153	3,451

	Number of Shares
	2007 M	2006 M	2005 M
Weighted average number of ordinary shares (net of treasury shares) used in calculation of basic cash basis earnings per share	1,289	1,283	1,269
Effect of dilutive securities – share options and convertible loan capital instruments	62	55	56
Weighted average number of ordinary shares (net of treasury shares) used in calculation of fully diluted cash basis earnings per share (1)	1,352	1,338	1,325

(1) Figures presented in this table have been rounded.

Basic earnings per share amounts are calculated by dividing net profit for the year attributed to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share amounts are calculated by dividing net profit attributable to ordinary Shareholders (after deducting interest on the convertible redeemable loan capital instruments) by the weighted average number of ordinary shares outstanding during the year (adjusted for the effects of diluted options and diluted convertible non-cumulative redeemable loan capital instruments).

Commonwealth Bank of Australia Report lodgement for US Investors   36

 Notes to the Financial Statements

Note 8 Cash and Liquid Assets
	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Australia
Notes, coins and cash at banks	1,754	1,629	1,364	1,210
Money at short call	1	4	-	-
Securities purchased under agreements to resell	4,164	2,629	4,164	2,629
Bills received and remittances in transit	65	131	97	133
Total Australia	5,984	4,393	5,625	3,972

Overseas
Notes, coins and cash at banks (1)	2,803	811	13	4
Money at short call	901	356	797	210
Securities purchased under agreements to resell	420	308	966	633
Total Overseas	4,124	1,475	1,776	847
Total Cash and Liquid Assets	10,108	5,868	7,401	4,819

(1) During the current year certain ASB Bank overnight settlement account balances were reclassified from Assets at fair value through Income Statements to Cash and liquid assets. The prior period has been restated on a consistent basis.

Note 9 Receivables Due from Other Financial Institutions
	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Australia
Placements with and loans to other banks and financial institutions	2,809	3,191	3,283	3,700
Total Australia	2,809	3,191	3,283	3,700

Overseas
Deposits with regulatory authorities (1)	83	74	4	3
Other placements with and loans to other banks and financial institutions	2,603	3,842	2,485	3,761
Total Overseas	2,686	3,916	2,489	3,764
Total Receivables from Other Financial Institutions	5,495	7,107	5,772	7,464

(1) Required by law for the Group to operate in certain regions.

Commonwealth Bank of Australia Annual Report (US Version) 2007    37

 Notes to the Financial Statements

Note 10 Assets at Fair Value through Income Statement
	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Trading	21,469	15,758	20,287	13,926
Insurance	23,519	24,437	-	-
Other (1)	4,073	2,207	448	396
Total Assets at Fair Value through Income Statement	49,061	42,402	20,735	14,322

(1) During the current year, ASB Bank overnight settlement account balances were reclassified from Assets as fair value through Income Statement to Cash and liquid assets. The prior period has been restated on a consistent basis.

	Group		Bank
Trading	2007 $M	2006 $M	2007 $M	2006 $M
Australia
Market Quoted:
Australian Public Securities
Commonwealth and States	1,117	422	1,117	422
Local and semi-government	2,777	860	2,777	860
Bills of exchange	4,709	2,982	4,709	2,982
Certificates of deposit	5,484	5,031	5,484	5,031
Medium term notes	3,604	2,846	3,604	2,846
Other securities	550	43	724	24
Non-Market Quoted:
Commercial paper	770	648	770	800
Total Australia	19,011	12,832	19,185	12,965
Overseas
Market Quoted:
Government securities	383	361	336	220
Eurobonds	378	349	377	349
Certificates of deposit	789	1,408	-	-
Medium term notes	55	60	-	-
Floating rate notes	365	392	365	392
Commercial paper	86	82	24	-
Non-Market Quoted:
Commercial paper	208	138	-	-
Bills of exchange	188	135	-	-
Other securities	6	1	-	-
Total Overseas	2,458	2,926	1,102	961
Total Trading Assets	21,469	15,758	20,287	13,926

Commonwealth Bank of Australia Annual Report (US Version) 2007   38

 Notes to the Financial Statements

Note 10 Assets at Fair Value through Income Statement (continued)

	Investments Backing Life Risk Contracts	Investments Backing Life Investment Contracts		Investments Backing Life Risk Contracts	Investments Backing Life Investment Contracts
Insurance	2007 $M	2007 $M	2007 $M	2006 $M	2006 $M	2006 $M
Equity Security Investments:
Direct	620	2,160	2,780	685	2,013	2,698
Indirect	948	5,332	6,280	1,156	5,725	6,881
Total Equity Security Investments	1,568	7,492	9,060	1,841	7,738	9,579
Debt Security Investments:
Direct	882	1,965	2,847	579	1,924	2,503
Indirect	2,865	5,569	8,434	2,598	5,497	8,095
Total Debt Security Investments	3,747	7,534	11,281	3,177	7,421	10,598
Property Investments:
Direct	87	217	304	182	313	495
Indirect	357	967	1,324	463	854	1,317
Total Property Investments	444	1,184	1,628	645	1,167	1,812
Other Assets	76	1,474	1,550	87	2,361	2,448
Total Life Insurance Investment Assets	5,835	17,684	23,519	5,750	18,687	24,437

Direct investments refer to positions held directly in the issuer of the investment. Indirect investments refer to investments that are held through unit trusts or similar investment vehicles.

Disclosure on Asset Restriction

Investments held in the Australian statutory funds may only be used within the restrictions imposed under the Life Insurance Act 1995.

The main restrictions are that assets in a fund may only be used to meet the liabilities and expenses of the fund, to acquire investments to further the business of the fund, or as distributions when solvency and capital adequacy requirements are met.

Participating policyholders can receive a distribution when solvency requirements are met, whilst Shareholders can only receive a distribution when the higher levels of capital adequacy requirements are met.

All financial assets within the life statutory funds have been determined to back either life insurance or life investment contracts.

These investment assets held in the statutory funds are not available for use by the Commonwealth Bank’s operating businesses.

The Group also holds investments in the Colonial First State Property Trust Group and Colonial Mastertrust Wholesale funds (including Fixed Interest, Australian Shares, International Shares, Property Securities, Capital Stable, Balanced and Diversified Growth funds) through controlled life insurance entities, which have been designated as Assets at Fair Value through Income Statement instead of being accounted for under the equity accounting method.

Instead, these investments are brought to account at fair value at Balance Sheet date in compliance with the requirements of AASB 1038: Life Insurance Business.

	Group		Bank
Other (1)	2007 $M	2006 $M	2007 $M	2006 $M
Fair value structured transactions	1,363	1,005	425	369
Receivables due from financial institutions	657	407	-	-
Term loans	1,984	616	-	-
Other lending	69	179	23	27
Total Other Assets at Fair Value through Income Statement	4,073	2,207	448	396

(1) Designated at Fair Value through Income Statement at inception as they are managed by the Group on a fair value basis.

Commonwealth Bank of Australia Annual Report (US Version) 2007       39

 Notes to the Financial Statements

Note 11 Derivative Assets and Liabilities

Derivative contracts

Each derivative is classified as held for “Trading”, held for “Hedging”, or as “Other” derivatives. Derivatives classified as “Hedging” are derivative transactions entered into in order to manage the risks arising from non-traded assets, liabilities and commitments in Australia and offshore centres. Other derivatives are those held in relation to a portfolio designated at fair value through Income Statement.

Derivatives transacted for hedging purposes

The Group enters into derivative transactions which are designated and qualify as either fair value or cash flow hedges for recognised assets or liabilities or forecast transactions. Forward Foreign Exchange transactions are also designated as hedges of currency translation risk of net investments in foreign operations. The Group also enters into derivative transactions which provide economic hedges for risk exposures but do not meet the accounting requirements for hedge accounting treatment. As stated in Note 1 (ff) Derivative financial instruments, the Group uses Credit Default Swaps (CDSs) and equity swaps as economic hedges to manage credit risk in the asset portfolio and risks associated with both the capital investment in equities and the related yield respectively, but cannot apply hedge accounting to such positions. Gains or losses on these CDSs and equity swaps have therefore been recorded in trading income.

Derivatives designated and accounted for as hedging instruments

The Group’s accounting policies for derivatives designated and accounted for as hedging instruments are explained in Note 1 (ff) Derivative financial instruments where terms used in the following sections are explained.

Fair value hedges

The Group’s fair value hedges principally consist of interest rate swaps, cross currency swaps and futures. Fair value hedges are used to limit the Group’s exposure to changes in the fair value of its fixed-rate interest bearing assets or liabilities that are due to interest rate or foreign exchange volatility.

For the year ended 30 June 2007, the Group recognised a net gain of $14 million (2006: $20 million net loss) (reported within other operating income in the Financial Statements), which represents the ineffective portion of fair value hedges.

As at 30 June 2007, the fair value of outstanding derivatives designated as fair value hedges was $463 million (2006: $516 million) of assets and $2,451 million (2006: $2,644 million) of liabilities.

Cash flow hedges

The Group uses interest rate swaps and cross currency swaps to minimise the variability in cash flows of interest-earning assets, interest-bearing liabilities or forecast transactions caused by interest rate or foreign exchange fluctuations. For the year ended 30 June 2007, there has been no material gain or loss associated with ineffective portions of cash flow hedges.

Gains and losses on derivative contracts designated as cash flow hedges are initially recorded in Shareholders’ equity but are reclassified to current period earnings when the hedged cash flows occur, as explained in Note 1 (ff) Derivative financial instruments. As at 30 June 2007, deferred net gains on derivative instruments designated as cash flow hedges accumulated in Shareholders’ equity were $637 million (2006: $88 million). The amount recognised in Shareholders’ equity at 30 June 2007 related to cash flows expected to occur within one month to approximately 30 years of the Balance Sheet date, with the main portion expected to occur within three years.

As at 30 June 2007, the fair value of outstanding derivatives designated as cash flow hedges was $1,280 million (2006: $615 million) of assets and $415 million (2006: $290 million) of liabilities. Amounts reclassified from gains/(losses) on cash flow hedging instruments recognised in equity to current period earnings due to discontinuation of hedge accounting were immaterial.

Net Investment Hedges

The Group uses forward foreign exchange transactions to minimise the Group’s exposure to currency translation risk of some of its net investments in foreign operations. For the year ended 30 June 2007 there has been no material gain or loss associated with ineffective portions of net investment hedges.

Gains and losses on derivative contracts relating to the effective portion of the hedge are recognised in the Foreign Currency Translation Reserve. Gains and losses accumulated in Foreign Currency Translation Reserve are reclassified in current period earnings when the overseas subsidiary is disposed of as explained in Note 1 (ff) Derivative financial instruments.

Commonwealth Bank of Australia Annual Report (US Version) 2007   40

 Notes to the Financial Statements

Note 11 Derivative Assets and Liabilities (continued)
			2007			Group 2006
	Face Value $M	Fair Value Asset $M	Fair Value Liability $M	Face Value $M	Fair Value Asset $M	Fair Value Liability $M
Derivative Assets and Liabilities
Held for trading	1,115,684	10,666	(13,230)	972,789	8,257	(7,779)
Held for hedging	121,495	1,743	(2,866)	114,612	1,131	(2,934)
Other derivatives	58,774	334	(584)	31,646	287	(107)
Total recognised derivative assets and liabilities	1,295,953	12,743	(16,680)	1,119,047	9,675	(10,820)

Derivatives held for trading
Exchange rate related contracts:
Forward contracts (1)	287,107	2,312	(4,134)	247,862	2,423	(2,257)
Swaps	130,962	3,715	(4,184)	104,942	2,735	(2,095)
Futures	-	-	-	8,063	15	-
Options purchased and sold	57,220	51	(50)	17,051	190	(193)
Total exchange rate related contracts	475,289	6,078	(8,368)	377,918	5,363	(4,545)

Interest rate related contracts:
Forward contracts	6,956	1	(1)	64,865	1	(2)
Swaps	433,693	3,915	(4,129)	404,493	2,443	(2,824)
Futures	142,487	71	(54)	83,075	3	(29)
Options purchased and sold	46,036	110	(173)	34,899	94	(119)
Total interest rate related contracts	629,172	4,097	(4,357)	587,332	2,541	(2,974)

Credit related contracts:
Swaps	5,928	18	(17)	3,073	6	(8)
Total credit related contracts	5,928	18	(17)	3,073	6	(8)

Equity related contracts:
Swaps	381	-	(44)	-	-	-
Total equity related contracts	381	-	(44)	-	-	-

Commodity related contracts:
Swaps	2,506	422	(394)	2,944	299	(200)
Options purchased and sold	2,408	51	(50)	1,522	48	(52)
Total commodity related contracts	4,914	473	(444)	4,466	347	(252)
Total derivative assets/liabilities held for trading	1,115,684	10,666	(13,230)	972,789	8,257	(7,779)

(1) Comparatives have been restated on a consistent basis with the current year.

Commonwealth Bank of Australia Annual Report (US Version) 2007    41

 Notes to the Financial Statements

Note 11 Derivative Assets and Liabilities (continued)
			2007			Group 2006
	Face Value $M	Fair Value Asset $M	Fair Value Liability $M	Face Value $M	Fair Value Asset $M	Fair Value Liability $M
Derivatives designated as fair value hedges
Exchange rate related contracts:
Forward contracts	1,285	74	(14)	16	-	-
Swaps	12,041	300	(772)	13,554	342	(534)
Options purchased and sold	-	-	-	101	-	-
Total exchange rate related contracts	13,326	374	(786)	13,671	342	(534)

Interest rate related contracts:
Swaps	26,336	83	(1,657)	25,047	170	(2,099)
Futures	-	-	-	1,500	3	-
Total interest rate related contracts	26,336	83	(1,657)	26,547	173	(2,099)

Equity related contracts:
Swaps	292	6	(8)	159	-	(10)
Total equity related contracts	292	6	(8)	159	-	(10)

Commodity related contracts:
Swaps	1	-	-	47	1	(1)
Total commodity related contracts	1	-	-	47	1	(1)
Total fair value hedges	39,955	463	(2,451)	40,424	516	(2,644)

Derivatives designated as cash flow hedges
Exchange rate related contracts:
Forward contracts	-	-	-	1,237	3	-
Swaps	2,152	369	(40)	2,677	314	(9)
Total exchange rate related contracts	2,152	369	(40)	3,914	317	(9)

Interest rate related contracts:
Swaps	79,388	911	(375)	70,274	298	(281)
Total interest rate related contracts	79,388	911	(375)	70,274	298	(281)
				74,188	615
Total cash flow hedges	81,540	1,280	(415)			(290)
Total derivative assets/liabilities held for hedging (1)	121,495	1,743	(2,866)	114,612	1,131	(2,934)

(1) Prior year comparatives have been restated on a consistent basis.

Commonwealth Bank of Australia Annual Report (US Version) 2007    42

 Notes to the Financial Statements

Note 11 Derivative Assets and Liabilities (continued)
			2007			Group 2006
	Face Value $M	Fair Value Asset $M	Fair Value Liability $M	Face Value $M	Fair Value Asset $M	Fair Value Liability $M
Other Derivatives
Exchange rate related contracts:
Forward contracts	8,374	77	(212)	6,802	171	(28)
Swaps	7,834	98	(186)	5,838	88	(20)
Options purchased and sold	164	2	(2)	252	1	(6)
Total exchange rate related contracts	16,372	177	(400)	12,892	260	(54)

Interest rate related contracts:
Forward contracts	5,673	1	(1)	7,691	1	(2)
Swaps	29,802	155	(170)	8,069	17	(27)
Futures	5,313	1	-	1,916	-	-
Options purchased and sold	1,445	-	(4)	627	-	(1)
Total interest rate related contracts	42,233	157	(175)	18,303	18	(30)

Credit related contracts:
Swaps	-	-	-	275	-	-
Total credit related contracts	-	-	-	275	-	-

Equity related contracts:
Options purchased and sold	21	-	-	171	8	(1)
Total equity related contracts	21	-	-	171	8	(1)

Commodity related contracts:
Forward contracts	-	-	-	5	1	(1)
Total commodity related contracts	-	-	-	5	1	(1)

Identified embedded derivatives	148	-	(9)	-	-	(21)
Total other derivatives	58,774	334	(584)	31,646	287	(107)
Total recognised derivative assets/liabilities	1,295,953	12,743	(16,680)	1,119,047	9,675	(10,820)

Commonwealth Bank of Australia Annual Report (US Version) 2007    43

 Notes to the Financial Statements

Note 11 Derivative Assets and Liabilities (continued)
			2007			Bank 2006
	Face Value $M	Fair Value Asset $M	Fair Value Liability $M	Face Value $M	Fair Value Asset $M	Fair Value Liability $M
Derivative Assets and Liabilities
Held for trading	1,172,891	12,522	(14,084)	1,004,062	8,944	(8,179)
Held for hedging	90,878	1,340	(2,683)	94,052	991	(2,755)
Other derivatives	400	-	(19)	2,788	3	(21)
Total derivative assets and liabilities	1,264,169	13,862	(16,786)	1,100,902	9,938	(10,955)

Derivatives held for trading
Exchange rate related contracts:
Forward contracts (1)	287,107	2,314	(4,134)	247,862	2,423	(2,257)
Swaps	130,632	3,699	(3,958)	104,435	2,733	(1,962)
Futures	-	-	-	8,063	15	-
Options purchased and sold	57,220	51	(50)	17,051	190	(193)
Derivatives held with controlled entities	39,223	1,736	(867)	18,877	327	(406)
Total exchange rate related contracts	514,182	7,800	(9,009)	396,288	5,688	(4,818)

Interest rate related contracts:
Forward contracts	6,956	1	(1)	64,865	1	(2)
Swaps	433,676	3,926	(4,167)	404,470	2,443	(2,824)
Futures	142,487	71	(54)	83,075	3	(29)
Options purchased and sold	46,036	110	(173)	34,899	94	(119)
Derivatives held with controlled entities	16,620	46	(115)	12,926	362	(127)
Total interest rate related contracts	645,775	4,154	(4,510)	600,235	2,903	(3,101)

Credit related contracts:
Swaps	5,928	18	(17)	3,073	6	(8)
Derivatives held with controlled entities	173	-	-	-	-	-
Total credit related contracts	6,101	18	(17)	3,073	6	(8)

Equity risk related contracts
Swaps	381	-	(44)	-	-	-
Derivatives held with controlled entities	1,538	77	(60)	-	-	-
Total equity related contracts	1,919	77	(104)	-	-	-

Commodity related contracts:
Swaps	2,506	422	(394)	2,944	299	(200)
Options purchased and sold	2,408	51	(50)	1,522	48	(52)
Total commodity related contracts	4,914	473	(444)	4,466	347	(252)
Total derivative assets/liabilities held for trading	1,172,891	12,522	(14,084)	1,004,062	8,944	(8,179)

(1) Comparatives have been restated on a consistent basis with the current year.

Commonwealth Bank of Australia Annual Report (US Version) 2007    44

 Notes to the Financial Statements

Note 11 Derivative Assets and Liabilities (continued)
			2007			Bank 2006
	Face Value $M	Fair Value Asset $M	Fair Value Liability $M	Face Value $M	Fair Value Asset $M	Fair Value Liability $M
Derivatives designated as fair value hedges
Exchange rate related contracts:
Forward contracts	13	-	-	-	-	-
Swaps	11,876	300	(742)	13,544	341	(534)
Derivatives held with controlled entities	165	-	(31)	229	-	(4)
Total exchange rate related contracts	12,054	300	(773)	13,773	341	(538)

Interest rate related contracts:
Swaps	23,651	57	(1,615)	24,896	110	(1,962)
Futures	-	-	-	1,500	3	-
Derivatives held with controlled entities	484	-	(11)	803	2	(45)
Total interest rate related contracts	24,135	57	(1,626)	27,199	115	(2,007)

Equity related contracts:
Swaps	292	6	(8)	159	-	(10)
Total equity related contracts	292	6	(8)	159	-	(10)

Commodity related contracts:
Swaps	1	-	-	47	1	(1)
Total commodity related contracts	1	-	-	47	1	(1)
Total fair value hedges	36,482	363	(2,407)	41,178	457	(2,556)

Derivatives designated as cash flow hedges
Exchange rate related contracts:
Swaps	983	364	-	980	281	-
Derivatives held with controlled entities	328	-	(21)	744	-	(6)
Total exchange rate related contracts	1,311	364	(21)	1,724	281	(6)

Interest rate related contracts:
Swaps	53,085	613	(255)	51,150	253	(193)
Total interest rate related contracts	53,085	613	(255)	51,150	253	(193)
Total cash flow hedges	54,396	977	(276)	52,874	534	(199)
Total derivative assets/liabilities held for hedging	90,878	1,340	(2,683)	94,052	991	(2,755)

			2007			Bank 2006
	Face Value $M	Fair Value Asset $M	Fair Value Liability $M	Face Value $M	Fair Value Asset $M	Fair Value Liability $M
Other Derivatives
Interest rate related contracts:
Swaps	252	-	(10)	2,383	-	-
Derivatives held with controlled entities	-	-	-	-	-	-
Total interest rate related contracts	252	-	(10)	2,383	-	-

Credit related contracts:
Swaps	-	-	-	275	-	-
Total credit related contracts	-	-	-	275	-	-

Equity related contracts:
Options purchased and sold	-	-	-	130	3	-
Total equity related contracts	-	-	-	130	3	-

Identified embedded derivatives	148	-	(9)	-	-	(21)
Total other derivatives	400	-	(19)	2,788	3	(21)
Total recognised derivative assets/liabilities	1,264,169	13,862	(16,786)	1,100,902	9,938	(10,955)

Commonwealth Bank of Australia Annual Report (US Version) 2007    45

 Notes to the Financial Statements

Note 12 Available-for-Sale Investments
		Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Australia
Market Quoted:
Australian Public Securities:
Local and semi-government	2,376	1,892	2,378	1,894
Shares and equity investments	41	511	37	502
Medium term notes	524	415	517	407
Floating rate notes	605	465	-	-
Mortgage backed securities	1,417	1,576	1,417	1,576
Other securities	191	800	-	510

Non-Market Quoted:
Australian Public Securities:
Local and semi-government	80	84	-	-
Medium term notes	-	70	824	61
Shares and equity investments	54	217	38	158
Other securities	158	2	91	941
Total Australia	5,446	6,032	5,302	6,049
Overseas
Market Quoted:
Government securities	174	265	51	63
Bills of exchange	78	244	78	244
Certificates of deposit	1,763	2,390	1,741	2,366
Eurobonds	161	391	147	354
Medium term notes	365	456	171	243
Floating rate notes	967	571	931	430
Other securities	436	509	50	84

Non-Market Quoted:
Government securities	36	9	-	-
Certificates of deposit	-	17	-	17
Eurobonds	-	31	-	31
Floating rate notes	66	118	-	45
Other securities	181	192	-	-
Total Overseas	4,227	5,193	3,169	3,877
Less specific allowances for impairment	(1)	(22)	(3)	(12)
Total Available-for-sale investments	9,672	11,203	8,468	9,914

Available-for-sale investments revalued to fair value resulted in a gain of $28 million (2006: $51 million) recognised directly in equity. As a result of sale, derecognition or impairment of available-for-sale investments, gains of $138 million (2006: $36 million) were removed from equity and reported in profit and loss for the year.

Commonwealth Bank of Australia Annual Report (US Version) 2007    46

 Notes to the Financial Statements

Note 12 Available-for-Sale Investments (continued)
	Group At 30 June 2007
	Amortised Cost $M	Gross Unrealised Gains $M	Gross Unrealised Losses $M	Fair Value $M
Australia
Australian Public Securities:
Local and semi-government	2,411	81	(36)	2,456
Medium term notes	535	1	(12)	524
Floating rate notes	605	-	-	605
Mortgage backed securities	1,416	1	-	1,417
Other securities and equity investments	441	4	(1)	444
Provisions	(1)	-	-	(1)
Total Australia	5,407	87	(49)	5,445
Overseas
Government securities	210	-	-	210
Bills of exchange	78	-	-	78
Certificates of deposit	1,764	-	(1)	1,763
Eurobonds	164	1	(4)	161
Medium term notes	366	-	(1)	365
Floating rate notes	1,033	1	(1)	1,033
Other securities and equity investments	619	-	(2)	617
Total Overseas	4,234	2	(9)	4,227
Total Available-for-sale investments	9,641	89	(58)	9,672

Maturity Distribution and Weighted Average Yield
Group Maturity Period at 30 June 2007
	0 to 3 months		3 to 12 months		1 to 5 years		5 to 10 years		10 years or more		Non- Maturing	Total
	$M	%	$M	%	$M	%	$M	%	$M	%	$M	$M
Australia
Australian Public Securities:
Local and semi-government	150	6. 73	504	6. 48	1,603	6. 21	199	6. 61	-	-	-	2,456
Medium term notes	-	-	-	-	363	6. 27	161	5.87	-	-	-	524
Floating rate notes	5	6. 86	75	7. 11	388	6. 69	86	6. 65	51	6. 74	-	605
Mortgage backed securities	-	-	-	-	-	-	-	-	1,417	6. 51	-	1,417
Other securities and equity investments	95	5.83	190	4.68	36	6.00	67	6.33	-	-	56	444
Provisions	-	-	(1)	-	-	-	-	-	-	-	-	(1)
Total Australia	250	-	768	-	2,390	-	513	-	1,468	-	56	5,445
Overseas
Government securities	138	7. 28	12	6. 65	60	2. 40	-	-	-	-	-	210
Bills of exchange	-	-	78	4. 11	-	-	-	-	-	-	-	78
Certificates of deposit	1,536	5. 77	215	5. 37	12	5. 86	-	-	-	-	-	1,763
Eurobonds	26	4. 68	93	5. 59	42	2. 64	-	-	-	-	-	161
Medium term notes	194	4. 53	27	5. 94	144	4. 74	-	-	-	-	-	365
Floating rate notes	81	4. 28	617	6. 04	316	5. 11	8	4. 53	11	7. 09	-	1,033
Other securities and equity investments	179	4. 43	349	6. 21	89	4. 50	-	-	-	-	-	617
Provisions	-	-	-	-	-	-	-	-	-	-	-	-
Total Overseas	2,154	-	1,391	-	663	-	8	-	11	-	-	4,227
Total Available-for-sale investments	2,404	-	2,159	-	3,053	-	521	-	1,479	-	56	9,672

Additional Disclosure

Proceeds at or close to maturity of Available-for-sale investments in 2007 were: $21,891million (2006: $24,831 million).

Proceeds from sale of Available-for-sale investments in 2007 were: $728 million (2006: $646 million).

Commonwealth Bank of Australia Annual Report (US Version) 2007    47

 Notes to the Financial Statements

Note 12 Available-for-Sale Investments (continued)
	Group At 30 June 2006
	Amortised Cost $M	Gross Unrealised Gains $M	Gross Unrealised Losses $M	Fair Value $M
Australia
Australian Public Securities:
Local and semi-government	1,892	84	-	1,976
Medium term notes	486	-	(1)	485
Floating rate notes	465	-	-	465
Mortgage backed securities	1,576	-	-	1,576
Other securities and equity investments	1,481	77	(28)	1,530
Provisions	(22)	16	(15)	(21)
Total Australia	5,878	177	(44)	6,011
Overseas
Government securities	275	-	(1)	274
Bills of exchange	244	1	(1)	244
Certificates of deposit	2,408	-	(1)	2,407
Eurobonds	421	2	(1)	422
Medium term notes	457	-	(1)	456
Floating rate notes	688	1	-	689
Other securities and equity investments	703	1	(3)	701
Provisions	-	-	(1)	(1)
Total Overseas	5,196	5	(9)	5,192
Total Available-for-sale Investments	11,074	182	(53)	11,203

Maturity Distribution and Weighted Average Yield

Group Maturity Period at 30 June 2006
	0 to 3 months		3 to 12 months		1 to 5 years		5 to 10 years		10 years or more		Non- Maturing	Total
	$M	%	$M	%	$M	%	$M	%	$M	%	$M	$M
Australia
Australian Public Securities:
Local and semi-government	-	-	100	5. 60	1,702	6. 22	108	7. 17	66	6. 14	-	1,976
Medium term notes	17	5. 69	-	-	309	6. 09	110	5. 93	49	6. 05	-	485
Floating rate notes	75	6. 08	88	6. 08	242	6. 08	-	-	60	6. 08	-	465
Mortgage backed securities	-	-	-	-	-	-	-	-	1,576	6. 04	-	1,576
Other securities and equity investments	64	4. 59	-	-	331	6. 68	19	7. 11	-	-	1,116	1,530
Provisions	(2)	-	(11)	-	(6)	-	(2)	-	-	-	-	(21)
Total Australia	154	-	177	-	2,578	-	235	-	1,751	-	1,116	6,011
Overseas
Government securities	125	8. 95	61	11. 29	80	2. 55	8	3. 04	-	-	-	274
Bills of exchange	160	2. 94	84	3. 24	-	-	-	-	-	-	-	244
Certificates of deposit	1,660	4. 62	706	3. 90	41	4. 48	-	-	-	-	-	2,407
Eurobonds	123	6. 75	81	5. 09	218	5. 20	-	-	-	-	-	422
Medium term notes	20	6. 88	24	5. 75	412	5. 66	-	-	-	-	-	456
Floating rate notes	36	4. 20	102	3. 86	522	4. 06	28	5. 12	1	7. 12	-	689
Other securities and equity investments	-	-	20	5. 50	681	5. 79	-	-	-	-	-	701
Provisions	-	-	-	-	-	-	(1)	-	-	-	-	(1)
Total Overseas	2,124	-	1,078	-	1,954	-	35	-	1	-	-	5,192
Total Available-for-sale investments	2,278	-	1,255	-	4,532	-	270	-	1,752	-	1,116	11,203

Commonwealth Bank of Australia Annual Report (US Version) 2007       48

 Notes to the Financial Statements

Note 13 Loans, Advances and Other Receivables
	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Australia
Overdrafts	2,902	2,672	2,902	2,672
Housing loans (1)	161,406	144,834	158,068	141,121
Credit card outstandings	7,185	6,997	7,185	6,997
Lease financing	4,532	4,924	1,324	1,352
Bills discounted	3,640	2,779	3,640	2,779
Term loans	68,577	56,950	65,777	52,579
Redeemable preference share financing	-	1	-	1
Other lending	1,339	597	989	949
Other securities	11	-	11	-
Total Australia	249,592	219,754	239,896	208,450
Overseas
Overdrafts	1,605	2,435	34	-
Housing loans	28,931	22,287	94	87
Credit card outstandings	533	428	-	-
Lease financing	531	139	160	137
Bills discounted	33	7	33	7
Term loans	20,027	15,282	8,742	5,730
Redeemable preference share financing	1,194	1,194	-	-
Other lending	183	8	147	-
Other securities	303	438	3	24
Total overseas	53,340	42,218	9,213	5,985
Gross loans, advances and other receivables	302,932	261,972	249,109	214,435
Less
Provisions for impairment (Note 14):
Collective provision	(1,034)	(1,046)	(907)	(938)
Individually assessed provisions against loans and advances	(199)	(171)	(176)	(157)
Unearned income:
Term loans	(941)	(934)	(515)	(510)
Lease financing	(979)	(645)	(230)	(131)
	(3,153)	(2,796)	(1,828)	(1,736)
Net loans, advances and other receivables	299,779	259,176	247,281	212,699

(1) Includes securitised loan balances for 2007 of $15,633 million (2006: $12,607 million) in the Group and $15,164 million (2006: $9,977 million) in the Bank. Liabilities of similar values are included in Debt Issues (Group) and due to controlled entities (Bank).

	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Finance Leases
Minimum lease payments receivable:
Not later than one year	1,462	1,271	388	501
Later than one year but not later than five years	2,583	2,792	883	838
Later than five years	1,018	1,000	213	150
Lease financing	5,063	5,063	1,484	1,489

Commonwealth Bank of Australia Annual Report (US Version) 2007    49

 Notes to the Financial Statements

Note 13 Loans, Advances and Other Receivables (continued)
	Group
	Maturity Period at 30 June 2007
	Maturing 1 Year or Less $M	Maturing Between 1 & 5 Years $M	Maturing After 5 Years $M	Total $M
Australia
Government and other public authorities	281	386	1,103	1,770
Agriculture, forestry and fishing	1,123	1,321	1,555	3,999
Financial, investments and insurance	3,802	1,873	1,498	7,173
Real estate:
Mortgage (1)	19,200	11,928	130,278	161,406
Construction (2)	967	860	407	2,234
Personal	9,078	8,689	485	18,252
Lease financing	1,412	2,404	716	4,532
Other commercial and industrial	21,131	24,031	5,064	50,226
Total Australia	56,994	51,492	141,106	249,592
Overseas
Government and other public authorities	123	194	219	536
Agriculture, forestry and fishing	883	1,123	2,160	4,166
Financial, investments and insurance	2,901	2,226	2,320	7,447
Real estate:
Mortgage (1)	3,868	3,592	21,471	28,931
Construction (2)	307	68	137	512
Personal	624	31	5	660
Lease financing	50	179	302	531
Other commercial and industrial	6,704	2,695	1,158	10,557
Total Overseas	15,460	10,108	27,772	53,340
Gross Loans, Advances and Other Receivables	72,454	61,600	168,878	302,932
Interest Rate Sensitivity of Lending
Australia	42,177	36,482	97,830	176,489
Overseas	8,929	4,904	5,295	19,128
Total Variable Interest Rates	51,106	41,386	103,125	195,617
Australia	15,910	15,012	42,254	73,176
Overseas	5,438	5,202	23,499	34,139
Total Fixed Interest Rates	21,348	20,214	65,753	107,315
Gross Loans, Advances and Other Receivables	72,454	61,600	168,878	302,932

(1) Principally owner-occupied housing. While most of these loans would have a contractual term of 20 years or more, the actual average term of the portfolio is less than five years.

(2) Financing real estate and land development projects.

Commonwealth Bank of Australia Annual Report (US Version) 2007    50

 Notes to the Financial Statements

Note 13 Loans, Advances and Other Receivables (continued)
	Group
	Maturity Period at 30 June 2006
	Maturing 1 Year or Less $M	Maturing Between 1 & 5 Years $M	Maturing After 5 Years $M	Total $M
Australia
Government and other public authorities	234	1,287	7	1,528
Agriculture, forestry and fishing	1,053	1,495	759	3,307
Financial, investments and insurance	3,758	4,617	1,308	9,683
Real estate:
Mortgage (1)	14,570	12,724	117,540	144,834
Construction (2)	1,107	768	210	2,085
Personal	6,522	8,932	547	16,001
Lease financing	1,222	2,707	995	4,924
Other commercial and industrial	16,351	16,855	4,186	37,392
Total Australia	44,817	49,385	125,552	219,754
Overseas
Government and other public authorities	291	67	22	380
Agriculture, forestry and fishing	517	780	1,797	3,094
Financial, investments and insurance	1,808	3,175	3,020	8,003
Real estate:
Mortgage (1)	3,142	2,769	16,376	22,287
Construction (2)	125	87	56	268
Personal	386	127	8	521
Lease financing	50	84	5	139
Other commercial and industrial	4,399	2,547	580	7,526
Total Overseas	10,718	9,636	21,864	42,218
Gross Loans, Advances and Other Receivables	55,535	59,021	147,416	261,972
Interest Rate Sensitivity of Lending
Australia	32,577	29,968	84,203	146,748
Overseas	4,252	4,492	4,526	13,270
Total Variable Interest Rates (3)	36,829	34,460	88,729	160,018
Australia	12,239	19,417	41,349	73,005
Overseas	6,467	5,144	17,338	28,949
Total Fixed Interest Rates (3)	18,706	24,561	58,687	101,954
Gross Loans, Advances and Other Receivables	55,535	59,021	147,416	261,972

(1) Principally Owner-occupied housing. While most of these loans would have a contractual term of 20 years or more, the actual average term of the portfolio is less than five years.

(2) Financing real estate and land development projects.

(3) Variable and fixed interest rates have been restated.

Commonwealth Bank of Australia Annual Report (US Version) 2007     51

 Notes to the Financial Statements

 Notes to the Financial Statements

Note 14 Provisions for Impairment
	Group			Bank
	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Provisions for impairment losses
Collective provision
Opening balance (1)	1,046	1,021	1,393	938	915
Total charge against profit and loss for impairment losses	434	398	322	390	380
Net transfer to individually assessed provisions	(507)	(440)	(352)	(477)	(404)
Impairment losses recovered	103	127	81	93	90
Adjustments for exchange rate fluctuations and other items	9	(7)	2	-	(1)
	1,085	1,099	1,446	944	980
Impairment losses written off	(51)	(53)	(56)	(37)	(42)
Closing balance	1,034	1,046	1,390	907	938

Individually assessed provisions
Opening balance (1)	171	191	143	157	174
Charge against profit and loss for:
New and increased provisioning	523	468	408	490	427
Less write-back of provisions no longer required	(16)	(28)	(56)	(13)	(23)
Net transfer from collective provision	507	440	352	477	404

Discount unwind to interest income	(6)	(13)	-	(6)	(13)

Adjustment for exchange rate fluctuations and other items	(5)	(3)	(3)	(3)	(2)
Impairment losses	(468)	(444)	(335)	(449)	(406)
Closing balance	199	171	157	176	157
Total provisions for loan impairment	1,233	1,217	1,547	1,083	1,095
Other credit provisions	23	24	-	23	24
Total provisions for impairment	1,256	1,241	1,547	1,106	1,119

(1) The opening balance at 1 July 2005 includes the impact of adopting AASB 132, AASB 137 and AASB 139 which have not been applied to the 2005 comparatives in accordance with AASB 1.

Group	Bank
	2007%	2006%	2005%	2007%	2006%
Coverage Ratios
Collective provision as a % of gross loans and acceptances	0. 32	0. 37	-	0. 32	0. 33
Collective provisions as a % of risk weighted assets	0. 42	0. 48	-	0. 42	0. 43
Individually assessed provisions for impairment as a % of gross impaired assets (1)	23. 8	24. 5	23. 8	23. 8	24. 5
Total provisions for impairment as % of gross impaired assets	298. 3	380. 7	391. 6	n/a	n/a

(1) Bulk portfolio provisions of $99 million at 30 June 2007 ($91 million at 30 June 2006 and $62 million at 30 June 2005) to cover unsecured personal loan and credit card lending have been deducted from individually assessed provisions to calculate this ratio. These provisions are deducted due to the exclusion of the related assets from gross impaired assets. The related asset amounts are instead included in the 90 days or more past due disclosure.

Commonwealth Bank of Australia Annual Report (US Version) 2007   52

 Notes to the Financial Statements

Note 14 Provisions for Impairment (continued)
Group	Bank
	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Total Loan Impairment Expense	434	398	322	390	380
The charge is required for:
Individually assessed provisioning
New and increased provisioning	523	468	408	490	427
Less provisions no longer required	(16)	(28)	(56)	(13)	(23)
Net individually assessed provisions	507	440	352	477	404
Provided from collective provisioning	(507)	(440)	(352)	(477)	(404)
Charge to profit and loss	-	-	-	-	-
Collective provisioning
Direct write-offs	51	53	56	37	42
Recoveries of amounts previously written off	(103)	(127)	(81)	(93)	(90)
Movement in collective provision	(21)	32	(5)	(31)	24
Funding of individually assessed provisions	507	440	352	477	404
Charge to profit and loss	434	398	322	390	380
Total charge to profit and loss for Loan Impairment expense	434	398	322	390	380

Individually Assessed Provisions for Impairment by Industry Category
	Group
	2007 $M	2006 $M	2005 $M
Australia
Government and public authorities	-	-	-
Agriculture, forestry and fishing	3	4	16
Financial, investment and insurance	2	1	1
Real estate
Mortgage (1)	23	19	3
Construction (2)	1	2	7
Personal	104	97	63
Lease financing	-	1	5
Other commercial and industrial	52	42	49
Total Australia	185	166	144
Overseas
Government and public authorities	-	-	-
Agriculture, forestry and fishing	-	-	-
Financial, investment and insurance	1	1	1
Real estate
Mortgage (1)	4	2	11
Construction (2)	-	-	-
Personal	1	2	1
Lease financing	1	-	-
Other commercial and industrial	7	-	-
Total Overseas	14	5	13
Total individually assessed provisions	199	171	157

(1) Principally owner-occupied housing. (2) Primarily financing real estate and land development projects.

Commonwealth Bank of Australia Annual Report (US Version) 2007       53

 Notes to the Financial Statements

Note 14 Provisions for Impairment (continued) Loan Impairments Written Off by Industry Category
	Group
	2007 $M	2006 $M	2005 $M
Loan Impairments Written Off
Australia
Government and public authorities	-	1	-
Agriculture, forestry and fishing	3	8	1
Financial, investment and insurance	1	1	4
Real estate:
Mortgage (1)	20	9	8
Construction (2)	12	5	4
Personal	409	388	280
Lease financing	6	6	4
Other commercial and industrial	58	68	83
Total Australia	509	486	384
Overseas
Government and public authorities	-	-	-
Agriculture, forestry and fishing	-	-	-
Financial, investment and insurance	-	-	-
Real estate:
Mortgage (1)	-	-	6
Construction (2)	-	-	-
Personal	7	7	-
Lease financing	-	-	-
Other commercial and industrial	3	4	1
Total Overseas	10	11	7
Gross Loan Impairments written off	519	497	391

Loan Impairments Recovered
Australia	99	122	76
Overseas	4	5	5
Total Loan Impairments Recovered	103	127	81
Net Loan Impairments written off	416	370	310

(1) Principally owner-occupied housing. (2) Primarily financing real estate and land development projects.

Commonwealth Bank of Australia Annual Report (US Version) 2007    54

 Notes to the Financial Statements

Note 14 Provisions for Impairment (continued) Loan Impairments Recovered by Industry Category
	Group
	2007 $M	2006 $M	2005 $M
Loan Impairments Recovered
Australia
Government and public authorities	-	-	-
Agriculture, forestry and fishing	1	1	2
Financial, investment and insurance	1	2	3
Real estate:
Mortgage (1)	1	1	1
Construction (2)	1	-	1
Personal	78	100	60
Lease financing	5	1	1
Other commercial and industrial	12	17	8
Total Australia	99	122	76
Overseas
Government and public authorities	-	-	-
Agriculture, forestry and fishing	-	-	-
Financial, investment and insurance	-	-	-
Real estate:
Mortgage (1)	-	-	-
Construction (2)	-	-	-
Personal	4	5	4
Lease financing	-	-	-
Other commercial and industrial	-	-	1
Total Overseas	4	5	5
Total Loan Impairments Recovered	103	127	81

(1) Principally owner-occupied housing. (2) Primarily financing real estate and land development projects.

Commonwealth Bank of Australia Annual Report (US Version) 2007       55

 Notes to the Financial Statements

Note 15 Credit Risk Management

The Group has clearly defined credit policies for the approval and management of credit risk. Credit underwriting standards, which incorporate income/repayment capacity, acceptable terms and security and loan documentation tests exist for all major lending areas.

The Group relies, in the first instance, on the assessed integrity and ability of the debtor or counterparty to meet its contracted financial obligations for repayment. Collateral security, in the form of real property or a floating charge is generally taken for business credit except for major government, bank and corporate counterparties of strong financial standing. Longer term consumer finance is generally secured against real estate while short term revolving consumer credit is generally unsecured.

A centralised exposure management system records all significant credit risks borne by the Bank. The Risk Committee of the Board operates under a charter of the Board in terms of which the Committee oversees the Group’s credit management policies and practices. The Committee usually meets every two months, and more often if required.

The credit risk portfolio is divided into two segments, retail and credit risk rated.

The retail segment is comprised of housing loan, credit card, personal loan facilities, some leasing products and most secured commercial lending up to $1 million. These portfolios are managed on a delinquency band approach. The retail portfolios are reviewed by the Business Credit Support and Monitoring unit while the secured commercial lending is reviewed as part of the Client Quality Assurance process and overview is provided by the Portfolio Quality Assurance unit. Facilities in the retail segment become classified for remedial management by centralised units based on arrears status.

Credit risk rated exposures are comprised of commercial exposures, including bank and government exposures. Each exposure is assigned an internal risk rating that is based on an assessment of the risk of default and the risk of loss in the event of default. Credit risk rated exposures are generally required to be reviewed annually, unless they are small transactions that are managed on a behavioural basis after their initial rating at origination. The risk rated segment is subject to inspection by the Portfolio Quality Assurance unit, which is independent of the business units and which reports on its findings to the Board Risk Committee. Credit processes, including compliance with policy and portfolio standards, and application of risk ratings, are examined, and reported where cases of non-compliance are observed.

Impairment of Financial Assets

Under AASB 139 impairment losses are recognised to reduce the carrying amount of loans and advances to their estimated recoverable amounts. Individually assessed provisions are made against individually significant financial assets and those that are not individually significant including groups of financial assets with similar credit risk characteristics. The Bank creates an individually assessed provision for impairment when there is objective evidence that it will not be able to collect all amounts due. The amount of the impairment is the difference between the carrying amount and the recoverable amount, calculated as the present value of expected cash flows, including amounts recoverable from guarantees and collateral, discounted at the original effective interest rate.

Therefore, interest will continue to be accrued on impaired loans based on the revised carrying amounts and using appropriate effective interest rates.

Risk rated portfolios are assessed at each Balance Sheet date for objective evidence that the financial asset or portfolio of assets is impaired. Impaired assets in the credit risk rated segment are those facilities where an individually assessed provision for impairment has been raised, the facility is maintained on a cash basis, a loss of principal or interest is anticipated, facilities have been restructured or other assets have been accepted in satisfaction of an outstanding debt. Loans are generally classified as non-accrual when receivership, insolvency or bankruptcy occurs. Impaired assets in the retail segment are those facilities that are not well secured and past due 180 days or more. Most of these facilities are written off immediately on becoming past due 180 days or more.

The Bank creates a further “portfolio impairment” where there is objective evidence that components of the loan portfolio contain probable losses at the Balance Sheet date, will be identified in the future, or where insufficient data exists to reliably determine whether such losses exist. The estimated probable losses are based upon historical patterns of losses. The calculation is based on statistical methods of credit risk measurement and takes into account current cyclical developments as well as economic conditions in which the borrowers operate.

The occurrence of actual credit losses is erratic in both timing and amount and those that arise usually relate to transactions entered into in previous accounting periods. In order to make the business ultimately accountable for any credit losses they suffer but also to give them the incentive to align their credit risk decisions and risk adjusted pricing with the medium term risk profile of their credit transactions, the Bank uses the concept of expected loss for management purposes. Expected loss is a statistically based measure intended to reflect the annual cost that will arise, on average, over time, from transactions that become impaired, and is a function of the probability of default, current and likely future exposure to the counterparty and the likely severity of the loss should default actually occur.

The Bank uses a portfolio approach to the management of its credit risk. A key element is a well diversified portfolio. The Bank uses various portfolio management tools, including a centralised portfolio model that assesses risk and return on an overall portfolio and segmented basis, to assist in diversifying the credit portfolio. The Bank is involved in credit derivative transactions, has purchased various assets in the market, and has carried out various asset securitisations and a Collateralised Loan Obligation issue.

For further information about the accounting policy for provisions for impairment see Note 1 (n).

Master Netting Arrangements

The Bank further restricts its exposure to credit losses by entering into master netting arrangements with counterparties with which it undertakes a significant volume of transactions. Master netting arrangements do not generally result in an offset of Balance Sheet assets and liabilities as transactions are usually settled on a gross basis. However, the credit risk associated with favourable contacts is reduced by a master netting arrangement to the extent that if an event of default occurs, all amounts with the counterparty are terminated and settled on a net basis. As at 30 June 2007, master netting arrangements reduced the credit risk by approximately $4.8 billion (2006: $3.7 billion).

Commonwealth Bank of Australia Annual Report (US Version) 2007       56

 Notes to the Financial Statements

Note 15 Credit Risk Management (continued)

Total Gross Credit Risk by Industry
	Group
Industry	2007 $M	2006 $M	2005 $M
Australia
Government and public authorities	10,603	6,765	7,125
Agriculture, forestry and fishing	5,938	5,227	5,029
Financial, investment and insurance	38,496	30,114	38,588
Real estate:
Mortgage (1)	167,040	149,958	134,913
Construction (2)	4,222	3,501	2,211
Personal	19,010	16,566	14,970
Lease financing	4,532	4,924	5,055
Other commercial and industrial	82,035	68,253	54,837
Total Australia	331,876	285,308	262,728
Overseas
Government and public authorities	1,271	904	1,385
Agriculture, forestry and fishing	4,180	3,097	3,392
Financial, investment and insurance	18,702	21,469	18,250
Real estate:
Mortgage (1)	29,962	23,267	21,747
Construction (2)	592	294	346
Personal	663	524	581
Lease financing	531	139	195
Other commercial and industrial	15,017	14,686	10,667
Total Overseas	70,918	64,380	56,563

Total Gross Credit Risk	402,794	349,688	319,291
Less unearned income	(1,920)	(1,579)	(1,572)
Total Credit Risk	400,874	348,109	317,719

Charge for Loan Impairment	434	398	322
Loss Rate (%) (3)	0. 11	0. 11	0. 10

(1) Principally owner-occupied housing. (2) Primarily financing real estate and land development projects. (3) The loss rate is the charge as a percentage of the credit risk.

The Group has a good quality and well diversified credit portfolio, with 49.1% of the exposure in domestic mortgage loans and a further 14.3% in finance, investment and insurance (primarily banks). The credit risk exposure represented by Overseas accounts is 17.7% at $70.9 billion of which mortgage loans account for 42.2% at $30 billion.

Overall over 67% of individually rated exposures in the commercial portfolio (including government and finance) are of investment grade or equivalent quality.

Commonwealth Bank of Australia Annual Report (US Version) 2007       57

 Notes to the Financial Statements

Note 15 Credit Risk Management (continued)
The following table sets out the Group’s credit risk by industry and asset class as at 30 June 2007.

	Assets at Fair Value through Income Statement $M	Available For Sale Investments $M	Loans Advances and Other Receivables $M	Bank Acceptances of Customers $M	Derivatives $M	Contingent Liabilities $M	Total $M
Australia
Government and public authorities	3,894	2,456	1,770	439	1,049	995	10,603
Agriculture, forestry and fishing	-	-	3,999	1,811	58	70	5,938
Financial, investment and insurance	10,193	41	7,173	1,445	14,828	2,007	35,687
Real estate:
Mortgage (1)	-	-	161,406	-	-	5,634	167,040
Construction (2)	-	-	2,234	582	55	1,351	4,222
Personal	-	-	18,252	633	3	122	19,010
Lease financing	-	-	4,532	-	-	-	4,532
Other commercial and industrial	4,924	2,948	50,226	13,811	2,753	7,373	82,035
Total Australia	19,011	5,445	249,592	18,721	18,746	17,552	329,067
Overseas
Government and public authorities	383	210	536	-	62	80	1,271
Agriculture, forestry and fishing	-	-	4,166	-	12	2	4,180
Financial, investment and insurance	977	1,841	7,447	-	3,351	2,400	16,016
Real estate:
Mortgage (1)	-	-	28,931	-	-	1,031	29,962
Construction (2)	-	-	512	-	4	76	592
Personal	-	-	660	-	-	3	663
Lease financing	-	-	531	-	-	-	531
Other commercial and industrial	1,098	2,176	10,557	-	172	1,014	15,017
Total Overseas	2,458	4,227	53,340	-	3,601	4,606	68,232
Gross Balances	21,469	9,672	302,932	18,721	22,347	22,158	397,299

Other Risk Concentrations
Receivables due from other financial institutions							5,412
Deposits with regulatory authorities							83
Total Gross Credit Risk							402,794

(1) Principally owner-occupied housing. (2) Primarily financing real estate and land development projects.

Risk concentrations for contingent liabilities are based on the credit equivalent balance in Note 42 Contingent Liabilities, Assets and Commitments. Risk concentrations for derivatives are based on the credit equivalent balance in Note 43 Market Risk.

Commonwealth Bank of Australia Annual Report (US Version) 2007       58

 Notes to the Financial Statements

Note 15 Credit Risk Management (continued)
The following table sets out the Group's credit risk by industry and asset class as at 30 June 2006.

	Assets at Fair Value through Income Statement $M	Available For Sale Investments $M	Loans Advances and Other Receivables $M	Bank Acceptances of Customers $M	Derivatives $M	Contingent Liabilities $M	Total $M
Australia
Government and public authorities	1,282	3,551	1,528	8	52	344	6,765
Agriculture, forestry and fishing	-	-	3,307	1,814	38	68	5,227
Financial, investment and insurance	8,013	122	9,683	1,103	6,518	1,484	26,923
Real estate:
Mortgage (1)	-	-	144,834	-	-	5,124	149,958
Construction (2)	-	-	2,085	411	143	862	3,501
Personal	-	-	16,001	429	3	133	16,566
Lease financing	-	-	4,924	-	-	-	4,924
Other commercial and industrial	3,537	2,338	37,392	14,545	2,486	7,955	68,253
Total Australia	12,832	6,011	219,754	18,310	9,240	15,970	282,117
Overseas
Government and public authorities	361	-	380	-	69	94	904
Agriculture, forestry and fishing	-	-	3,094	-	2	1	3,097
Financial, investment and insurance	1,543	518	8,003	-	4,352	3,137	17,553
Real estate:
Mortgage (1)	-	-	22,287	-	-	980	23,267
Construction (2)	-	-	268	-	3	23	294
Personal	-	-	521	-	-	3	524
Lease financing	-	-	139	-	-	-	139
Other commercial and industrial	1,022	4,674	7,526	-	195	1,269	14,686
Total Overseas	2,926	5,192	42,218	-	4,621	5,507	60,464
Gross Balances	15,758	11,203	261,972	18,310	13,861	21,477	342,581

Other Risk Concentrations
Receivables due from other financial institutions							7,033
Deposits with regulatory authorities							74
Total Gross Credit Risk							349,688

(1) Principally owner-occupied housing. (2) Primarily financing real estate and land development projects.

Risk concentrations for contingent liabilities are based on the credit equivalent balance in Note 42 Contingent Liabilities, Assets and Commitments. Risk concentrations for derivatives are based on the credit equivalent balance in Note 43 Market Risk.

Commonwealth Bank of Australia Annual Report (US Version) 2007       59

 Notes to the Financial Statements

Note 15 Credit Risk Management (continued)
Impaired Assets by Industry and Status As at 30 June 2007
Group
Industry	Total Risk $M	Impaired Assets $M	Provisions for Impairment $M	Write-offs $M	Recoveries $M	Net Write-offs $M
Australia
Government and public authorities	10,603	-	-	-	-	-
Agriculture, forestry and fishing	5,938	5	3	3	(1)	2
Financial, investment and insurance	35,687	4	2	1	(1)	-
Real estate:
Mortgage (1)	167,040	115	23	20	(1)	19
Construction (2)	4,222	9	1	12	(1)	11
Personal	19,010	50	104	409	(78)	331
Lease financing	4,532	28	-	6	(5)	1
Other commercial and industrial	82,035	187	52	58	(12)	46
Total Australia	329,067	398	185	509	(99)	410
Overseas
Government and public authorities	1,271	-	-	-	-	-
Agriculture, forestry and fishing	4,180	-	-	-	-	-
Financial, investment and insurance	16,016	-	1	-	-	-
Real estate:
Mortgage (1)	29,962	13	4	-	-	-
Construction (2)	592	-	-	-	-	-
Personal	664	2	1	7	(4)	3
Lease financing	531	1	1	-	-	-
Other commercial and industrial	15,016	7	7	3	-	3
Total Overseas	68,232	23	14	10	(4)	6
Gross Balances	397,299	421	199	519	(103)	416

Other Risk Concentrations
Receivables due from other financial institutions	5,412
Deposits with regulatory authorities	83
Total Gross Credit Risk	402,794

(1) Principally owner-occupied housing. (2) Primarily financing real estate and land development projects.

Commonwealth Bank of Australia Annual Report (US Version) 2007        60

 Notes to the Financial Statements

Note 15 Credit Risk Management (continued)
As at 30 June 2006
Group
Industry	Total Risk $M	Impaired Assets $M	Provisions for Impairment $M	Write-offs $M	Recoveries $M	Net Write-offs $M
Australia
Government and public authorities	6,765	-	-	1	-	1
Agriculture, forestry and fishing	5,227	12	4	8	(1)	7
Financial, investment and insurance	26,923	2	1	1	(2)	(1)
Real estate:
Mortgage (1)	149,958	40	19	9	(1)	8
Construction (2)	3,501	7	2	5	-	5
Personal	16,566	56	97	388	(100)	288
Lease financing	4,924	12	1	6	(1)	5
Other commercial and industrial	68,253	183	42	68	(17)	51
Total Australia	282,117	312	166	486	(122)	364
Overseas
Government and public authorities	904	-	-	-	-	-
Agriculture, forestry and fishing	3,097	1	-	-	-	-
Financial, investment and insurance	17,553	-	1	-	-	-
Real estate:
Mortgage (1)	23,267	6	2	-	-	-
Construction (2)	294	4	-	-	-	-
Personal	524	2	2	7	(5)	2
Lease financing	139	-	-	-	-	-
Other commercial and industrial	14,686	1	-	4	-	4
Total Overseas	60,464	14	5	11	(5)	6
Gross Balances	342,581	326	171	497	(127)	370

Other Risk Concentrations
Receivables due from other financial institutions	7,033
Deposits with regulatory authorities	74
Total Gross Credit Risk	349,688

(1) Principally owner-occupied housing. (2) Primarily financing real estate and land development projects.

Large Exposures

Concentrations of exposure to any debtor or counterparty group are controlled by a large credit exposure policy. All exposures outside the policy are approved by the Board Risk Committee.

The following table shows the aggregated number of the Bank’s counterparty Corporate and Industrial exposures (including direct and contingent exposures) which individually were greater then 5% of the Group’s capital resources (Tier One and Tier Two capital):

	2007 Number	2006 Number	2005 Number
5% to less than 10% of Group’s capital resources	-	-	1
10% to less than 15% of Group’s capital resources	-	-	-

Commonwealth Bank of Australia Annual Report (US Version) 2007       61

Note 15 Credit Risk Management (continued)
Credit Portfolio Receivables by Industry The following table sets out the distribution of the Group’s loans, advances and other receivables (excluding bank acceptances) by industry.
Industry	2007 $M	2006 $M	2005 $M
Australia
Government and public authorities	1,770	1,528	3,000
Agriculture, forestry and fishing	3,999	3,307	3,213
Financial, investment and insurance	7,173	9,683	5,882
Real estate:
Mortgage (1)	161,406	144,834	129,913
Construction (2)	2,234	2,085	1,694
Personal	18,252	16,001	14,504
Lease financing	4,532	4,924	5,055
Other commercial and industrial	50,226	37,392	31,201
Total Australia	249,592	219,754	194,462
Overseas
Government and public authorities	536	380	216
Agriculture, forestry and fishing	4,166	3,094	3,372
Financial, investment and insurance	7,447	8,003	7,027
Real estate:
Mortgage (1)	28,931	22,287	20,765
Construction (2)	512	268	271
Personal	660	521	552
Lease financing	531	139	195
Other commercial and industrial	10,557	7,526	4,624
Total Overseas	53,340	42,218	37,022
Gross Loans, Advances and Other Receivables	302,932	261,972	231,484

Provisions for Loan Impairment, unearned income, interest reserved and unearned tax remissions on leveraged leases (3)	(3,153)	(2,796)	(3,138)
Net Loans, Advances and Other Receivables	299,779	259,176	228,346

(1) Principally owner-occupied housing. (2) Primarily financing real estate and land development projects. (3) Interest reserved not recognised under AIFRS from 1 July 2005.

Commonwealth Bank of Australia Annual Report (US Version) 2007       62

 Notes to the Financial Statements

Note 16 Asset Quality

Impaired Assets

The Group follows the Australian disclosure requirements for impaired assets contained in AASB 130: Disclosures in the Financial Statements of Banks and similar Financial Institutions.

There are three classifications of impaired assets:

(a) Non Performing, comprising:

•	Any credit risk facility against which an individually assessed provision for impairment has been raised;
•	Any credit risk facility maintained on a cash basis because of significant deterioration in the financial position of the borrower; and
•	Any credit risk facility where loss of principal or interest is anticipated.

All interest charged in the relevant financial period that has not been received in cash is reversed from profit and loss when facilities become classified as non-performing. Interest on these facilities is then only taken to profit if received in cash.

(b) Restructured Facilities, comprising:

•

Credit risk facilities on which the original contractual terms have been modified due to financial difficulties of the borrower. Interest on these facilities is taken to profit and loss. Failure to comply fully with the modified terms will result in immediate reclassification to non-performing.

(c) Assets Acquired through Security Enforcement (“AATSE”), comprising:

•	Other Real Estate Owned (“OREO”), comprising real estate where the Group assumed ownership or foreclosed in settlement of a debt; and
•	Other Assets Acquired through Securities Enforcement (“OAATSE”), comprising assets other than real estate where the Group has assumed ownership or foreclosed in settlement of a debt.

Group
	2007%	2006%	2005%
Impaired Asset Ratios
Gross impaired assets as a % of gross loans and acceptances	0. 13	0. 11	0. 16
Net impaired assets as % of:
Gross loans and acceptances	0. 07	0. 06	0. 09
Total Shareholders’ Equity	0. 91	0. 73	0. 97

Commonwealth Bank of Australia Annual Report (US Version) 2007       63

 Notes to the Financial Statements

Note 16 Asset Quality (continued) Impaired Assets
	Group
	2007 $M	2006 $M	2005 $M
Australia
Non-Performing loans:
Gross balances	398	312	362
Less provisions for impairment	(185)	(166)	(144)
Net Non-Performing Loans	213	146	218

Restructured loans:
Gross balances	-	-	-
Less specific provisions	-	-	-
Net Restructured Loans	-	-	-

Assets Acquired Through Security Enforcement (AATSE):
Gross balances	-	-	-
Less provisions for impairment	-	-	-
Net AATSE	-	-	-
Net Australian impaired assets	213	146	218

Overseas
Non-Performing loans
Gross balances	23	14	14
Less provisions for impairment	(14)	(5)	(13)
Net Non-Performing Loans	9	9	1

Restructured loans:
Gross balances	-	-	-
Less specific provisions	-	-	-
Net Restructured Loans	-	-	-

Asset Acquired Through Security Enforcement (AATSE)
Gross Balance	-	-	-
Less provisions for impairment	-	-	-
Net AATSE	-	-	-
Net overseas impaired assets	9	9	1

Total Net Impaired Assets	222	155	219

Commonwealth Bank of Australia Annual Report (US Version) 2007       64

 Notes to the Financial Statements

Note 16 Asset Quality (continued) Movement in Impaired Asset Balances
	Group
Gross Impaired Assets	2007 $M	2006 $M	2005 $M
Gross impaired assets at beginning of period	326	395	363
New and increased	928	745	769
Balances written off	(482)	(450)	(350)
Returned to performing or repaid	(351)	(364)	(387)
Gross Impaired Assets at Period End	421	326	395

The following amounts comprising loans less than $250,000 are reported in accordance with regulatory returns to APRA. They are not classified as impaired assets and therefore not included within the above impaired assets summary.

	Group
Loans Accruing but Past Due 90 Days or More (Consumer segment)	2007 $M	2006 $M	2005 $M
Housing loans	198	155	183
Other loans	144	137	119
Total	342	292	302

	Group
Net Interest Forgone on Impaired Assets	2007 $M	2006 $M	2005 $M
Australia non-performing facilities	5	11	13
Overseas non-performing facilities	-	-	-
Total Interest Forgone	5	11	13

	Group
Interest Taken to Profit on Impaired Assets	2007 $M	2006 $M	2005 $M
Australia
Non-performing facilities	7	11	9
Restructured facilities	-	-	-
Overseas
Non-performing facilities	-	-	-
Other real estate owned	-	-	-
Total Interest Taken to Profit	7	11	9

Commonwealth Bank of Australia Annual Report (US Version) 2007       65

 Notes to the Financial Statements

Note 16 Asset Quality (continued)
Impaired Assets – Non Performing Loans
Group
	Australia 2007 $M	Overseas 2007 $M	Total 2007 $M	Australia 2006 $M	Overseas 2006 $M	Total 2006 $M
Non-Performing Loans
With provisions	235	15	250	172	10	182
Without provisions	163	8	171	140	4	144
Net balances	398	23	421	312	14	326
Less provisions for impairment	(185)	(14)	(199)	(166)	(5)	(171)
Net Non-Performing Loans	213	9	222	146	9	155

Restructured Loans
Gross balances	-	-	-	-	-	-
Less provisions for impairment	-	-	-	-	-	-
Net Restructured Loans	-	-	-	-	-	-

Other Real Estate Owned (“OREO”) (1)
Gross balances	-	-	-	-	-	-
Less provisions for impairment	-	-	-	-	-	-
Net OREO	-	-	-	-	-	-

Other Assets Acquired Through Security Enforcement (“OAATSE”) (1)
Gross balances	-	-	-	-	-	-
Less provisions for impairment	-	-	-	-	-	-
Net OAATSE	-	-	-	-	-	-

Total Impaired Assets
Gross balances	398	23	421	312	14	326
Less provisions for impairment	(185)	(14)	(199)	(166)	(5)	(171)
Net Impaired Assets	213	9	222	146	9	155

Non-Performing Loans by Size of Loan
Less than $1 million	194	14	208	140	11	151
$1 million to $10 million	151	9	160	125	3	128
Greater than $10 million	53	-	53	47	-	47
Total	398	23	421	312	14	326

Performing Loans 90 days past due or more (2)	279	63	342	250	42	292

(1) Other real estate owned and other assets acquired through security enforcement are sold through the Group’s existing disposal processes. These processes are expected to take no longer than six months.

(2) Comprising loans less than $250,000 in accordance with regulatory returns to APRA. They are not classified as Impaired Assets and therefore are not included within Impaired Assets.

Commonwealth Bank of Australia Annual Report (US Version) 2007       66

 Notes to the Financial Statements

Note 17 Shares in and Loans to Controlled Entities
			Bank
			2007 $M	2006 $M
Shares in controlled entities			23,311	21,619
Loans to controlled entities			14,201	14,531
Total Shares in and Loans to Controlled Entities			37,512	36,150

Note 18 Investment Property
	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Investment Property	-	258	-	-

Investment property which backs liabilities paying a return linked directly to the property’s fair value is measured at fair value through profit and loss. The fair value is based on valuations performed by an independent valuer who holds a recognised and relevant professional qualification and has recent experience in the location and category of the investment property being valued.

This investment represents a 50% interest in a long-term freehold lease over property which is currently classified as an asset held for sale in Note 22.

Amounts recognised in profit and loss relating to investment property
	Group
	2007 $M	2006 $M
Rental income (1)	15	17
Net gains or losses from fair value adjustments (1)	23	6
Direct operating expenses (2)	(2)	(2)
Total	36	21

(1) This income is disclosed as part of Other operating income – Other in Note 2. (2) This expense is disclosed as part of Other operating income – Other in Note 2.

	Group
Investment Property (reconciliation)	2007 $M	2006 $M
Opening balance	258	252
Net gains or losses from fair value adjustments	23	6
Assets reclassified to assets held for sale	(281)	-
Closing balance	-	258

Commonwealth Bank of Australia Annual Report (US Version) 2007       67

 Notes to the Financial Statements

Note 19 Property, Plant and Equipment
	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Land and Buildings
Land
At 30 June 2007 valuation	215	-	193	-
At 30 June 2006 valuation	-	199	-	182
Closing balance	215	199	193	182
Buildings
At 30 June 2007 valuation	361	-	333	-
At 30 June 2006 valuation	-	288	-	263
Closing balance	361	288	333	263
Total Land and Buildings	576	487	526	445

Leasehold Improvements
At cost	822	732	691	633
Provision for depreciation	(441)	(416)	(387)	(362)
Closing balance	381	316	304	271

Equipment
At cost	891	794	606	511
Provision for depreciation	(565)	(505)	(366)	(301)
Closing balance	326	289	240	210

Assets under Lease
At cost	189	238	51	100
Provision for depreciation	(36)	(17)	(9)	-
Closing balance	153	221	42	100

Total Property, Plant and Equipment (1)	1,436	1,313	1,112	1,026

(1) Assets held for sale has been separately disclosed in Note 22.

Land and buildings are carried at fair value based on independent valuations performed in 2007, refer Note 1 (s). Under the cost model these assets would have been recognised at the carrying amount outlined in the table below.

	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Carrying Amount of Land and Buildings under the Cost Model:
Land	115	125	109	122
Buildings	245	225	229	210
Total Land and Buildings	360	350	338	332

Commonwealth Bank of Australia Annual Report (US Version) 2007       68

 Notes to the Financial Statements

Note 19 Property, Plant and Equipment (continued)
Reconciliation of movements in the carrying amount of Property, Plant and Equipment.
	Group		Bank
Reconciliation	2007 $M	2006 $M	2007 $M	2006 $M
Land
Opening balance	199	174	182	159
Acquisitions	-	9	-	8
Disposals/transfers to Assets held for sale	(9)	5	(9)	5
Disposals	(3)	(6)	(3)	(6)
Net revaluations	26	20	24	17
FX translation adjustment	2	(3)	(1)	(1)
Closing balance	215	199	193	182

Buildings
Opening balance	288	293	263	257
Acquisitions	52	39	51	35
Acquisitions attributed to business combinations	-	2	-	-
Disposals/transfers to Assets held for sale	(11)	(13)	(11)	1
Disposals	(2)	(7)	(1)	(6)
Net revaluations	53	(1)	51	(3)
Depreciation	(22)	(22)	(21)	(21)
FX translation adjustment	3	(3)	1	-
Closing balance	361	288	333	263

Leasehold Improvements
Opening balance	316	293	271	245
Acquisitions	122	87	83	77
Acquisitions attributed to business combinations	-	9	-	-
Disposals	(4)	(6)	(3)	(5)
Transfers	-	(7)	-	-
Depreciation	(59)	(56)	(47)	(46)
FX translation adjustment	6	(4)	-	-
Closing balance	381	316	304	271

Equipment
Opening balance	289	249	210	153
Adjustment to opening balance	-	(1)	-	(1)
Acquisitions	139	136	107	109
Disposals/transfers	(12)	(13)	(9)	-
Depreciation	(97)	(77)	(67)	(51)
FX translation adjustment	7	(5)	(1)	-
Closing balance	326	289	240	210

Assets Under Lease
Opening balance	221	116	100	-
Acquisitions	1	114	1	100
Disposals/transfers	(47)	-	(47)	-
Depreciation	(22)	(9)	(12)	-
Closing balance	153	221	42	100

Commonwealth Bank of Australia Annual Report (US Version) 2007       69

 Notes to the Financial Statements

Note 20 Intangible Assets
	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Intangible Assets
Goodwill	7,163	7,200	2,522	2,522
Computer software costs	297	229	262	212
Management fee rights	311	311	-	-
Other	64	69	4	4
Total Intangible Assets	7,835	7,809	2,788	2,738

Goodwill
Purchased goodwill – Colonial	6,705	6,705	2,229	2,229
Purchased goodwill – other	458	495	293	293
Total Goodwill	7,163	7,200	2,522	2,522

Computer Software Costs
Cost	420	290	377	268
Accumulated amortisation	(123)	(61)	(115)	(56)
Total Computer Software Costs	297	229	262	212

Management Fee Rights (1)
Cost	311	311	-	-
Total Management Fee Rights	311	311	-	-

Other
Cost	85	82	4	4
Accumulated amortisation	(21)	(13)	-	-
Total Other	64	69	4	4

Goodwill (reconciliation)
Opening balance	7,200	7,214	2,522	2,522
Additions	3	7	-	-
Impairment	(40)	(21)	-	-
Closing balance	7,163	7,200	2,522	2,522

Computer Software Costs (reconciliation)
Opening balance	229	182	212	153
Additions:
From purchases	20	-	19	-
From internal development	110	90	90	95
Amortisation	(62)	(43)	(59)	(36)
Closing balance	297	229	262	212

Management Fee Rights (reconciliation)
Opening balance	311	224	-	-
Additions
From acquisitions	-	87	-	-
Closing balance	311	311	-	-

Other (reconciliation)
Opening balance	69	36	4	-
Additions:
From acquisitions	3	39	-	4
Amortisation	(8)	(6)	-	-
Closing balance	64	69	4	4

(1) Management fee rights have an indefinite useful life under the contractual terms of the management agreements and are subject to an annual valuation for impairment testing purposes. No impairment was required as a result of this valuation.

Commonwealth Bank of Australia Annual Report (US Version) 2007       70

 Notes to the Financial Statements

Note 20 Intangible Assets (continued)
Segment Allocation of Goodwill

		Group
Segment	2007 $M	2006 $M
Banking (1)	4,360	4,360
Funds Management (2)	2,230	2,267
Insurance (2)	573	573
Total	7,163	7,200

(1) The allocation to Banking includes goodwill related to the acquisitions of Colonial, State Bank of Victoria and 25% of ASB Bank.

(2) The allocation to Funds Management and Insurance principally related to the goodwill on acquisition of Colonial.

Impairment Tests for Goodwill and Intangible Assets with Indefinite Lives

Goodwill has been allocated for impairment testing purposes to cash-generating units in the following business segments: Banking, Funds Management and Insurance. Under AASB 136 a cash-generating unit to which goodwill has been allocated is tested for impairment annually.

Whenever the cash-generating unit is impaired, the carrying amounts containing goodwill are written down to the recoverable amount that has been determined based on net selling price less costs to sell, using an earnings multiple applicable to that type of business, or actuarial assessment.

Group At 30 June 2007
	Australian Retail Banking $M	Funds Management (Excluding Property) $M	Funds Management (Property) $M	Australian Life Insurance $M	New Zealand Banking $M	New Zealand Life Insurance $M
Carrying amount of goodwill	4,149	2,152	78	131	211	442

Key Assumptions Used in Selling Price less Cost to Sell Calculations

Earnings multiples relating to the Group’s Banking and Australian Life Insurance and Funds Management cash-generating units are sourced from publicly available data associated with valuations performed on recent businesses displaying similar characteristics to those cash-generating units, and are applied to current earnings.

The New Zealand Life Insurance cash-generating unit is valued via an actuarial assessment.

The key assumptions used when completing the actuarial assessment included new business multiples, discount rates, investment market returns, mortality, morbidity, persistency and expense inflation. These have been determined by reference to historical company and industry experience and publicly available data.

Note 21 Other Assets
		Group		Bank
	Note	2007 $M	2006 $M	2007 $M	2006 $M
Accrued interest receivable		2,091	1,346	1,893	1,329
Defined benefit superannuation plan surplus	44	1,813	1,228	1,813	1,228
Accrued fees/reimbursements receivable		832	669	581	385
Securities sold not delivered		1,144	1,088	632	659
Intragroup current tax receivable		-	-	352	217
Current tax assets		122	-	-	-
Other		1,155	810	1,515	806
Total Other Assets		7,157	5,141	6,786	4,624

Commonwealth Bank of Australia Annual Report (US Version) 2007       71

 Notes to the Financial Statements

Note 22 Assets Held for Sale
	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Available-for-sale investments (1)	765	-	-	-
Loans, advances and other receivables (1)	306	-	-	-
Investment property (2)	281	-	-	-
Property, plant and equipment	22	1	21	1
Total Assets Held for Sale	1,374	1	21	1

(1) During the year ended 30 June 2007 the Group purchased through Colonial First State a 32% stake in AWG plc. The stake was acquired through the purchase of preference shares and Eurobonds that on acquisition were classified as Assets Held for Sale ($1.3 billion) as the Group intends to dispose of its holding into Australian and European based infrastructure funds within the next 12 months.

Until sold, the Eurobonds are being measured on the same basis as Loans, advances and other receivables, while the preference shares are being measured on the same basis as Available-for-sale investments.

Since acquisition the Group has sold down $189 million worth of Eurobonds and preference shares.

(2) This investment property is measured in accordance with the Group’s policy for investment property backing liabilities that pay a return linked directly to its fair value.

Note 23 Deposits and Other Public Borrowings
	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Australia
Certificates of deposit	20,165	18,185	20,165	18,185
Term deposits	50,888	43,210	49,454	41,611
On demand and short term deposit	93,994	81,547	93,970	83,913
Deposits not bearing interest	6,662	5,872	6,660	5,876
Securities sold under agreements to repurchase	3,323	1,380	3,323	1,380
Total Australia	175,032	150,194	173,572	150,965
Overseas
Certificates of deposit	903	959	903	959
Term deposits	16,416	13,790	4,245	3,922
On demand and short term deposits	9,183	7,088	94	71
Deposits not bearing interest	1,818	1,166	30	9
Securities sold under agreements to repurchase	30	30	100	30
Total Overseas	28,350	23,033	5,372	4,991
Total Deposits and Other Public Borrowings	203,382	173,227	178,944	155,956

Maturity Distribution of Certificates of Deposit and Time Deposits

	Group At 30 June 2007
	Maturing Three Months or Less $M	Maturing Between Three & Six Months $M	Maturing Between Six & Twelve Months $M	Maturing After Twelve Months $M	Total $M
Australia
Certificates of deposit (1)	15,195	2,342	1,806	822	20,165
Time deposits	29,200	7,887	11,797	2,004	50,888
Total Australia	44,395	10,229	13,603	2,826	71,053
Overseas
Certificates of deposit (1)	610	56	202	35	903
Time deposits	10,467	2,984	2,522	443	16,416
Total Overseas	11,077	3,040	2,724	478	17,319
Total Certificates of Deposit and Time Deposits	55,472	13,269	16,327	3,304	88,372

(1) All certificates of deposit issued by the Bank are for amounts greater than $100,000.

Commonwealth Bank of Australia Annual Report (US Version) 2007       72

 Notes to the Financial Statements

Note 24 Payables Due to Other Financial Institutions

	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Australia	4,208	3,354	4,210	3,353
Overseas	10,178	7,830	10,112	7,778
Total Payables due to Other Financial Institutions	14,386	11,184	14,322	11,131

Note 25 Liabilities at Fair Value through Income Statement

		Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Deposits and other borrowings (1)	6,687	6,153	-	-
Debt instruments (1)	8,779	5,573	241	-
Trading liabilities	3,965	2,085	4,965	2,085
Total Liabilities at Fair Value through Income Statement	19,431	13,811	5,206	2,085

(1) Designated at Fair Value through Income Statement at inception as they are managed by the Group on a fair value basis. Designating these liabilities at Fair Value through Income Statement has also eliminated an accounting mismatch created by measuring assets and liabilities on a different basis.

The change in fair value of financial liabilities designated at Fair Value through Income Statement was predominantly attributable to changes in the benchmark interest rate.

The increment on top of the carrying amount that the Group would be contractually required to pay at maturity to the holder of these financial liabilities is $77 million (2006: $99 million).

Note 26 Income Tax Liability

	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Australia
Current tax liability	866	368	797	329
Deferred tax liability (Note 5)	1,181	1,234	712	640
Total Australia	2,047	1,602	1,509	969

Overseas
Current tax liability	16	10	3	5
Deferred tax liability (Note 5)	395	102	19	-
Total Overseas	411	112	22	5
Total Income Tax Liability	2,458	1,714	1,531	974

Commonwealth Bank of Australia Annual Report (US Version) 2007       73

 Notes to the Financial Statements

Note 27 Other Provisions
		Group		Bank
	Note	2007 $M	2006 $M	2007 $M	2006 $M
Provision for:
Long service leave		281	280	267	267
Annual leave		186	186	163	167
Other employee entitlements		95	66	90	66
Restructuring costs		26	37	26	37
General insurance contract outstanding claims		94	85	-	-
Self insurance/non-lending losses		83	90	82	87
Dividends	6	6	6	7	6
Other		107	71	99	60
Total Other Provisions		878	821	734	690

		Group		Bank
Reconciliation		2007 $M	2006 $M	2007 $M	2006 $M
Restructuring costs:
Opening balance		37	18	37	18
Additional provisions		15	37	15	37
Amounts utilised during the year		(26)	(18)	(26)	(18)
Closing balance		26	37	26	37

General insurance claims:
Opening balance		85	100	-	-
Additional provisions		56	32	-	-
Amounts utilised during the year		(47)	(47)	-	-
Closing balance		94	85	-	-

Self insurance/non-lending losses:
Opening balance		90	66	87	66
Additional provisions		25	26	25	23
Amounts utilised during the year		(32)	(2)	(30)	(2)
Closing balance		83	90	82	87

Which new Bank costs:
Opening balance		-	91	-	91
Transfers		-	(46)	-	(46)
Amounts utilised during the year		-	(45)	-	(45)
Closing balance		-	-	-	-

Other:
Opening balance		71	82	60	41
Additional provisions		66	59	63	54
Amounts utilised during the year		(30)	(66)	(24)	(35)
FX translation adjustment		-	(4)	-	-
Closing balance		107	71	99	60

Provision Commentary

Restructuring costs

This provision was raised to provide for formally identified and planned Group restructures and is expected to be utilised by the end of the 2008 financial year.

General Insurance Claims

This provision is to cover future claims on general insurance contracts that have been incurred but not reported.

Self Insurance and Non-Lending Losses

This provision covers certain non-lending losses and non-transferred insurance risk. The provision is reassessed annually in consultation with actuarial advice.

Commonwealth Bank of Australia Annual Report (US Version) 2007       74

 Notes to the Financial Statements

Note 28 Debt Issues
	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Short Term Debt Issues	27,315	22,838	10,288	11,034
Long Term Debt Issues	58,175	55,753	37,472	41,164
Total Debt Issues	85,490	78,591	47,760	52,198

Short Term Debt Issues
AUD Promissory Notes	523	1,081	-	-
AUD Bank Bills	505	505	-	-
AUD Commercial Paper	2,828	-	459	-
US Commercial Paper	7,793	6,861	837	-
Euro Commercial Paper	1,581	4,248	917	4,248
Other	4	6	4	6
Long Term Debt Issues with less than one year to maturity	14,081	10,137	8,071	6,780
Total Short Term Debt Issues	27,315	22,838	10,288	11,034

Long Term Debt Issues
USD Medium Term Notes	30,675	29,475	20,403	27,172
AUD Medium Term Notes	10,918	12,479	3,629	4,232
JPY Medium Term Notes	3,062	1,785	3,062	1,785
GBP Medium Term Notes	3,071	4,088	2,477	2,084
Other Currencies Medium Term Notes	6,876	5,102	6,852	4,897
Offshore Loans (all JPY)	148	147	148	147
Develop Australia bonds (all AUD)	-	217	-	-
Eurobonds	3,425	2,460	901	847
Total Long Term Debt Issues	58,175	55,753	37,472	41,164

Maturity Distribution of Debt Issues
Less than three months	9,698	8,138	4,767	5,640
Between three months to 12 months	17,617	14,700	5,521	5,394
Between one year and five years	35,259	40,874	23,546	30,428
Greater than five years	22,916	14,879	13,926	10,736
Total Debt Issues	85,490	78,591	47,760	52,198

The Bank’s debt issues include a Euro Medium Term Note program under which it may issue notes up to an aggregate amount outstanding of USD 50 billion. The Bank also has a US Medium Term Note program under which it may issue notes up to an aggregate amount outstanding of USD 15 billion. Notes issued under debt programs are both fixed and variable rate. Interest rate risk associated with the notes is incorporated within the Bank’s interest rate risk framework.

Subsequent to 30 June 2007, notable debt issuances of the Bank under these specified programs include:

•   USD medium term notes: between one and five years – USD 49 million (AUD 58 million); greater than five years – USD 242 million (AUD 285 million);

•   CHF medium term notes: between one and five years – CHF 200 million (AUD 191 million);

•   EUR medium term notes: greater than five years – EUR 2.5 million (AUD 4 million);

•   JPY medium term notes: between one and five years – JPY 20 billion (AUD 192 million); greater than five years – JPY 14 billion (AUD 135 million);

•   SGD medium term notes: between one and five years – SGD 4 million (AUD 3 million); and

•   ILS medium term notes: greater than five years – ILS 97 million (AUD 27 million).

Where any debt issue is booked in an offshore branch or subsidiary, the amounts have first been converted into the functional currency of the branch at a branch defined exchange rate, before being converted into the AUD equivalent.

Where proceeds have been employed in currencies other than that of the ultimate repayment liability, swaps or other risk management arrangements have been entered into.

Commonwealth Bank of Australia Annual Report (US Version) 2007        75

 Notes to the Financial Statements

Note 28 Debt Issues (continued) Short Term Borrowings The following table analyses the Group’s short term borrowings for the financial years ended 30 June 2007, 2006 and 2005.
	Group
	2007	2006	2005
	(AUD Millions, except where indicated)
US Commercial Paper
Outstanding at period end (1)	7,793	6,861	10,661
Maximum amount outstanding at any month end (2)	10,438	13,717	10,698
Approximate average amount outstanding	7,953	9,754	10,341
Approximate weighted average rate on:
Average amount outstanding	5. 3%	4. 4%	1. 2%
Outstanding at period end	5. 3%	5. 2%	1. 5%

Euro Commercial Paper
Outstanding at period end (1)	1,581	4,248	4,976
Maximum amount outstanding at any month end (2)	1,581	4,441	6,146
Approximate average amount outstanding (2)	940	3,177	3,800
Approximate weighted average rate on:
Average amount outstanding	4. 2%	4. 4%	2. 2%
Outstanding at period end	4. 7%	5. 2%	2. 8%

AUD Commercial Paper
Outstanding period end (1) (3)	3,955	1,592	1,838
Maximum amount outstanding at any month end (2)	9,619	2,665	2,110
Approximate average amount outstanding (2)	7,413	1,880	1,790
Approximate weighted average rate on:
Average amount outstanding	6. 3%	6. 3%	5. 8%
Outstanding at period end	6. 4%	6. 4%	5. 7%

(1) The amount outstanding at period end is reported on a book value basis (amortised cost).

(2) The maximum and average amounts over the period are reported on a face value basis because the book values of these amounts are not available. Any differences between face value and book value would not be material given the short term nature of the borrowings.

(3) Other short term borrowings have been included in AUD Commercial Paper for the purposes of this analysis.

Exchange Rates Utilised	Currency	As At 30 June 2007	As At 30 June 2006
AUD 1.00 =	USD	0. 8497	0. 7428
	EUR	0. 6319	0. 5848
	GBP	0. 4241	0. 4053
	JPY	104. 889	85. 276
	NZD	1. 102	1. 214
	HKD	6. 6426	5. 7698
	CAD	0. 8987	0. 8247
	CHF	1. 0470	0. 9167
	ILS	3. 6054	3. 3042
	SGD	1. 3023	1. 1796

Commonwealth Bank of Australia Annual Report (US Version) 2007       76

 Notes to the Financial Statements

Note 28 Debt Issues (continued)

Guarantee Arrangements

Commonwealth Bank of Australia

The due payment of all monies payable by the Bank was guaranteed by the Commonwealth of Australia under section 117 of the Commonwealth Banks Act 1959 (as amended) at 30 June 1996. This guarantee has been progressively phased out following the sale of the Commonwealth of Australia’s shareholding in the Bank on 19 July 1996.

The transitional arrangements for phasing out the Commonwealth of Australia’s guarantee are contained in the Commonwealth Bank Sale Act 1995.

In relation to the Commonwealth of Australia’s guarantee of the Bank’s liabilities, transitional arrangements provided that:

••  All demand deposits and term deposits were guaranteed for a period of three years from 19 July 1996, with term deposits outstanding at the end of that three year period being guaranteed until maturity; and

••  All other amounts payable under a contract that was entered into, or under an instrument executed, issued, endorsed or accepted by the Bank at 19 July 1996 will be guaranteed until their maturity.

Accordingly, demand deposits are no longer guaranteed. Term deposits outstanding at 19 July 1999 remain guaranteed until maturity. The run-off of the Government guarantee has no effect on the Bank’s access to deposit markets.

Commonwealth Development Bank

On 24 July 1996, the Commonwealth of Australia sold its 8.1% shareholding in the Commonwealth Development Bank of Australia Limited (CDBL) to the Bank for $12.5 million.

Under the arrangements relating to the purchase by the Bank of the Commonwealth of Australia’s shareholding in the CDBL:

••  All lending assets as at 30 June 1996 have been quarantined in CDBL, consistent with the charter terms on which they were written;

••  The CDBL’s liabilities continue to remain guaranteed by the Commonwealth of Australia; and

••  CDBL ceased to write new business or incur additional liabilities from 1 July 1996. From that date, new business that would have previously been written by CDBL is being written by the rural arm of the Bank.

The due payment of all monies payable by CDBL to a person other than the Commonwealth of Australia is guaranteed by the Commonwealth of Australia under Section 117 of the Commonwealth Banks Act 1959 (as amended). This guarantee will continue to be provided by the Commonwealth of Australia whilst quarantined assets are held. The value of the liabilities under the guarantee will diminish as quarantined assets reach maturity and are repaid.

State Bank of NSW (also known as Colonial State Bank)

The enabling legislation for the sale of the State Bank of New South Wales Limited (SBNSW), the State Bank (Privatisation) Act 1994 – Section 12 and the State Bank (Corporatisation) Act 1989 – Section 12 (as amended), provides in general terms for a guarantee by the NSW Government in respect of all funding liabilities and off-balance sheet products (other than demand deposits) incurred or issued prior to 31 December 1997 by SBNSW until maturity and a guarantee for demand deposits accepted by SBNSW up to 31 December 1997. Other obligations incurred before 31 December 1994 are also guaranteed to their maturity. On 4 June 2001 Commonwealth Bank of Australia became the successor in law to SBNSW pursuant to the Financial Sector Transfer of Business Act 1999. The NSW Government guarantee of the liabilities and products as described above continues unchanged by the succession.

Note 29 Managed Funds Units on Issue
	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Managed funds units on issue	310	1,109	-	-

Managed funds units on issue represents the liability to minority interest unit holders in funds which have been consolidated by the Group.

Commonwealth Bank of Australia Annual Report (US Version) 2007       77

 Notes to the Financial Statements

Note 30 Bills Payable and Other Liabilities

					Group		Bank
				Note	2007 $M	2006 $M	2007 $M	2006 $M
Bills payable					978	830	800	773
Accrued interest payable					1,949	1,587	1,710	1,408
Accrued fees and other items payable					1,794	1,408	1,322	1,057
Defined benefit superannuation plan deficit				44	29	65	29	65
Securities purchased not delivered					1,519	1,097	981	655
Other liabilities					1,077	1,066	1,524	341
Total Bills Payable and Other Liabilities					7,346	6,053	6,366	4,299

Note 31 Loan Capital
				Group			Bank
		Currency Amount (M)	Footnotes	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M	2005 $M
Tier One Loan Capital
Exchangeable	FRN	USD38	(1)	44	50	49	44	50	49
Exchangeable	FRN	USD71	(2)	84	96	124	84	96	124
Undated	FRN	USD100	(3)	118	135	131	118	135	131
Undated	TPS	USD550	(4)	647	740	-	647	740	719
Undated	PERLS II	AUD750	(5)	750	750	-	750	750	-
Undated	PERLS III	AUD1,166	(6)	1,166	1,166	-	1,166	1,166	-
Undated	TPS	USD700	(7)	-	-	-	824	942	-
Total Tier One Loan Capital				2,809	2,937	304	3,633	3,879	1,023
Tier Two Loan Capital
Extendible	FRN	AUD275	(8)	275	275	275	275	275	275
Subordinated	FRN	AUD25	(9)	25	25	25	25	25	25
Subordinated	Notes	USD300	(10)	353	404	549	353	404	549
Subordinated	EMTN	JPY20,000	(11)	191	235	216	191	235	216
Subordinated	EMTN	USD400	(12)	-	539	501	-	539	501
Subordinated	EMTN	GBP200	(13)	-	493	408	-	493	408
Subordinated	EMTN	JPY30,000	(14)	286	352	387	286	352	387
Subordinated	Notes	AUD130	(15)	-	-	130	-	-	130
Subordinated	Notes	USD350	(16)	412	471	536	412	471	536
Subordinated	EMTN	GBP150	(17)	354	370	373	354	370	373
Subordinated	MTN	AUD300	(18)	300	300	300	300	300	300
Subordinated	FRN	AUD200	(18)	200	200	200	200	200	200
Subordinated	EMTN	JPY10,000	(19)	95	117	127	95	117	127
Subordinated	EMTN	USD500	(20)	588	673	711	588	673	711
Subordinated	FRN	AUD300	(21)	300	300	300	300	300	300
Subordinated	EMTN	EUR300	(22)	475	513	501	475	513	501
Subordinated	EMTN	USD61	(23)	71	81	126	71	81	126
Subordinated	Notes	NZD350	(24)	318	288	322	318	288	322
Subordinated	EMTN	JPY10,000	(25)	95	117	-	95	117	-
Subordinated	FRN	AUD300	(26)	300	300	-	300	300	-
Subordinated	EMTN	CAD300	(27)	334	364	-	334	364	-
Subordinated	Loan	JPY5,000	(28)	48	59	-	48	59	-
Subordinated	EMTN	USD200	(29)	235	269	-	235	269	-
Subordinated	Notes	NZD183	(30)	166	151	-	-	-	-
Subordinated	FRN	AUD200	(31)	200	-	-	200	-	-
Subordinated	EMTN	USD300	(32)	353	-	-	353	-	-
Subordinated	EMTN	USD650	(33)	765	-	-	765	-	-
Subordinated	FRN	AUD350	(34)	350	-	-	350	-	-
Subordinated	MTN	AUD150	(34)	150	-	-	150	-	-
Total Tier Two Loan Capital				7,239	6,896	5,987	7,073	6,745	5,987
Fair value hedge and effective yield adjustments				(48)	62	-	(284)	64	-
Total Loan Capital				10,000	9,895	6,291	10,422	10,688	7,010

Commonwealth Bank of Australia Annual Report (US Version) 2007       78

 Notes to the Financial Statements

Note 31 Loan Capital (continued)

(1) USD 300 million undated Floating Rate Notes (FRNs) issued 11 July 1988 exchangeable into dated FRNs.

Outstanding notes at 30 June 2007 were:

Undated:	USD 37.5 million

(2) USD 400 million undated FRNs issued 22 February 1989 exchangeable into dated FRNs.

Outstanding notes at 30 June 2007 were:

Due February 2008:	USD 7 million
Due February 2011:	USD 64 million

(3) USD 100 million undated capital notes issued on 15 October 1986.

The Bank has entered into separate agreements with the Commonwealth of Australia relating to each of the above issues (the “Agreements”) which qualify the issues as Tier One capital.

The Agreements provide that, upon the occurrence of certain events listed below, the Bank may issue either fully paid ordinary shares to the Commonwealth of Australia or (with the consent of the Commonwealth of Australia) rights to all Shareholders to subscribe for fully paid ordinary shares up to an amount equal to the outstanding principal value of the relevant note issue or issues plus any interest paid in respect of the notes for the most recent financial year and accrued interest. The issue price of such shares will be determined by reference to the prevailing market price for the Bank’s shares.

Any one or more of the following events may trigger the issue of shares to the Commonwealth of Australia or a rights issue:

•	A relevant event of default (discussed below) occurs in respect of a note issue and the Trustee of the relevant notes gives notice to the Bank that the notes are immediately due and payable;
•	The most recent audited annual Financial Statements of the Group show a loss (as defined in the Agreements);
•	The Bank does not declare a dividend in respect of its ordinary shares;
•	The Bank, if required by the Commonwealth of Australia and subject to the agreement of the APRA, exercises its option to redeem a note issue; or
•	In respect of Undated FRNs which have been exchanged to Dated FRNs, the Dated FRNs mature.

Any payment made by the Commonwealth of Australia pursuant to its guarantee in respect of the relevant notes will trigger the issue of shares to the Commonwealth of Australia to the value of such payment.

The relevant events of default differ depending on the relevant Agreement. In summary, they cover events such as failure of the Bank to meet its monetary obligation in respect of the relevant notes; the insolvency of the Bank; any law being passed to dissolve the Bank or the Bank ceasing to carry on general Banking business in Australia; and the Commonwealth of Australia ceasing to guarantee the relevant notes. In relation to Dated FRNs which have matured to date, the Bank and the Commonwealth agreed to amend the relevant Agreement to reflect that the Commonwealth of Australia was not called upon to subscribe for fully paid ordinary shares up to an amount equal to the principal value of the maturing FRNs.

(4) TPS 2003

Each trust preferred security represents a beneficial ownership interest in the assets of CBA Capital Trust. The sole assets of CBA Capital Trust are the funding preferred securities issued by CBA Funding Trust, which represent preferred beneficial ownership interests in the assets of CBA Funding Trust, and a limited CBA guarantee.

CBA Funding Trust applied all of the proceeds from the sale of the funding preferred securities to purchase the convertible notes from the Bank’s New Zealand Branch.

The trust preferred securities provide for a semi-annual cash distribution in arrears at the annual rate of 5.805%. The distributions on the trust preferred securities are non-cumulative. CBA Capital Trust’s ability to pay distributions on the trust preferred securities is ultimately dependent upon the ability of CBA to make interest payments on the convertible notes.

The Bank’s New Zealand branch will make interest payments on the convertible notes only if and when declared by the Board of Directors of CBA. The Board of Directors is not permitted, unless approved by APRA, to declare interest.

If interest is not paid on the convertible notes on an interest payment date, holders will not receive a distribution on the trust preferred securities and, unless at the time of the non-payment the Bank is prevented by applicable law from issuing the CBA preference shares, convertible notes will automatically convert into CBA preference shares, which will result in mandatory redemption of trust preferred securities for American Depository Shares (“ADS”).

No later than 35 business days prior period to June 30, 2015, holders may deliver a notice to CBA requiring it to exchange each trust preferred security for CBA ordinary shares. The Bank may satisfy the obligation to deliver ordinary shares in exchange for the trust preferred securities by either delivering the applicable number of ordinary shares or by arranging for the sale of the trust preferred securities at par and delivering the proceeds to the holder. Subject to the approval of APRA, holders may exchange trust preferred securities for the Bank’s ordinary shares earlier than June 30, 2015 if, prior to that date, a takeover bid or scheme of arrangement in relation to a takeover has occurred.

If CBA Capital Trust is liquidated, dissolved or wound up and its assets are distributed, for each trust preferred security owned, the holder is entitled to receive the stated liquidation amount of US $1,000, plus the accrued but unpaid distribution for the then current distribution period. Holders may not receive the full amount payable on liquidation if CBA Capital Trust does not have enough funds.

The trustees of CBA Capital Trust can elect to dissolve CBA Capital Trust and distribute the funding preferred securities if at any time certain changes in tax law or other tax-related events or the specified changes in US investment Company law occur.

Neither the trust preferred securities nor the funding preferred securities can be redeemed at the option of their holders. Other than in connection with an acceleration of the principal of the convertible notes upon the occurrence of an event of default, neither the trust preferred securities nor the funding preferred securities are repayable in cash unless the Bank’s New Zealand branch, at its sole option, redeems the convertible notes.

Commonwealth Bank of Australia Annual Report (US Version) 2007       79

 Notes to the Financial Statements

Note 31 Loan Capital (continued)

The Bank’s New Zealand branch may redeem the convertible notes for cash: before 30 June 2015, in whole, but not in part, and only if the specified changes in tax law or other tax-related events, the specified changes in US investment Company law and‚ changes in the "Tier One'' regulatory capital treatment of the convertible notes, or certain corporate transactions involving a takeover bid or a scheme of arrangement in relation to a takeover described in this offering memorandum occur; and at any time on or after 30 June 2015. The Bank’s New Zealand branch must first obtain the approval of APRA to redeem the convertible notes for cash.

CBA guarantees:

•	Semi-annual distributions on the funding preferred securities by CBA Funding Trust to CBA Capital Trust to the extent CBA Funding Trust has funds available for distribution;
•	Semi-annual distributions on the trust preferred securities by CBA Capital Trust to the extent CBA Capital Trust has funds available for distribution;
•

The redemption amount due to CBA Capital Trust if CBA Funding Trust is obligated to redeem the funding preferred securities for cash and to the extent CBA Funding Trust has funds available for payment;

•	The redemption amount due if CBA Capital Trust is obligated to redeem the trust preferred securities for cash and to the extent CBA Capital Trust has funds available for payment;
•

The delivery of ADSs to CBA Capital Trust by CBA Funding Trust if CBA Funding Trust is obligated to redeem the funding preferred securities for ADSs and to the extent that CBA Funding Trust has ADSs available for that redemption;

•

The delivery of ADSs by CBA Capital Trust if CBA Capital Trust is obligated to redeem the trust preferred securities for ADSs and to the extent that CBA Capital Trust has ADSs available for that redemption;

•

The delivery of funding preferred securities by CBA Capital Trust upon dissolution of CBA Capital Trust as a result of a tax event or an event giving rise to a more than insubstantial risk that CBA Capital Trust is or will be considered an investment Company which is required to be registered under the Investment Company Act;

•

The payment of the liquidation amount of the funding preferred securities if CBA Funding Trust is liquidated, to the extent that CBA Funding Trust has funds available after payment of its creditors; and

•	The liquidation amount of the trust preferred securities if CBA Capital Trust is liquidated, to the extent that CBA Capital Trust has funds available after payment of its creditors.

The CBA guarantee does not cover the non-payment of distributions on the funding preferred securities to the extent that CBA Funding Trust does not have sufficient funds available to pay distributions on the funding preferred securities.

Trust preferred securities have limited voting rights.

Trust preferred securities have the right to bring a direct action against the Bank if:

•	The Bank’s New Zealand branch does not pay interest on or the redemption price of the convertible notes to CBA Funding Trust in accordance with their terms;
•	The Bank’s New Zealand branch does not deliver ADSs representing CBA preference shares to CBA Funding Trust in accordance with the terms of the convertible notes;
•	The Bank does not perform its obligations under its guarantees with respect to the trust preferred securities and the funding preferred securities; or
•	The Bank does not deliver cash or ordinary shares on 30 June 2015.

(5) PERLS II

On 6 January 2004 a wholly owned entity of the Bank, Commonwealth Managed Investments Limited as Responsible Entity of the PERLS II Trust (“CMIL”) issued $750m of Perpetual Exchangeable Resettable Listed Securities (“PERLS II”). These securities qualify as Tier One capital of the Bank. These securities are units in a registered managed investments scheme, perpetual in nature, offering a non-cumulative floating rate distribution payable quarterly. The Distributions paid to PERLS II Holders are sourced from interest paid on the Convertible Notes issued by the Bank (through its New Zealand Branch) to CMIL.

The Distribution Rate is a floating rate calculated as the Bank Bill Swap Rate plus a margin of 0.95% multiplied by (1- Australian corporate tax rate).

The Bank expects Distributions to be fully franked. If CMIL gives notice that a Distribution in any Distribution Period will not be fully franked, PERLS II Holders may elect to exchange their PERLS II on the next Distribution Date.

If any Distribution is not paid in full within 20 Business Days after a Distribution Date, the Bank must not pay any interest, declare or pay any dividend or distribution from the income or capital of the Bank, return any capital or undertake any Buy-backs, redemptions or repurchases in relation to any securities of the Bank that rank equally for interest payments or distributions with, or junior to, any Capital Securities of the Bank that rank equally with PERLS II unless and until either:

•	Four consecutive Distributions are paid in full;

•	The Bank (with the approval of APRA) and CMIL have paid PERLS II Holders an amount or amounts (in aggregate) equal to their full distribution entitlements for four consecutive Distribution Periods; or
•	PERLS II Holders pass a Special Resolution approving the payment, dividend, distribution, capital return, Buy-back, redemption or repurchase.

The first Rollover Date will be 15 March 2009. On this date and each subsequent Rollover Date, the Bank can reset some of the terms of its Convertible Notes including the Margin over BBSW.

PERLS II Holders may request that their PERLS II be exchanged on the Rollover Date. PERLS II Holders who do not request exchange will be deemed to have accepted the new terms offered.

In addition to exchange on a rollover date, PERLS II Holders may request that each PERLS II be exchanged:

•	Upon the occurrence of a Change of Control Event; or
•	If CMIL gives notice that a Distribution will not be fully franked for any Distribution Period.

On exchange, at the Bank’s election, PERLS II Holders will receive for their PERLS II, one or a combination of the following alternatives:

•	The number of Ordinary Shares determined as set out below; or
•	$200 cash (subject to APRA approval).

Commonwealth Bank of Australia Annual Report (US Version) 2007       80

 Notes to the Financial Statements

Note 31 Loan Capital (continued)

The Bank, subject to APRA approval, may exchange some or all of the PERLS II, at its election, for Ordinary Shares or $200 cash for each PERLS II:

(i) on a Rollover Date;

(ii) if a Regulatory Event or Tax Event occurs;

(iii) if the Responsible Entity is removed or retires as responsible entity of the Trust and the Bank has not given its consent to the change of the responsible entity;

(iv) if PERLS II Holders requisition a meeting to approve an amendment to the Constitution or to remove the Responsible Entity as responsible entity of the Trust and the Bank has not given its consent to such amendment or change of responsible entity;

(v) if the ability of the Responsible Entity to redeem PERLS II is impaired or removed; or

(vi) if the aggregate Face Value of PERLS II is less than $50 million.

PERLS II will automatically exchange for Ordinary Shares if:

•	A Default Event occurs; or
•	An APRA Event occurs.

PERLS II Holders will be entitled to vote at any meeting of Unitholders of the Trust. PERLS II do not have voting rights at any meeting of the Bank.

(6) PERLS III

On 6 April 2006 a wholly owned entity of the Bank (Preferred Capital Limited) issued $1,166 million of Perpetual Exchangeable Repurchaseable Listed Shares (PERLS III). PERLS III are preference shares in a special purpose Company, (the ordinary shares of which are held by the Bank), perpetual in nature, offering a non-cumulative floating rate distribution payable quarterly. The shares qualify as Tier One capital of the Bank.

The Dividends paid to PERLS III Holders will be primarily sourced from interest paid on the Convertible Notes issued by CBA NZ to PCL. The payment of interest on the underlying Convertible Notes and Dividends on PERLS III are not guaranteed and are subject to a number of conditions including the availability of profits and the Board (of the Bank in relation to Convertible Note interest, or of PCL in relation to PERLS III Dividends) resolving to make the payment.

The Dividend Rate is a floating rate calculated for each Dividend Period as the sum of the Margin per annum plus the Market Rate per annum multiplied by (One – Tax Rate). The Initial Margin is 1.05% over Bank Bill Swap Rate and the Step-up Margin, effective from the “Step-up Date” on 6 April 2016, is the Initial Margin plus 1.00% per annum.

If each PERLS III Holder is not paid a dividend in full within 20 Business Days of the Dividend Payment Date, the Bank is prevented from paying any interest, dividends or distributions, or undertaking certain other transactions, in relation to any securities of the Bank that rank for interest payments or distributions equally with, or junior to, the Convertible Notes or Bank PERLS III Preference Shares. This Dividend Stopper applies until an amount in aggregate equal to the full dividend on PERLS III for four consecutive dividend periods has been paid to PERLS III Holders.

 PERLS III will automatically exchange for Bank PERLS III Preference Shares:

•	On a failure by PCL to pay a Dividend;
•	At any time at the Bank’s discretion; or
•	10 Business Days before the Conversion Date

Subject to APRA approval, PCL may elect to exchange PERLS III for the Conversion Number of Bank Ordinary Shares or $200 cash for each PERLS III:

•	On the Step-up Date or any Dividend Payment Date after the Step-up Date; or
•	If a Regulatory Event or Tax Event occurs

PERLS III will automatically exchange for Bank Ordinary Shares if:

•	An APRA Event occurs;
•	A Default Event occurs; or
•	A Change of Control Event occurs.

PERLS III will be automatically exchanged for Bank PERLS III Preference Shares no later than 10 Business Days prior to 6 April 2046 (if they have not been exchanged before that date).

Holders are not entitled to request exchange or redemption of PERLS III or Bank PERLS III Preference Shares.

Holders of PERLS III are entitled to vote at a general meeting of PCL on certain issues. PERLS III holders have no rights at any meeting of the Bank.

(7) TPS 2006

On 15 March 2006 a wholly owned entity of the Bank issued USD 700 million (AUD 942 million) of perpetual non-call 10 year trust preferred securities into US Capital Markets.

Each trust preferred security represents a preferred beneficial ownership interest in the assets of CBA Capital Trust II. The trust preferred securities are guaranteed by CBA. The trust preferred securities form part of the Bank’s Tier One capital.

CBA Capital Trust II is a statutory trust established under Delaware law that exists for the purpose of issuing the trust preferred securities, acquiring and holding the subordinated notes issued by a CBA NZ subsidiary, the subordinated notes guarantee and the CBA preference shares.

Cash distributions on the trust preferred securities are at the fixed rate of 6.024% payable semi-annually to 15 March 2016. Cash distributions on the trust preferred securities will accrue at the rate of LIBOR plus 1.740% per annum payable quarterly in arrears after that date.

Cash distributions on the trust preferred securities will be limited to the interest CBA NZ Sub pays on the subordinated notes, payments in respect of interest on the subordinated notes by CBA NZ Branch as guarantor under the subordinated notes guarantee and, after 15 March 2016, the dividends CBA pays on the CBA preference shares. Payments in respect of cash distributions will be guaranteed on a subordinated basis by CBA, as guarantor, but only to extent CBA Capital Trust II has funds sufficient for the payment

There are restrictions on CBA NZ Sub’s ability to make payments on the subordinated notes, CBA NZ Branch’s ability to make payments on the CBA NZ Branch notes and the subordinated notes guarantee and CBA’s ability to make payments on the CBA preference shares. Distributions on the trust preferred securities are not cumulative.

Commonwealth Bank of Australia Annual Report (US Version) 2007       81

  Notes to the Financial Statements

Note 31 Loan Capital (continued)

Failure to pay in full a distribution within 21 business days will result in the distribution to holders of one CBA preference share for each trust preferred security held in redemption of the trust preferred securities.

If CBA Capital Trust II is liquidated, dissolved or wound up and its assets are distributed, for each trust preferred security, holders are entitled to receive the stated liquidation amount of US$1,000, plus the accrued but unpaid distribution for the then current distribution payment period, after it has paid liabilities it owes to its creditors.

The trust preferred securities are subject to redemption for cash, qualifying Tier One securities or CBA preference shares if CBA redeems or varies the terms of the CBA preference shares. The trust preferred securities are also subject to redemption if any other assignment event occurs.

If the CBA preference shares are redeemed for qualifying Tier One securities or the terms thereof are varied, holders will receive one CBA preference share or US$1,000 liquidation amount or similar amount of qualifying Tier One securities for each trust preferred security held.

Holders of trust preferred securities generally will not have any voting rights except in limited circumstances.

The holders of a majority in liquidation amount of the trust preferred securities, acting together as a single class, however, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee of CBA Capital Trust II or direct the exercise of any trust or power conferred upon the property trustee of CBA Capital Trust II, as holder of the subordinated notes and the CBA preference shares.

Trust preferred securities holders have the right to bring a direct action against:

•	CBA NZ Sub if CBA NZ Sub does not pay when due interest on the subordinated notes or certain other amounts payable under the subordinated notes to CBA Capital Trust II in accordance with their terms;
•	The Bank if it does not perform its obligations under the trust guarantee; and
•	CBA NZ Branch or the Bank if CBA NZ Branch does not perform its obligations under the subordinated notes guarantee or under the CBA NZ Branch notes.

The Bank will guarantee the trust preferred securities:

•

Cash distributions on the trust preferred securities by CBA Capital Trust II to holders of trust preferred securities on distribution payment dates, to the extent CBA Capital Trust II has funds available for distribution;

•

The cash redemption amount due to holders of trust preferred securities if CBA Capital Trust II is obligated to redeem the trust preferred securities for cash, to the extent CBA Capital Trust II has funds available for distribution;

•

The delivery of CBA preference shares or qualifying Tier One securities to holders of trust preferred securities if CBA Capital Trust II is obligated to redeem the trust preferred securities for CBA preference shares or qualifying Tier One securities, to the extent CBA Capital Trust II has or is entitled to receive such securities available for distribution; and

•	The payment of the liquidation amount of the trust preferred securities if CBA Capital Trust II is liquidated, to the extent that CBA Capital Trust II has funds available for distribution.

The trust guarantee does not cover the failure to pay distributions or make other payments or distributions on the trust preferred securities to the extent that CBA Capital Trust II does not have sufficient funds available to pay distributions or make other payments or deliveries on the trust preferred securities.

Upon the occurrence of an assignment event, with respect to the subordinated notes comprising a part of the units CBA Capital Trust II holds to which such assignment event applies:

•	The subordinated notes will detach from the CBA preference shares that are part of those units and automatically be transferred to CBA;
•

If the assignment event is the cash redemption of CBA preference shares, upon receipt, CBA Capital Trust II will pay to the holders of the trust preferred securities called for redemption the cash redemption price for those CBA preference shares and the accrued and unpaid interest on the subordinated notes that were part of the units with those CBA preference shares;

•

If the assignment event is not the cash redemption of CBA preference shares, CBA Capital Trust II will deliver to all holders of trust preferred securities in redemption thereof one CBA preference share for each US$1,000 liquidation preference of trust preferred securities to be redeemed or, if qualifying Tier One securities are delivered, US$1,000 liquidation amount or similar amount of qualifying Tier One securities for each US$1,000 liquidation amount of trust preferred securities to be redeemed, and the CBA preference shares or qualifying Tier One securities will accrue non-cumulative dividends or similar amounts at the rate of 6.024% per annum to but excluding March 15, 2016 and at the rate of LIBOR plus 1.740% per annum thereafter.

If the Bank is liquidated, holders of CBA preference shares will be entitled to receive an amount equal to a liquidation preference out of surplus assets of US$1,000 per CBA preference share plus accrued and unpaid dividends for the then current dividend payment period plus any other dividends or other amounts to which the holder is entitled under the Constitution.

Subject to APRA’s prior approval, prior to the occurrence of an assignment event that applies to all of the subordinated notes, the Bank may pay an optional dividend on the CBA preference shares if CBA NZ Sub or CBA NZ Branch, as guarantor, has failed to pay in full interest on the subordinated notes or the Bank has failed to pay in full dividends on the CBA preference shares on any interest payment date and/or dividend payment date.

On or after 15 March 2016, the Bank may redeem the CBA preference shares for cash, in whole or in part, on any date selected by us at a redemption price equal to US$1,000 per share plus any accrued and unpaid dividends for the then current dividend payment period, if any.

Prior to 15 March 2016, the Bank may redeem the CBA preference shares for cash, vary the terms of the CBA preference shares or redeem the CBA preference shares for qualifying Tier One securities, in whole but not in part, on any date selected by the Bank:

•

If the CBA preference shares are held by CBA Capital Trust II, upon the occurrence of a trust preferred securities tax event, an adverse tax event, an investment Company event or a regulatory event; or

•	If the CBA preference shares are not held by CBA Capital Trust II, upon the occurrence of a preference share withholding tax event, an adverse tax event or a regulatory event.

Commonwealth Bank of Australia Annual Report (US Version) 2007       82

Notes to the Financial Statements

Note 31 Loan Capital (continued)

Holders of CBA preference shares will be entitled to vote together with the holders of our ordinary shares on the basis of one vote for each CBA preference share:

•	During a period in which a dividend (or part of a dividend) in respect of the CBA preference shares is in arrears;
•	On a proposal to reduce share capital;
•	On a proposal that affects rights attached to the CBA preference shares;
•	On a resolution to approve the terms of a Buy-back agreement;
•	On a proposal for the disposal of the whole of the Group’s property, business and undertaking; and
•	On a proposal to wind up and during the winding up of the Group.

The rights attached to the CBA preference shares may not be changed except with any required regulatory approvals and with the consent in writing of the holders of at least 75% of the CBA preference shares.

CBA NZ Sub may not make payments on the subordinated notes, CBA NZ Branch may not make payments on the subordinated notes guarantee or the CBA NZ Branch notes and CBA may not make payments on the CBA preference shares if an APRA condition exists; if a CBA stopper resolution has been passed and not been rescinded or if CBA NZ Sub, CBA NZ branch or CBA, as the case may be, is prohibited from making such a payment by instruments or other obligations of CBA.

If distributions, interest or dividends are not paid in full on a payment date; the redemption price is not paid or securities are not delivered in full on a redemption date for the trust preferred securities or the CBA preference shares, then the Bank may not pay any interest; declare or pay any dividends or distributions from the income or capital of CBA, or return any capital or undertake any buy-backs, redemptions or repurchases of existing capital securities or any securities, or instruments of CBA that by their terms rank or are expressed to rank equally with or junior to the CBA NZ Branch notes or the CBA preference shares for payment of interest, dividends or similar amounts unless and until,

•

In the case of any non-payment of distributions on the trust preferred securities on any distribution payment date, on or within 21 business days after any distribution payment date, CBA Capital Trust II or CBA, as guarantor, has paid in full to the holders of the trust preferred securities any distributions owing in respect of that distribution payment date through the date of actual payment in full;

•

In the case of any non-payment of a dividend on the CBA preference shares on any dividend payment date, CBA has paid (A) that dividend in full on or within 21 business days after that dividend payment date, (B) an optional dividend equal to the unpaid amount of scheduled dividends for the 12 consecutive calendar months prior to the payment of such dividend or (C) dividends on the CBA preference shares in full on each dividend payment date during a 12 consecutive month period;

•

In the case of any non-payment of interest on the subordinated notes on any interest payment date, (A) on or within 21 business days after any interest payment date, (i) CBA NZ Sub or CBA NZ Branch, as guarantor, has paid in full to the holders of the subordinated notes any interest and other amounts owing in respect of that interest payment date (excluding defaulted note interest) through the date of actual payment in full or (ii) with the prior approval of APRA, CBA has paid in full to holders of the subordinated notes an assignment prevention optional dividend in an amount equal to such interest and any other amounts, or (B) CBA has paid dividends on the CBA preference shares in full on each dividend payment date during a 12 consecutive month period; and

•

In the case of any non-payment of the redemption price or non-delivery of the securities payable or deliverable with respect to CBA preference shares or the trust preferred securities, such redemption price or securities have been paid or delivered in full, as applicable.

then there are restrictions on the Bank paying any interest on equal ranking or junior securities.

(8) AUD 275 million extendible floating rate note issued December 1989, due December 2014;

The Bank has entered into a separate agreement with the Commonwealth of Australia relating to the above issue (the “Agreement”) which qualifies the issue as Tier Two capital. The Agreement provides for the Bank to issue either fully paid ordinary shares to the Commonwealth of Australia or (with the consent of the Commonwealth of Australia) rights to all Shareholders to subscribe for fully paid ordinary shares up to an amount equal to the outstanding principal value of the note issue plus any interest paid in respect of the notes for the most recent financial year and accrued interest. The issue price will be determined by reference to the prevailing market price for the Bank’s shares.

Any one or more of the following events will trigger the issue of shares to the Commonwealth of Australia or a rights issue:

•	A relevant event of default occurs in respect of the note issue and, where applicable, the Trustee of the notes gives notice of such to the Bank;
•	The Bank, if required by the Commonwealth of Australia and subject to the agreement of the APRA, exercises its option to redeem such issue; or
•	Any payment made by the Commonwealth of Australia pursuant to its guarantee in respect of the issue will trigger the issue of shares to the Commonwealth of Australia to the value of such payment.

Original issue size was $300 million; $25 million matured in December 2004.

(9) AUD 25 million subordinated FRN, issued April 1999, due April 2029.

(10) USD 300 million subordinated notes, issued June 2000, due June 2010.

Commonwealth Bank of Australia Annual Report (US Version) 2007       83

Notes to the Financial Statements

Note 31 Loan Capital (continued)

(11) JPY 20 billion perpetual subordinated EMTN, issued February 1999.

(12) USD 400 million subordinated EMTN, issued June 1996, matured July 2006.

(13) GBP 200 million subordinated EMTN, issued March 1996, matured December 2006.

(14) JPY30 billion subordinated EMTN, issued October 1995 due October 2015.

(15) AUD 130 million subordinated notes comprised as follows: AUD 10 million fixed rate notes issued 12 December 1995, matured 12 December 2005. AUD 110 million floating rate notes issued 12 December 1995, matured 12 December 2005. AUD five million fixed rate notes issued 17 December 1996, matured 12 December 2005. AUD five million floating rate notes issued 17 December 1996, matured 12 December 2005.

(16) USD 350 million subordinated fixed rate note, issued June 2003, due June 2018.

(17) GBP 150 million subordinated EMTN, issued June 2003, due December 2023.

(18) AUD 500 million subordinated notes, issued February 2004, due February 2014; split into AUD 300 million fixed rate notes and AUD 200 million floating rate notes.

(19) JPY 10 billion subordinated EMTN, issued May 2004, due May 2034.

(20) USD 500 million subordinated EMTN issued June 2004 (USD 250 million) and August 2004 (USD 250 million), due August 2014.

(21) AUD 300 million subordinated floating rate notes, issued February 2005, due February 2015.

(22) EUR 300 million subordinated EMTN, issued March 2005, due March 2015.

 (23) USD 100 million subordinated EMTN, issued March 2005, due March 2025. Partial redemption of USD 39.5 million in September 2005.

(24) NZD 350 million subordinated notes, issued May 2005, due April 2015.

(25) JPY 10 billion subordinated notes, issued November 2005, due November 2015.

(26) AUD 300 million subordinated floating rate notes, issued November 2005, due November 2015.

(27) CAD 300 million subordinated notes, issued November 2005, due November 2015.

(28) JPY5 billion subordinated loan, issued March 2006, due March 2018.

(29) USD 200 million subordinated notes, issued June 2006, due July 2016.

(30) NZD 183 million subordinated notes issued June 2006, due June 2016.

(31) AUD 200 million subordinated floating rate notes, issued September 2006, due September 2016.

(32) USD 300 million subordinated floating rate notes, issued September 2006, due September 2016.

(33) USD 650 million subordinated floating rate notes, issued December 2006, due December 2016.

(34) AUD 500 million subordinated notes, issued May 2007, due May 2017; split into AUD 150 million fixed rate notes and AUD 350 million floating rate notes.

Commonwealth Bank of Australia Annual Report (US Version) 2007       84

Notes to the Financial Statements

Note 32 Detailed Statements of Changes in Equity
	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Equity Reconciliations
Ordinary Share Capital
Opening balance	13,505	13,486	13,766	13,739
Buy back of shares	-	(500)	-	(500)
Dividend reinvestment plan	818	481	818	481
Exercise of executive options under employee share ownership schemes	19	50	19	50
(Purchase)/sale and vesting of treasury shares (1)	141	(10)	88	(2)
Issue costs	-	(2)	-	(2)
Closing balance	14,483	13,505	14,691	13,766
Other Equity Instruments
Opening balance	939	-	1,895	-
Issue of instruments	-	947	-	1,895
Issue costs	-	(8)	-	-
Closing balance	939	939	1,895	1,895
Retained Profits
Opening balance	4,487	3,063	4,472	2,555
Actuarial gains and losses from defined benefit superannuation plans	414	387	414	387
Realised gains and dividend income on treasury shares held within the Group’s life insurance statutory funds (1)	45	85	-	-
Operating profit attributable to Equity holders of the Bank	4,470	3,928	4,477	4,267
Total available for appropriation	9,416	7,463	9,363	7,209
Transfers (to)/from general reserve	54	(239)	-	-
Transfers (to)/from general reserve for credit losses	-	(92)	-	(92)
Interim dividend – cash component	(862)	(992)	(862)	(992)
Interim dividend – dividend reinvestment plan	(518)	(219)	(518)	(219)
Final dividend – cash component	(1,368)	(1,172)	(1,368)	(1,172)
Final dividend – dividend reinvestment plan	(300)	(262)	(300)	(262)
Other dividends	(55)	-	-	-
Closing balance	6,367	4,487	6,315	4,472

(1) Relates to movement in treasury shares held within life insurance statutory funds and the employee share scheme trust.

Commonwealth Bank of Australia Annual Report (US Version) 2007       85

Notes to the Financial Statements

Note 32 Detailed Statements of Changes in Equity (continued)
		Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Reserves
General Reserve
Opening balance	1,221	982	570	570
Appropriation (to)/from retained profits	(54)	239	-	-
Closing balance	1,167	1,221	570	570
Capital Reserve
Opening balance	285	282	1,536	1,533
Reversal of revaluation surplus on sale of property	2	3	2	3
Closing balance	287	285	1,538	1,536
Asset Revaluation Reserve
Opening balance	131	119	107	99
Revaluation of properties	79	19	75	14
Transfers on sale of properties	(2)	(3)	(2)	(3)
Tax on revaluation of properties	(23)	(4)	(23)	(3)
Closing balance	185	131	157	107
Foreign Currency Translation Reserve
Opening balance	(241)	(63)	(6)	2
Currency translation adjustments of foreign operations	54	(232)	(119)	(8)
Transfer to the Income Statement on disposal	-	41	-	-
Tax on translation adjustments	(13)	13	(1)	-
Closing balance	(200)	(241)	(126)	(6)
Cash Flow Hedge Reserve
Opening balance	59	39	6	1
Gains and losses on cash flow hedging instruments:
Recognised in equity	429	89	125	58
Transferred to Income Statement	120	(58)	167	(51)
Tax on cash flow hedging instruments	(168)	(11)	(87)	(2)
Closing balance	440	59	211	6
Employee Compensation Reserve
Opening balance	34	23	34	23
Current period movement	(85)	11	(85)	11
Closing balance	(51)	34	(51)	34
General Reserve for Credit Losses (1)
Opening balance	350	258	350	258
Appropriation from retained profits	-	92	-	92
Closing balance	350	350	350	350
Available-for-Sale Investments Reserve
Opening balance	65	56	60	35
Net gains and losses on available-for-sale investments	28	51	18	52
Net gains and losses on available-for-sale investments transferred to Income Statement on disposal	(138)	(33)	(119)	(31)
Impairment of available-for-sale investments transferred to Income Statement	-	(3)	-	(3)
Tax on available-for-sale investments	10	(6)	14	7
Closing balance	(35)	65	(27)	60
Total Reserves	2,143	1,904	2,622	2,657
Shareholders’ Equity attributable to Equity holders of the Bank	23,932	20,835	25,523	22,790
Shareholders’ Equity attributable to Minority Interests	512	508	-	-
Total Shareholders’ Equity	24,444	21,343	25,523	22,790

(1) While the Group is required to maintain a Prudential General Reserve for Credit Losses (“GRCL”) to cover credit losses estimated over the life of portfolio facilities, from 1 July 2006 the Australian prudential regulator, APRA, no longer requires banks to maintain a minimum provisioning benchmark of 0.5% (after tax) of risk weighted assets. The Group’s GRCL within Shareholders’ Equity, which is over and above APRA requirements, has been retained as part of the Prudential General Reserve for Credit Losses for prudential reporting purposes.

Commonwealth Bank of Australia Annual Report (US Version) 2007       86

Notes to the Financial Statements

Note 33 Share Capital
	Group		Bank
Issued and Paid Up Ordinary Capital	2007 $M	2006 $M	2007 $M	2006 $M
Ordinary Share Capital
Opening balance (excluding Treasury Shares deduction)	13,901	13,872	13,901	13,872
Dividend Reinvestment Plan: Final Dividend prior year	300	262	300	262
Dividend Reinvestment Plan: Interim Dividend	518	219	518	219
Share buy-back	-	(500)	-	(500)
Exercise of executive options under employee share ownership schemes	19	50	19	50
Issue costs	-	(2)	-	(2)
Closing balance (excluding Treasury Shares deduction)	14,738	13,901	14,738	13,901
Less Treasury Shares	(255)	(396)	(47)	(135)
Closing balance	14,483	13,505	14,691	13,766

	Shares	Shares	Shares	Shares
Shares on Issue
Opening balance (excluding Treasury Shares deduction)	1,282,904,909	1,280,276,172	1,282,904,909	1,280,276,172
Dividend reinvestment plan issues:
2004/2005 Final Dividend fully paid ordinary shares at $37.19	-	7,032,857	-	7,032,857
2005/2006 Interim Dividend fully paid ordinary shares at $43.89	-	4,979,668	-	4,979,668
2005/2006 Final Dividend fully paid ordinary shares at $45.24	6,638,553	-	6,638,553	-
2006/2007 Interim Dividend fully paid ordinary shares at $50.02	10,343,514	-	10,343,514	-
Share buy-back	-	(11,139,988)	-	(11,139,988)
Exercise of executive options under employee share ownership schemes	696,400	1,756,200	696,400	1,756,200
Closing balance (excluding Treasury Shares deduction)	1,300,583,376	1,282,904,909	1,300,583,376	1,282,904,909
Less: Treasury Shares	(7,611,744)	(11,085,258)	(1,198,015)	(2,353,514)
Closing balance	1,292,971,632	1,271,819,651	1,299,385,361	1,280,551,395

Terms and Conditions of Ordinary Share Capital

Ordinary shares have the right to receive dividends as declared and in the event of winding up the Company, to participate in the proceeds from sale of surplus assets in proportion to the number of and amounts paid up on shares held.

A Shareholder has one vote on a show of hands and one vote for each fully paid share on a poll. A Shareholder may be present at a general meeting in person or by proxy or attorney, and if a body corporate, it may also authorise a representative.

PERLS Redemption On 6 April 2006, the Bank redeemed the $700 million PERLS. PERLS, which qualified as Tier One capital of the Bank, were replaced with PERLS III, refer Note 31.
	Group		Bank
Other Equity Instruments	2007 $M	2006 $M	2007 $M	2006 $M
Other equity instruments issued and paid up	939	939	1,895	1,895

	Shares	Shares	Shares	Shares
	700,000	700,000	1,400,000	1,400,000

Trust Preferred Securities 2006

On 15 March 2006 the Bank issued USD 700 million ($947 million) of trust preferred securities into the US capital markets. These securities offer a non-cumulative fixed rate of distribution of 6.024% per annum payable semi-annually. These securities qualify as Tier One Capital of the Bank. A related instrument was issued by the Bank to a subsidiary for $956 million and eliminates on consolidation.

Commonwealth Bank of Australia Annual Report (US Version) 2007       87

Notes to the Financial Statements

Note 33 Share Capital (continued)

Dividends

The Directors have declared a fully franked final dividend of 149 cents per share amounting to $1,939 million. The dividend will be payable on 5 October 2007 to Shareholders on the register at 5pm on 24 August 2007.

The Board determines the dividends per share based on net profit after tax (“cash basis”) per share, having regard to a range of factors including:

•	Current and expected rates of business growth and the mix of business;
•	Capital needs to support economic, regulatory and credit ratings requirements;
•	The rate of return on assets;
•	Investments and/or divestments to support business development; and
•	Periodic accounting volatility due to the application of “AASB 139 Financial Instruments: Recognition and Measurement”.

Dividends paid since the end of the previous financial year:

•

As declared in the 31 December 2006 Profit Announcement, a fully franked interim dividend of 107 cents per share amounting to $1,380 million was paid on 5 April 2007. The payment comprised cash disbursements of $862 million with $518 million being reinvested by participants through the Dividend Reinvestment Plan.

Dividend Reinvestment Plan

The Bank expects to issue around $485 million of shares in respect of the Dividend Reinvestment Plan for the final dividend for 2006/07.

Record Date

The register closed for determination of dividend entitlement and for participation in the dividend reinvestment plan at 5pm on 24 August 2007 at Link Market Services Limited, Locked Bag A14, Sydney South, 1235.

Ex-dividend Date

The ex-dividend date was 20 August 2007.

Employee Share Plans

The Group had the following employee share plans in place during the year ended 30 June 2007:

•	Commonwealth Bank Employee Share Acquisition Plan (“ESAP”);
•	Commonwealth Bank Equity Participation Plan (“EPP”);
•	Commonwealth Bank Equity Reward Plan (“ERP”); and
•	Commonwealth Bank Non-Executive Directors Share Plan (“NEDSP”).

The current ESAP and ERP arrangements were each approved by Shareholders at the Annual General Meeting (“AGM”) on 26 October 2000. Shareholders’ consent was not required for either the EPP or NEDSP but details were included in the Explanatory Memorandum to the 2000 meeting to ensure Shareholders were fully informed.

Changes Since 2006

During the year the Group reviewed its long term incentive arrangements and decided to cease operation of the ERP.

To strengthen the alignment between Shareholder interests and executives who previously participated in the ERP, one third of their STI payments will be deferred into Bank shares for three years under the Leadership Incentive Share Plan (LISP), with the first deferral commencing on 1 July 2007. The LISP arrangement is governed by the Rules of the EPP.

From 1 July 2007 the CEO and Group Executives will receive long term incentives under the new Group Leadership Rights Plan (GLRP). The GLRP will provide participants with the opportunity to share in a pool of performance rights at the end of the three year measurement period. Participation will generally be limited to the CEO and Group Executives. The total value available for distribution at the end of the performance period will be determined by two performance hurdles:

•	Growth in net profit after tax (NPAT) less cost of capital; and
•	The Group’s customer satisfaction ranking compared to the other four major Australian banks.

A percentage of the growth in the Group’s NPAT less cost of capital over the three year measurement period will be available to vest. The pool will be zero if our NPAT growth is not above average peer NPAT growth over the performance period.

The proportion of the pool that vests will be determined by the Group’s customer satisfaction ranking compared to ANZ, NAB, St George and Westpac.

Further details of the GLRP and the LISP are available in the Remuneration Report.

Employee Share Acquisition Plan (“ESAP”)

The ESAP was introduced in 1996 and provides employees with the opportunity to receive up to $1,000 worth of free shares each year if the Group meets the required performance target. The performance target is growth in annual profit of the greater of 5% or the consumer price index (CPI change) plus 2%. Whenever annual profit growth exceeds CPI change, the Board may use its discretion in determining whether any grant of shares will be made.

Under ESAP, shares granted are restricted for sale for three years or until such time as the participating employee ceases employment with the Group, whichever is earlier. Shares granted under the ESAP receive full dividend entitlements, voting rights and there are no forfeiture or vesting conditions attached to the shares granted.

Effective from 1 July 2002, shares granted under ESAP offers have been expensed through the profit and loss. On 3 September 2006, 519,435 shares were granted to 24,735 eligible employees in respect of the 2006 ESAP grant.

The Issue Price for the offer is equal to the volume weighted average of the prices at which the CBA shares were traded on the ASX during the 5 trading day period up to and including the grant date. For the 2006 grant, this was $45.92.

The Group has determined to allocate each eligible employee shares up to a value of $1,000 in respect of the 2007 grant. As a result, a total expense of $27 million will be accrued by the grant date in respect of the 2007 grant, $23 million of which has been accrued during the 2007 financial year. The shares will be purchased on-market at the prevailing market price.

Commonwealth Bank of Australia Annual Report (US Version) 2007       88

Notes to the Financial Statements

Note 33 Share Capital (continued)

Equity Participation Plan (“EPP”)

The EPP facilitates the voluntary sacrifice of both fixed remuneration and annual short term incentives (STI) to be applied in the acquisition of shares. The plan also previously facilitated the mandatory sacrifice of 50% of STI payments for some employees. However, the mandatory component of EPP ceased for the year ending 30 June 2005. The compulsory sacrifice of one third of STI payments for eligible employees under the LISP forms part of the EPP.

Under the voluntary component of the EPP, shares purchased are restricted for sale for two years or when a participating employee ceases employment with the Group, whichever is earlier. Shares purchased under the voluntary component of the EPP carry full dividend entitlements, voting rights and there are no forfeiture or vesting conditions attached to the shares.

Under the mandatory component of the EPP, fully paid ordinary shares were purchased and held in Trust until such time as the vesting conditions have been met. The vesting condition attached to the shares specifies that participants must generally remain employees of the Group until the vesting date. Shares previously granted under the mandatory component of the EPP remain subject to their vesting conditions.

Details of purchases under the EPP from 1 July 2006 to 30 June 2007 were as follows:
Allotment Date	Participants	Shares Purchased	Average Purchase Price
14 August 2006	51	37,814	$44.56
7 September 2006	77	135,923	$46.25
13 November 2006	1	90	$48.24
13 March 2007	49	5,649	$49.98

The movement in shares purchased under the mandatory component of the EPP has been as follows:
Details of Movements		July 05 – June 06	July 06 – June 07
Shares held under the Plan at the beginning of year (no.)		2,616,771	823,084
Shares allocated during year (no.)		56	-
Shares vested during year (no.)		(1,736,939)	(759,640)
Shares forfeited during year (no.)		(56,804)	-
Shares held under the Plan at end of year (no.)		823,084	63,444

Each participant of the mandatory component of the EPP for whom shares are held by the Trustee on their behalf has a right to receive dividends. Once the shares vest, dividends which have accrued during the vesting period are paid to participants. The participant may also direct the Trustee on how the voting rights attached to the shares are to be exercised during the vesting period. Where participating employees do not satisfy the vesting conditions, shares and dividend rights are forfeited.

Shares acquired under the EPP have been expensed against the profit and loss account. In the current year, $7 million was expensed against the profit and loss account to reflect the cost of allocations under the Plan.

All shares acquired by employees under the EPP are purchased on-market at the current market price. A total number of 8,269,570 shares have been acquired under the EPP since the plan commenced in 2001.

Commonwealth Bank of Australia Annual Report (US Version) 2007       89

Notes to the Financial Statements

Note 33 Share Capital (continued)

Equity Reward Plan (ERP)

The ERP is the Group’s long term incentive arrangement for executives. The Board envisage that up to a maximum of 500 employees would participate each year in the ERP.

Previous grants under the ERP were in two parts, comprising grants of options, where recipients pay a set exercise price to convert each option to one CBA share once the option has vested, and grants of shares, where no exercise price is payable for participants to receive CBA shares upon vesting. Since 2001/02, no options have been issued under the ERP. From 2002/03, Reward Shares have only been issued under this plan.

The exercise of previously granted options and the vesting of employee legal title to the shares are conditional on the Group achieving a prescribed performance hurdle. The ERP performance hurdle is based on relative Total Shareholder Return (TSR) with the Group’s TSR performance being measured against a comparator group of companies. TSR is calculated by combining the reinvestment of dividends and share price movements over the period.

For Reward Shares granted from 2002/03 to 2005/06 inclusive, a tiered vesting scale was applied so that 50% of the allocated shares vest if the Group’s TSR return is equal to the 50th percentile, 75% vest at the 67th percentile and 100% when the Group’s return is in the top quartile. The minimum vesting period is three years. There are then four retesting opportunities until the maximum five year vesting period concludes. All unvested Reward Shares remaining in the Plan at the end of the vesting period are forfeited. Employees who exit the Group before the grant vests forfeit their allocation.

Where the performance rating is at least at the 50th percentile on the third anniversary of the grant, the shares will vest at a time nominated by the executive, within the trading windows, over the next two years. The vesting percentage will be at least that achieved on the third anniversary of the grant and the executive will be able to delay vesting until a subsequent half yearly window prior to the fifth anniversary of the grant. The vesting percentage will be calculated by reference to the rating at that time.

Where the rating is below the 50th percentile on the third anniversary of grant, the shares can still vest if the rating reaches the 50th percentile prior to the fifth anniversary, but the maximum vesting will be 50%.

For Reward Shares granted in the year ended 30 June 2007 a straight line vesting scale is applied, with 50% vesting at the 51st percentile, through to 100% vesting at the 75th percentile. The minimum vesting period for these grants is three years. Further retesting is restricted to one occasion, 12 months after initial testing, giving a maximum vesting period of four years. All unvested Reward Shares remaining in the Plan at the end of the vesting period are forfeited. Employees who exit the Group before the grant vests forfeit their allocation.

In September 2006 the Board sought an independent review of the TSR performance hurdle applied to Reward shares granted since 2002/2003.

Prior to 2 November 2006, the Group measured TSR performance by ranking peer group companies and the Group based on the TSR performance over the measurement period. Weightings based on market capitalisation at the end of the measurement period of each company whose TSR was less than the Group’s were aggregated to determine the percentile rating.

When this methodology was independently reviewed, it became evident that by weighting the peer group outcomes by market capitalisation at the end of the measurement period, the Group was in fact double counting the impact that share price had on the result.

For example, if a peer group company had a big share price rise, then its market capitalisation would have also increased. As a result this organisation will get a double effect – one from the higher share price, and one from the higher market capitalisation weighting. The reverse is true if an organisation’s share price were to fall. The effect was to magnify the impact on the index of organisations which have extreme outcomes.

On 2 November 2006 the Group’s Board determined to modify the way the Group measured ERP grant performance. The revised methodology applies market capitalisation values set at beginning of the measurement period to weight the peer group TSR outcomes.

The impact of this change meant that the ERP grants made in the 2003 and 2004 financial years vested at a higher rate than expected. As a result an additional cost of $11.6 million was incurred for these share-based arrangements.

Reward Shares acquired under the share component of the ERP are purchased on-market at the current market price. In the current year, a total of $25 million has been expensed through the profit and loss. The current year expense is higher than last years due to the additional cost incurred from the modification to the Plan as well as the inclusion of the most recent ERP grant which has been charged to the profit and loss since July 2006.

The fair value of shares allocated under the ERP expensed through the profit and loss over three to five years, reflecting the expected vesting period.

During the vesting period, Reward Shares are held in Trust. Each participant on behalf of whom Reward Shares are held by the Trustee has a right to receive dividends. If the shares vest dividends are paid in relation to those accrued during the vesting period. The participant may also direct the Trustee on how the voting rights attached to the shares are to be exercised during the vesting period.

For a limited number of executives a cash-based ERP replicator scheme is operated by way of grants of Performance Units – the Equity Reward (Performance Unit) Plan (ERPUP). A Performance Unit is a monetary unit with a value linked to the share price of Commonwealth Bank shares. Performance Unit grants are subject to the same vesting conditions as the ERP. On meeting the  vesting condition, a cash payment is made to executives the value of which is determined based on the Group’s share price on vesting plus an accrued dividend value.

The same TSR performance hurdle modification was made in respect of the ERPUP. This resulted in an additional expense of $18.7 million for the year ended 30 June 2007 for these arrangements.

A total of $33 million for the ERPUP has been expensed to the profit and loss account in respect of the year ended 30 June 2007. The current year expense is higher than last years due to the additional cost incurred from the modification to the Plan as well as the inclusion of the most recent ERPUP grant which has been charged to the profit and loss since July 2006.

Effective 1 July 2007, the new Group Leadership Rights Plan will replace the ERP. No further grants will be made under the ERP.

Executive options issued up to September 2001 have not been recorded as an expense by the Group.

Commonwealth Bank of Australia Annual Report (US Version) 2007       90

Notes to the Financial Statements

Note 33 Share Capital (continued)
Details of movements in ERP options and shares are as follows:

Options – Details of Movements

	July 2005 – June 2006		July 2006 – June 2007
Year of Grant	2000(3)(4)	2001(5)	2000(3)	2001 (5)
Exercise Price (1) (2)	$26.97	$30.12	$26.97	$30.12

Held by participants at the start of the year (no.)	197,500	1,801,600	137,500	753,500
Granted during year (no.)	-	-	-	-
Exercised during year (no.)	(60,000)	(1,008,300)	(40,000)	(326,900)
Lapsed during year (no.)	-	(39,800)	-	-
Outstanding at the end of year (no.)	137,500	753,500	97,500	426,600
Granted from 30 June to the date of report (no.)	-	-	-	-
Exercised from 30 June to date of report (no.)	-	-	-	-
Lapsed from 30 June to the date of report (no.)	-	-	-	-
Outstanding as at the date of report (no.)	137,500	753,500	97,500	426,600
Total consideration paid due to exercises to date of report (no.) (6)	$1,618,200	$30,369,996	$1,078,800	$9,846,228

(1) The Exercise Price is the market value at the commencement date. Market value is defined as the weighted average of the prices at which shares were traded on the ASX during the one week period before the commencement date. This is the average exercise price.

(2) The premium adjustment (based on the actual difference between the dividend and bond yields at the date of vesting) was nil.

(3) Performance hurdle was satisfied on 31 March 2004 and options may be exercised up to 13 September 2010.

(4) The opening balance as at 1 July 2005 has been restated reflecting a reallocation of 50,000 options.

(5) Performance hurdle was satisfied on 3 October 2004 and options may be exercised up to 3 September 2011.

(6) No amount is unpaid in respect of the shares issued upon exercise of options during the above period.

Reward Shares – Details of Movements

	July 2005 – June 2006				July 2006 – June 2007
Year of Grant -Total Reward Shares	2002 (2)	2003 (3)	2004 (4)	2005 (5)	2002 (2)	2003 (3)	2004 (4)	2005 (5)	2006 (6)
Held by participants at the start of year (no.)	376,850	462,850	544,900	-	241,850	348,650	423,685	522,748	-
Allocated during year (no.) (1)	-	-	-	557,253	-	321,150	-	13,117	505,574
Vested during year (no.)	-	-	-	-	(219,500)	(639,300)	-	-	-
Lapsed during year (no.)	(135,000)	(114,200)	(121,215)	(34,505)	(22,350)	(30,500)	(126,290)	(123,928)	(64,720)
Outstanding at the end of year (no.)	241,850	348,650	423,685	522,748	-	-	297,395	411,937	440,854
Granted from 30 June to date of report (no)	-	-	-	-	-	-	-	-	-
Vested from 30 June to date of report (no.)	-	-	-	-	-	-	-	-	-
Lapsed from 30 June to date of report (no.)	(7,750)	(11,250)	(15,125)	(18,175)	-	-	-	-	-
Outstanding as at the date of report (no.)	234,100	337,400	408,560	504,573	-	-	297,395	411,937	440,854

(1) The total number of shares allocated during the year represents the number of shares allocated and may not represent the total number that may vest at a later date. The Group purchases 50% of the maximum number of shares a participant may receive. Additional shares are purchased if required to fulfil the Group’s obligations to vest shares in participants once the performance of the ERP grant is known.

(2) Performance hurdle was satisfied on 2 October 2006 when 50% of the maximum allocation of this grant vested.

(3) Performance hurdle was satisfied on 3 October 2006 when 100% of the maximum allocation of this grant vested.

(4) This grant will be tested for vesting on 23 September 2007. If performance is below the 75th percentile, retests will be conducted each six months until 23 September 2009.

(5) This grant will be tested for vesting on 15 July 2008. If performance is below the 75th percentile, retests will be conducted each six months until 15 July 2010.

(6) This grant will be tested for vesting on 14 July 2009. If performance is below the 75th percentile, one retest will be conducted 12 months later on 15 July 2010.

Non-Executive Directors Share Plan (NEDSP)

The NEDSP provides for the acquisition of shares by Non-Executive Directors through the mandatory sacrifice of 20% of their annual fees (paid on a quarterly basis). Shares purchased are restricted for sale for 10 years or when the Director leaves the Board, whichever is earlier. In addition, Non Executive Directors can voluntarily elect to sacrifice up to a further 80% of their fees for the acquisition of shares.

Shares are purchased on-market at the current market price and a total of 59,242 shares have been purchased under the NEDSP since the plan commenced in 2001. Since March 2005, shares have been acquired under the plan on a six monthly basis.

Shares acquired under the plan receive full dividend entitlements and voting rights and there are no forfeiture or vesting conditions attached to the shares granted under the NEDSP.

For the current year, $431,855 was expensed through the profit and loss reflecting shares purchased and allocated under the NEDSP.

Commonwealth Bank of Australia Annual Report (US Version) 2007       91

Notes to the Financial Statements

Note 33 Share Capital (continued)

Details of grants under the NEDSP from 1 July 2006 to 30 June 2007 are as follows:
Grants made under the NEDSP from 1 July 2006 to 30 June 2007

Period	Total Fees Sacrificed	Participants	Shares Purchased	Average Purchase Price
1 January to 30 June 2006	$221,918	9	4,978	$44.56
1 July to 31 December 2006	$210,068	9	4,203	$49.98

Executive Option Plan (EOP)

As previously notified to Shareholders, this plan was discontinued in 2000/01.

Under the EOP, the Bank granted options to purchase fully paid ordinary shares to those key executives who, being able by virtue of their responsibility, experience and skill to influence the generation of Shareholder wealth, were declared by the Board of Directors to be eligible to participate in the Plan. Non-Executive Directors were not eligible to participate in the Plan.

Options cannot be exercised before each respective exercise period and the ability to exercise is conditional on the Group achieving a prescribed performance hurdle. The option plan did not grant rights to the option holders to participate in a share issue of any other body corporate.

The performance hurdle is the same TSR comparator hurdle as outlined above for the Equity Reward Plan (ERP) grants prior to 2002/03.

The EOP was discontinued in 2000/2001 and no options have been granted under the plan since the last grant in September 2000. The performance hurdles for the August 1999 grant and the September 2000 grant were met in 2004.

Under the Group’s EOP and ERP an option holder generally has no right to participate in any new issue of securities of the Group or of a related body corporate as a result of holding the option. The only exception is when there is a pro rata issue of shares to the Group’s Shareholders by way of a bonus issue involving capitalisation (other than in place of dividends or by way of dividend reinvestment). In this case an option holder is entitled to receive additional shares upon exercise of the options of the number of bonus shares that the option holder would have received if the options had been exercised and shares issued prior to the bonus issue.

Details of movements for in EOP options are as follows:

Options – Details of Movements
	July 2005 – June 2006		July 2006 – June 2007
Year of Grant	1999 (4)	2000 (3) (5)	1999 (4)	2000 (3) (5)
Exercise Price (1) (2)	$23.84	$26.97	$23.84	$26.97

Held by participants at the start of year (no.)	450,000	687,300	190,600	225,800
Granted during year (no.)	-	-	-	-
Exercised during year (no.)	(250,000)	(437,900)	(165,600)	(163,900)
Lapsed during year (no.)	(9,400)	(23,600)	(25,000)	(25,000)
Outstanding at the end of year (no.)	190,600	225,800	-	36,900
Granted from 30 June to the date of report (no.)	-	-	-	-
Exercised from 30 June to date of report (no.)	-	-	-	-
Lapsed from 30 June to the date of report (no.)	-	-	-	-
Outstanding as at the date of report (no.)	190,600	225,800	-	36,900
Total consideration paid due to exercises to date of report (6)	$5,960,000	$11,810,163	$3,947,904	$4,420,383

(1) The Exercise Price is the market value at the commencement date. Market value is defined as the weighted average of the prices at which shares were traded on the ASX during the one week period before the commencement date. This is the average exercise price.

(2) The premium adjustment (based on the actual difference between the dividend and bond yields at the date of vesting) was nil.

(3) The opening balance as at 1 July 2005 has been restated reflecting a reallocation of 50,000 options.

(4) Performance hurdle was satisfied on 28 February 2004 and options may be exercised up to 24 August 2009.

(5) Performance hurdle was satisfied on 31 March 2004 and options may be exercised up to 13 September 2010.

(6) No amount is unpaid in respect of the shares issued upon exercise of options during the above period.

Note 34 Minority Interests
	Group
	2007 $M	2006 $M
Controlled entities:
Share capital (1)	512	508
Total Minority Interests	512	508

(1) Comprises predominantly ASB Perpetual Preference Shares - $505 million. On 10 December 2002, ASB Capital Limited, a New Zealand subsidiary, issued NZD 200 million (AUD 182 million) of perpetual preference shares. Such shares are non-redeemable and carry limited voting rights. Dividends are payable quarterly and are non-cumulative. On 22 December 2004, ASB Capital No.2 Ltd, a New Zealand subsidiary, issued NZD 350 million (AUD 323 million) of perpetual preference shares. Such shares are non-redeemable and carry limited voting rights. Dividends are payable quarterly and are non-cumulative.

Commonwealth Bank of Australia Annual Report (US Version) 2007       92

Notes to the Financial Statements

Note 35 Capital Adequacy

The Bank is an Authorised Deposit-taking Institution (“ADI”) and is subject to regulation by the Australian Prudential Regulation Authority (“APRA”) under the authority of the Banking Act 1959. APRA has set minimum regulatory capital requirements for banks that are consistent with the Basel Accord issued by the Basel Committee on Banking Supervision (“The Basel Committee”). These requirements define what is acceptable as capital and provide for standard methods of measuring the risks incurred by the Bank. APRA has set minimum ratios that compare the regulatory capital with risk-weighted on and off-balance sheet assets. Regulatory capital requirements are measured for the Bank (known as “Level One”) and for the Bank and its banking subsidiaries (known as “Level Two”). The life insurance and funds management businesses are not consolidated for capital adequacy purposes.

Regulatory capital is divided into Tier One and Tier Two Capital. Certain deductions are made from the sum of Tier One and Tier Two Capital to arrive at the Capital Base. Tier One Capital primarily consists of Shareholders’ equity plus other capital instruments acceptable to APRA, less goodwill. Tier Two Capital primarily consists of the collective provision for impairment losses, the General Reserve for Credit Losses and other hybrid and debt instruments acceptable to APRA. The tangible element of the investment in life insurance and funds management businesses is deducted from the sum of Tier One and Tier Two Capital to arrive at the Capital Base.

In accordance with APRA’s methodology, measuring risk requires one of a number of risk weights to be applied to each asset on the Balance Sheet and to off-balance sheet obligations. The risk weights are 100%, 50%, 20% and 0%. It should be noted that the risk weights are not consistent with the loss experience of the Bank and its subsidiaries. In addition, there is an agreed method for measuring market risk for traded assets.

The Bank actively manages its capital to balance the requirements of various stakeholders (regulators, rating agencies and Shareholders). This is achieved by optimising the mix of capital while maintaining adequate capital ratios throughout the financial year.

Dividends

Banks may not pay dividends if immediately after payment, they are unable to meet the minimum capital requirements. Banks cannot pay dividends from Retained Profits without APRA’s prior approval. Under APRA guidelines, the expected dividend must be deducted from Tier One Capital.

Regulatory Capital Requirements for Other ADIs in the Group

ASB Bank Limited is subject to regulation by the Reserve Bank of New Zealand (“RBNZ”). RBNZ applies a similar methodology to APRA in calculating regulatory capital requirements. At 30 June 2007 ASB Bank Limited had a Tier One ratio of 9.0% and a Total Capital ratio of 10.5%.

Regulatory Capital Requirements for Life Insurance and Funds Management Business

The Group’s life insurance business in Australia is regulated by APRA. The Life Insurance Act 1995 includes a two tiered framework for the calculation of regulatory capital requirements for life insurance companies – “solvency” and “capital adequacy”. The capital adequacy test for statutory funds is always equal to or greater than the solvency test (1). At 30 June 2007, for Australian life insurance companies, the estimated excess over capital adequacy within life insurance statutory funds was $192 million in aggregate.

The Group owns Colonial Mutual Life Assurance Society Limited (“CMLA”), a life insurance company operating in Australia. Life insurance business previously written by Commonwealth Insurance Holdings Limited (“CIHL”) was transferred into CMLA effective 30 June 2007.

There are no regulatory capital requirements for life insurance companies in New Zealand, though the directors of any company must certify its solvency under the Companies Act 1993. The Group determines the minimum capital requirements for its New Zealand life insurance business according to the Prudential Reserving Guidance Note of the New Zealand Society of Actuaries.

Fund managers in Australia are subject to responsible entity regulation by the Australian Securities and Investment Commission (“ASIC”). The regulatory capital requirements vary depending on the type of Australian Financial Services or Authorised Representatives’ Licence held, but a requirement of up to $5 million of net tangible assets applies.

APRA supervises approved trustees of superannuation funds and requires them to also maintain net tangible assets of at least $5 million. These requirements are not cumulative where an entity is both an approved trustee for superannuation purposes and a responsible entity.

The total Group’s life and funds management companies held an estimated $738 million excess over regulatory capital requirements at 30 June 2007 in aggregate.

Regulatory Changes

Basel II

The Basel Committee have issued a revised framework for the calculation of capital adequacy for banks, commonly known as Basel II. The objective of the Basel II Framework is to develop capital adequacy guidelines that are more accurately aligned with the individual risk profile of banks.

The Basel II Framework is based on three “pillars”. Pillar One covers the capital requirements for banks, Pillar Two covers the supervisory review process and Pillar Three relates to market disclosure. The Basel II Framework introduces a capital requirement for operational risk and, for both credit and operational risk, allows a choice between three approaches. The Bank has applied to APRA for accreditation as an advanced model applicant. Advanced model applicants are expected to have sophisticated risk management systems for the calculation of regulatory capital and should need to hold less regulatory capital than they would if they adopted alternative approaches.

(1) The Shareholders’ fund is subject to a separate capital requirement.

Commonwealth Bank of Australia Annual Report (US Version) 2007       93

Notes to the Financial Statements

Note 35 Capital Adequacy (continued)

Implementation of the Advanced Internal Ratings Based Approach (“AIRB”) for credit risk and the Advanced Measurement Approach (“AMA”) for operational risk are scheduled to be implemented in Australia from 1 January 2008. The Bank is working closely with APRA through the Accreditation process and is well advanced in addressing the remaining requirements.

APRA has also introduced a requirement to calculate a capital charge for Interest Rate Risk in the Banking Book (IRRBB). As an advanced model applicant for Basel II, APRA requires the Bank to apply for IRRBB accreditation. This will occur by December 2007, with implementation scheduled for July 2008.

Conglomerate Groups

APRA has advised that for conglomerate groups a third level of capital adequacy (“Level Three”) will be implemented. APRA defines a conglomerate group as a group of companies containing one or more Australian incorporated ADIs. The Bank is an ADI and the Commonwealth Bank Group falls within APRA’s definition of a conglomerate group. Each conglomerate group will be required to hold capital that corresponds to the corporate structure of that conglomerate. The calculation will have regard to all group members and the capacity to move surplus capital from one group entity to another. The regulatory capital requirements for each conglomerate group will be specific to that group.

The proposals indicate that the use of internal capital estimation and allocation models may be permitted. However, APRA has not yet specified its requirements for internal models, or when it will complete its review of the Bank’s models.

Whilst the Bank considers that it is strongly capitalised (as evidenced by its credit ratings), no assurance can be given that its models will meet APRA’s requirements or that the Bank meets the Level Three capital requirements.

Active Capital Management

The Group maintains a strong capital position. The Total Capital Ratio increased from 9.66% at 30 June 2006 to 9.76% at 30 June 2007. The Tier One Capital Ratio decreased from 7.56% to 7.14% during the year reflecting the acquisition of a major infrastructure asset in the United Kingdom and growth in Risk Weighted Assets.

Risk Weighted Assets increased to $245 billion at 30 June 2007 due to strong growth in lending assets particularly in the business/corporate sector.

In February 2007, the Group’s long term credit rating was upgraded by Standard and Poor’s to ‘AA’ from ‘AA-’ with the short term rating affirmed at ‘A-1+’. Moody’s Investor Services upgraded the Group’s long term rating from ‘Aa3’ to ‘Aa1’ and reaffirmed the short term rating at ‘P-1’ in May 2007.

Adoption of AIFRS and Transitional Relief

The Group adopted the Australian equivalent to International Financial Reporting Standards (“AIFRS”) on 1 July 2005. However, APRA required reporting under the previous AGAAP accounting principles to continue for regulatory capital purposes until the introduction of revised prudential standards, which took effect on 1 July 2006.

With the introduction of the revised prudential standards, APRA granted transitional relief in relation to changes to their prudential regulations from 1 July 2006 until 31 December 2007.

Total transitional relief of $1,715 million is comprised of $1,641 million relief for Tier One Capital and $74 million of relief for Upper Tier Two Capital.

Adjusted Common Equity

The Adjusted Common Equity (“ACE”) ratio at 30 June 2007 is 4.79%, an increase from 4.39% at 1 July 2006 (on an AIFRS basis). Standard & Poor’s did not grant any transitional relief for the impact of AIFRS adjustments.

Significant Initiatives

The following significant initiatives were undertaken during the financial year to actively manage the Bank’s capital:

Tier One Capital

•

Issue of $300 million and $518 million worth of shares in October 2006 and April 2007 respectively to satisfy the Dividend Reinvestment Plan (“DRP”) in respect of the final dividend for 2005/06 and interim dividend for 2006/07. The large increase in shares issued in April 2007 as part of the DRP was primarily as a result of the change in the DRP rules approved by the Board in September 2006; and

•

In accordance with APRA guidelines, the estimated issue of $485 million of shares to satisfy the DRP in respect of the final dividend for 2006/07. This estimate represents a 25% participation in the DRP in respect of the final dividend.

Tier Two Capital

•	Issue of the equivalent of $2,331 million of Lower Tier Two Capital;
•	The call and maturity of the equivalent of $206 million of Tier Two note and bond issues;
•

Decrease in the value of Tier Two note and bond issues of $467 million resulting from changes in foreign exchange movements (whilst these notes are hedged, the unhedged value is included in the calculation of regulatory capital in accordance with the APRA regulations); and

•	The reduction in Tier Two note and bond issues of $71 million due to amortisation.

Other Capital Initiatives

Issue of $700 million hybrid securities, called Funds Management Securities (“FMS”) in September 2006. The FMS coupons, and in some cases repayment of capital, will depend on the fees generated by the Australian Funds Management business of the Group. The issue of FMS forms part of the Group’s ongoing commitment to efficient capital management.

Deductions from Total Capital

During the year a decrease in deductions for investment in non-consolidated subsidiaries primarily reflects up-streaming of dividends from the Colonial subsidiary group of companies.

Events Subsequent to Balance Date

On 1 June 2007, the Bank announced an offer of Perpetual Exchangeable Resaleable Listed Securities (PERLS IV). The offer raised $1,465 million in July 2007. The issue of PERLS IV forms part of the Group’s capital management strategy, structured to meet APRA’s new regulatory capital requirements for Non-Innovative Residual Tier One Capital, effective January 2008. At 30 June 2007 this would have increased Tier One Capital to 7.72% and Total Capital to 10.35%.

Commonwealth Bank of Australia Annual Report (US Version) 2007       94

Notes to the Financial Statements

Note 35 Capital Adequacy (continued)		Group
Risk-Weighted Capital Ratios	2007 Actual %	2006 Actual %
Tier One	7. 14	7. 56
Tier Two	3. 41	3. 10
Less deductions	(0. 79)	(1. 00)
Total Capital	9. 76	9. 66
Adjusted Common Equity (1)	4. 79	4. 50

Regulatory Capital	2007 $M	2006 $M
Tier One Capital
Shareholders’ Equity	24,444	21,343
Reverse effect to Shareholders’ Equity of AIFRS transition (2)	-	7,183
Reverse effect of AIFRS during the year to 30 June 2006: (2)
Purchase/(sale) and vesting of treasury shares	-	10
Actuarial gains and losses from defined benefit superannuation plan	-	(387)
Realised gains and dividend income on treasury shares held within the Group’s life insurance statutory funds	-	(85)
Cash flow hedge reserve	-	(20)
Employee compensation reserve	-	(11)
General reserve for credit losses	-	(92)
Available-for-sale investments	-	(9)
Defined benefit superannuation plan expense	-	25
Treasury shares valuation adjustment	-	100
Preference share capital	-	(687)
Issue of hybrid instruments	-	1,147
Other	-	(6)
Adjusted Shareholders’ Equity	24,444	28,511
Treasury shares	255	-
Estimated reinvestment under Dividend Reinvestment Plan (3)	485	303
Irredeemable non-cumulative preference shares (4)	2,535	-
Eligible loan capital	245	281
Deferred fees	97	-
Retained earnings (5)	752	-
Employee compensation reserve	51	-
Cash flow hedge reserve	(440)	-
General reserve for credit losses (after tax)	(350)	-
Available-for-sale investments reserve	35	-
Foreign currency translation reserve related to non-consolidated subsidiaries	(8)	160
Asset revaluation reserve	(185)	(131)
Expected dividend	(1,939)	(1,668)
Goodwill (6)	(7,632)	(4,416)
Intangible component of investment in non–consolidated subsidiaries (6)	-	(5,397)
Minority interests in life insurance statutory funds and other funds	-	(1,158)
Capitalised expenses	(136)	(122)
Capitalised computer software costs	(297)	-
Equity investments in other companies (7)	(700)	-
Defined benefit superannuation plan surplus (8)	(1,270)	-
Deferred tax	(37)	-
Other	(34)	(9)
Transitional Tier One Capital relief on adoption of AIFRS (9)	1,641	-
Total Tier One Capital	17,512	16,354

(1) Adjusted Common Equity (“ACE”) is one measure considered by Standard & Poor’s in evaluating the Group’s credit rating. The ACE ratio has been calculated in accordance with Standard & Poor’s methodology as at 30 June 2007.

(2) APRA required regulatory capital to continue to be calculated in accordance with AGAAP accounting principles until 1 July 2006. As such, all material changes to capital resulting from the Group adopting AIFRS accounting standards on 1 July 2005 have been reversed from regulatory capital for 2006.

(3) Based on reinvestment experience related to the Bank’s Dividend Reinvestment Plan and approved by APRA.

(4) Represents capital instruments classified as debt under AIFRS but approved by APRA as capital instruments.

(5) Represents the write down in retained earnings upon adoption of AIFRS within the non-consolidated subsidiaries.

(6) 30 June 2007 balance represents total Goodwill and other intangibles (excluding capitalised computer software costs) under AIFRS which is required to be deducted from Tier One Capital. The increase from 30 June 2006 principally represents the intangible component of the carrying value of the life insurance and funds management business which was transferred to Goodwill on adoption of AIFRS.

(7) Represents the Group’s non-controlling equity interest in a major infrastructure asset.

(8) In accordance with APRA regulations, the surplus (net of tax) in the Bank’s defined benefit superannuation fund which is included in Shareholders’ equity must be deducted from Tier One Capital.

(9) APRA has granted transitional relief for Tier One and Two Capital (including the value of acquired inforce business of $1,339 million) on adoption of AIFRS, which expires 1 January 2008.

Commonwealth Bank of Australia Annual Report (US Version) 2007       95

Notes to the Financial Statements

Note 35 Capital Adequacy (continued)
		Group
Regulatory Capital	2007 $M	2006 $M
Tier Two Capital
Collective provision for impairment losses (1)	1,034	1,046
Other credit provisions (1)	23	-
Fair value credit adjustments (1)	24	-
General reserve for credit losses (pre-tax equivalent) (1)	500	500
Prudential general reserve for credit losses (1)	1,581	1,546
Future income tax benefit related to prudential general reserve for credit losses	(474)	(464)
Asset revaluation reserve (2)	83	131
Upper Tier Two note and bond issues	191	235
Lower Tier Two note and bond issues (3) (4)	6,922	5,335
Other	(12)	(58)
Transitional Tier Two Capital relief on adoption of AIFRS (5)	74	-
Total Tier Two Capital	8,365	6,725
Total Tier One and Tier Two Capital	25,877	23,079

(1) Prior to 1 July 2006 APRA required a minimum ratio of 0.5% (after tax) of risk weighted assets which comprised the collective provision for impairment losses and the General Reserve for Credit Losses. From 1 July 2006 there is no longer a minimum regulatory requirement. The Prudential General Reserve for Credit Losses is now comprised of the collective provision for impairment losses, other credit provisions, fair value credit adjustments and a general reserve for credit losses within Shareholders’ equity which is an additional amount reserved over and above APRA requirements.

(2) From 1 July 2006 APRA allows only 45% of the asset revaluation reserve to be included in Tier Two Capital.

(3) APRA requires these Lower Tier Two note and bond issues to be included as if they were unhedged.

(4) For regulatory capital purposes, Lower Tier Two note and bond issues are amortised by 20% of the original amount during each of the last four years to maturity.

(5) APRA has granted transitional relief for Tier One and Two Capital on adoption of AIFRS, which expires 1 January 2008.

		Group
Regulatory Capital	2007 $M	2006 SM
Total Capital before Deductions	25,877	23,079
Deduct:
Investment in non–consolidated subsidiaries (net of intangible component deducted from Tier One Capital):
Shareholders’ net tangible assets in life and funds management businesses	(1,946)	(1,902)
Reverse effect of transition to AIFRS	(592)	(592)
Capital in other non-consolidated subsidiaries	(836)	(256)
Value of acquired inforce business (1)	-	(1,339)
Less: Non-recourse debt	2,265	2,077
Funds Management securities (2)	700	-
	(409)	(2,012)
Value of acquired inforce business (1)	(1,339)	-
	(1,748)	(2,012)
Other deductions	(178)	(151)
Total Capital	23,951	20,916

(1) Value of acquired inforce business (excess of market value over net assets), which was transferred to Goodwill upon adoption of AIFRS. (2) Funds Management Securities issued September 2006.
		Group
Adjusted Common Equity (1)	2007 $M	2006 $M
Tier One Capital	17,512	16,354
Add:
Deferred Income Tax	37	-
Equity investments in other companies (2)	700	-
Deduct:
Eligible loan capital	(245)	(281)
Other hybrid equity instruments	(3,474)	(3,659)
Minority interests (net of minority interests component deducted from Tier One Capital)	(512)	(508)
Investment in non–consolidated subsidiaries (net of intangible component deducted from Tier One Capital) (3)	(409)	(2,012)
Other deductions	(178)	(151)
Impact upon adoption of AIFRS (4)	(1,641)	-
Total Adjusted Common Equity	11,790	9,743

(1) Adjusted Common Equity (“ACE”) is one measure considered by Standard & Poor’s in evaluating the Bank’s credit rating. The ACE ratio has been calculated in accordance with Standard & Poor’s methodology at 30 June 2007.

(2) Represents the Bank’s non-controlling interest in a major infrastructure asset.

(3) Balance at 30 June 2007 excludes $1,339 million associated with excess of market value over net assets which was transferred to goodwill upon adoption of AIFRS.

(4) Standards and Poor’s calculation of ACE Capital did not allow for any relief upon adoption of AIFRS.

Commonwealth Bank of Australia Annual Report (US Version) 2007       96

Notes to the Financial Statements

Note 35 Capital Adequacy (continued)
Group
	Face Value		Risk Weights	Risk–Weighted Balance
Risk-Weighted Assets	2007 $M	2006 $M	%	2007 $M	2006 $M
On Balance Sheet Assets
Cash, claims on Reserve Bank, short term claims on Australian Commonwealth and State Government and Territories, and other zero–weighted assets	27,844	23,301	-	-	-
Claims on OECD banks and local governments	15,903	16,742	20	3,181	3,348
Advances secured by residential property (1)	174,435	157,962	50	87,217	78,981
All other assets (1)	129,247	110,971	100	129,247	110,971
Total On Balance Sheet Assets – Credit Risk (2)	347,429	308,976		219,645	193,300

					Group
	Face Value		Credit Equivalent		Risk-Weighted Balance
	2007 $M	2006 $M	2007 $M	2006 $M	2007 $M	2006 $M
Off Balance Sheet Exposures
Direct credit substitutes	3,664	3,598	3,664	3,598	2,884	2,786
Trade and performance related items	2,133	2,365	1,041	999	973	964
Commitments	86,002	82,634	17,453	16,604	12,015	12,049
Foreign exchange, interest rate and other market related transactions	1,324,315	1,027,846	21,396	14,342	5,707	3,892
Total Off Balance Sheet Exposures – Credit Risk (3)	1,416,114	1,116,443	43,554	35,543	21,579	19,691

Total Risk-Weighted Assets – Credit Risk					241,224	212,991
Risk-Weighted Assets – Market Risk					4,123	3,447
Total Risk-Weighted Assets (4)					245,347	216,438

(1) For loans secured by residential property approved after 5 September 1994, a risk weight of 100% applied where the loan to valuation ratio is in excess of 80%. Effective from 28 August 1998, a risk weight of 50% applies to these loans if they are totally insured by an acceptable lender’s mortgage insurer. Loans that are risk-weighted at 100% are reported under “All other assets”.

(2) Total on-balance sheet assets exclude debt and equity securities in the trading book and all on-balance sheet positions in commodities, as they are included in the calculation of notional market risk-weighted assets.

(3) Off-balance sheet exposures secured by the residential property account for $10 billion of off-balance sheet credit equivalent assets ($5.9 billion of off-balance sheet risk-weighted assets).

(4) In calculating risk weighted assets in accordance with Standard and Poor’s agreed methodology, the equity investment in other companies (June 2007: $0.7 billion, June 2006: nil) is required to be added to regulatory risk weighted assets as this amount is not deducted from ACE Capital. The risk weighted asset balance as used for the purposes of ACE Capital ratio for 2007 is $246,047 million (2006: $216,438 million).

Commonwealth Bank of Australia Annual Report (US Version) 2007      97

Notes to the Financial Statements

Note 36 Maturity Analysis of Monetary Assets and Liabilities

The maturity distribution of monetary assets and liabilities is based on contractual terms. The majority of the longer term monetary assets are variable rate products, with actual maturities shorter than the contractual terms.

Therefore this information is not relied upon by the Bank in the management of its interest rate risk in Note 43.

	Group Maturity Period At 30 June 2007
	At Call $M	Overdrafts $M	0 to 3 months $M	3 to 12 months $M	1 to 5 years $M	Over 5 years $M	Not Specified $M	Total $M
Assets
Cash and liquid assets	5,277	-	4,831	-	-	-	-	10,108
Receivables due from other financial institutions	-	-	5,293	161	15	26	-	5,495
Assets at fair value through Income Statement:
Trading (1)	-	-	21,469	-	-	-	-	21,469
Insurance	312	-	2,823	300	3,755	4,098	12,231	23,519
Other	-	-	3,349	414	287	23	-	4,073
Derivative assets	-	-	10,820	722	987	214	-	12,743
Available-for-sale investments	-	-	2,404	2,159	3,053	2,000	56	9,672
Loans, advances and other receivables (2)	19,199	4,506	18,967	28,846	60,615	168,680	(1,034)	299,779
Bank acceptances of customers	-	-	18,413	308	-	-	-	18,721
Other monetary assets	556	-	3,763	453	76	4	310	5,162
Total monetary assets	25,344	4,506	92,132	33,363	68,788	175,045	11,563	410,741
Liabilities
Deposits and other public borrowings(3)	115,009	-	55,472	29,596	3,238	67	-	203,382
Payables to other financial institutions	2,855	-	9,946	1,585	-	-	-	14,386
Liabilities at fair value through Income Statement	-	-	7,401	4,811	6,226	993	-	19,431
Derivative liabilities	-	-	13,778	83	872	1,947	-	16,680
Bank acceptances	-	-	18,413	308	-	-	-	18,721
Insurance policy liabilities	-	-	-	-	-	-	21,613	21,613
Debt issues and loan capital	-	-	9,826	17,841	35,678	32,145	-	95,490
Managed funds units on issue	-	-	-	-	-	-	310	310
Other monetary liabilities	685	-	5,620	343	219	-	996	7,863
Total monetary liabilities	118,549	-	120,456	54,567	46,233	35,152	22,919	397,876

(1) Trading assets are purchased without the intention to hold until maturity and are categorised as maturing within three months.

(2) $190 billion of this figure represents housing loans. While most of these loans would have a contractual term of 20 years or more, and are analysed accordingly, the actual average term of the portfolio has historically been less than five years.

(3) Includes substantial “core” deposits that are contractually at call customer savings and cheque accounts. History demonstrates such accounts provide a stable source of long term funding for the Bank. Also refer to Interest Rate Risk Sensitivity table in Note 43.

Commonwealth Bank of Australia Annual Report (US Version) 2007       98

Notes to the Financial Statements

Note 36 Maturity Analysis of Monetary Assets and Liabilities (continued)
	Group Maturity Period At 30 June 2006
	At Call $M	Overdrafts $M	0 to 3 months $M	3 to 12 months $M	1 to 5 years $M	Over 5 years $M	Not Specified $M	Total $M
Assets
Cash and liquid assets	2,016	-	3,852	-	-	-	-	5,868
Receivables due from other financial institutions	-	-	5,923	1,156	-	28	-	7,107
Assets at fair value through Income Statement:
Trading (1)	-	-	15,758	-	-	-	-	15,758
Insurance	153	-	995	1,900	2,653	1,945	16,791	24,437
Other	182	-	1,387	62	576	-	-	2,207
Derivative assets	-	-	7,484	986	833	372	-	9,675
Available-for-sale investments	-	-	2,278	1,255	4,532	2,022	1,116	11,203
Loans, advances and other receivables (2)	15,182	5,107	16,643	18,115	58,373	146,802	(1,046)	259,176
Bank acceptances of customers	-	-	17,531	779	-	-	-	18,310
Other monetary assets	29	-	3,803	81	6	2	255	4,176
Total monetary assets	17,562	5,107	75,654	24,334	66,973	151,171	17,116	357,917
Liabilities
Deposits and other public borrowings(3)	97,262	-	48,772	24,167	2,938	88	-	173,227
Payables to other financial institutions	1,380	-	8,999	805	-	-	-	11,184
Liabilities at fair value through Income Statement	1,987	-	5,426	2,677	2,880	841	-	13,811
Derivative liabilities	-	-	6,471	877	1,047	2,425	-	10,820
Bank acceptances	-	-	17,531	779	-	-	-	18,310
Insurance policy liabilities	-	-	-	-	-	-	22,225	22,225
Debt issues and loan capital	-	-	9,478	14,700	42,838	21,470	-	88,486
Managed funds units on issue	-	-	-	-	-	-	1,109	1,109
Other monetary liabilities	10	-	5,056	209	469	420	205	6,369
Total monetary liabilities	100,639	-	101,733	44,214	50,172	25,244	23,539	345,541

(1) Trading assets are purchased without the intention to hold until maturity and are categorised as maturing within three months.

(2) $167 billion of this figure represents housing loans. While most of these loans would have a contractual term of 20 years or more, and are analysed accordingly, the actual average term of the portfolio has historically been less than five years.

(3) Includes substantial “core” deposits that are contractually at call customer savings and cheque accounts. History demonstrates such accounts provide a stable source of long term funding for the Bank. Also refer to Interest Rate Risk Sensitivity table in Note 43.

Commonwealth Bank of Australia Annual Report (US Version) 2007      99

Notes to the Financial Statements

Note 37 Financial Reporting by Segments

Description of segments

The consolidated entity is organised on a global basis for statutory purposes into the following segments by product and service.

Business segments represent the type of service provided and types of product available.

The primary sources of revenue are interest income for Banking, premium and related income for the Insurance business and other operating income.

The geographical segment represents the locations in which the transaction was booked.

	Group
	Year Ended 30 June 2007
Primary Segment	Banking $M	Funds Management $M	Insurance $M	Total $M
Business Segments
Income Statement
Interest income	23,862	-	-	23,862
Insurance premium and related revenue	-	-	1,117	1,117
Other income	3,341	3,991	858	8,190
Total revenue	27,203	3,991	1,975	33,169

Interest expense	16,826	-	-	16,826

Segment result before income tax	5,154	805	579	6,538
Income tax expense	(1,423)	(390)	(228)	(2,041)
Segment result after income tax	3,731	415	351	4,497
Minority interests	(27)	-	-	(27)
Segment result after income tax and minority interests	3,704	415	351	4,470
Net profit attributable to Equity holders of the Bank	3,704	415	351	4,470

Non–Cash Expenses
Intangible asset amortisation	69	-	1	70
Loan impairment expense	434	-	-	434
Depreciation	191	3	6	200
Defined benefit superannuation plan (income)/expense	(8)	-	-	(8)
Other	60	41	-	101

Balance Sheet
Total assets	397,093	18,237	9,809	425,139
Acquisition of property, plant & equipment, intangibles and other non–current assets	410	2	38	450
Investments in associates	145	680	11	836
Total liabilities	377,467	15,397	7,831	400,695

Commonwealth Bank of Australia Annual Report (US Version) 2007      100

Notes to the Financial Statements

Note 37 Financial Reporting by Segments (continued)

	Group
	Year Ended 30 June 2006
Primary Segment	Banking $M	Funds Management $M	Insurance $M	Total $M
Business Segments
Income Statement
Interest income	19,758	-	-	19,758
Insurance premium and related revenue	-	-	1,052	1,052
Other income	3,036	3,687	1,031	7,754
Total revenue	22,794	3,687	2,083	28,564

Interest expense	13,244	-	-	13,244

Segment result before income tax	4,559	643	657	5,859
Income tax expense	(1,328)	(331)	(241)	(1,900)
Segment result after income tax	3,231	312	416	3,959
Minority interests	(28)	(3)	-	(31)
Segment result after income tax and minority interests	3,203	309	416	3,928
Net profit attributable to Equity holders of the Bank	3,203	309	416	3,928

Non–Cash Expenses
Intangible asset amortisation	49	-	-	49
Loan impairment expense	398	-	-	398
Depreciation	157	2	5	164
Defined benefit superannuation plan (income)/expense	35	-	-	35
Other	65	1	-	66

Balance Sheet
Total assets	340,254	19,201	9,648	369,103
Acquisition of property, plant & equipment, intangibles and other non–current assets	510	94	8	612
Investments in associates	106	52	32	190
Total liabilities	324,185	16,423	7,152	347,760

	Group
	Year Ended 30 June 2005
Primary Segment	Banking $M	Funds Management $M	Insurance $M	Total $M
Business Segments
Income Statement
Interest income	16,781	-	-	16,781
Insurance premium and related revenue	-	-	1,132	1,132
Other income	2,845	3,203	1,186	7,234
Total revenue	19,626	3,203	2,318	25,147

Interest expense	10,755	-	-	10,755

Segment result before income tax	3,982	508	522	5,012
Income tax expense	(1,197)	(192)	(213)	(1,602)
Segment result after income tax	2,785	316	309	3,410
Minority interests	(3)	(7)	-	(10)
Segment result after income tax and minority interests	2,782	309	309	3,400
Net profit attributable to Equity holders of the Bank	2,782	309	309	3,400

Non–Cash Expenses
Intangible asset amortisation	20	-	-	20
Loan Impairment expense	322	-	-	322
Depreciation	135	8	13	156
Defined benefit superannuation plan (income)/expense	75	-	-	75
Other	84	27	-	111

Balance Sheet
Total assets	304,620	16,191	16,593	337,404
Acquisition of property, plant & equipment, intangibles and other non–current assets	303	8	39	350
Investments in associates	19	1	32	52
Total liabilities	287,549	16,832	10,380	314,761

Commonwealth Bank of Australia Annual Report (US Version) 2007      101

Notes to the Financial Statements

Note 37 Financial Reporting by Segments (continued)

	Group
	Year Ended 30 June
Secondary Segment	2007 $M	2007%	2006 $M	2006%	2005 $M	2005%
Geographical Segments
Income Statement
Revenue
Australia	26,350	79. 5	22,802	79. 8	20,003	79. 5
New Zealand	4,517	13. 6	4,021	14. 1	3,361	13. 4
Other countries (1)	2,302	6. 9	1,741	6. 1	1,783	7. 1
Total Revenue	33,169	100. 0	28,564	100. 0	25,147	100. 0
Net Profit Attributable to Equity holders of the Bank
Australia	3,538	79. 2	3,200	81. 5	2,778	81. 7
New Zealand	492	11. 0	387	9. 8	363	10. 7
Other countries (1)	440	9. 8	341	8. 7	259	7. 6
Total Net Profit Attributable to Equity holders of the Bank	4,470	100. 0	3,928	100. 0	3,400	100. 0
Assets
Australia	341,588	80. 3	304,831	82. 6	280,255	83. 0
New Zealand	55,916	13. 2	43,318	11. 7	41,383	12. 3
Other countries (1)	27,635	6. 5	20,954	5. 7	15,766	4. 7
Total Assets	425,139	100. 0	369,103	100. 0	337,404	100. 0
Acquisition of Property, Plant & Equipment, Intangibles and Other non–current assets
Australia	360	80. 0	564	92. 2	303	86. 6
New Zealand	80	17. 8	34	5. 5	37	10. 6
Other countries (1)	10	2. 2	14	2. 3	10	2. 8
Total	450	100. 0	612	100. 0	350	100. 0

(1) Other countries were: United Kingdom, United States of America, Japan, Singapore, Malta, Hong Kong, Grand Cayman, Fiji, Indonesia, China and Vietnam.

Commonwealth Bank of Australia Annual Report (US Version) 2007      102

Notes to the Financial Statements

Note 38 Life Insurance Business

The following information is provided to disclose the statutory life insurance business transactions contained in the Group Financial Statements and the underlying methods and assumptions used in their calculations.

All financial assets within the life statutory funds have been determined to support either life insurance or life investment contracts. Also refer to Note 1 (hh). The insurance segment result is prepared on a business segment basis, refer to Note 37.

	Life Insurance Contracts		Life Investment Contracts		Group
Summarised Income Statement	2007 $M	2006 $M	2007 $M	2006 $M	2007 $M	2006 $M
Premium and related revenue	1,182	949	257	414	1,439	1,363
Outward reinsurance premiums expense	(207)	(176)	-	(3)	(207)	(179)
Claims expense	(786)	(526)	-	(127)	(786)	(653)
Reinsurance recoveries	145	128	-	-	145	128
Investment revenue (excluding investments in subsidiaries)
Equity securities	418	205	1,323	1,686	1,741	1,891
Debt securities	147	230	444	372	591	602
Property	70	174	324	169	394	343
Other	52	(48)	294	413	346	365
Increase/(decrease) in contract liabilities	(133)	(192)	(2,111)	(2,165)	(2,244)	(2,357)
Operating income	888	744	531	759	1,419	1,503

Acquisition expenses	158	163	22	21	180	184
Maintenance expenses	235	173	197	191	432	364
Management expenses	16	18	8	7	24	25
Other expense	9	14	58	29	67	43
Net profit before income tax	470	376	246	511	716	887
Income tax attributable to operating profit	174	148	205	255	379	403
Net profit after income tax	296	228	41	256	337	484
Net profit after income tax	296	228	41	256	337	484

Sources of Life Insurance Net Profit
The net profit after income tax is represented by:
Emergence of planned profit margins	178	104	87	200	265	304
Difference between actual and planned experience	41	20	(53)	(41)	(12)	(21)
Effects of changes to underlying assumptions	(5)	2	-	-	(5)	2
Reversal of previously recognised losses or loss recognition on Groups of related products	(2)	1	-	-	(2)	1
Investment earnings on assets in excess of policyholder liabilities	78	70	8	7	86	77
Other movements (1)	6	31	(1)	90	5	121
Net profit after income tax	296	228	41	256	337	484

Life insurance premiums received and receivable					2,749	2,649
Life insurance claims paid and payable					5,306	4,803

(1) 2006 includes profit on sale of the Hong Kong Insurance Business.

The disclosure of the components of operating profit after income tax expense are required to be separated between policyholders’ and Shareholders’ interests. As policyholder profits are an expense of the Group and not attributable to Shareholders, no such disclosure is required.

Commonwealth Bank of Australia Annual Report (US Version) 2007      103

Notes to the Financial Statements

Note 38 Life Insurance Business (continued)
	Life Insurance Contracts		Life Investment Contracts		Group
Reconciliation of Movements in Policy Liabilities	2007 $M	2006 $M	2007 $M	2006 $M	2007 $M	2006 $M
Contract policy liabilities
Gross policy liabilities opening balance	4,589	25,241	17,784	-	22,373	25,241
AIFRS transition adjustment (1)	-	(19,108)	-	19,108	-	-
Net increase/(decrease) in contract liabilities reflected in the summarised Income Statement	142	135	2,112	2,165	2,254	2,300
Contract contributions recognised in policy liabilities	188	60	1,291	1,329	1,479	1,389
Contract withdrawals recognised in policy liabilities	(202)	(281)	(4,338)	(4,133)	(4,540)	(4,414)
Non-cash movements	-	(1,361)	-	(559)	-	(1,920)
FX translation adjustment	84	(97)	121	(126)	205	(223)
Gross policy liabilities closing balance	4,801	4,589	16,970	17,784	21,771	22,373

Liabilities ceded under reinsurance
Opening balance	(148)	(205)	-	-	(148)	(205)
Decrease/(increase) in reinsurance assets reflected in the summarised Income Statement	(10)	57	-	-	(10)	57
Closing balance	(158)	(148)	-	-	(158)	(148)

Net policy liabilities at 30 June
Expected to be realised within 12 months	415	545	3,182	3,625	3,597	4,170
Expected to be realised in more than 12 months	4,228	3,896	13,788	14,159	18,016	18,055
Total Insurance Policy Liabilities	4,643	4,441	16,970	17,784	21,613	22,225

(1) Reclassified upon adoption of AIFRS insurance standards from 1 July 2005.

Commonwealth Bank of Australia Annual Report (US Version) 2007      104

Notes to the Financial Statements

Note 38 Life Insurance Business (continued)
Sensitivity Analysis

The Group conducts sensitivity analyses to quantify the exposure to risk of changes in the key underlying variables such as interest rate, equity prices, mortality, morbidity and inflation. The valuations included in the reported results and the Group’s best estimate of future performance are calculated using certain assumptions about these variables.

The movement in any key variable will impact the performance and net assets of the Group and as such represents a risk.

Variable	Impact of movement in underlying variable
Expense risk	An increase in the level or inflationary growth of expenses over assumed levels will decrease profit and Shareholders’ equity.
Interest rate risk

The impact of changes in interest rates on profit and Shareholders’ equity depends on the relative profiles and matching of assets and liabilities. The Group is exposed to changes in interest rates on fixed interest assets backing Shareholders’ equity.

Mortality rates

For insurance contracts that pay a death benefit, higher rates of mortality will increase the claims cost and therefore reduce both profit and Shareholders’ equity. For lifetime annuity contracts, lower mortality rates will increase the duration of annuity payments and therefore reduce both profit and Shareholders’ equity.

Morbidity rates

The cost of health-related claims depends on both the incidence of policyholders becoming ill and the duration of the illness. Higher than expected incidence and duration will increase the claims costs, reducing profit and Shareholders’ equity.

Discontinuance

The impact of the discontinuance rate assumption depends on a range of factors including the type of contract, the surrender value basis (where applicable) and the duration inforce. An increase in discontinuance rates will usually reduce profit and Shareholders’ equity

Market Risk

For contracts where benefit payments depend on the value of underlying assets, market risk is borne by policyholders. However, as the Group derives fee income based on the value of the underlying funds, a fall in market value will reduce fees, profit and Shareholders’ equity. The Group is exposed to market risk on assets backing Shareholders’ equity.

The table below shows the sensitivity of insurance contract liabilities (gross and net of reinsurance), current year profits and Shareholders’ equity to changes in assumptions on key variables. The sensitivity of the insurance contract liability to changes in assumptions will be dependent on whether the product is (or remains) in loss recognition after the assumptions change and whether the change is made to an economic assumption. The interest rate sensitivity includes the impact of the change on both the policy liabilities and assets.

Gross (before reinsurance)	Net (after reinsurance)
	Profit/(loss) 2007 $M	Policy Liabilities 2007 $M	Profit/(loss) 2007 $M	Policy Liabilities 2007 $M	Shareholders’ Equity 2007 $M
Result of change in assumptions (1)
Interest rates – 1% increase	(13. 7)	11. 1	(11. 7)	8. 4	(11. 7)
Mortality and morbidity on lump sum products – 10% increase in total costs	(4. 2)	6. 0	(3. 1)	4. 5	(3. 1)
Annuitant mortality – 20% increase in rate of future mortality improvement	(9. 5)	13. 6	(9. 5)	13. 6	(9. 5)
Morbidity on Income Protection – 10% increase in total cost	(1. 3)	1. 8	(1. 1)	1. 5	(1. 1)
Discontinuance – 10% increase in discontinuance rates	-	-	-	-	-
Expenses – 10% increase in maintenance expenses assumption	(0. 4)	0. 6	(0. 4)	0. 6	(0. 4)

(1) Represents impact of Australia only.

Commonwealth Bank of Australia Annual Report (US Version) 2007     105

Notes to the Financial Statements

Note 38 Life Insurance Business (continued)

Life Investment Contract Liabilities

Investment contracts include unit linked contracts and term certain annuities. They consist of a financial instrument and an investment management services element, both of which are measured at fair value. For unit linked contracts, the resulting liability to policyholders is closely linked to the performance and the value of the assets (after tax) that support those liabilities. The fair value of such liabilities is the same as the fair value of those assets, after allowing for tax.

Life Insurance Contract Liabilities

Appropriately qualified actuaries have been appointed for each life insurance entity and they have reviewed and satisfied themselves as to the accuracy of the contract liabilities included in this financial report, including compliance with the regulations of the Life Insurance Act (Life Act) 1995 where appropriate. Details are set out in the various statutory returns of these life insurance entities.

	Life Insurance Contracts
Components of Life Insurance Contract Liabilities	2007 $M	2006 $M
Future policy benefits (1)	6,691	6,205
Future bonuses	1,304	1,128
Future expenses	2,067	1,810
Future profit margins	1,425	1,321
Future charges for acquisition expenses	(413)	(407)
Balance of future premiums	(6,543)	(5,705)
Provisions for bonuses not allocated to participating policyholders	112	89
Total Life Insurance Contract Liabilities	4,643	4,441

(1) Including bonuses credited to policyholders in prior years.

Taxation Taxation has been allowed for in the determination of policy liabilities in accordance with the relevant legislation applicable in each market.

Actuarial Methods and Assumptions

Insurance contract policy liabilities have been calculated in accordance with AASB 1038 (Life Insurance Contracts) and the Margin on Services (“MoS”) methodology as set out in Actuarial Standard 1.04 – Valuation Standard (“AS1.04”) issued by the Life Insurance Actuarial Standards Board (“LIASB”). The principal methods and profit carriers used for particular product groups were as follows:

Product Type	Method	Profit Carrier
Individual
Conventional	Projection	Bonuses or expected claim payment
Investment account	Projection	Bonuses or funds under management
Lump sum risk	Projection	Premiums/expected claim payment
Income stream risk	Projection	Expected claim payments
Lifetime annuities	Projection	Annuity payments
Group
Investment account	Projection	Bonuses or funds under management
Lump sum risk	Accumulation/Projection	Expected claim payments
Income stream risk	Accumulation/Projection	Expected claim payments

The “Projection Method” measures the present values of estimated future policy cash flows to calculate policy liabilities. The policy cash flows incorporate investment income, premiums, expenses, redemptions and benefit payments.

Bonuses are amounts added, at the discretion of the life insurer, to the benefits currently payable under Participating Business. Under the Life Act, bonuses are a distribution to policyholders of profits and may take a number of forms including reversionary bonuses, interest credits and terminal bonuses (payable on the termination of the policy).

Commonwealth Bank of Australia Annual Report (US Version) 2007     106

Notes to the Financial Statements

Note 38 Life Insurance Business (continued)

Actuarial Assumptions Set out below is a summary of the material assumptions used in the calculation of policy liabilities.

Discount Rates

Discount rates are used to discount future cash flows in the determination of policy liabilities. Where insurance contract benefits are linked to the performance of the underlying assets, the discount rates are based on the expected earnings rate on the assets held (Traditional and Investment Account contracts). For all other insurance contracts, the discount rates are based on risk free rates of return. Allowance is made for taxation where relevant and for the nature and term of the liabilities.

The following table shows the applicable rates for the major classes of business in Australia and New Zealand. The changes relate to changes in long term earnings rates and asset mix.
Class of Business (1)	June 2007 Rate Range %	June 2006 Rate Range %
Traditional – ordinary business (after tax)	4. 38 – 6. 34	6. 00 – 6. 75
Traditional – superannuation business (after tax)	5. 32 – 7. 75	7. 33 – 8. 26
Annuity – term and lifetime (exempt from tax)	6. 52 – 7. 09	5. 79 – 6. 30
Term insurance – (before tax)	6. 25 – 6. 46	5. 58 – 5. 81
Income protection business (before tax)	6. 25 – 6. 46	5. 58 – 5. 81
Investment account – ordinary (after tax)	4. 55	4. 21
Investment account – superannuation (after tax)	5. 53	5. 12
Investment account – annuities (exempt from tax)	6. 46	5. 98

(1) For New Zealand, investment earning rates assumed were 3.9% to 5.6% net of tax.

Bonuses

The valuation assumes that the long-term supportable bonuses will be paid, which is in line with company bonus philosophy. Favourable investment performance over recent years has led to increases in long-term supportable bonus rates.

Maintenance Expenses

The maintenance expenses are based on an internal analysis of experience and are assumed to increase in line with inflation each year and to be sufficient to cover the cost of servicing the business in the coming year after adjusting for one-off expenses. For participating businesses, expenses continue on the previous charging basis with adjustments for actual experience, and are assumed to increase in line with inflation each year. Maintenance expenses have increased on some products.

Investment Management Expenses

Investment management expense assumptions vary by asset classes and are based on investment fees as set out in Fund Management Agreements. There has been no significant change to overall investment fees.

Inflation

The inflation assumption is consistent with the investment earning assumptions.

Benefit Indexation

The indexation rates are based on an analysis of past experience and estimated long term inflation and vary by business and product type. There have been no significant changes to these assumptions.

Taxation

The taxation basis and rates assumed vary by market and product type. There has been no significant change to the taxation basis.

Voluntary Discontinuance

Discontinuance rates are based on recent company and industry experience and vary by market, product, age and duration inforce. The experience has been broadly in line with assumptions. There have been no significant changes to these assumptions.

Surrender Values

Current surrender value bases are assumed to apply in the future. There have been no significant changes to these bases.

Mortality and Morbidity

Rates vary by sex, age, product type and smoker status. Rates are based on standard mortality tables applicable to each market e.g. IA95-97 in Australia for risk, IM/IF80 for annuities, adjusted for recent Company experience where appropriate. Mortality assumptions have been reduced on some term insurance products.

Commonwealth Bank of Australia Annual Report (US Version) 2007     107

Notes to the Financial Statements

Note 38 Life Insurance Business (continued)

Risk Management Policies and Procedures

The financial condition and operating results of the Life Insurance Business in the Group are affected by a number of key financial and non-financial risks. The objectives and policies in respect of managing these risks are set out below.

There are two risk types that are considered to be unique to life insurance businesses. These are the risks that the incidence of mortality (death) and morbidity (illness and injury) claims are higher than assumed when pricing life insurance policies, or are greater than the best estimate assumptions used to determine the policy liabilities of the business.

Insurance risk may arise through reassessment of the incidence of claims, the trend of future claims and the effect of unforeseen diseases or epidemics. In addition, in the case of morbidity, the time to recovery may be longer than assumed.

Insurance risk is controlled by ensuring underwriting standards adequately identify potential risk, managing claims in accordance with policy wordings, retaining the right to amend premiums on risk policies where appropriate and through the use of reinsurance. The experience of the Group’s life insurance business is reviewed annually.

Terms and Conditions of Insurance Contracts

The nature of the terms of the insurance contracts written is such that certain external variables can be identified on which related cash flows for claim payments depend. The tables below provide an overview of the key variables upon which the related cash flows are dependent.

Type of Contract	Detail of contract workings	Nature of compensation for claims	Key variables that affect the timing and uncertainty of future cash flows
Non-participating life insurance contracts with guaranteed terms (Term Life, Trauma, Disability and Lifetime Annuities)	Guaranteed benefits paid on death, ill health or survival that are fixed and not at the discretion of the issuer.	Benefits, defined by the insurance contracts, are determined by the contract. They are not directly affected by the performance of underlying assets or the performance of the contracts as a whole.	Mortality Morbidity Discontinuance rates Expenses

Life insurance contracts with discretionary participating benefits (e.g. endowment and whole of life)

These policies include a clearly defined initial guaranteed sum assured which is payable on death or maturity. The guaranteed amount is increased throughout the duration of the policy by the addition of regular annual bonuses which, once added, are not removed. Bonuses are also added on some products at maturity.

		Benefits arising from the discretionary participation feature are based on the performance of a specified pool of contracts or a specified type of contract.	Market earnings rates Mortality Discontinuance rates Expenses

Solvency

Australian Life Insurers

Australian life insurers are required to hold prudential reserves in excess of the amount of policy liabilities. These reserves are required to support solvency requirements and provide protection against adverse experience. Actuarial Standard AS2.04 – “Solvency Standard” (“AS2.04”) prescribes a minimum solvency requirement and the minimum level of assets required to be held in each statutory fund. All controlled Australian insurance entities complied with the solvency requirements of AS2.04. Further information is available from the individual statutory returns of subsidiary life insurers.

Overseas Life Insurers

Overseas life insurance subsidiaries were required to hold reserves in excess of policy liabilities in accordance with local Acts and prudential rules. Each of the overseas subsidiaries complied with local requirements. Further information is available from the individual statutory returns of subsidiary life insurers.

Managed Assets and Fiduciary Activities

Arrangements are in place to ensure that asset management and other fiduciary activities of controlled entities are independent of the life insurance funds and other activities of the Group.

Disaggregated Information

Life insurance business is conducted through a number of life insurance entities in Australia and overseas. Under the Australian Life Insurance Act 1995, life insurance business is conducted within one or more separate statutory funds, which are distinguished from each other and from the Shareholders’ funds. The Financial Statements of Australian life insurers prepared in accordance with AASB 1038 (and which are lodged with the relevant Australian regulators) show all major components of the Financial Statements disaggregated between the various life insurance statutory funds and their Shareholder funds and as well as between investment linked business and those relating to non-investment linked businesses.

Commonwealth Bank of Australia Annual Report (US Version) 2007     108

Notes to the Financial Statements

Note 39 Remuneration of Auditors

	Group		Bank
	2007 $’000	2006 $’000	2007 $’000	2006 $’000
Amounts paid or due and payable for audit services to:
Ernst & Young	12,368	9,481	10,513	7,559
Other Auditors	90	176	-	-
	12,458	9,657	10,513	7,559
Amounts paid or due and payable for non-audit services to
Ernst & Young:
Audit related services	2,520	5,122	16	1,660
Other services	256	1,423	-	782
	2,776	6,545 (1)	16	2,442
Total Remuneration of Auditors	15,234	16,202	10,529	10,001

(1) An additional amount of $4,948,000 (2006: $4,056,000) was paid to Ernst & Young by way of fees paid for Non-Audit Services provided to entities not consolidated into the Financial Statements, being managed investment schemes and superannuation funds. $4,532,000 (2006: $3,923,000) of this amount relates to statutory audits, with the residual relating to reviews attestations and assurances.

The Audit Committee has considered the non-audit services provided by Ernst & Young and is satisfied that the services and the level of fees are compatible with maintaining auditors’ independence. All such services were approved by the Audit Committee in accordance with pre-approved policies and procedures.

Audit related fees principally include audit of the Group’s US disclosures for US investors, services in relation to regulatory requirements and other services that only the external auditor can provide, as well as investigations and reviews of internal control systems and financial or regulatory information.

 All other fees principally include transaction support services related to potential and actual acquisition and disposition transactions and advice regarding implementation of revised compliance and regulatory requirements.

Note 40 Commitments for Capital Expenditure Not Provided for in the Accounts

	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Not later than one year	34	36	27	14
Total Commitments for Capital Expenditure Not Provided for in the Accounts	34	36	27	14

Commonwealth Bank of Australia Annual Report (US Version) 2007     109

Notes to the Financial Statements

Note 41 Lease Commitments – Property, Plant and Equipment

	Group		Bank
	2007 $M	2006 $M	2007 $M	2006 $M
Commitments in respect of non-cancellable operating lease agreements due:
Not later than one year	313	298	284	258
Later than one year but not later than five years	778	732	697	610
Later than five years	264	255	236	214
Total Lease Commitments – Property, Plant and Equipment	1,355	1,285	1,217	1,082

			Group
			2007 $M	2006 $M
Group’s share of lease commitments of associated entities due:
No later than one year			2	3
Later than one year but not later than five years			3	3
Later than five years			3	2
Total Lease Commitments – Property, Plant and Equipment			8	8

Lease Arrangements

Leases entered into by the Group are for the purpose of accommodating the business needs. Leases may be over retail, commercial, industrial and residential premises and reflect the needs of the occupying business and market conditions. All leases are negotiated using either internal or external professional property resources acting for the Group.

Rental payments are determined in terms of relevant lease requirements, usually reflecting market rentals.

The Group as lessee has no purchase options over premises occupied. In a small number of cases, the Group as lessee has a right of first refusal if the premises are to be sold.

There are no restrictions imposed on the Group’s lease of space other than those forming part of the negotiated lease arrangements for each specific premise.

Commonwealth Bank of Australia Annual Report (US Version) 2007     110

Notes to the Financial Statements

Note 42 Contingent Liabilities, Assets and Commitments

The Group is involved in a range of transactions that give rise to contingent and/or future liabilities which are distinct from transactions and other events that result in the recognition of liabilities. These transactions meet the financing requirements of customers and include endorsed bills of exchange, letters of credit, guarantees and commitments to provide credit. For further details on these items refer Note 1 (gg).

Details of contingent liabilities and off-balance sheet business are:
			Group
	Face Value		Credit Equivalent
	2007 $M	2006 $M	2007 $M	2006 $M
Credit risk related instruments
Guarantees	2,851	2,592	2,851	2,592
Standby letters of credit	335	342	335	342
Bill endorsements	84	230	84	230
Documentary letters of credit	87	613	17	123
Performance related contingents	2,046	1,753	1,023	876
Commitments to provide credit	85,431	82,162	16,888	16,135
Other commitments	10,888	8,048	960	1,179
Total Credit Risk Related Instruments	101,722	95,740	22,158	21,477

Guarantees represent unconditional undertakings by the Group to support the obligations of its customers to third parties.

Standby letters of credit are undertakings by the Group to pay, against production of documents, an obligation in the event of a default by a customer.

Bill endorsements relate to bills of exchange that have been endorsed by the Group and represent liabilities in the event of default by the acceptor and the drawer of the bill.

Documentary letters of credit represent an undertaking to pay or accept drafts drawn by an overseas supplier of goods against production of documents in the event of payment default by a customer.

Performance related contingents involve undertakings by the Group to pay third parties if a customer fails to fulfil a contractual non-monetary obligation.

Commitments to provide credit include all obligations on the part of the Group to provide credit facilities. These credit facilities are both fixed and variable.

Fixed rate or fixed spread commitments extended to customers that allow net settlement of the change in value of the commitment are written options and are recorded at fair value (Refer to Note 11).

Other commitments include the Group’s obligations under sale and repurchase agreements, outright forward purchases and forward deposits and underwriting facilities. Other commitments also include obligations not already disclosed above to extend credit, that are irrevocable because they cannot be withdrawn at the discretion of the Bank without the risk of incurring significant penalty or expense. In addition commitments to purchase or sell loans are included in other commitments.

The transactions are categorised and credit equivalents calculated under APRA guidelines for the risk based measurement of capital adequacy. The credit equivalent amounts are a measure of the potential loss to the Group in the event of non-performance by the counterparty.

 These transactions combine varying levels of credit, interest rate, foreign exchange and liquidity risk. In accordance with Bank policy, exposure to any of these transactions is not carried at a level that would have a material adverse effect on the financial condition of the Bank and its controlled entities.

 The credit equivalent exposure from direct credit substitutes (guarantees, standby letters of credit and bill endorsements) is the face value of the transaction, whereas the credit equivalent exposure to documentary letters of credit and performance related contingents is 20% and 50% respectively of the face value. The exposure to commitments to provide credit is calculated by applying given credit conversion factors to the face value to reflect the duration, the nature and the certainty of the contractual undertaking to provide the facility. The amounts reflected assume that the amounts may be fully advanced. The contractual amount of these instruments is the maximum amount at risk if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities.

As the potential loss depends on the performance of a counterparty, the Group utilises the same credit policies and assessment criteria for off-balance sheet business as it does for on-balance sheet business and if it is deemed necessary, collateral is obtained based on management’s credit evaluation of the counterparty. If a probable loss is identified, suitable provisions are raised.

Contingent Assets

The credit risk related contingent liabilities of $101,722 million (2006: $95,740 million) detailed above also represent contingent assets of the Group. Such commitments to provide credit may in the normal course convert to loans and other assets of the Group.

Litigation

The Bank is aware of a claim against a subsidiary that has been filed in court, but not served, relating to amendments to a superannuation plan made in 1990. The Bank does not believe, on the information presently available to it, that the claim has merit or that it will be material.

Neither the Bank nor any of its controlled entities is engaged in any litigation or claim which is likely to have a materially adverse effect on the business, financial condition or operating results of the Bank or any of its controlled entities. Where some loss is probable and can be reliably estimated an appropriate provision has been made.

Commonwealth Bank of Australia Annual Report (US Version) 2007     111

Notes to the Financial Statements

Note 42 Contingent Liabilities, Assets and Commitments (continued)

Fiduciary Activities

The Group and its associated entities conduct investment management and other fiduciary activities as responsible entity, trustee, custodian or manager for numerous investment funds and trusts, including superannuation and approved deposit funds, wholesale and retail trusts.

The amounts of funds concerned that are not reported in the Group’s Balance Sheet are as follows:
	2007 $M	2006 $M
Funds under Administration
Australia	115,954	99,000
United Kingdom	20,036	15,526
New Zealand	11,349	9,353
Asia	9,918	6,842
Total	157,257	130,721

Certain entities within the Group act as responsible entity or trustee of virtually all managed investment schemes (“schemes”), wholesale and retail trusts (“trusts”) managed by the Group in Australia, the United Kingdom and New Zealand. The above Funds under Administration do not include on Balance Sheet investments and policyholder liabilities held in the statutory funds of the life insurance business (refer to Note 10) where an entity within the Group may act as a trustee. Where entities within the Group act as responsible entity of managed investment schemes, obligations may exist under the relevant Constitutions whereby upon request from a scheme member, the responsible entity has an obligation to redeem units from the assets of those schemes. Liabilities are incurred by these entities in their capacity as responsible entity or trustee. Rights of Indemnity are held against the schemes and trusts whose assets exceeded their liabilities at 30 June 2007. The Bank does not provide a general guarantee of the performance or obligations of its subsidiaries.

Long Term Contracts

On 30 June 2006, the Bank entered into a six year contract with EDS (Australia) Pty Ltd, relating to the provision of Information Technology Services. The contract was signed on 30 June 2006 and was effective from 1 July 2006.

In 1997, the Bank entered into a 10 year contract with EDS (Australia) Pty Ltd, relating to the provision of Information Technology Services. This arrangement is in place for remaining services and has been extended until 28 May 2008.

In 2000, the Bank entered into a five year agreement with TCNZ Australia Pty Ltd (TCNZA) for the provision of telecommunications services. In late 2005, the Bank entered into two separate agreements with TCNZA for the provision of Network Perimeter Security Services from 1 January 2006 until 1 January 2008 as well as Data Communications Services effective from 1 September 2005 until 1 September 2008. The remainder of telecommunication services, with the exception of Eftpos, Remote Access Services and Mobile Telephony services currently provided under the Telecommunications Services Agreement by TCNZA to the Bank, were extended until 1 September 2008. In May 2007 the Bank and TCNZA further extended the agreement for these services due to expire on 1 September 2008 to 28 February 2009.

In 2004, the Bank entered into an agreement with Optus Pty Ltd for the provision of Eftpos Telecommunications Services from 21 October 2004 until 21 October 2007. In March 2007 the Bank and Optus extended this agreement until 31 August 2008. In 2006 the Bank and Optus entered into an agreement for the provision of Mobile Telephony services until 2009.

In 2005, the Bank entered into an agreement with Telstra Corporation Pty Ltd for the provision of Remote Access Services from 14 July 2005 until 14 July 2008.

Failure to Settle Risk

The Bank is subject to a credit risk exposure in the event that another financial institution fails to settle for its payments clearing activities, in accordance with the regulations and procedures of the following clearing systems of the Australian Payments Clearing Association Limited: The Australian Paper Clearing System (“Clearing Stream One”), The Bulk Electronic Clearing System (“Clearing Stream Two”), The Consumer Electronic Clearing System ("Clearing Stream Three") and the High Value Clearing System (“Clearing Stream Four”, only if operating in “bypass mode”). This credit risk exposure is unquantifiable in advance, but is well understood, and is extinguished upon settlement at 9am each business day.

Service Agreements

The maximum contingent liability for termination benefits in respect of service agreements with the Chief Executive Officer and other Group Key Management Personnel at 30 June 2007 was $5.1 million (2006: $6.3 million).

Commonwealth Bank of Australia Annual Report (US Version) 2007     112

Notes to the Financial Statements

Note 42 Contingent Liabilities, Assets and Commitments (continued)

Collateral The Group has secured liabilities of $5,516 million ($2,354 million in 2006). The table below sets out the assets pledged to secure these liabilities.

	Group		Bank
Assets pledged	2007 $M	2006 $M	2007 $M	2006 $M
Cash	2,069	1,633 (1)	2,069	1,633
Assets at fair value through Income Statement	3,525	1,192	3,525	1,192
Available-for-sale investments	-	58	-	58
Assets pledged	5,594	2,883	5,594	2,883

Thereof can be repledged or resold by counterparty	3,525	1,192	3,525	1,192

(1) These balances include assets sold under repurchase agreements. The liabilities related to these repurchase agreements are disclosed in Note 23.

	Group		Bank
Collateral held	2007 $M	2006 $M	2007 $M	2006 $M
Cash	379	312	379	312
Assets at fair value through Income Statement	3,271	2,334	3,271	2,334
Collateral held	3,650	2,646	3,650	2,646

Note 43 Market Risk

The Group in its daily operations is exposed to a number of market risks. Market risk relates to the risk that market rates and prices will change and that this will have an adverse affect on the profitability and/or net worth of the Group, e.g. an adverse interest rate movement. Market risk also includes the operational risks of market access for funding and liquidity.

Under the authority of the Board of Directors, the Risk Committee of the Board ensures that all the market risk exposure is consistent with the business strategy and within the risk tolerance of the Group. Regular market risk reports are tabled before the Risk Committee of the Board.

Within the Group, market risk is greatest in the Balance Sheets of the Banking and Insurance businesses. Market risk also arises in the course of its intermediation activities in financial services and in financial markets trading.

Market Risk in Balance Sheet Management

The Risk Committee of the Board approves the Bank’s Balance Sheet market risk policies and limits. Implementation of the policy is delegated to the Group Executives of the associated business units with senior management oversight by the Group’s Asset and Liability Committee.

For Bank Balance Sheets, market risk includes liquidity risks, funding risks, interest rate risk and foreign exchange risk. On life and general insurance Balance Sheets, market risk is part of the principal means by which long term liabilities are actuarially managed. In this sense and in contrast to Banking, market risk is structural for these businesses.

Liquidity risk

Balance Sheet liquidity risk is the risk of being unable to meet financial obligations as they fall due. The Group manages liquidity requirements by currency and by geographical location of its operations. Subsidiaries are also included in the Group’s liquidity policy framework.

Liquidity policies are in place to manage liquidity in a day-to-day sense, and also under crisis scenarios.

Under current APRA Prudential Standards, each bank is required to develop a liquidity management strategy that is appropriate for itself, based on its size and nature of operations. The objectives of the Group’s funding and liquidity policies are to:

•	Ensure all financial obligations are met when due;
•	Provide adequate protection, even under crisis scenarios, at lowest cost; and
•	Achieve sustainable, lowest-cost funding within the limitations of funding diversification requirements.

Funding risk

Funding risk is the risk of over-reliance on a funding source to the extent that a change in that funding source could increase overall funding costs or cause difficulty in raising funds. The funding requirements are integrated into the Group’s liquidity and funding policy with its aim to assure the Group has a stable diversified funding base without over-reliance on any one market sector.

Domestically, the Group continues to obtain a large portion of its AUD funding from a stable retail deposit base, which has a lower interest cost than wholesale funds. The relative size of the Group’s retail base has enabled it to source funds at a lower  than average rate of interest than the other major Australian banks. Funding diversification is particularly important in offshore markets where the absence of any “natural” offshore funding base means the Group is principally reliant on wholesale money market and capital market sources for funding. The Group has imposed internal prudential constraints on the relative mix of offshore sources of funds.

Commonwealth Bank of Australia Annual Report (US Version) 2007     113

Notes to the Financial Statements

Note 43 Market Risk (continued)

The following table outlines the range of financial instruments used by the Group to raise deposits and borrowings, both within Australia and overseas. Funds are raised from well-diversified sources and there are no material concentrations in these categories.

		Group
Market Risk	2007 $M	2006 $M
Australia
Cheque accounts	43,795	31,962
Savings accounts	32,862	32,070
Term deposits	50,888	43,210
Cash management accounts	23,999	23,387
Debt issues	70,944	65,426
Bank acceptances	18,721	18,310
Certificates of deposits	20,165	18,185
Life insurance policy liabilities	19,078	20,001
Loan capital	9,195	8,887
Securities sold under agreements to repurchase and short sales	3,323	1,380
Liabilities at fair value through Income Statement	4,133	1,948
Managed funds units on issue	310	1,109
Other	4,208	3,354
Total Australia	301,621	269,229
Overseas
Deposits and interbank	38,528	30,863
Commercial paper	9,108	7,710
Life insurance policy liabilities	2,535	2,224
Other debt issues	5,438	5,455
Loan capital	805	1,008
Liabilities at fair value through Income Statement	15,298	11,863
Total Overseas	71,712	59,123
Total Funding Sources	373,333	328,352

Provisions and other liabilities	27,362	19,408
Total Liabilities	400,695	347,760

Commonwealth Bank of Australia Annual Report (US Version) 2007     114

Notes to the Financial Statements

Note 43 Market Risk (continued)

Interest rate risk (Banking)

Interest rate risk in the Group Balance Sheet arises from the potential for a change in interest rates to change the expected net interest earnings, in the current reporting period and in future years. Similarly, interest rate risk also arises from the potential for a change in interest rates to cause a fluctuation in the fair value of the financial instruments. Interest rate risk arises from the structure and characteristics of the Group’s assets, liabilities and equity, and in the mismatch in repricing dates of its assets and liabilities. The objective is to manage the interest rate risk to achieve stable and sustainable net interest earnings in the long term.

The Group measures and manages Balance Sheet interest rate risk from two perspectives:

(a) Next 12 months’ earnings

The risk to the net interest earnings over the next 12 months for a change in interest rates is measured on a monthly basis. Risk is measured assuming an immediate 1% parallel movement in interest rates across the whole yield curve as well as other interest rate scenarios with variations in size and timing of interest rate movements. Potential variations in net interest earnings are measured using a simulation model that takes into account the projected change in Balance Sheet asset and liability levels and mix. Assets and liabilities with pricing directly based on market rates are repriced based on the full extent of the rate shock that is applied. Risk on the other assets and liabilities (those priced at the discretion of the Group) is measured by taking into account both the manner the products have repriced in the past as well as the expected change in price based on the current competitive market environment.

The figures in the following table represent the potential unfavourable change to net interest earnings during the year (expressed as a percentage of expected net interest earnings in the next 12 months) based on a 1% parallel rate shock (increase) and the expected unfavourable net change in price of assets and liabilities held for purposes other than trading.

(expressed as a percentage of expected next 12 months’ earnings)	2007%	2006%
Average monthly exposure	1. 3	1. 1
High month exposure	2. 2	2. 1
Low month exposure	0. 4	0. 2

(b) Economic value

Some of the Group’s assets and liabilities have interest rate risk that is not fully captured within a measure of risk to the next 12 months earnings. To measure this longer-term sensitivity, the Group utilises an economic Value-at-Risk (“VaR”) analysis. This analysis measures the potential change in the net present value of cash flows of assets and liabilities. Cash flows for fixed rate products are included on a contractual basis, after adjustment for forecast prepayment activities. Cash flows for products repriced at the discretion of the Group are based on the expected repricing characteristics of those products.

The total cash flows are revalued under a range of possible interest rate scenarios using the VaR methodology. The interest rate scenarios are based on actual interest rate movements that have occurred over one year and five year historical observation periods. The measured VaR exposure is an estimate to a 97.5% confidence level (one-tail) of the potential loss that could occur if the Balance Sheet positions were to be held unchanged for a one month holding period. For example, VaR exposure of $1 million means that in 97.5 cases out of 100, the expected net present value will not decrease by more than $1 million given the historical movement in interest rates.

The figures in the following table represent the net present value of the expected change in future earnings in all future periods for the remaining term of all existing assets and liabilities held for hedging purposes.

	2007 $M	2006 $M
Exposure as at 30 June	39	117
Average monthly exposure	60	53
High month exposure	130	127
Low month exposure	8	7

Commonwealth Bank of Australia Annual Report (US Version) 2007     115

Notes to the Financial Statements

Note 43 Market Risk (continued)

The following table represents the Group’s contractual interest rate sensitivity for repricing mismatches as at 30 June 2007 and corresponding weighted average effective interest rates. The net mismatch represents the net value of assets, liabilities and off-balance sheet instruments that may be repriced in the time periods shown.

All assets and liabilities are shown according to contractual repricing dates. Options are shown in the mismatch report using the delta equivalents of the option face values.
Interest Rate Risk Sensitivity	Repricing Period at 30 June 2007
	Balance Sheet Total $M	0 to 1 month $M	1 to 3 months $M	3 to 6 months $M	6 to 12 months $M	1 to 5 years $M	Over 5 years $M	Not Interest Bearing $M	Weighted Average Rate %
Australia
Assets
Cash and liquid assets	5,984	5,173	2	-	-	-	-	809	5. 44
Receivables due from other financial institutions	2,809	2,375	288	33	-	-	-	113	4. 78
Assets at fair value through Income Statement:
Trading	19,011	18,935	50	-	-	-	-	26	5. 64
Insurance	20,820	-	2,801	112	169	3,403	3,492	10,843	6. 94
Other	423	401	-	-	-	22	-	-	6. 42
Derivative assets	8,974	-	-	-	-	-	-	8,974	-
Available-for-sale investments	5,445	569	392	348	392	2,273	683	788	6. 44
Loans, advances and other receivables	246,565	154,463	15,785	6,930	14,298	52,217	3,813	(941)	7. 43
Bank acceptances of customers	18,721	-	-	-	-	-	-	18,721	-
Investment property	-	-	-	-	-	-	-	-	-
Property, plant and equipment	1,229	-	-	-	-	-	-	1,229	-
Investment in associates	836	-	-	-	-	-	-	836	-
Intangible assets	7,254	-	-	-	-	-	-	7,254	-
Deferred tax assets	771	-	-	-	-	-	-	771	-
Other assets	5,982	-	-	-	-	-	-	5,982	-
Assets held for sale	303	-	-	-	-	-	-	303	-
Total Assets	345,127	181,916	19,318	7,423	14,859	57,915	7,988	55,708	(3)
Liabilities
Deposits and other public borrowings	175,032	116,046	23,700	14,529	11,927	1,644	524	6,662	5. 71
Payables due to other financial institutions	4,208	3,681	120	111	296	-	-	-	5. 59
Liabilities at fair value through Income Statement	4,133	3,856	-	68	37	150	22	-	6. 21
Derivative liabilities	13,140	-	-	-	-	-	-	13,140	-
Bank acceptances	18,721	-	-	-	-	-	-	18,721	-
Current tax liabilities	866	-	-	-	-	-	-	866	-
Deferred tax liabilities	1,181	-	-	-	-	-	-	1,181	-
Other provisions	842	-	-	-	-	-	-	842	-
Insurance policy liabilities	19,079	-	-	-	-	-	-	19,079 (1)	-
Debt issues	70,944	11,357	20,771	5,304	6,818	18,503	8,191	-	6. 33
Managed funds units on issue	310	-	-	-	-	-	-	310	-
Bills payable and other liabilities	7,295	-	-	-	-	-	-	7,295	-
	315,751	134,940	44,591	20,012	19,078	20,297	8,737	68,096	-
Loan capital	9,195	525	3,892	119	-	1,307	3,352	-	5. 88
Total Liabilities	324,946	135,465	48,483	20,131	19,078	21,604	12,089	68,096	(3)

Shareholders’ Equity
Share capital and other equity	23,536	-	-	-	-	-	-	23,536	-
Minority interests	7	-	-	-	-	-	-	7	-
Total Shareholders’ Equity	23,543	-	-	-	-	-	-	23,543	-

Derivatives	(2)	13,671	(7,646)	(14,440)	12,238	(3,331)	(492)		(3)

Net Mismatch	(2)	60,122	(36,811)	(27,148)	8,019	32,980	(4,593)	(35,931)	(3)
Cumulative Mismatch	(2)	60,122	23,311	(3,837)	4,182	37,162	32,569	(3,362)	(3)

(1) Technically, the insurance policy liabilities are not interest bearing, but the amount of the liability may change in line with changes in interest rates. This is particularly so with investment linked policies.

(2) No Balance Sheet amount applicable.

(3) No rate applicable.

Commonwealth Bank of Australia Annual Report (US Version) 2007     116

Note 43 Market Risk (continued)

Interest Rate Risk Sensitivity	Repricing Period at 30 June 2007
	Balance Sheet Total $M	0 to 1 month $M	1 to 3 months $M	3 to 6 months $M	6 to 12 months $M	1 to 5 years $M	Over 5 years $M	Not Interest Bearing $M	Weighted Average Rate %
Overseas
Assets
Cash and liquid assets	4,124	3,681	358	41	8	-	-	36	6. 96
Receivables due from other financial institutions	2,686	734	979	82	-	-	26	865	5. 21
Assets at fair value through Income Statement:
Trading	2,458	390	1,296	153	132	367	120	-	7. 58
Insurance	2,699	1,043	1	1	-	26	72	1,556	2. 33
Other	3,650	426	2,520	74	333	253	23	21	7. 50
Derivative assets	3,769	-	-	-	-	-	-	3,769	-
Available-for-sale investments	4,227	480	2,025	714	580	417	8	3	5. 39
Loans, advances and other receivables	53,214	16,674	6,842	3,893	5,348	19,583	967	(93)	7. 96
Property, plant and equipment	207	-	-	-	-	-	-	207	-
Investment in associates	-	-	-	-	-	-	-	-	-
Intangible assets	581	-	-	-	-	-	-	581	-
Deferred tax assets	151	-	-	-	-	-	-	151	-
Other assets	1,175	-	-	-	-	-	-	1,175	-
Assets held for sale	1,071	-	-	-	-	-	306	765	10. 00
Total Assets	80,012	23,428	14,021	4,958	6,401	20,646	1,522	9,036	(3)
Liabilities
Deposits and other public borrowings	28,350	16,174	4,126	2,992	2,307	933	-	1,818	6. 51
Payables due to other financial institutions	10,178	7,895	1,292	572	419	-	-	-	4. 75
Liabilities at fair value through Income Statement	15,298	95	9,297	1,577	1,199	3,120	10	-	5. 69
Derivative liabilities	3,540	-	-	-	-	-	-	3,540	-
Current tax liabilities	16	-	-	-	-	-	-	16	-
Deferred tax liabilities	395	-	-	-	-	-	-	395	-
Other provisions	36	-	-	-	-	-	-	36	-
Insurance policy liabilities	2,534	-	-	-	-	-	-	2,534 (1)	-
Debt issues	14,546	872	3,225	1,297	7,872	1,280	-	-	5. 30
Bills payable and other liabilities	51	-	-	-	-	-	-	51	-
	74,944	25,036	17,940	6,438	11,797	5,333	10	8,390	-
Loan capital	805	-	-	-	-	182	623	-	5. 73
Total Liabilities	75,749	25,036	17,940	6,438	11,797	5,515	633	8,390	(3)

Shareholders’ Equity
Share capital and other equity	396	-	-	-	-	-	-	396	-
Minority interests	505	-	-	-	-	-	-	505	-
Total Shareholders’ Equity	901	-	-	-	-	-	-	901	-

Derivatives	(2)	(1,857)	19,777	32	(2,668)	(16,801)	1,517		(3)

Net Mismatch	(2)	(3,465)	15,858	(1,448)	(8,064)	(1,670)	2,406	(255)	(3)
Cumulative Mismatch	(2)	(3,465)	14,393	10,945	2,881	1,211	3,617	3,362	(3)

(1) Technically, the insurance policy liabilities are not interest bearing, but the amount of the liability may change in line with changes in interest rates. This is particularly so with investment linked policies.

(2) No Balance Sheet amount applicable.

(3) No rate applicable.

Commonwealth Bank of Australia Annual Report (US Version) 2007     117

Note 43 Market Risk (continued)

Interest Rate Risk Sensitivity	Repricing Period at 30 June 2006
	Balance Sheet Total $M	0 to 1 month $M	1 to 3 months $M	3 to 6 months $M	6 to 12 months $M	1 to 5 years $M	Over 5 years $M	Not Interest Bearing $M	Weighted Average Rate %
Australia
Assets
Cash and liquid assets	4,393	3,413	-	-	-	-	-	980	5. 05
Receivables due from other financial institutions	3,191	2,348	687	37	-	-	-	119	5. 31
Assets at fair value through Income Statement:
Trading	12,832	12,763	50	-	-	-	-	19	6. 17
Insurance	22,091	660	333	1,800	102	2,099	1,777	15,320	6. 28
Other	394	343	38	-	13	-	-	-	6. 20
Derivative assets	6,924	-	-	-	-	-	-	6,924	-
Available-for-sale investments	6,011	1,657	385	369	193	2,453	340	614	7. 41
Loans, advances and other receivables	217,054	140,016	16,557	6,677	13,371	38,294	3,204	(1,065)	7. 14
Bank acceptances of customers	18,310	-	-	-	-	-	-	18,310	-
Investment property	258	-	-	-	-	-	-	258	-
Property, plant and equipment	1,156	-	-	-	-	-	-	1,156	-
Investment in associates	178	-	-	-	-	-	-	178	-
Intangible assets	7,057	-	-	-	-	-	-	7,057	-
Deferred tax assets	610	-	-	-	-	-	-	610	-
Other assets	4,270	-	-	-	-	-	-	4,270	-
Assets held for sale	1	-	-	-	-	-	-	1	-
Total Assets	304,730	161,200	18,050	8,883	13,679	42,846	5,321	54,751	(3)
Liabilities
Deposits and other public borrowings	150,194	102,755	19,413	11,508	8,611	1,924	111	5,872	4. 53
Payables due to other financial institutions	3,354	2,967	161	215	6	5	-	-	4. 70
Liabilities at fair value through Income Statement	1,948	1,948	-	-	-	-	-	-	5. 52
Derivative liabilities	8,557	-	-	-	-	-	-	8,557	-
Bank acceptances	18,310	-	-	-	-	-	-	18,310	-
Current tax liabilities	368	-	-	-	-	-	-	368	-
Deferred tax liabilities	1,234	-	-	-	-	-	-	1,234	-
Other provisions	794	-	-	-	-	-	-	794	-
Insurance policy liabilities	20,001	-	-	-	-	-	-	20,001 (1)	-
Debt issues	65,426	10,562	25,766	7,791	2,457	14,854	3,938	58	5. 99
Managed funds units on issue	1,109	-	-	-	-	-	-	1,109	-
Bills payable and other liabilities	5,156	-	-	-	-	-	-	5,156	-
	276,451	118,232	45,340	19,514	11,074	16,783	4,049	61,459
Loan capital	8,887	1,093	2,484	628	-	1,266	3,416	-	5. 22
Total Liabilities	285,338	119,325	47,824	20,142	11,074	18,049	7,465	61,459	(3)

Shareholders’ Equity
Share capital and other equity	19,782	-	-	-	-	-	-	19,782	-
Minority interests	3	-	-	-	-	-	-	3	-
Total Shareholders’ Equity	19,785	-	-	-	-	-	-	19,785	-

Derivatives	(2)	2,827	(25,735)	9,069	11,447	1,378	1,014	-	(3)

Net Mismatch	(2)	44,702	(55,509)	(2,190)	14,052	26,175	(1,130)	(26,493)	(3)
Cumulative Mismatch	(2)	44,702	(10,807)	(12,997)	1,055	27,230	26,100	(393)	(3)

(1) Technically, the insurance policy liabilities are not interest bearing, but the amount of the liability may change in line with changes in interest rates. This is particularly so with investment linked policies.

(2) No Balance Sheet amount applicable.

(3) No rate applicable.

Commonwealth Bank of Australia Annual Report (US Version) 2007     118

Note 43 Market Risk (continued)

Interest Rate Risk Sensitivity	Repricing Period at 30 June 2006
	Balance Sheet Total $M	0 to 1 month $M	1 to 3 months $M	3 to 6 months $M	6 to 12 months $M	1 to 5 years $M	Over 5 years $M	Not Interest Bearing $M	Weighted Average Rate %
Overseas
Assets
Cash and liquid assets	1,475	1,367	67	9	-	-	-	32	1. 64
Receivables due from other financial institutions	3,916	3,112	445	157	-	7	28	167	3. 64
Assets at fair value through Income Statement:
Trading	2,926	467	1,470	513	10	299	166	1	6. 20
Insurance	2,346	832	1	3	1	17	23	1,469	2. 09
Other	1,813	814	911	26	8	9	-	45	7. 42
Derivative assets	2,751	-	-	-	-	-	-	2,751	-
Available-for-sale investments	5,192	471	2,493	1,172	352	684	21	(1)	4. 73
Loans, advances and other receivables	42,122	10,102	5,812	5,433	4,981	15,446	419	(71)	7. 37
Property, plant and equipment	157	-	-	-	-	-	-	157	-
Investment in associates	12	-	-	-	-	-	-	12	-
Intangible assets	752	-	-	-	-	-	-	752	-
Deferred tax assets	40	-	-	-	-	-	-	40	-
Other assets	871	-	-	-	-	-	-	871	-
Assets held for sale	-	-	-	-	-	-	-	-	-
Total Assets	64,373	17,165	11,199	7,313	5,352	16,462	657	6,225	(3)
Liabilities
Deposits and other public borrowings	23,033	10,694	6,937	2,567	1,015	651	3	1,166	5. 69
Payables due to other financial institutions	7,830	5,144	1,018	283	178	322	-	885	3. 69
Liabilities at fair value through Income Statement	11,863	5,541	3,993	1,271	406	641	11	-	4. 83
Derivative liabilities	2,263	-	-	-	-	-	-	2,263	-
Current tax liabilities	10	-	-	-	-	-	-	10	-
Deferred tax liabilities	102	-	-	-	-	-	-	102	-
Other provisions	27	-	-	-	-	-	-	27	-
Insurance policy liabilities	2,224	-	-	-	-	-	-	2,224 (1)	-
Debt issues	13,165	4,767	4,093	69	136	4,100	-	-	5. 22
Bills payable and other liabilities	897	-	-	-	-	-	-	897	-
	61,414	26,146	16,041	4,190	1,735	5,714	14	7,574
Loan capital	1,008	-	-	-	-	253	740	15	3. 96
Total Liabilities	62,422	26,146	16,041	4,190	1,735	5,967	754	7,589	(3)

Shareholders’ Equity
Share capital and other equity	1,053	-	-	-	-	-	-	1,053	-
Minority interests	505	-	-	-	-	-	-	505	-
Total Shareholders’ Equity	1,558	-	-	-	-	-	-	1,558	-

Derivatives	(2)	5,632	12,782	(2,464)	(3,650)	(11,806)	(494)	-	(3)

Net Mismatch	(2)	(3,349)	7,940	659	(33)	(1,311)	(591)	(2,922)	(3)
Cumulative Mismatch	(2)	(3,349)	4,591	5,250	5,217	3,906	3,315	393	(3)

(1) Technically, the insurance policy liabilities are not interest bearing, but the amount of the liability may change in line with changes in interest rates. This is particularly so with investment linked policies.

(2) No Balance Sheet amount applicable.

(3) No rate applicable.

Commonwealth Bank of Australia Annual Report (US Version) 2007     119

Note 43 Market Risk (continued)
	Exchange Rate Related Contracts		Interest Rate Related Contracts		Total
	2007 $M	2006 $M	2007 $M	2006 $M	2007 $M	2006 $M
Within 6 months	39	-	10	6	49	6
Within 6 months – 1 year	-	-	228	7	228	7
Within 1 – 2 years	-	-	123	55	123	55
Within 2 – 5 years	-	-	199	(10)	199	(10)
After 5 years	-	-	38	30	38	30
Net deferred gains (1)	39	-	598	88	637	88

(1) Following the adoption of AASB 132 and AASB 139 at 1 July 2005 all derivatives including hedging derivatives are now at fair value on the Balance Sheet. For further details refer to Note 11. The above data reflects those hedge derivatives classified as Cash Flow hedges which have been deferred into the Cash Flow Hedge Reserve.

Foreign exchange risk

Foreign exchange risk is the risk to earnings and value caused by a change in foreign exchange rates. The Group principally hedges Balance Sheet foreign exchange risks except for long term investments in offshore subsidiaries.

Market Risk in Financial Services

Market risk in the life insurance business arises from mismatches between asset returns and guaranteed liability returns on some policy changes (which may not be capable of being hedged through matching assets), adverse movements in market prices affecting fee income on investment-linked policies and from returns obtained from investing the Shareholders’ capital held in each life Company. As at 30 June 2007, Shareholders funds in the life insurance business are invested 78% in income assets (cash and fixed interest) and 22% in growth assets (shares and property) with the asset mix varying from Company to Company. Policyholder funds are invested to meet policyholder reasonable expectations without putting the Shareholder at undue risk.

The Group provides operating leases to customers on equipment such as motor vehicles, computers and industrial equipment. Residual value risk is the risk that the amount recouped by selling the equipment at lease expiry will be less than the residual value of the lease. In managing this risk the Group utilises policies, limits, controls and industry experts to ensure that the residual value of equipment is prudently estimated at the start of the lease and the Group realises the maximum value of the equipment at lease expiry.

Market Risk in Financial Markets Trading

The Group trades and distributes financial markets products and provides risk management services to clients on a global basis.

The objectives of the Group’s financial markets activities are to:

•	Provide risk management products and services to customers;
•	Efficiently assist in managing the Group’s own market risks; and
•	Conduct profitable trading within a controlled framework, leveraging off the Group’s market presence and expertise.

The Group maintains access to markets by quoting bid and offer prices with other market makers and carries an inventory of treasury and capital market instruments, including a broad range of securities and derivatives.

In foreign exchange, the Group is a participant in all major currencies and is a major participant in the Australian dollar market, providing services for central banks, institutional, corporate and retail customers. Positions are also taken in the interest rate, debt, equity and commodity markets based on views of future market movements.

Income is earned from spreads achieved through market making and from taking market risk. All trading positions are valued at fair value and taken to profit and loss on a mark to market basis. Trading profits also take account of interest, dividends and funding costs relating to trading activities. Market liquidity risk is controlled by concentrating trading activity in highly liquid markets.

Assets at fair value through Income Statement - Trading are further detailed in Note 10. Note 2 details Financial Markets Trading Income contribution to the income of the Group. In addition, this contribution provides important diversification benefits to the Group.

Commonwealth Bank of Australia Annual Report (US Version) 2007     120

Note 43 Market Risk (continued)

The following table details the Group’s outstanding derivative contracts as at the end of the year. Each derivative type is split between those held for “Trading” purposes, those held for “Hedging” purposes, and “Other” derivatives. Derivatives classified as “Hedging” are transactions entered into in order to manage the risks arising from non traded assets, liabilities and commitments in Australia and offshore centres. Other derivatives are those held in relation to a portfolio designated at fair value through Income Statement.

The “Face Value” is the notional or contractual amount of the derivatives. This amount is not necessarily exchanged and predominantly acts as a reference value upon which interest payments and net settlements can be calculated and on which revaluation is based.

The “Credit Equivalent” is calculated using a standard APRA formula and is disclosed for each product class. This amount is a measure of the on-balance sheet loan equivalent of the derivative contracts, which includes a specified percentage of the face value of each contract plus the market value of all contracts with an unrealised gain at balance date. The Credit Equivalent does not take into account any benefits of netting exposures to individual counterparties.

The accounting policy for derivative financial instruments is set out in Note 1 (ff).

	Face Value		Group Credit Equivalent
	2007 $M	2006 $M	2007 $M	2006 $M
Derivatives
Exchange rate related contracts
Forwards
Trading	287,107	247,862	4,563	4,314
Hedging	1,285	1,253	1	16
Other derivatives	8,374	6,802	159	242
Total Forwards	296,766	255,917	4,723	4,572
Swaps
Trading	130,962	104,942	5,121	2,730
Hedging	14,193	16,231	1,327	330
Other derivatives	7,834	5,838	304	334
Total Swaps	152,989	127,011	6,752	3,394
Futures
Trading	-	8,063	-	-
Hedging	-	-	-	-
Other derivatives	-	-	-	-
Total Futures	-	8,063	-	-
Options purchased and sold
Trading	57,220	17,051	822	240
Hedging	-	101	-	3
Other derivatives	164	252	4	8
Total Options Purchased and Sold	57,384	17,404	826	251
Total Exchange Rate Related Contracts	507,139	408,395	12,301	8,217

Commonwealth Bank of Australia Annual Report (US Version) 2007     121

Note 43 Market Risk (continued)
	Face Value		Group Credit Equivalent
	2007 $M	2006 $M	2007 $M	2006 $M
Interest rate related contracts
Forwards
Trading	6,956	64,865	32	19
Other derivatives	5,673	7,691	2	2
Total Forwards	12,629	72,556	34	21
Swaps
Trading	433,693	404,493	6,159	4,031
Hedging	105,724	95,321	1,583	283
Other derivatives	29,802	8,069	370	67
Total Swaps	569,219	507,883	8,112	4,381
Futures
Trading	142,487	83,075	78	-
Hedging	-	1,500	-	-
Other derivatives	5,313	1,916	-	-
Total Futures	147,800	86,491	78	-
Options purchased and sold
Trading	46,036	34,899	418	238
Hedging	-	-	-	-
Other derivatives	1,445	627	5	2
Total Options Purchased and Sold	47,481	35,526	423	240
Total Interest Rate Related Contracts	777,129	702,456	8,647	4,642

Credit risk related contracts
Swaps
Trading	5,928	3,073	488	263
Other derivatives	-	275	-	-
Total Swaps	5,928	3,348	488	263
Total Credit Risk Related Contracts	5,928	3,348	488	263

Equity risk related contracts
Swaps
Trading	381	-	44	-
Hedging	292	159	18	3
Total Swaps	673	159	62	3
Options purchased and sold
Hedging	-	-	-	-
Other derivatives	21	171	2	19
Total Options Purchased and Sold	21	171	2	19
Total Equity Risk Related Contracts	694	330	64	22

Commodity contracts
Forwards
Other derivatives	-	5	-	1
Total Forwards	-	5	-	1
Swaps
Trading	2,506	2,944	642	563
Hedging	1	47	-	1
Total Swaps	2,507	2,991	642	564
Options purchased and sold
Trading	2,408	1,522	203	152
Total Options Purchased and Sold	2,408	1,522	203	152
Total Commodity Contracts	4,915	4,518	845	717

Total Embedded Derivatives	148	-	2	-
Total Derivative Exposures	1,295,953	1,119,047	22,347	13,861

Commonwealth Bank of Australia Annual Report (US Version) 2007     122

Note 44 Retirement Benefit Obligations
Name of Plan	Type	Form of Benefit	Date of Last Actuarial Assessment of the Fund
Officers’ Superannuation Fund (“OSF”)	Defined Benefits (1) and Accumulation	Indexed pension and lump sum	30 June 2006
Commonwealth Bank of Australia (UK) Staff Benefits Scheme (“CBA(UK)SBS”)	Defined Benefits (1) and Accumulation	Indexed pension and lump sum	1 July 2005 (2)

(1) The defined benefit formulae are generally comprised of final superannuation salary, or final average superannuation salary, and service.

(2) An actuarial assessment of the CBA(UK)SBS at 1 July 2007 is currently in progress.

Contributions

Entities of the Group contribute to the plans listed in the above table in accordance with the Trust Deeds following the receipt of actuarial advice.

With the exception of contributions corresponding to salary sacrifice benefits, the Bank ceased contributions to the OSF from 8 July 1994. Further, the Bank ceased contributions to the OSF relating to salary sacrifice benefits from 1 July 1997.

An actuarial assessment of the OSF, as at 30 June 2006 was completed during the year ended 30 June 2007. In line with the actuarial advice contained in the assessment, the Bank does not intend to make contributions to the OSF until further consideration of the next actuarial assessment of the OSF as at 30 June 2009.

An actuarial assessment of the CBA(UK)SBS at 1 July 2005 revealed a deficit of GBP32 million (AUD 76 million at the 30 June 2007 exchange rate). Following from this assessment, the Bank agreed to contribute at the fund actuary’s recommended contribution rates. These rates included amounts to finance future accruals of defined benefits (contributions estimated at AUD 4 million per annum at the 30 June 2007 exchange rate) and additional contributions of GBP 3.24 million per annum (AUD 8 million per annum at the 30 June 2007 exchange rate) payable over 14 years to finance the fund deficit. An actuarial assessment of the CBA(UK)SBS at 1 July 2007 is currently in progress.

Funding Status of Defined Benefit Plans
	OSF (1)	CBA(UK) SBS(2)	Total
	$M	$M	$M
Net Market Value of Assets (3)	6,995	370	7,365
Present Value of Accrued Benefits (4)	4,899	425	5,324
Difference between Net Market Value of Assets And Present Value of Accrued Benefits	2,096	(55)	2,041
Differences as a percentage of plan assets (%)	30	(15)	28
Value of Vested Benefits (4)	4,899	420	5,319

(1) The values for the OSF are the fund actuary’s estimates as at 31 March 2007.

(2) The values for the CBA(UK)SBS are the fund actuary’s estimates as at 31 March 2007.

(3) These values have been extracted from the fund Financial Statements as at 31 March 2007 (which are unaudited).

(4) The Present Value of Accrued Benefits and Value of Vested Benefits for the OSF have been calculated in accordance with the Australian Accounting Standard AAS25 – Financial Reporting by Superannuation Plans. For the CBA(UK)SBS, the Present Value of Accrued Benefits and Value of Vested Benefits have been calculated in accordance with relevant UK actuarial standards and practices.

Commonwealth Bank of Australia Annual Report (US Version) 2007     123

Note 44 Retirement Benefit Obligations (continued)
Defined Benefit Superannuation Plans The amounts reported in the Balance Sheet are reconciled as follows:
		OSF	CBA(UK)SBS			Total
	2007 $M	2006 $M	2007 $M	2006 $M	2007 $M	2006 $M
Present value of funded obligations	(3,094)	(3,388)	(401)	(430)	(3,495)	(3,818)
Fair value of plan assets	4,907	4,616	372	365	5,279	4,981
Total pension assets as at 30 June	1,813	1,228	(29)	(65)	1,784	1,163
Present value of unfunded obligations	-	-	-	-	-	-
Unrecognised past service cost	-	-	-	-	-	-
Unrecognised actuarial gains and (losses)	-	-	-	-	-	-
Asset/(liability) in Balance Sheet as at 30 June	1,813	1,228	(29)	(65)	1,784	1,163
Amounts in the Balance Sheet:
Liabilities (Note 30)	-	-	(29)	(65)	(29)	(65)
Assets (Note 21)	1,813	1,228	-	-	1,813	1,228
Net Asset	1,813	1,228	(29)	(65)	1,784	1,163

The amounts recognised in the Income Statement are as follows:
Current service cost	(30)	(39)	(5)	(5)	(35)	(44)
Interest cost	(188)	(173)	(21)	(21)	(209)	(194)
Expected return on plan assets	368	312	21	20	389	332
Past service cost	-	-	-	-	-	-
Employer financed benefits within Accumulation Division	(137)	(129)	-	-	(137)	(129)
Gains and (losses) on curtailment and settlements	-	-	-	-	-	-
Actuarial gains and (losses) recognised in Income Statement	-	-	-	-	-	-
Total included in defined benefit superannuation plan income/ (expense) (Note 2)	13	(29)	(5)	(6)	8	(35)
Actual Return on Plan Assets	650	668	19	22	669	690

Changes in the present value of the defined benefit obligation are as follows:

Opening defined benefit obligation	(3,388)	(3,593)	(430)	(408)	(3,818)	(4,001)
Current service cost	(27)	(36)	(5)	(5)	(32)	(41)
Interest cost	(188)	(173)	(21)	(21)	(209)	(194)
Member contributions	(13)	(14)	-	-	(13)	(14)
Actuarial gains and (losses)	290	184	22	12	312	196
(Losses) and gains on curtailments	-	-	-	-	-	-
Liabilities extinguished on settlements	-	-	-	-	-	-
Liabilities assumed in a business combination	-	-	-	-	-	-
Benefits paid	232	244	15	12	247	256
Exchange differences on foreign plans	-	-	18	(20)	18	(20)
Closing Defined Benefit Obligation	(3,094)	(3,388)	(401)	(430)	(3,495)	(3,818)

Changes in the fair value of plan assets are as follows:

Opening fair value of plan assets	4,616	4,310	365	329	4,981	4,639
Expected return	368	312	21	20	389	332
Experience gains and (losses)	282	356	(2)	2	280	358
Assets distributed on settlements	-	-	-	-	-	-
Total contributions	13	14	18	11	31	25
Assets acquired in a business combination	-	-	-	-	-	-
Exchange differences on foreign plans	-	-	(15)	15	(15)	15
Benefits and expenses paid	(235)	(247)	(15)	(12)	(250)	(259)
Employer financial benefits within Accumulation Division	(137)	(129)	-	-	(137)	(129)
Closing Fair Value of Plan Assets	4,907	4,616	372	365	5,279	4,981

Commonwealth Bank of Australia Annual Report (US Version) 2007     124

Note 44 Retirement Benefit Obligations (continued)
Defined Benefit Superannuation Plans (continued)
	OSF		CBA(UK)SBS		Total
	2007 $M	2006 $M	2007 $M	2006 $M	2007 $M	2006 $M
Experience gains and (losses) on plan liabilities	31	(55)	(3)	15	28	(40)
Experience gains and (losses) on plan assets	282	356	(2)	2	280	358
Gains and (losses) from changes in actuarial assumptions	259	239	25	(3)	284	236
Total net actuarial gains	572	540	20	14	592	554

Actuarial gains and losses represent experience adjustments on plan assets and liabilities as well as adjustments arising from changes in actuarial assumptions. Total net actuarial gains recognised in equity from commencement of AIFRS to 30 June 2007 were $1,300 million.

			OSF		CBA(UK)SBS
Economic Assumptions			2007%	2006%	2007%	2006%
The above calculations were based on the following economic assumptions:
Discount rate at 30 June (gross of tax)			6. 30	5. 80	5. 80	5. 25
Expected return on plan assets at 30 June			8. 50	8. 25	6. 30	6. 00
Expected rate salary increases at 30 June (per annum)			4. 75 (1)	4. 75 (1)	4. 30	4. 10

(1) For the OSF, additional age related allowances were made for the expected salary increases from future promotions. At 30 June 2006 and 30 June 2007, these assumptions were broadly between 1.6% and 2.6% per annum for full-time employees and 1.0% per annum for part-time employees.

The return on asset assumption for the OSF is determined as the weighted average of the long term expected returns of each asset class where the weighting is the benchmark asset allocations of the assets backing the defined benefit risks. The long term expected returns of each asset class are determined following receipt of actuarial advice. The discount rate (gross of tax) assumption for the OSF is based on the yield on 10 year

Australian government securities. In addition to financial assumptions, the mortality assumptions for pensioners can materially impact the defined benefit obligations. These assumptions are age related and allowances are made for future improvement in mortality. The expected life expectancies for pensioners are set out below:

			OSF	CBA(UK)SBS
Expected Life Expectancies for Pensioners			2007 Years	2006 Years	2007 Years	2006 Years
Male pensioners currently aged 60			30. 2	30. 1	23. 2	22. 9
Male pensioners currently aged 65			25. 4	25. 3	18. 7	18. 5
Female pensioners currently aged 60			33. 6	33. 5	26. 2	25. 9
Female pensioners currently aged 65			28. 5	28. 4	21. 6	21. 4

Further, the proportion of the retiring members of the main OSF defined benefit division electing to take pensions instead of lump sums may materially impact the defined benefit obligations. 30% of these retiring members were assumed to take pension benefits, increasing to 50% in 2020.

Australian and UK legislation requires that superannuation (pension) benefits be provided through trusts. These trusts (including their investments) are managed by trustees who are legally independent of the employer. The investment objective of the OSF (the Bank’s major superannuation (pension) plan) is “to maximise the long term rate of return subject to net returns over rolling five year periods exceeding the growth in Average

Weekly Ordinary Time Earnings (AWOTE) 80% of the time”. To meet this investment objective, the OSF Trustee invests a large part of the OSF’s assets in growth assets, such as shares and property. These assets have historically earned higher rates of return than other assets, but they also carry higher risks, especially in the short term. To manage these risks, the Trustee has adopted a strategy of spreading the OSF’s investments over a number of asset classes and investment managers.

As at 30 June 2007, the benchmark asset allocations and actual asset allocations for the assets backing the defined benefit portion of the OSF are as follows:

Asset Allocations			Benchmark Allocation %		Actual Allocation %
Australian Equities			27. 5		30. 1
Overseas Equities			21. 0		20. 8
Real Estate			15. 0		12. 9
Fixed Interest Securities			25. 5		25. 2
Cash			5. 0		6. 2
Other (1)			6. 0		4. 8

(1) These are assets which are not included in the traditional asset classes of equities, fixed interest securities, real estate and cash. They include infrastructure investments as well as high yield and emerging market debt.

The value of the OSF’s equity holding in the Group as at 30 June 2007 was $105 million (2006: $95 million). Amounts on deposit with the Bank at 30 June 2007 totalled $23 million (2006: $7 million). There are no other financial instruments with the Group at 30 June 2007 (2006: $90 million).

 Commonwealth Bank of Australia Annual Report (US Version) 2007     125

Note 45 Controlled Entities
Entity Name	Extent of Beneficial Interest if not 100%	Incorporated in
Australia
(a) Banking
Commonwealth Bank of Australia		Australia
Controlled Entities:
CBA Investments Limited		Australia
Industrie Limited Partnership		Australia
Luca Limited Partnership	99.84%	Australia
CBA Investments (No. 2) Pty Limited		Australia
CBA International Finance Pty Limited		Australia
CBCL Australia Limited		Australia
CBFC Limited		Australia
Collateral Leasing Pty Limited		Australia
Commonwealth Securities Limited		Australia
Homepath Pty Limited		Australia
Commonwealth Investments Pty Limited		Australia
Sparad (No. 24) Pty Limited Australia		Australia
Colonial Finance Limited		Australia
PERLS III Trust (formally Preferred Capital Limited)		Australia
PERLS II Trust		Australia
Loft No.1 Pty Ltd		Australia
Loft No.2 Pty Ltd		Australia
Fringe Pty Ltd		Australia
Lily Pty Ltd		Australia
Broadcasting Infrastructure Asset Partnership		Australia
Greenwood Lending Pty Ltd	99.9%	Australia
Series 2001-IG Medallion Trust		Australia
Series 2002-IG Medallion Trust		Australia
Series 2003-IG Medallion Trust		Australia
Series 2004-IG Medallion Trust		Australia
Series 2005-IG Medallion Trust		Australia
Series 2005-2G Medallion Trust		Australia
Hemisphere Lane Pty Ltd		Australia
Medallion Series Trust 2006 1G		Australia
Medallion Trust Series 2007 4P		Australia
Medallion Trust Series 2007 5P		Australia
2007-1G Medallion Trust No ABN		Australia
SHIELD Series 50		Australia
GT Operating No.2 Pty Limited		Australia
Colonial Employee Share Plan Trust		Australia
Crystal Avenue P/L		Australia
GT Funding No6 Ltd Partnership		Australia
GT Operating No4 Pty Ltd		Australia
Devonport Ltd Partnership		Australia
Torquay Beach Pty Ltd		Australia
Group Treasury Services NZ Limited		Australia
Medallion Series 2003-1 SME Credit Linked Trust		Australia
Prime Investment Entity Limited		Australia

Commonwealth Bank of Australia Annual Report (US Version) 2007     126

Note 45 Controlled Entities (continued)
Entity Name	Extent of Beneficial Interest if not 100%	Incorporated in
(b) Insurance and Funds Management
Commonwealth Insurance Limited		Australia
Colonial Holding Company Limited		Australia
Commonwealth Insurance Holdings Limited		Australia
Commonwealth Managed Investments Limited		Australia
Colonial AFS Services Pty Limited		Australia
Colonial First State Group Limited		Australia
Colonial First State Investments Limited		Australia
Avanteos Pty Limited		Australia
Avanteos Investments Ltd		Australia
Colonial First State Property Limited		Australia
Colonial First State Property Retail Pty Limited		Australia
Colonial First State Property Retail Trust		Australia
Commonwealth International Holdings Pty Limited		Australia
The Colonial Mutual Life Assurance Society Limited		Australia
Jacques Martin Pty Limited		Australia
Jacques Martin Administration & Consulting Pty Limited		Australia
Gandel Retail Management Trust		Australia
Commonwealth Financial Planning Limited		Australia
Financial Wisdom Limited		Australia
CMG Asia Pty Ltd		Australia

Commonwealth Bank of Australia Annual Report (US Version) 2007     127

Note 45 Controlled Entities (continued)
Entity Name	Extent of Beneficial Interest if not 100%	Incorporated in
New Zealand
(a) Banking
ASB Holdings Limited		New Zealand
ASB Bank Limited		New Zealand
CBA Funding (NZ) Limited		New Zealand
ASB Capital No. 2 Limited		New Zealand
ASB Capital Limited		New Zealand
CBA USD Funding Limited		New Zealand

(b) Insurance and Funds Management
ASB Group (Life) Limited		New Zealand
Sovereign Group Limited		New Zealand
Sovereign Limited		New Zealand
Colonial First State Investments (NZ) Limited		New Zealand
Kiwi Income Properties Limited		New Zealand
Kiwi Property Management Limited		New Zealand

Other Overseas
(a) Banking
CBA Asia Limited		Singapore
CTB Australia Limited		Hong Kong
PT Bank Commonwealth		Indonesia
National Bank of Fiji Limited		Fiji
CBA (Delaware) Finance Incorporated		Delaware USA
CBA Capital Trust 1		Delaware USA
CBA Funding Trust 1		Delaware USA
CBA Capital Trust II		Delaware USA
CBA (Europe) Finance Limited		United Kingdom
Pontoon (Funding) PLC		United Kingdom
Quay (Funding) PLC		United Kingdom
Burdekin Investments Limited		Cayman Islands
Pavillion & Park Limited		United Kingdom
Newport Limited		Malta
CommInternational Limited		Malta
CommCapital S.a.r.l		Luxembourg
CommBank Europe Limited		Malta
CommBankManConsult(Asia)Co Ltd		Hong Kong
Parkes S.a.r.l		Luxemburg
CommTrading Limited		Malta

(b) Insurance and Funds Management
Colonial Fiji Life Limited		Fiji
Colonial First State (UK) Holdings Limited		United Kingdom
First State (HK) LLC		United States
First State Investment Holdings (Singapore) Ltd		Singapore
First State Investments (Cayman) Limited		Cayman Islands
PT Astra CMG Life	80%	Indonesia

Non-operating and minor operating controlled entities and investment vehicles holding policyholder assets are excluded from the above list.

Commonwealth Bank of Australia Annual Report (US Version) 2007     128

Note 46 Investments in Associated Entities and Joint Ventures
	Group
	2007 $M	2006 $M	Extent of Ownership Interest %	Principal Activities	Country of Incorporation	Balance Date
PT Astra CMG Life (1)	-	12	50	Life Insurance	Indonesia	31 Dec
AMTD Group Limited	1	1	30	Financial Services	Virgin Islands	31 Dec
China Life CMG Life Assurance Company Limited	11	11	49	Life Insurance	China	31 Dec
Bao Minh CMG Life Insurance Company (2)	-	9	50	Life Insurance	Vietnam	31 Dec
CMG CH China Funds Management Limited	1	1	50	Investment Management	Australia	31 Mar
Equion Health (Barts) Limited	1	-	50	Financial Services	United Kingdom	31 Dec
CFS Retail Property Trust (3)	437	-	9.5	Funds Management	Australia	30 Jun
Colonial Property Office Trust (3)	192	-	7	Funds Management	Australia	30 Jun
452 Capital Pty Limited	44	43	30	Investment Management	Australia	30 Jun
Hangzhou City Commercial Bank Limited	143	102	19.9	Commercial Banking	China	31 Dec
Alster & Thames Partnership (4)	-	3	25	Leasing	Delaware	31 Dec
First State Cinda Fund Management Company Limited	6	8	46	Funds Management	China	31 Dec
Total	836	190

(1) This entity became a subsidiary on 18 June 2007.

(2) This entity was sold on 18 January 2007.

(3) These entities are deemed to have become subject to significant influence during the current financial year.

(4) This entity was sold on 17 January 2007.

Group
					2007 $M	2006 $M
Share of Associates’ profits/(losses)
Operating profits/(losses) before income tax					70	8
Income tax expense					(17)	(1)
Operating profits/(losses) after income tax					53	7

Carrying amount of investments in associated entities					836	190

Group
					2007 $M	2006 $M
Financial Information of Associates
Assets					17,936	9,569
Liabilities					13,163	9,098
Revenues					1,753	220
Expenses					1,162	89

Group
					2007 $M	2006 $M
Financial Information of Joint Ventures
Assets					118	122
Liabilities					85	81
Revenues					53	65
Expenses					57	69

Commonwealth Bank of Australia Annual Report (US Version) 2007     129

Note 47 Director and Executive Disclosures

Details of the Directors' and Specified Executives' remuneration, interests in long-term incentive plans, shares, options and loans are included in the Remuneration Report of the Directors' Report. The Company has applied the exemption under Corporations Amendment Regulation 2006 which exempts listed companies from providing remuneration disclosures in relation to their key management personnel in their Annual Financial Reports by AASB 124 Related Party Disclosures. These remuneration disclosures are provided in the Remuneration Report of the Directors' Report on pages 69 to 91 and are designated as audited.

Note 48 Related Party Disclosures

The Group is controlled by the Commonwealth Bank of Australia, the ultimate parent, which is incorporated in Australia.

A number of banking transactions are entered into with related parties in the normal course of business.

These include loans, deposits and foreign currency transactions, upon which some fees and commissions may be earned. The table below indicates the values of such transactions for the year ended 30 June 2007.

For the Year Ended and As At 30 June 2007
Group		Associates $M	Joint Ventures $M	Total $M
Interest and dividend income		120	-	120
Interest expense		1	-	1
Fees and commissions for services rendered		116	-	116
Fees and commissions for services provided		93	7	100

Loans, advances and equity contributions		217	12	229
Derivative assets		-	-	-
Other assets		-	-	-

Deposits		18	2	20
Derivative liabilities		-	-	-
Other liabilities		-	-	-

	For the Year Ended and As At 30 June 2007
Bank	Subsidiaries $M	Associates $M	Joint Ventures $M	Total $M
Interest and dividend income	2,777	65	-	2,842
Interest expense	2,607	1	-	2,608
Fees and commissions for services rendered	46	5	-	51
Fees and commissions for services provided	273	17	-	290

Loans, advances and equity contributions	37,512	319	-	37,831
Derivative assets	1,859	-	-	1,859
Other assets	2,307	-	-	2,307

Deposits	48,286	18	-	48,304
Derivative liabilities	2,706	-	-	2,706
Other liabilities	1,336	-	-	1,336

Commonwealth Bank of Australia Annual Report (US Version) 2007     130

Note 48 Related Party Disclosures (continued)

	For the Year Ended and As At 30 June 2007
Group		Associates $M	Joint Ventures $M	Total $M
Interest and dividend income		-	-	-
Interest expense		-	-	-
Fees and commissions for services rendered		1	11	12
Fees and commissions for services provided		(8)	11	3

Loans, advances and equity contributions		200	30	230
Derivative assets		-	-	-
Other assets		-	4	4

Deposits		-	-	-
Derivative liabilities		-	-	-
Other liabilities		1	6	7

	For the Year Ended and As At 30 June 2007
Bank	Subsidiaries $M	Associates $M	Joint Ventures $M	Total $M
Interest and dividend income	2,739	-	-	2,739
Interest expense	854	-	-	854
Fees and commissions for services rendered	55	-	-	55
Fees and commissions for services provided	124	-	1	125

Loans, advances and equity contributions	36,150	102	-	36,252
Derivative assets	680	-	-	680
Other assets	2,078	-	2	2,080

Deposits	38,652	-	-	38,652
Derivative liabilities	487	-	-	487
Other liabilities	1,069	-	-	1,069

Refer to Note 45 for details of controlled entities.

The Bank’s aggregate investment in and loans to controlled entities are disclosed in Note 17.

Amounts due to controlled entities are disclosed in the Balance Sheet of the Bank

Details of amounts paid to or received from related parties, in the form of dividends or interest, are set out in Note 2.

All transactions between Group entities are eliminated on consolidation.

Commonwealth Bank of Australia Annual Report (US Version) 2007     131

Note 48 Related Party Disclosures (continued)

Equity Holdings of Key Management Personnel

Shareholdings

All shares were acquired by Directors on normal terms and conditions or through the Non-Executive Directors' Share Plan.

Shares awarded under the Equity Reward Plan and the mandatory component of the Equity Participation Plan are registered in the name of the Trustee. For further details of the Non-Executive Directors’ Share Plan, Equity Reward Plan, previous Executive Option Plan and Equity Participation Plan refer to Note 33.

Details of shareholdings of Key Management Personnel (or close family members or entities controlled, jointly controlled, or significantly influenced by them, or any entity over which any of the aforementioned hold significant voting power) are as follows:

Shares held by Directors

Name	Class	Balance 1 July 2006	Acquired/Granted as Remuneration (1)	On Exercise of Options	Net Change Other (2)	Balance 30 June 2007
Directors
J Anderson	Ordinary	10,000	-	-	-	10,000
R J Clairs	Ordinary	16,988	898	-	-	17,886
A B Daniels (3)	Ordinary	18,691	443	-	-	19,134
C R Galbraith	Ordinary	10,030	856	-	518	11,404
J S Hemstritch	Ordinary	15,400	165	-	-	15,565
S C H Kay	Ordinary	4,390	852	-	659	5,901
W G Kent	Ordinary	16,113	869	-	88	17,070
R J Norris	Ordinary	10,000	-	-	-	10,000
	Reward Shares	100,328	90,910	-	-	191,238
F D Ryan	Ordinary	8,242	954	-	-	9,196
J M Schubert	Ordinary	21,188	2,545	-	685	24,418
F J Swan	Ordinary	6,974	844	-	363	8,181
D J Turner	Ordinary	-	301	-	-	301
B K Ward (4)	Ordinary	6,629	454	-	126	7,209
H Young	Ordinary	-	-	-	20,000	20,000
Total For Directors	Ordinary	144,645	9,181	-	22,439	176,265
	Reward Shares	100,328	90,910	-	-	191,238

(1) For Non-Executive Directors, represents shares acquired under NEDSP on 14 August 2006 and 12 March 2007 by mandatory sacrifice of fees. All shares acquired through NEDSP are subject to a 10 year trading restriction (shares will be tradeable earlier if the Director leaves the Board). For Sir John and Mr Young the first purchase of shares under NEDSP will occur in August 2007. For Mr Norris this represents Reward Shares granted under the ERP and subject to a performance hurdle. The first possible date for meeting the performance hurdle is 15 July 2009 with the last possible date for vesting being 15 July 2010. See Note 33 to the Financial Statements for further details on the NEDSP and ERP.

(2) “Net Change Other” incorporates changes resulting from purchases and sales during the year by Directors.

(3) A related party of Mr Daniels beneficially holds an investment of $62,838 in Colonial First State Global Health and Biotech Fund, $403,860 in Colonial First State Future Leaders Fund and $361,464 in Colonial First State Imputation Fund.

(4) Ms Ward continued to hold 250 PERLS II securities at 30 June 2007.

Commonwealth Bank of Australia Annual Report (US Version) 2007     132

Note 48 Related Party Disclosures (continued)

Shares held by Key Management Personnel

Name	Class	Balance 1 July 2006	Acquired/Granted as Remuneration (1)	On Exercise of Options	Net Change Other (2)	Balance 30 June 2007
Executives
M A Cameron	Ordinary	-	-	-	-	-
	Deferred STI	2,848	-	-	(2,848)	-
	Reward Shares	89,620	31,818	-	(121,438)	-
B J Chapman	Ordinary	-	-	-	-	-
	Deferred STI	-	-	-	-	-
	Reward Shares	-	17,046	-	-	17,046
D P Craig	Ordinary	-	-	-	-	-
	Deferred STI	-	-	-	-	-
	Reward Shares	-	22,728	-	-	22,728
L G Cupper (3)	Ordinary	51,355	-	-	50,575	101,930
	Deferred STI	3,267	-	-	(3,267)	-
	Reward Shares	106,440	-	-	(106,440)	-
S I Grimshaw	Ordinary	25,308	-	-	4,691	29,999
	Deferred STI	4,691	-	-	(4,691)	-
	Reward Shares	148,940	32,500	-	(76,300)	105,140
H D Harley	Ordinary	26,281	-	-	13,457	39,738
	Deferred STI	3,853	-	-	(3,853)	-
	Reward Shares	118,140	27,272	-	(145,412)	-
M R Harte	Ordinary	-	-	-	-	-
	Deferred STI	-	-	-	-	-
	Reward Shares	-	14,318	-	-	14,318
G L Mackrell	Ordinary	34,930	-	-	4,878	39,808
	Deferred STI	3,392	-	-	(3,392)	-
	Reward Shares	110,800	24,318	-	(55,100)	80,018
R M McEwan	Ordinary	-	-	-	-	-
	Deferred STI	-	-	-	-	-
	Reward Shares	-	-	-	-	-
J K O’Sullivan	Ordinary	8,916	-	-	36,851	45,767
	Deferred STI	3,351	-	-	(3,351)	-
	Reward Shares	82,690	20,580	-	(33,500)	69,770
G A Petersen	Ordinary	9,907	-	-	4,745	14,652
	Deferred STI	1,850	-	-	(1,850)	-
	Reward Shares	55,780	25,000	-	(16,000)	64,780
Total for Key Management Personnel	Ordinary	156,697	-	-	115,197	271,894
	Deferred STI	23,252	-	-	(23,252)	-
	Reward Shares	712,410	215,580	-	(554,190)	373,800

(1) Represents:

••  Deferred STI - acquired under the mandatory component of the Bank’s Equity Participation Plan (EPP). Shares were purchased on 31 October 2004 in two equal tranches, vesting on 1 July 2005 and 1 July 2006 respectively. See Note 33 for further details on the EPP.

••  Reward Shares - granted under the Equity Reward Plan (ERP) and are subject to a performance hurdle. The first possible date for meeting the performance hurdle is 23 September 2007 with the last possible date for vesting being 15 July 2010. See Note 33 for further details on the ERP.

(2) “Net Change Other” incorporates changes resulting from purchases, sales and forfeitures during the year by Executives and vesting of Deferred STI and Reward Shares (which became Ordinary shares).

(3) Mr Cupper acquired 6,000 PERLS III securities during the year, and continued to hold them at 30 June 2007.

 Commonwealth Bank of Australia Annual Report (US Version) 2007     133

Note 48 Related Party Disclosures (continued)

Option Holdings

On 1 July 2006, Mr L G Cupper held options over 75,000 CBA shares, which have an exercise price of $30.12 per share. None of these options were exercised during the year, and at 30 June 2007, Mr Cupper continued to hold options over 75,000 shares which were vested and exercisable. Mr Cupper retired from the Bank on 3 November 2006. No other Key Management Personnel hold options over the Bank’s shares.

Shares Vested During the Year

Name	Deferred STI Vested	Reward Shares Vested
Directors
R J Norris	-	-

Executives
M A Cameron (1)	2,848	27,300
B J Chapman (2)	-	-
D P Craig (3)	-	-
L G Cupper (4)	3,267	44,250
S I Grimshaw	4,691	56,800
H D Harley (5)	3,853	39,700
M R Harte	-	-
G L Mackrell	3,392	40,350
R M McEwan (6)	-	-
J K O’Sullivan	3,351	33,500
G A Petersen	1,850	12,000
Total for Key Management Personnel	23,252	253,900

(1) Mr Cameron ceased employment on 10 May 2007.

(2) Ms Chapman commenced in her role on 20 July 2006.

(3) Mr Craig commenced in his role on 11 September 2006.

(4) Mr Cupper ceased employment on 3 November 2006.

(5) Mr Harley ceased employment on 15 June 2007.

(6) Mr McEwan commenced in his role on 14 May 2007.

Commonwealth Bank of Australia Annual Report (US Version) 2007     134

Note 48 Related Party Disclosures (continued)

Loans to Key Management Personnel

All loans to Key Management Personnel (or close family members or entities controlled, jointly controlled or significantly influenced by them or any entity over which any of the aforementioned hold significant voting power) have been provided on an arms-length commercial basis including the term of the loan, security required and the interest rate (which may be fixed or variable).

Total Loans to Key Management Personnel

	Year Ended 30 June	Balance 1 July $000s	Interest Charged $000s	Interest Not Charged $000s	Write-off $000s	Balance 30 June $000s	Number in Group at 30 June
Directors
	2007	464	21	-	-	464	1
	2006	-	379	-	-	5,729	1
Executives
	2007	9,178	425	-	-	5,965	6
	2006	9,894	550	-	-	9,284	7
Total for Key Management Personnel
	2007	9,642	446	-	-	6,429	7
	2006	9,894	929	-	-	15,013	8

Individual Loans above $100,000 to Key Management Personnel

	Balance 1 July 2006 $000s	Interest Charged $000s	Interest Not Charged $000s	Write-off $000s	Balance 30 June 2007 $000s	Highest Balance in Period $000s
Directors
R J Norris (1)	464	21	-	-	464	1,037

Executives
B J Chapman (1) (2)	825	18	-	-	-	825
M A Cameron (3)	358	6	-	-	303	358
	300	19	-	-	300	302
S I Grimshaw	857	29	-	-	-	978
	391	13	-	-	-	393
H D Harley (4)	304	36	-	-	280	305
G L Mackrell	1,017	25	-	-	647	1,017
R M McEwan	218	2	-	-	218	218
J K O’Sullivan	1,500	97	-	-	1,500	1,500
	582	43	-	-	759	760
	614	38	-	-	515	618
	274	7	-	-	178	275
	647	42	-	-	647	647
	200	12	-	-	-	200
	101	-	-	-	-	101
G A Petersen	155	1	-	-	-	155
	800	33	-	-	450	800
	-	1	-	-	192	192
Total for Key Management Personnel	9,607	443	-	-	6,453	10,680

(1) Balance declared in NZD for Mr Norris and Ms Chapman. Exchange rate taken from Reserve Bank of Australia as at 29 June 2007.

(2) Ms Chapman commenced in her role on 20 July 2006.

(3) Mr Cameron ceased employment on 10 May 2007.

(4) Mr Harley ceased employment 16 June 2007.

Commonwealth Bank of Australia Annual Report (US Version) 2007     135

Note 49 Notes to the Statements of Cash Flows
Note 49(a) Reconciliation of Net Profit after Income Tax to Net Cash Provided by/(used in) Operating Activities

	Year Ended 30 June
	Group			Bank
	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Net profit after income tax	4,497	3,959	3,410	4,477	4,267
Net (Increase)/decrease in interest receivable	(745)	(99)	(17)	(564)	219
Increase/(decrease) in interest payable	362	784	64	303	24
Net decrease in trading securities	-	-	318	-	-
Net (increase) in assets at fair value through Income Statement (excluding life insurance)	(7,272)	(53)	-	(6,038)	(2,620)
Net (gain) on sale of investments	-	-	(8)	-	-
Net (gain)/loss on sale of controlled entities and associates	-	(163)	13	-	-
Net decrease/(increase) in derivative assets	(3,068)	128	-	(3,923)	(381)
Net (gain)/loss on sale property plant and equipment	16	(4)	(4)	13	2
Loan Impairment expense	434	398	322	390	380
Depreciation and amortisation	270	213	176	205	155
Increase in liabilities at fair value through Income Statement (excluding life insurance)	6,690	1,374	-	3,016	504
(Decrease)/increase in derivative liabilities	5,860	(445)	-	5,831	78
(Decrease) in other provisions	57	(92)	(86)	43	(50)
Increase/(decrease) in income taxes payable	297	(455)	406	364	(430)
Increase/(decrease) in deferred income taxes payable	175	182	332	175	(434)
Decrease/(increase) in deferred tax assets	(272)	184	(86)	(408)	727
(Increase)/decrease in accrued fees/reimbursements receivable	(163)	(88)	(41)	(196)	71
Increase in accrued fees and other items payable	386	133	106	265	217
Amortisation of premium on investment securities	-	-	(4)	-	-
Unrealised loss on revaluation of trading securities	-	-	408	-	-
Unrealised loss/(gain) on revaluation of assets at fair value through Income Statement (excluding life insurance)	92	(112)	-	(21)	(22)
(Decrease)/increase in life insurance contract policy liabilities	(1,460)	(1,211)	56	10	-
Increase in cash flow hedge reserve	547	31	-	295	7
Dividend received from controlled entities	-	-	-	(1,881)	(2,080)
Changes in operating assets and liabilities arising from cash flow movements	(1,451)	(3,458)	(5,921)	(15,008)	(2,405)
Other	389	(44)	220	74	144
Net cash provided by/(used in) operating activities	5,641	1,162	(336)	(12,578)	(1,627)

Note 49(b) Reconciliation of Cash
For the purposes of the Statements of Cash Flows, cash includes cash, money at short call, at call deposits with other financial institutions and settlement account balances with other banks.
	Year Ended 30 June
	Group			Bank
	2007 $M	2006 $M	2005 $M	2007 $M	2006 $M
Notes, coins and cash at banks	4,557	1,703	1,723	1,377	1,213
Other short term liquid assets	967	491	859	894	342
Receivables due from other financial institutions – at call (1)	4,607	4,657	2,893	3,837	3,437
Payables due to other financial institutions – at call (1)	(6,047)	(4,813)	(4,199)	(5,980)	(4,751)
Cash and cash equivalents at end of year	4,084	2,038	1,276	128	241

(1) At call includes certain receivables and payables due from and to financial institutions within three months.

Commonwealth Bank of Australia Annual Report (US Version) 2007 136 Note 49 Notes to the Statements of Cash Flows (continued)
Note 49(c) Disposal of Controlled Entities
	2007 $M	2006 $M	2005 $M
Fair value of net tangible assets disposed
Cash and liquid assets	-	55	-
Assets at fair value through Income Statement
Trading	-	-	-
Insurance	-	2,297	-
Other	-	-	-
Other assets	-	148	-
Life Insurance policy liabilities	-	(1,996)	-
Bills payable and other liabilities	-	(41)	-
Profit on sale	-	145	-
Cash consideration received	-	608	-
Less cash and cash equivalents disposed	-	(55)	-
Net cash inflow on disposal	-	553	-

Note 49(d) Non-cash Financing and Investing Activities Shares issued under the Dividend Reinvestment Plan for 2007 amounted to $818 million.

Note 49(e) Acquisition of Controlled Entities
	2007 $M	2006 $M	2005 $M
Fair value of net assets acquired
Cash and liquid assets	-	-	4
Minority interests	4	126	-
Goodwill	3	7	14
Other intangibles	-	122	30
Other assets	-	167	4
Bills payable and other liabilities	-	(8)	(8)
Cash consideration paid	7	414	44
Less cash and cash equivalents acquired	-	-	(4)
Net cash outflow on acquisition	7	414	40

Note 49(f) Financing Facilities Standby funding lines are immaterial.

Commonwealth Bank of Australia Annual Report (US Version) 2007     137

Note 50 Disclosures about Fair Value of Financial Instruments

50(a) Fair Value of Financial Assets and Financial Liabilities

These amounts represent estimates of the fair values of the Group’s financial assets and financial liabilities at Balance Sheet date based on the following valuation methods and assumptions. Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. Quoted market prices are used to determine fair value where an active market (such as a recognised stock exchange) exists, as it is the best evidence of the fair value of a financial instrument. Quoted market prices are not, however, available for a significant number of the financial assets and liabilities held and issued by the Group. Therefore, for financial instruments where no quoted market price is available, the fair values presented in the following table have been estimated using present value or other valuation techniques based on market conditions existing at Balance Sheet dates. These valuation techniques rely on market observable inputs wherever possible, or in a limited number of instances, rely on inputs which are reasonable assumptions based on market conditions at balance date.

While the fair value amounts are designed to represent estimates at which these instruments could be exchanged in a current transaction between willing parties, many of the Group’s financial instruments lack an available trading market as characterised by willing parties engaging in an exchange transaction.

In addition, it is the Bank’s intent to hold most of its financial instruments to maturity and therefore it is not probable that the fair values shown would be realised in a current transaction.

The estimated fair values disclosed do not reflect the value of assets and liabilities that are not considered financial instruments. In addition, the value of long-term relationships with depositors (core deposit intangibles) and other customers (credit card intangibles) are not reflected. The value of these items is considered significant.

Because of the wide range of valuation techniques and the numerous estimates that must be made, it may be difficult to make reasonable comparisons of the Bank’s fair value information with that of other financial institutions. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realise that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of the Commonwealth Bank of Australia.

		Group 2007		Group 2006
	Carrying Value $M	Fair Value $M	Carrying Value $M	Fair Value $M
Assets
Cash and liquid assets	10,108	10,108	5,868	5,868
Receivables from other financial institutions	5,495	5,495	7,107	7,107
Assets at Fair Value through Income Statement:
Trading	21,469	21,469	15,758	15,758
Insurance	23,519	23,519	24,437	24,437
Other	4,073	4,073	2,207	2,207
Derivative assets	12,743	12,743	9,675	9,675
Available-for-sale investments	9,672	9,672	11,203	11,203
Loans, advances and other receivables	299,779	298,008	259,176	258,547
Bank acceptances of customers	18,721	18,721	18,310	18,310
Other assets	17,264	17,264	5,190	5,190

Liabilities
Deposits and other public borrowings	203,382	202,786	173,227	173,108
Payables due to other financial institutions	14,386	14,386	11,184	11,184
Liabilities at Fair Value through Income Statement	19,431	19,431	13,811	13,811
Derivative liabilities	16,680	16,680	10,820	10,820
Bank acceptances	18,721	18,721	18,310	18,310
Insurance policy liabilities	21,613	21,613	22,225	22,225
Debt issues	85,490	85,584	78,591	76,645
Managed fund units on issue	310	310	1,109	1,109
Bills payable and other liabilities	7,346	7,346	6,053	6,056
Loan capital	10,000	10,120	9,895	9,913

Commonwealth Bank of Australia Annual Report (US Version) 2007     138

Note 50 Disclosures about Fair Value of Financial Instruments (continued)

50(a) Fair Value of Financial Assets and Financial Liabilities (continued)

The fair value estimates were determined by the following methodologies and assumptions:

Liquid assets and Bank acceptances of customers

The carrying values of cash and liquid assets, receivables from other financial institutions and Bank acceptances of customers approximate their fair value as they are short term in nature or are receivable on demand.

Receivables from other financial institutions also includes statutory deposits with central banks. The fair value is assumed to be equal to the carrying value as the Group is only able to continue as a going concern with the maintenance of these deposits.

Assets at Fair Value through Income Statement

Assets at fair value through Income Statement are carried at fair value determined using quoted market prices or valuation techniques including discounted cash flow models using market observable and non-market observable inputs.

Available-for-sale investments

Assets available-for-sale are measured at fair value determined using quoted market prices. For shares in companies, the estimated fair values are estimated based on market price inputs.

Loans, advances and other receivables

The carrying value of loans, advances and other receivables is net of accumulated collective and individually assessed provisions for impairment.

For variable rate loans, excluding impaired loans, the carrying amount is a reasonable estimate of fair value. The fair value for fixed rate loans was calculated by utilising discounted cash flow models (i.e. the net present value of the portfolio future principal and interest cash flows), based on the maturity of the loans. The discount rates applied were based on the current benchmark rate offered for the average remaining term of the portfolio plus an add-on of the average credit margin of the existing portfolio, where appropriate.

The fair value of impaired loans was calculated by discounting estimated future cash flows using the loan’s original effective interest rate.

Retirement benefit surplus / (liability)

The fair value of the retirement benefit surplus liability is the carrying value at Balance Sheet date determined using a present value calculation based on assumptions that are outlined in Note 44.

All other financial assets

Included in this category are interest and fees receivable, unrealised income, and investments in associates of $836 million (2006: $190 million), where the carrying amount is considered to be a reasonable estimate of fair value. Other financial assets are net of goodwill and other intangibles, future income tax benefits and prepayments/unamortised payments, as these do not constitute financial instruments.

Deposits and other public borrowings

The carrying value of non interest bearing, call and variable rate deposits, and fixed rate deposits repricing within six months, approximate their value as they are short term in nature or are payable on demand. Discounted cash flow models based upon deposit type and its related maturity, were used to calculate the fair value of other term deposits.

Short term liabilities

The carrying value of payables to other financial institutions and Bank acceptances approximate their fair value as they are short term in nature and reprice frequently.

Debt issues and loan capital

The fair values of debt issues and loan capital were calculated using quoted market price at Balance Sheet date. For those debt issues where quoted market prices were not available, discounted cash flow and option pricing models were used, utilising a yield curve appropriate to the expected remaining maturity of the instrument.

Liabilities at Fair Value through Income Statement

Liabilities at Fair Value through Income Statement are carried at fair value determined using quoted market prices, or valuation techniques including discounted cash flow models using market observable inputs.

Derivative Assets and Liabilities

The fair value of trading and hedging derivative contracts, were obtained from quoted market prices, discounted cash flow models or option pricing models that used market based and non-market based inputs.

The fair value of these instruments is disclosed in Note 11.

Life Insurance Policy Holder Liabilities

Life insurance policyholder liabilities are measured on a net present value basis using assumptions outlined in Note 38. This treatment is in accordance with accounting standard AASB 1038: Life Insurance Business.

All other financial liabilities

This category includes interest payable and unrealised expenses payable for which the carrying amount is considered to be a reasonable estimate of net fair value. For liabilities that are long term, fair values have been estimated using the rates currently offered for similar liabilities with remaining maturities. Other provisions including provision for dividend, income tax liability and unamortised receipts are not considered financial instruments.

Commonwealth Bank of Australia Annual Report (US Version) 2007     139

Note 50 Disclosures about Fair Value of Financial Instruments (continued)

50(a) Fair Value of Financial Assets and Financial Liabilities (continued)

Commitments to extend credit, letters of credit, guarantees, warranties and indemnities issued

The fair value of these items was not calculated as estimated fair values are not readily ascertainable. These financial instruments generally relate to credit risk and attract fees in line with market prices for similar arrangements. They are not presently sold or traded. The items generally do not involve cash payments other than in the event of default. The fee pricing is set as part of the broader customer credit process and reflects the probability of default. The fair value may be represented by the present value of fees expected to be received, less associated costs, however the overall level of fees involved is not material.

50(b) The Impact of Fair Values Calculated Using Non-market Observable Assumptions

The Group’s exposure to financial instruments measured at fair value based in full or in part on non-market observable assumptions is restricted to short term loans and margins on trading securities where pricing is counterparty specific.

These financial instruments comprise a small component of the portfolios they are part of and have short tenor, such that any change in the assumptions used to value the instruments to a reasonably possible alternative do not have a material effect on the portfolio balance or the Group’s result.

50(c) The Impact of Profit of the Change in Fair Values of Financial instruments Estimated using a Valuation Technique

The Group holds a large portfolio of trading securities and derivatives that are measured at fair value using quoted market prices and valuation techniques based on market observable assumptions. In addition, the Group holds a smaller portfolio of short term commercial loans and debt issues that have been designated at Fair Value through Income Statement using valuation techniques based on market observable assumptions.

The total amount of change in fair value recognised in profit for the period which was determined using valuation techniques was $4,571 million loss (2006: $1,067 million net loss). This comprised an $2,566 million loss in trading income (2006: $82 million gain) and a $2,005 million loss in other operating income (2006: $1,149 million loss).

 Commonwealth Bank of Australia Annual Report (US Version) 2007     140

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles

The consolidated Financial Statements of the Group are prepared in accordance with AIFRS (refer Note 1), which differ in some respects from Generally Accepted Accounting Principles in the US (US GAAP). This note outlines the significant adjustments between the consolidated Net Profit, Shareholders' Equity and Balance Sheet disclosed in these Financial Statements and the amounts which would be reported in accordance with US GAAP.

Consolidated Statement of Profit and Loss
For the year ended 30 June 2007	Footnote	2007 $M	2006 $M
Net profit reported under AIFRS		4,470	3,928
Pension expense adjustment	(f)	-	(2)
Amortisation of identifiable intangible assets	(g),(t)	(19)	(19)
Movement in life insurance value of business acquired	(h)	(270)	(138)
Movement in life insurance policyholder liabilities	(l)	(61)	5
Reversal of unrealised gains and depreciation on life insurance and other property investments	(j)	8	(41)
Reversal of unrealised gains on assets and liabilities at fair value through Income Statement	(e)	52	(28)
Movement in life insurance deferred acquisition costs	(m)	(9)	(12)
Adjustment to derivative and hedge accounting	(o)	736	(2,114)
Reversal of redundancy provision	(c)	(11)	(37)
Consolidation of variable interest entities	(r)	(1)	-
Reversal of software amortisation	(s)	(38)	(3)
Deconsolidation of QSPEs established for securitisation	(n)	10	-
Gain on sale of Hong Kong Insurance Business	(u)	-	49
Adjustment for costs of loan origination	(v)	34	7
Adjustment in relation to securitised loans	(n)	161	47
Movement in deferred tax relating to life insurance policyholder liabilities	(a)	27	(10)
Tax effects of US GAAP adjustments		(72)	738
Net Income according to US GAAP		5,017	2,370

Other Comprehensive Income
Foreign currency translation reserve. Tax included within balance – 2007: $13 million, 2006: $26 million	(k)	41	(249)
Pension plan - movement in minimum liability	(k)	-	(15)
Unrealised gains/(losses) on available-for-sale investments. Tax included within balance – 2007: $21 million, 2006: $15 million	(e)	(84)	(28)
Adjustment to derivative and hedge accounting. Tax included within balance – 2007: $75 million, 2006: $28 million	(o)	(190)	(43)
Total Other Comprehensive Income/(loss)		(233)	(335)
Total Comprehensive Income according to US GAAP		4,784	2,035
Transitional adjustment on adoption of SFAS 158. Tax included within balance – 2007: $209 million	(k)	445	-
Total Comprehensive Income according to US GAAP after transitional adjustment on adoption of SFAS 158		5,229	2,035

Basic earnings per share on Net Income according to US GAAP (cents)		385	186
Fully diluted earnings per share on Net Income according to US GAAP (cents)		378	185

 Commonwealth Bank of Australia Annual Report (US Version) 2007     141

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

Consolidated Statement of Shareholders’ Equity	Footnote	2007 $M	2006 $M
Shareholders’ Equity
Shareholders' Equity reported under AIFRS, excluding outside equity interests		23,932	20,835

Reversal of unrealised gains on assets and liabilities at fair value through Income Statement	(e)	(13)	(6)
Reversal of unrealised gains on available-for-sale securities	(w)	-	(91)
Prepaid pension cost	(f)	(251)	(349)
Life insurance business recognition of additional goodwill	(g)	332	332
Amortisation of identifiable intangible assets	(g)	(130)	(112)
Goodwill amortisation to 30 June 2002	(g)	(78)	(78)
Reversal of goodwill amortisation	(g)	646	646
Movement in value of business acquired	(h)	(1,384)	(1,278)
Movement in deferred acquisition costs	(m)	(342)	(333)
Equity issued for Colonial acquisition	(t)	(1,026)	(1,026)
Reversal of unrealised gain and accumulated depreciation on life insurance and other property investments	(j)	(158)	(165)
Movement in policyholder liabilities	(l)	297	358
Movement in deferred tax relating to policyholder liabilities	(l)	(85)	(112)
Adjustment to derivative and hedge accounting	(o)	(1,749)	(2,219)
Reversal of redundancy provision	(c)	26	37
Consolidation of variable interest entities	(r)	(1)	-
Reversal of software amortisation	(s)	83	121
Reversal of asset revaluation reserve	(i)	(217)	(138)
Deconsolidation of Employee Share ownership Plans (“ESOP”)	(b)	45	134
Deconsolidation of QSPEs established for securitisation	(n)	13	-
Gain on sale of Hong Kong Insurance Business	(u)	(71)	(71)
Adjustment for costs of loan origination	(v)	271	236
Adjustment in relation to securitised loans	(n)	196	47
Tax effect of foreign currency translation reserve	(a)	26	26
Tax effects of US GAAP adjustments		1,081	1,250
Shareholders' Equity according to US GAAP		21,443	18,044

Consolidated Balance Sheet	Footnote	2007 $M	2006 $M
Total Assets reported under AIFRS		425,139	369,103
Deferred tax assets related to differences in life insurance policyholder liabilities	(a)	73	46
Unrealised net gain/(loss) on assets and liabilities at fair value through Income Statement	(e)	(12)	(15)
Unrealised net gain/(loss) on available-for-sale securities	(w)	-	(91)
Prepaid pension cost	(f)	(2)	(106)
Goodwill, net of amortisation	(g)	(1,254)	(1,254)
Value of Business Acquired, net of amortisation	(h)	1,161	1,431
Life insurance policy deferred acquisition costs, net of amortisation	(m)	821	751
Other identifiable intangible assets recognised, net of amortisation	(g)	(249)	(231)
Unrealised gain and accumulated depreciation on life insurance property investments	(j)	(127)	(125)
Adjustment to derivative and hedge accounting	(o)	214	(42)
Reclassification between reinsurance receivable and life insurance policyholder liabilities		1	2
Consolidation of variable interest entities	(r)	(1)	-
Reversal of asset revaluation reserve	(i)	(217)	(138)
Reversal of software amortisation	(s)	83	121
Deconsolidation of Employee Share Ownership Plans (“ESOPs”)	(b)	45	134
Deconsolidation of QSPEs established for securitisation	(n)	(15,597)	(12,544)
Adjustment for costs of loan origination	(v)	189	165
Adjustment in relation to securitised loans	(n)	196	47
Total Assets according to US GAAP		410,463	357,254

 Commonwealth Bank of Australia Annual Report (US Version) 2007     142

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

Consolidated Balance Sheet Set out below are the most significant adjustments to AIFRS Balance Sheet categories disclosed in these accounts which would be reported in accordance with US GAAP:
Assets	Footnote	2007 $M	2006 $M
Cash and liquid assets under AIFRS		10,108	5,131
Deconsolidation of QSPEs established for securitisation	(n)	(1)	(1)
Cash and liquid assets under US GAAP		10,107	5,130

Assets at fair value through Income Statement - Trading under AIFRS		21,469	15,758
Reclassification from assets at fair value through Income Statement – Insurance	(d)	22,839	23,682
Assets at fair value through Income Statement - Trading under US GAAP		44,308	39,440

Assets at fair value through Income Statement - Insurance under AIFRS		23,519	24,437
Reclassification to assets at fair value through Income statement – Trading	(d)	(22,839)	(23,682)
Reclassification to real estate investment assets and deferred tax assets	(j)	(199)	(284)
Unrealised gains and depreciation adjustment on real estate investments (after tax)	(j)	(97)	(119)
Reclassification of Mortgage Loans to other assets	(l)	(384)	(352)
Assets at fair value through Income Statement - Insurance under US GAAP		-	-

Assets at fair value through Income Statement - Other under AIFRS		4,073	2,944
Reclassification to available-for-sale securities	(e)	(1,364)	(1,005)
Reclassification to Loans, advances and other receivables	(e)	(2,709)	(1,939)
Assets at fair value through Income Statement - Other under US GAAP		-	-

Derivative assets under AIFRS		12,743	9,675
Deconsolidation of QSPEs established for securitisation	(n)	(4)	-
Adjustment to derivative and hedge accounting	(o)	163	(70)
Derivative assets under US GAAP		12,902	9,605

Available-for-sale securities under AIFRS		9,672	11,203
Reclassification from assets at fair value through Income Statement - Other	(e)	1,364	1,005
Reclassification to other assets	(w)	(53)	(126)
Unrealised net gain on available-for-sale securities	(w)	-	(91)
Deconsolidation of QSPEs established for securitisation	(n)	7	7
Adjustment in relation to securitised loans	(n)	196	47
Available-for-sale securities under US GAAP		11,186	12,045

Loans, advances and other receivables under AIFRS		299,779	259,175
Deconsolidation of QSPEs established for securitisation	(n)	(15,633)	(12,607)
Adjustment to derivative and hedge accounting	(o)	51	28
Reclassification from assets at fair value through Income Statement - Other	(e)	2,709	1,939
Remeasurement to amortised cost	(e)	(12)	(15)
Adjustment for costs of loan origination	(v)	271	236
Consolidation of variable interest entities	(r)	(23)	(21)
Loans, advances and other receivables under US GAAP		287,142	248,735

Real estate investments at market value under AIFRS		-	-
Reclassification from assets at fair value through Income Statement – Insurance	(j)	168	243
Real estate investments under US GAAP		168	243

 Commonwealth Bank of Australia Annual Report (US Version) 2007     143

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

Assets (continued)	Footnote	2007 $M	2006 $M
Investment property under AIFRS		-	258
Reversal of fair value adjustments	(i)	-	(6)
Investment property under US GAAP		-	252

Assets held for sale under AIFRS		1,374	-
Reversal of fair value adjustments	(i)	(30)	-
Assets held for sale under US GAAP		1,344	-

Property, plant and equipment under AIFRS		1,436	1,314
Reversal of asset revaluation reserve	(i)	(217)	(138)
Consolidation of variable interest entities	(r)	22	21
Property, plant and equipment under US GAAP		1,241	1,197

Intangible Assets under AIFRS		7,835	7,809
Identifiable intangible asset amortisation	(g)	(85)	(67)
Goodwill amortisation to 30 June 2002	(g)	(78)	(78)
Reversal of goodwill amortisation	(g)	646	646
Adjustment to equity issued on Colonial acquisition	(t)	(1,026)	(1,026)
Adjustment to policyholder liabilities	(t)	559	559
Deferred tax assets on differences in life insurance policyholder liabilities	(a)	(158)	(158)
Reclassification to Value of Business Acquired	(g)	(2,786)	(2,786)
Deferred tax liability on Value of Business Acquired	(g)	1,256	1,256
Pension fund surplus acquired	(f)	(244)	(244)
Deferred tax liability on pension fund surplus acquired	(f)	80	80
Goodwill measurement differences	(g)	332	332
Amortisation of software	(s)	83	121
Intangible Assets under US GAAP		6,414	6,444

Value of Business Acquired under AIFRS		-	-
Reclassification from Goodwill	(g)	2,708	2,708
Value of Business Acquired amortisation (net of imputed interest)	(h)	(1,547)	(1,277)
Value of Business Acquired under US GAAP		1,161	1,431

Deferred tax assets under AIFRS		922	650
Deferred tax assets on differences in life insurance policyholder liabilities	(a)	73	46
Adjustment for costs of loan origination	(v)	(81)	(71)
Deferred tax assets on real estate investments		31	40
Deferred tax assets under US GAAP		945	665

Other Assets under AIFRS		7,157	5,141
Prepaid pension cost	(f)	(2)	(106)
Reclassification of Mortgage Loans from assets at fair value through Income Statement – Insurance	(l)	384	352
Life insurance policy deferred acquisition costs, net of amortisation	(m)	821	751
Deconsolidation of Employee Share Ownership Plans (“ESOPs”)	(b)	45	134
Reclassification from available-for-sale securities	(w)	53	126
Reclassification between reinsurance receivable and policyholder liabilities		1	2
Deconsolidation of QSPEs established for securitisation	(n)	34	57
Other Assets under US GAAP		8,493	6,457

 Commonwealth Bank of Australia Annual Report (US Version) 2007     144

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

Liabilities	Footnote	2007 $M	2006 $M
Deposits and other public borrowings under AIFRS		203,382	173,227
Reclassification from liabilities at fair value through Income Statement and remeasurement to amortised cost	(e)	6,689	6,153
Adjustment to derivative and hedge accounting	(o)	2	21
Deposits and other public borrowings under US GAAP		210,073	179,401

Payables due to other financial institutions under AIFRS		14,386	11,184
Reclassification from liabilities at fair value through Income Statement	(e)	11	2
Payables due to other financial institutions under US GAAP		14,397	11,186

Trading liabilities under AIFRS		-	-
Reclassification from liabilities at fair value through Income Statement		3,965	2,085
Trading liabilities under US GAAP		3,965	2,085

Liabilities at fair value through Income Statement under AIFRS		19,431	13,811
Reclassification to Deposits and other public borrowings	(e)	(6,676)	(6,151)
Reclassification to Payables due to other financial institutions	(e)	(11)	(2)
Reclassification to Debt Issues	(e)	(8,779)	(5,573)
Reclassification to Trading liabilities	(e)	(3,965)	(2,085)
Liabilities at fair value through Income Statement under US GAAP		-	-

Derivative liabilities under AIFRS		16,680	10,820
Deconsolidation of QSPEs established for securitisation	(n)	(1,415)	-
Adjustment to derivative and hedge accounting	(o)	97	(324)
Derivative liabilities under US GAAP		15,362	10,496

Current tax liabilities under AIFRS		882	378
Adjustment to derivative and hedge accounting	(o)	-	(3)
Current tax liabilities under US GAAP		882	375

Deferred tax liabilities under AIFRS		1,576	1,336
Deferred tax liability on unrealised gain on available-for-sale securities	(w)	-	(27)
Deferred tax liability on assets at fair value through Income Statement	(e)	(4)	(2)
Deferred tax liability on pension income	(f)	(2)	(32)
Deferred tax liability on derivative and hedge accounting	(o)	(539)	(659)
Reclassification from life insurance policyholder liabilities	(l)	259	237
Deferred tax liability on Value of Business Acquired	(h)	608	807
Deferred tax element of other intangibles		6	11
Deferred tax element of foreign currency translation reserve	(a)	(26)	(26)
Deferred tax element of redundancy provisions	(c)	8	11
Deferred tax element of revaluations	(i)	(36)	(6)
Adjustment in relation to securitised loans	(n)	59	14
Tax effect of reversal of software amortisation	(s)	25	37
Deferred tax liabilities under US GAAP		1,934	1,701

 Commonwealth Bank of Australia Annual Report (US Version) 2007     145

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

Liabilities (continued)	Footnote	2007 $M	2006 $M
Other provisions under AIFRS		878	821
Reversal of redundancy provision	(c)	(26)	(37)
Other provisions under US GAAP		852	784

Life insurance policy liabilities under AIFRS		21,613	22,225
Adjustment to policyholder liability differences on acquisition	(l)	559	559
Reclassification to Other Assets of life insurance policy deferred acquisition costs	(m)	869	821
Movement in policyholder liabilities		(297)	(358)
Gain on sale of Hong Kong Insurance Business	(u)	(7)	(7)
Reclassification between reinsurance receivable and policyholder liabilities		1	2
Life insurance policy liabilities under US GAAP		22,738	23,242

Debt issues under AIFRS		85,490	78,591
Adjustment to derivative and hedge accounting	(o)	1,864	2,446
Deconsolidation of QSPEs established for securitisation	(n)	(14,940)	(13,197)
Reclassification from liabilities at fair value through Income Statement and re-measurement to amortised cost	(e)	8,768	5,562
Debt issues under US GAAP		81,182	73,402

Bills payable and other liabilities under AIFRS		7,346	6,053
Deconsolidation of QSPEs established for securitisation	(n)	744	653
Defined benefit plan deficit	(f)	5	-
Adjustment to derivative and hedge accounting	(o)	(6)	-
Bills payable and other liabilities under US GAAP		8,089	6,706

Loan capital under AIFRS		10,000	9,895
Adjustment to derivative and hedge accounting	(o)	6	9
Loan capital under US GAAP		10,006	9,904

 Commonwealth Bank of Australia Annual Report (US Version) 2007     146

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

(a) Income Tax

Policyholder Liabilities

From 1 July 2000, the basis for taxation of income on most life insurance products changed from 'Income minus Expenditure' to 'Profit' (which includes movements in policyholder liabilities). As tax deductible policyholder liabilities under Australian tax legislation are lower than US GAAP policyholder liabilities, a deferred tax asset to recognise this timing difference is created. The adjustment to US GAAP for Financial Year 2007 is $73 million (2006: $46 million).

Available-for-sale Investments

Income from tax exempt securities does not exceed $500,000.

Foreign Currency Translation Reserve (FCTR)

For US GAAP purposes, the tax effect of the pre 1 July 2004 FCTR is recognised as a deferred tax asset. For Financial Year 2007, this represented a $26 million increase to Shareholders’ Equity (2006: $26 million).

(b) Employee Share Based Compensation

The AIFRS accounting for the Group’s employee share plans is detailed in Note 33. The AIFRS accounting for share based compensation expense is generally consistent with US GAAP.

The only area of significant difference between AIFRS and US GAAP relates to the Balance Sheet treatment of Treasury Shares held within an Employee Share Trust that holds shares in the Bank on behalf of employees. This Trust is consolidated for AIFRS, but is deconsolidated for US GAAP due to its classification as an Employee Share Option Plan (“ESOP”). This results in the reinstatement of the cost of the shares to ordinary share capital for US GAAP for Financial Year 2007 of $45 million (2006: $134 million). This results in the recognition of a prepaid share-based compensation asset.

Options have not been issued by the Bank since 1 July 2002. The following table outlines movements in previously issued executive options in the year ending 30 June 2007 (with a comparison to movements in the year ending 2006) and shows the number of options outstanding.

Movements in Executive Options during the year	2007	Weighted Average Exercise Price(1)	2006	Weighted Average Exercise Price(1)
Options outstanding at the start of the year	1,307,400	$28. 33	3,136,400	$28. 53
Options granted during the year	-	-	-	-
Options forfeited during the year	50,000	$25. 41	72,800	$28. 29
Options exercised during the year	696,400	$27. 70	1,756,200	$28. 33
Options outstanding at the end of the year	561,000	$29. 37	1,307,400	$28. 33

(1) The premium adjustment (based on the actual differences between the dividend and bond yields at the date of vesting) was nil.

Outstanding Options at 30 June 2007		Number	Exercise Price	Expiry Date
September 1999 Options		-	$23.84	24 Aug 2009
September 2000 Options		134,400	$26.97	13 Sep 2010
October 2001 Options		426,600	$30.12	3 Sep 2011

The weighted average exercise price for options outstanding at 30 June 2007 was $29.37.

The weighted average remaining contractual life of these options is 4 years and 11 months.

The other disclosure requirements of SFAS 123: Accounting for Stock-Based Compensation in respect of the employee share plans, are included in Note 33.

(c) Provisions

Under AIFRS, provisions for redundancies are recognised when a reliable estimate can be made of a present obligation which exists as the result of a past event.

The criteria for recognition of provisions for redundancies are currently more strict under US GAAP than AIFRS. SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities only allows recognition of a provision for redundancies where the redundancies are made within the minimum legal notification period, from the balance date, on a pro-rata basis over the future service period of terminating employees.

During the Financial Year 2007, $35 million was reversed from expense (2006: nil) and $24 million was reduced from provisions for US GAAP purposes (2006: $37 million).

The accounting policy adopted by the Group for restructuring provisions is detailed in Note 1 (aa).

(d) Life Insurance Controlled Entities

Under AIFRS, assets and liabilities of life insurance controlled entities are classified as assets at fair value through Income Statement and are measured at fair value.

For US GAAP, predominantly all debt and equity security assets of life insurance controlled entities are classified as Trading Assets.

 Commonwealth Bank of Australia Annual Report (US Version) 2007     147

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

(e) Assets and Liabilities at Fair Value through Income Statement

Under AIFRS – specifically AASB 139 (effective 1 July 2005) – an option exists to classify certain non-trading assets and liabilities as “assets at fair value through Income Statement” or “liabilities at fair value through Income Statement” respectively and measure these assets and liabilities accordingly. This is known as the “fair value option”. The Group has not elected to early adopt FAS159 “The Fair Value Option for Financial Assets and Liabilities”. As such, these assets have been reclassified as ‘Available for sale investments’, ‘Loans, advances and other receivables’ and ‘Other Assets’ for US GAAP purposes, and these liabilities have been reclassified as ‘Deposits and Other public borrowings’, ‘Payables due to Other financial institutions’ and ‘Debt Issues’ and ‘Trading liabilities’ for US GAAP purposes.

Assets at Fair Value through Income Statement

For assets classified as Available-for-sale investments, unrealised losses of $59 million were reversed from the Income Statement (2006: unrealised gains of $22 million).

For assets classified as Loans, advances and other receivables, unrealised losses of $3 million were reversed from the Income Statement (2006: gains of $15 million).

Liabilities at Fair Value through Income Statement

For liabilities classified as ‘Deposits and other public borrowings’, ‘Payables due to Other financial institutions’ and ‘Debt Issues’, unrealised gains of $10 million were reversed from the Income Statement (2006: unrealised losses of $9 million).

(f) Details of Pension Expense and Reconciliation of Funded Status of Pension Plans

The Group sponsors a range of superannuation (pension) plans for its employees world-wide.

The Group's accounting policy for superannuation expense under AIFRS is set out in Note 1. The disclosure of the Group's major superannuation plans are set out in Note 44. All amounts are expressed in Australian Dollars.

On 30 June 2007, the Group adopted the recognition and disclosure provisions of SFAS 158 “Employers’ accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FAS Statements No. 87, 88, 106 and 132(R)”. Following the adoption of SFAS 158, the Group recognised the funded status of its superannuation (pension) plans on its US GAAP Balance Sheet in a manner similar to its AIFRS Balance Sheet.

The following table displays a reconciliation of pension expense and recognised surplus under AIFRS and US GAAP at 30 June 2007 and 30 June 2006 for the Group’s major superannuation (pension) plans.

 Commonwealth Bank of Australia Annual Report (US Version) 2007     148

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

	2007 $M	2006 $M
Service cost	(35)	(44)
Interest cost	(209)	(194)
Expected return on assets	389	332
Recognised net gain (loss)	-	(2)
Employer financed benefits within Accumulation Division	(137)	(129)
Expensed employer contributions	-	-
Defined benefit superannuation (pension) plan (expense) income under US GAAP	8	(37)
Defined benefit superannuation (pension) plan (expense) income under AIFRS	8	(35)
Difference	-	(2)
Less tax effect	-	-
Defined Benefit Superannuation (pension) Expense Adjustment	-	(2)
Funded status as per AIFRS Balance Sheet	1,781	1,163
Assets not recognised:
Unrecognised net gains (loss)	(3)	104
Net Amount Recognised under US GAAP	1,784	1,059
Comprising of:
Prepaid Pension Cost	1,784	1,059
Additional minimum liability	-	(44)
Accumulated other comprehensive income (loss)	-	44
Net Amount Recognised under US GAAP	1,784	1,059
Asset (liability) in AIFRS Balance Sheet	1,781	1,163
Difference	3	(104)
Less tax effect	-	31
Pension Asset (Liability) Adjustment	3	(73)

 Commonwealth Bank of Australia Annual Report (US Version) 2007     149

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

The estimated net actuarial gain that will be amortised from accumulated Other Comprehensive Income into the Group’s 2007/08 US GAAP defined benefit superannuation (pension) plan expense is $29 million (gross of tax).

The accumulated benefit obligations for all defined benefit superannuation (pension) plans as at 30 June 2007 was $3,382 million (30 June 2006: $3,667 million).

As at 30 June 2007, the projected benefit obligations and accumulated benefit obligations of the CBA(UK)SBS exceeded the fair value of plan assets, as follows:

	2007 $M	2006 $M
Projected benefit obligation	401	430
Accumulated benefit obligation	397	426
Fair value of plan assets	372	366

The assumptions used to calculate the above and the details of the Group’s funding policy and contributions in respect of its major superannuation (pension) plans are set out in Note 44.

The expected future benefit payments of the Group’s major superannuation (pension) plans are as follows:

Financial Year Ending	$M
30 June 2008	235
30 June 2009	234
30 June 2010	240
30 June 2011	238
30 June 2012	237
1 July 2012 to 30 June 2017	1,200

The above expected benefit payments are calculated by the respective fund actuaries using assumptions of future total service, the rate of exits from the fund and future salary growth. Actual benefit payments will depend on actual service period, actual rate of exits from the fund and actual salary growth.

The Group provides insurance cover to OSF in respect of its death, total and permanent disablement and temporary disablement benefits. As at 30 June 2007, the amounts of cover were $6,134 million of lump sum death and total and permanent disablement benefits (2006: $5,274 million) and $51 million per annum of temporary disablement benefits (2006: $52 million per annum).

During the financial year ended 30 June 2007, the Group adopted SFAS 158 (refer note 51(y) for further details). The adoption of this statement resulted in an alignment of USGAAP policy with AIFRS in that the funded status of defined benefit post-retirement plans is now recognised on the Balance Sheet. This resulted in the recognition of a catch-up adjustment of $698 million through ‘Other Comprehensive Income’ as at 30 June 2007.

(g) Intangible Assets

Colonial Limited was acquired on 13 June 2000 (refer to Notes 20 and 51(t) for further details). Differences exist between the method of calculation of the cost of acquisition under previous AGAAP and US GAAP. Refer to Note 51(t) for further details. Under AIFRS goodwill on acquisition was determined as the difference between the cost of acquisition and the fair value of net assets acquired. This results in permanent adjustments within Shareholders’ Equity related to various elements of the Colonial acquisition.

US GAAP identifiable intangible assets acquired include Value of Business Acquired ($1,509 million), and the Colonial State Bank Core Deposits ($149 million). The Core Deposits are being amortised on a straight line basis over 8 years (annual amortisation expense of $19 million).

Under US GAAP, goodwill on acquisition is determined as the difference between the cost of acquisition and the fair value of net tangible and intangible assets acquired. Goodwill amortisation ceased under AIFRS from 1 July 2004. Goodwill amortisation for US GAAP ceased from 1 July 2002. Under both US GAAP and AIFRS, the carrying value of goodwill is subject to review for impairment each period end. US GAAP goodwill also includes a $332 million amount relating to the recognition of life insurance synergy benefits.

The Group's carrying amount of goodwill under US GAAP at 30 June 2007 is disclosed for each reportable segment as follows:

Segment	2007 $M	2006 $M
Banking	4,170	4,189
Funds Management	940	977
Insurance	550	550
Total	5,660	5,716

 Commonwealth Bank of Australia Annual Report (US Version) 2007     150

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

(h) Value of Business Acquired ('VOBA')

Under AIFRS for non-life insurance holding companies, the difference between the purchase price on acquisition and the net assets plus identifiable intangible assets acquired represents goodwill. No separately identified intangible asset is recognised for the Value of Business Acquired ('VOBA').

For US GAAP, prior to the assignment of the excess of purchase price over net assets acquired to goodwill, the identifiable intangible asset VOBA is recognised. VOBA represents the estimated fair value of the acquired life insurance business in force and represents the portion of acquisition cost that was allocated to the value of future cash flows from insurance contracts existing at the date of acquisition. Such value is the present value of the actuarially determined projected net cash flows from the acquired insurance contracts.

VOBA is amortised over the lives of the acquired business in force in a manner consistent with amortisation of deferred policy costs for life insurance contracts and in a manner expected for funds management contracts (see Note 51 (m)). An analysis of the Colonial VOBA asset (net of tax) is presented below:

	2007 $M	2006 $M
Opening balance, 1 July	614	777
Imputed interest	133	182
Amortisation	(403)	(320)
Disposal of Hong Kong Insurance Business	-	(81)
Movement in deferred tax liability on value of business acquired	200	56
Closing Net Balance, 30 June	544	614

The net movement in VOBA for the year to 30 June 2007 is $270 million (2006: $138 million excluding the impact of the sale of the Hong Kong Insurance Business). For all Australian life insurance business the imputed rates of interest are related to the underlying investment earnings rate and range from 3.9% to 14.7% dependent upon the nature of the business. Given that imputed interest rates are dependent upon actual investment performance they are expected to be volatile. The imputed interest rates for all other business range from 6.1% to 8.4%.

The amortisation rate for the investment-linked life business also depends upon actual investment performance and is therefore also expected to be volatile.

The VOBA balance is estimated to be run-off at a rate ranging from 2.8% to 15.0% per year.

Recoverability Test

The carrying value of VOBA at 30 June 2007 after allowing for imputed interest and amortisation, was compared to an end of period recoverable amount valuation. No write-downs were required in the period.

(i) Property and Other Non-Current Asset Revaluations

Each year a review is performed to assess the recoverable amount of non current assets. The 'recoverable amount test' is in accordance with the AIFRS standard which requires future cash flows associated with non-current assets to be discounted at a rate which reflects the risk involved. Under AIFRS, and the requirements of SFAS 144: Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the determination of the fair value of non-current assets and the recognition of losses from impairments, requirements, are essentially the same.

AIFRS allows non-current assets including property, plant and equipment to be revalued upwards to their recoverable amount with the gain recognised in an asset revaluation reserve. Impairments to asset values, where there is an amount in the revaluation reserve relating to the relevant assets, are taken to reduce the revaluation reserve. Impairments to asset values are otherwise recognised in Net Income. Any subsequent upward reversing revaluations of the same asset are recorded in Net Income. With the exception of land, all revalued assets are depreciated over their assessed useful lives.

Under US GAAP, upward revaluations of property, plant and equipment are not allowed, except as part of accounting for business combinations under the Purchase Method. US GAAP requires all impairments of non current assets to be recorded in Net Income. Once such impairments have been recorded, subsequent recoveries to the Income Statement are not allowed.

Independent market valuations are used in determining the Group’s property valuations. At 30 June 2007, the Asset Revaluation Reserve balance was $217 million (2006: $138 million). Under US GAAP this was reversed for the Financial Years 2006 and 2007. No adjustment has been made for the decrease in depreciation due to the reversal of Asset Revaluation Reserve as it is not material in the Income Statement.

(j) Properties Held by Insurance Companies

Under AIFRS, properties held by insurance companies are held in the Balance Sheet at net market value, which is market value less expected cost of disposal. Investment properties are valued annually by an independent valuer with changes in value taken directly to investment income in Net Income. No depreciation is charged on investment properties. The insurance companies do not hold property other than as an investment.

Under US GAAP, such property is recorded at historical cost in the Balance Sheet and depreciated over its useful life – except for land which is not depreciated.

For the Financial Year 2007, the restatement under US GAAP is an $8 million increase in Net Income (2006: decrease of $41 million), and a $158 million (2006: $165 million) pre-tax reduction in Shareholders’ Equity.

 Commonwealth Bank of Australia Annual Report (US Version) 2007     151

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

(k) Comprehensive Income

SFAS 130: Reporting Comprehensive Income requires the classification of items of Other Comprehensive Income by their nature and the display of Other Comprehensive Income separately from retained earnings and Shareholders’ Equity.

Accumulated Other Comprehensive Income Balances	2007 $M	2006 $M
Foreign currency translation reserve
Balance at beginning of Financial Year	(421)	(172)
Foreign currency translation adjustment net of tax expense	41	(249)
Balance at end of Financial Year	(380)	(421)

Available-for-Sale securities
Balance at beginning of Financial Year	49	77
Change in fair value of available-for-sale securities	54	8
Transferred to Income Statement	(138)	(36)
Balance at end of Financial Year	(35)	49

SFAS 133
Balance at beginning of Financial Year	(44)	(1)
Change in value of cash flow hedges	-	1
Transferred to Income Statement	(190)	(44)
Balance at end of Financial Year	(234)	(44)

Pension Plans
Balance at beginning of Financial Year	44	59
Transitional adjustment on adoption of SFAS 158	445	-
Adjustment to net assets in UK Pension Plan - net of tax expense	-	(15)
Balance at end of Financial Year	489	44
Total Other Comprehensive Income	(160)	(372)

 Commonwealth Bank of Australia Annual Report (US Version) 2007     152

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

(l) Life Insurance

AIFRS requires the Group’s life insurance business to be classified as either life insurance contracts, where insurance risk exists, or life investment contracts for all other life insurance business. Investment contracts consist of a financial instrument and an investment management services element, both of which are measured at fair value. The resulting liability to policyholders is linked to the performance and the value of the assets (after tax) that back those liabilities.

Life insurance contracts use the Margin on Services (“MoS”) methodology to calculate policy liabilities. Under MoS, policy liabilities are based on best estimate assumptions which are reviewed at each valuation date. Policy liabilities are made up of two components, the Best Estimate Liabilities and Future Profit Margins.

Best Estimate Liabilities represent the present value of future payments to policyholders and related expenses less the present value of future gross premiums.

Future Profit Margins represent the present value of estimated profits. The profit margins are determined from outset of the contract and updated with changes in best estimate assumptions. The profit margins are expressed as a percentage of "profit carriers", where profit carriers are indicative of the underlying nature of the services provided to policyholders. Profit margins are recognised in earnings based on the profit margin percentage and the amount of the specific profit carrier (e.g. claims paid, premiums, policy charges etc.)

If, during the process of valuing the policy liabilities, it is found that future profits are negative (i.e. the policy is in a loss position), then:

(i) the profit margin is set to zero; and

(ii) all future losses are recognised immediately.

If expectations change in the future, it is possible to reverse capitalised losses and re-establish profit margins. This is explained in more detail in Note 1 (hh).

US GAAP applies two standards (a third, SFAS 120, is not relevant) to policies written by the Group's life insurance companies:

(i) SFAS 60: Accounting and Reporting by Insurance Enterprises applies to products such as traditional whole of life, certain endowment contracts, life contingent annuity contracts, term insurance, disability income protection and group life.

Under SFAS 60, policy liabilities, which represent the present value of future benefits to be paid to or on behalf of policy owners and related expenses less the present value of future net premiums, shall be estimated using methods that include assumptions, such as estimates of expected investment yields, mortality, morbidity, terminations and expenses, applicable at the time the insurance contracts are made.

These assumptions are 'locked-in' at inception for all future valuations – except in specific circumstances such as loss recognition.

The assumptions used for SFAS 60 are based on a best estimate of expected long-term experience together with provisions for adverse deviation ('PADs').

The policyholder liability and the amount of deferred acquisition costs are regularly tested using best estimate assumptions to assess recoverability which could result in the writedown of deferred acquisition costs or an increase in the policyholder liabilities.

(ii) SFAS 97: Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realised Gains and Losses from the Sale of Investments covers investment contracts and universal life policies, such as unit-linked and investment account policies.

Under SFAS 97, the liability is set equal to:

•	the account balance that accrues to the benefit of the policyholder at the date of the Financial Statements; and
•	any unearned revenue liability;

Assumptions are generally updated at each valuation and do not include any PADs.

The Group operates investment-linked business which was classified as separate account business for financial years up to and including 2004. Such accounts represent assets and liabilities that are maintained by the Group for purposes of funding superannuation (pension) funds and other investment type activities. The accounts represent policyholder directed funds that are separately administered. The assets and the liabilities of each account are clearly identifiable and distinguishable from other assets and liabilities of the Group. The policyholder generally assumes the investment risk and investment income accrues directly to the policyholders and, therefore, are not included in the Group's Income Statement. The Group receives fees for investment management, certain administrative expenses, and mortality and expense risks assumed, which are recognised when due.

Prior to 1 July 2004, investments in separate accounts supporting unit linked contracts were reported at market value and reclassified from insurance investment assets to other assets under US GAAP. Separate account liabilities represent the policyholder’s claim to the related assets and are carried at the policyholder's account balance. Insurance investment assets and policyholder liabilities are reported as summary totals in the Balance Sheet. Such totals are disclosed in Notes 10 and 38 to the Financial Statements.

From 1 July 2004, the investment-linked business did not meet the revised criteria for separate account treatment, as outlined in SOP 03-1. Accordingly, there is no longer any reclassification of separate account business, and mortgage loans have been remeasured from market value to amortised cost and reclassified as other assets.

For Financial Year 2007, the US GAAP adjustment is a decrease of $61 million in Net Income (2006: increase of $5 million).

 Commonwealth Bank of Australia Annual Report (US Version) 2007     153

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

(m) Deferred Acquisition Costs ('DAC') – Expenses of Acquiring Life Insurance, Investment and Related Contracts

Under AIFRS, only acquisition costs are deferrable on investment contracts, whereas both fixed and variable costs incurred in acquiring the business are deferrable on insurance contracts. This includes commissions and the costs of accepting, issuing and initially recording policies. Under AIFRS, acquisition costs on investment contracts are explicitly held as assets on the Balance Sheet. Acquisition costs on insurance contracts are implicitly held as part of the policy liability and movements are recognised as reductions in the AIFRS policyholder liabilities. Movements in DAC assets on insurance contracts are not reported separately in the Income Statement; rather, they are reported as a component of the movement in policyholder liabilities under AIFRS.

The definition of acquisition costs is wider under AIFRS for insurance contracts and narrower for investment contracts than under US GAAP. Under US GAAP only those costs that vary with, and are primarily related to, the production of new and renewal business (acquisition costs), are capitalised.

Under US GAAP, these DAC assets are amortised to expense in proportion to different measures, depending on the type of policy.

For policies accounted for under SFAS 60, these costs are amortised in proportion to premium revenue recognised. Amortisation assumptions relating to DAC assets for SFAS 60 policyholder liabilities, are 'locked-in' for all future valuations – except in specific circumstances such as loss recognition.

For policies accounted for under SFAS 97 these costs are amortised at a rate based on the present value of estimated gross profits expected to be realised over the life of the contracts. The DAC asset and related amortisation is updated at every reporting date, based upon the gross profits recognised and expectations of future gross profits. DAC assets are written off to the extent it is determined that future income is insufficient to cover future expenses (including the amortisation of the existing DAC).

Under US GAAP, amortisation of the DAC assets is reported separately from changes in policyholder liabilities in the Income Statement.

Under US GAAP, DAC is reported as an asset in the Balance Sheet rather than offset against policyholder liabilities. However, no DAC was recorded upon the initial purchase of Colonial Limited.

The net adjustment of DAC to Net Income for US GAAP is comprised of:

	2007 $M	2006 $M
Difference in deferral of new business acquisition expenses	(73)	(62)
Difference in amortisation of acquisition expenses	65	50
Tax effect of differences in acquisition expense treatment	9	3
Total	1	(9)

Movement in DAC during Financial Years 2006 & 2007 were as follows:

	2007 $M	2006 $M
Opening Balance, 1 July	751	863
Acquisition costs for the year	129	114
Amortisation of DAC/Imputed interest	(59)	(76)
Disposal of Hong Kong Insurance Business	-	(150)
Net movement	70	(112)
Closing Balance, 30 June	821	751

 Commonwealth Bank of Australia Annual Report (US Version) 2007     154

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

(n) Securitisation of Assets

During Financial Years 2006 and 2007, the Group securitised mortgage loans to Special Purpose Entities (SPEs). Under AIFRS these entities are consolidated. Under US GAAP the conditions to derecognise securitised loans include the provision that the transferor does not retain effective control over, or more than a trivial interest in, the transferred assets.

The Group meets the requirements of US GAAP not to consolidate the SPEs. Note 1 (ii), Asset Securitisation, outlines the accounting treatment under AIFRS. Under US GAAP reporting as required by SFAS 140, the SPEs used by the Group for Asset Securitisation are Qualifying Special Purpose Entities (“QSPEs”) and have been deconsolidated, resulting in assets decreasing by $15,401 million net of $196 million of retained income units (2006: $12,497 million net of $47 million of retained income units).

The Bank has retained a portion of income from loans securitised during the period through the holding of income units in deconsolidated SPEs. The Group recognises these retained interests as available-for-sale securities, measured at fair value based on the discounted cash flows expected to be received.

The key assumptions used in measuring the fair value of retained interests at the time of securitisation are as follows:

	2007	2006
Discount rate	6. 25%	5. 75%
Payment rate (1)	28%	27%
Expected weighted average life	6 yrs	7 yrs

(1) Cumulative Prepayment Rate (‘CPR’) which represents an estimate of the principal repaid on an annual basis.

The outstanding balance of securitised loans at 30 June 2007 was $15,437 million net of $196 million of retained income units (2006: $12,560 million net of $47 million retained income units). No credit losses were incurred by the Group in relation to these securitised loans during Financial Years 2006 and 2007. The credit risk in respect of these loans is fully covered through mortgage insurance.

Cashflows paid to the Group from the QSPEs were:

	2007 $M	2006 $M
Servicing fee	31	21
Management fee	5	4
Excess servicing fee	60	50
Proceeds from sale of mortgage loans	7,070	5,464
Interest rate swaps	11	18
Total cash receipts	7,177	5,557

 Commonwealth Bank of Australia Annual Report (US Version) 2007     155

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

(o) Derivative Instruments and Hedging Activities

SFAS 133: Accounting for Derivative Instruments and Hedging Activities was issued in June 1998 and subsequently amended by SFAS 138 and SFAS 149. The statements require all derivatives to be recorded on the Balance Sheet at their fair value. The treatment of the change in the fair value of derivatives is recorded in Net Income or Other Comprehensive Income depending on the classification of the derivative transaction. Note 43, Market Risk outlines the Group's market risk policy specifying the purpose of derivative activity and the risks being hedged. Note 1 (ff), Derivative financial instruments, outlines the accounting recognition of derivatives under AIFRS, with disclosure set out in Note 11, Derivative Assets and Liabilities.

Under both AIFRS and US GAAP derivative hedges of financial instruments that are highly effective qualify for hedge accounting and have been classified by the Group as fair value hedges or cash flow hedges.

For fair value hedges, the change in the fair value of the hedging derivative offsets the change in the fair value of the hedged risk of the hedged item. The gain or loss on the hedging derivative and the offsetting loss or gain of the hedged risk of the hedged item are recognised immediately in Net Income in the same accounting period. The change in fair value of the hedged risk of the hedged item is recognised as part of the carrying value of the hedged item. The risk characteristics of the hedged item are mirrored under the hedge, and effectiveness is evaluated on a retrospective and prospective basis. To the extent that there are ineffective portions of fair value hedges for US GAAP purposes that are effective for AIFRS, these are included in the reconciling item in this Note – adjustment to derivative and hedge accounting.

Certain of the Group's hedged items in fair value hedges under AIFRS do not meet the required specific hedge criteria set out in SFAS 133 and therefore have not been measured at their fair value for US GAAP purposes.

For US GAAP, all cash flow hedges designated under AIFRS are reversed and replaced where applicable with hedging relationships separately designated under SFAS 133. A valuation gain or loss associated with the effective portion of a derivative designated as a cash flow hedge under US GAAP is recognised initially in Other Comprehensive Income within the cash flow hedge reserve. Amounts from the cash flow hedge reserve are transferred to Net Income when the cash flows on the hedged item are recognised in Net Income. Gains and losses resulting from cash flow hedge ineffectiveness are recorded in Net Income.

This represents the amount by which changes in the cash flows of the hedging derivative differ from changes (or expected changes) in the cash flow of the hedged item.

If for reasons other than the derecognition of the hedged item, cash flow hedge accounting ceases, the cumulative gains or losses are amortised to Net Income over the remaining term of the original hedge. Where the hedged item is derecognised, the cumulative gain or loss is recognised immediately in Net Income.

 All other derivatives of the Group are held for trading purposes and are recorded at fair value with changes in fair value recognised immediately in Net Income.

SFAS 133, 138 and 149 have been fully applied for the relevant Financial Years. Application of these statements increased US GAAP Net Income before tax by $736 million (2006: decreased by $2,114 million) and decreased Other Comprehensive Income by $190 million (2006: $43 million). This was primarily due to a decrease in US interest rates across the 1 to 5 year points along the interest rate curve during the period. Balance Sheet derivative assets and underlying assets and derivative and other liabilities increased by $214 million (2006: decreased by $42 million) and increased by $1,424 million (2006: $1,490 million) respectively.

(p) Collateral on Transfer of Assets

The Group conducts collateral arrangements with counterparties covering a range of specified transactions. Collateral arrangements are activated upon predetermined thresholds being exceeded. A range of specified assets may be received or provided as collateral.

As at 30 June 2007 securities with fair value of $3,650 million were received as collateral (2006: $2,646 million). In addition, securities to the value of $5,594 million were provided as collateral as at 30 June 2007 (2006: $2,883 million).

(q) Credit Risk Related Instruments

The Group is involved in a range of transactions that give rise to contingent and/or future liabilities. These have been disclosed in Note 42 as Off-Balance Sheet items. Under US GAAP, FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others, effective 1 January 2003, requires that the fair value of these liabilities be recognised in the Financial Statements. This is consistent with AIFRS, which also requires recognition of the fair value of these liabilities (2007: $30.7 million; 2006: $32.7 million) and as such, no adjustment is required.

The ageing of guarantees and standby letters of credit is presented below:

	Guarantees $M	Standby Letters of Credit $M
Less than 1 year	2,839	126
1 – 3 years	12	86
3 – 5 years	-	63
Over 5 years	-	61
Total	2,851	336

Collateral received to support these guarantees and standby letters of credit was adequate

 Commonwealth Bank of Australia Annual Report (US Version) 2007     156

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

(r) Variable Interest Entities

The Group has applied Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities (revised December 2003), (“FIN46-R”) from 1 July 2004 to all Variable Interest Entities. FIN 46-R created the Variable Interest Entity (“VIE”) concept and defines a VIE to include an entity which has insufficient equity at risk to finance its activities without additional subordinated financial support from other parties. In addition the VIE concept includes entities which have voting rights disproportionate to their economic interests and where the activities of the entity are conducted on behalf of investors with disproportionately small or no voting rights. Under US GAAP, a VIE is consolidated where the Group is deemed to be the primary beneficiary, i.e. when it is expected to absorb a majority of the VIE’s expected losses, expected residual returns, or both.

When the Group is not the primary beneficiary the VIE is deconsolidated. The Group has a number of Qualifying Special Purpose Entities which are excluded from the scope of FIN 46-R and have been addressed in Note 51 (n).

As a result of the application of FIN 46-R, as at 30 June 2007, the consolidation of one VIE resulted in liabilities increasing by nil (2006: nil), and Shareholder’s Equity decreasing by $1 million (2006: nil), with a decrease in income of $1 million (2006: nil).

The following table outlines the details of the VIEs in which the Bank is the primary beneficiary and does not hold the majority of voting rights:
Nature, purpose and activities of VIEs	Total Assets $M	Consolidated assets that are collateral for the VIEs’ obligations	Amounts $M
Asset backed finance (1)	630	Debt securities	630
Securitisation (2)	182	Loan receivables, debt securities, derivative assets and cash	182
Financing and investment (3)	95	Loan receivables, debt securities, derivative assets	95
Total	907	Total	907

(1) Asset backed finance programs – The Group utilises VIEs under master series agreements to assist customers’ financing needs through providing customer access to capital markets. Certain of these programs are deemed to be controlled by the Group and are consolidated.

(2) Securitisation of assets – The Group conducts Loan Securitisations by packaging loans and issuing securities to investors through special purpose entities.

(3) Financing and investment activities – The Group utilises VIEs and may transact with VIEs as part of its financing and investment activities. All transactions involving VIEs are conducted on an arms length basis and may involve financing the VIE, transacting derivatives, or acquiring third party assets.

The creditors or beneficial interest holders of VIEs in which the Group is the primary beneficiary do not have any recourse to general credit of the Group.

The Bank does not hold a significant variable interest in any VIE.

 Commonwealth Bank of Australia Annual Report (US Version) 2007     157

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

Entities which are Deconsolidated for US GAAP purposes

In certain cases, an entity consolidated under AIFRS is not consolidated under FIN 46-R. Under AIFRS, the Group consolidates several entities that have issued preferred securities which are deconsolidated for US GAAP purposes. This results in different instruments being deemed external to the Group when assessing the Group’s capital raising structures.

Significant Capital Raisings impacted under US GAAP

PERLS II

On 6 January 2004 a wholly owned entity of the Bank (Commonwealth Managed Investments Limited, as Responsible Entity of the PERLS II Trust) issued $750 million of Perpetual Exchangeable Resettable Listed Securities ("PERLS II"). These securities are units in a registered managed investments scheme, perpetual in nature, offering a non-cumulative floating rate distribution payable quarterly. The Securities qualify as Tier One capital of the Bank.

The PERLS II Trust is a VIE under FIN 46-R, however the Group is not considered to be the Primary Beneficiary under FIN 46-R. As a result the trust has been deconsolidated for US GAAP purposes.

The assets of the trust are Convertible Notes issued by the New Zealand branch of the Commonwealth Bank. The Convertible Notes have been classified as loan capital of the Group.

Trust Preferred Securities (2003)

On 6 August 2003 a wholly owned entity of the Bank issued USD$550 million (AUD$832 million) of perpetual non-call 12 year trust preferred securities into the US capital markets. These securities offer a non-cumulative fixed rate distribution of 5.805% per annum payable semi-annually. The Group issued these Trust Preferred Securities out of special purpose entities that are deemed to be VIEs. However, the Group is not considered to be the Primary Beneficiary of the VIEs. The external funding instruments under US GAAP are mandatorily convertible notes that continue to be classified as loan capital.

PERLS III

On 7 April 2006, a wholly owned entity of the Bank (Preferred Capital Limited) issued $1,166 million of Perpetual Exchangeable Repurchaseable Listed Shares (PERLS III). Preferred Capital Limited is a VIE, however the Group is not considered to be the Primary Beneficiary. The external funding instruments under US GAAP are convertible notes issued by the New Zealand Branch of Commonwealth Bank. The convertible notes have been classified as loan capital of the Group.

Trust Preferred Securities (2006)

On 15 March 2006, the Bank issued USD700 million (AUD947 million) of perpetual non-call 10 year trust preferred securities into the US capital markets. These securities offer a non-cumulative fixed rate distribution of 6.024% per annum payable semi-annually. The Group issued these Trust Preferred Securities out of a special purpose entity that is a VIE, however the Group is not considered to be the Primary Beneficiary. The external funding instrument under US GAAP is an equity instrument that includes the same components as the AIFRS Trust Preferred Securities.

 Commonwealth Bank of Australia Annual Report (US Version) 2007     158

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

(s) Software Amortisation

For AIFRS purposes, the criteria for information technology software capitalisation was amended from 1 July 2003, such that only computer software projects costing $10 million or more and which will deliver identifiable and sustainable customer value and an increase in returns in a significant line of business are being capitalised. This change was applied retrospectively and resulted in the expensing of $219 million in the Financial Year 2004 of previously capitalised software. For US GAAP purposes, this change cannot be retrospectively applied and has been reversed. The related software amortisation charge for the Financial Year 2007 under US GAAP is $nil million (2006: $59 million).

The reversal of the current year expensed software decreased assets and income by $38 million (2006: increase of $56 million). The combined impact of amortising the prior year software and capitalising the current year software is a decrease in Net Income of $38 million (2006: decrease of $3 million).

The Group reduced its AIFRS software capitalisation threshold from $10 million to $1 million on 1 July 2006. This will reduce the magnitude of this adjustment going forward.

(t) Colonial Acquisition
Purchase GAAP accounting has been applied in the acquisition of Colonial (13 June 2000).

2001 $M
Cost of acquisition	9,120
Less 351,409,450 new Commonwealth Bank shares @ $26.39 (1)	(9,274)
Add 351,409,450 shares @ $23.47 (2)	8,248
Revised cost of acquisition under US GAAP	8,094
Fair Value of net tangible assets acquired:
Net tangible assets under AIFRS	910
Pension fund surplus	243
Differences in life insurance policyholder liabilities	(559)
Differences in deferred taxes	76
Net tangible assets under US GAAP	670
Intangible Assets on acquisition under US GAAP	7,424
Intangible assets acquired on Colonial Acquisition:
Identifiable intangible assets (3)	1,917
Goodwill (unidentifiable intangible assets) (4)	5,507
7,424

(1) Price calculated under AIFRS based on the weighted average share price on the acquisition date, 13 June 2000.

(2) Under US GAAP price calculated as weighted average closing price for the two days either side of the announcement date (10 March 2000). Non trading days were excluded from the calculation. Value of equity issued for Colonial acquisition under US GAAP accounting is reduced by $1,026 million.

(3) Includes Colonial State Bank Core Deposits ($149 million) which is to be amortised on a straightline basis over 8 years and Value of Business Acquired (VOBA) net of associated deferred tax liability $1,530 million (refer to Note 51 (h) for amortisation details). The carrying value of the core deposits at 30 June 2007 is $18 million, net of amortisation.

(4) Goodwill on acquisition under US GAAP includes the excess of net market value over net assets of life insurance controlled entities.

 Commonwealth Bank of Australia Annual Report (US Version) 2007     159

International Representation

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

(u) Sale of the Hong Kong Insurance Business

The Group completed the sale of its life insurance and financial planning business in Hong Kong on 18 October 2005. Due to differences under US GAAP in the calculation of insurance policyholder liabilities, VOBA and DAC, the US GAAP net assets of the Hong Kong Insurance Business were lower than under AIFRS at the date of disposal. In addition, cumulative foreign currency movements recognised within the FCTR for US GAAP reporting purposes were significantly different compared with AIFRS, due to the AIFRS transitional adjustment which reset the FCTR at 1 July 2004 to zero. On disposal of the Hong Kong Insurance Business, all FCTR assets are recycled to Net Income as part of the calculation of the gain on disposal. This resulted in a net increase in Shareholders’ Equity on disposal of the Hong Kong Insurance Business of $49 million on a US GAAP basis.

(v) Loan Origination Costs

Under US GAAP, certain loan origination costs must be capitalised and amortised in addition to those capitalised under AIFRS. The additional costs relate to the portion of staff expenses that can be attributed to successful loan origination activities of the Group.

For Financial Year 2007 this resulted in an increase to Net Income of $34 million before tax (2006: $7 million) and an increase to Shareholders’ Equity of $271 million before tax (2006: $236 million).

(w) Available-for-sale Securities

For unquoted equity securities classified as ‘Available for sale investments’ under AIFRS the difference between the carrying value and market value has been reversed, and the assets have been reclassified to other assets, for US GAAP purposes. For the Financial Year 2007, the adjustment to Other Comprehensive Income and Shareholders’ Equity is nil (2006: decrease of $90 million).

(x) Proposed removal of USGAAP reconciliation requirement for Foreign Private Issuers

On 2 July 2007, the United States Securities and Exchange Commission released proposed rule 33-8818 “Acceptance from Foreign Private Issuers of Financial Statements prepared in Accordance with International Financial Reporting Standards without reconciliation to U.S. GAAP”. Comments are due 24 September 2007 with possible endorsement in first half 2008. To the extent the proposed rule is endorsed, the Group will be seeking the endorsement of its U.S external stakeholders to remove the US GAAP reconciliation for the full year ended 30 June 2008.

(y) Newly Issued Statements of the Financial Accounting Standards Board

FASB Statement No. 154, Accounting Changes and Error Corrections

Statement No. 154 changes the accounting for, and reporting of, a change in accounting principle, and is effective for accounting changes and corrections of errors in fiscal years beginning after December 15, 2005. The Group adopted this statement on 1 July 2006 and it has not had any material impact.

 FASB Statement No. 155, Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133, Accounting for Derivative Financial Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

Statement No. 155 will amend Statements No. 133 and 140 to allow an entity to remeasure at fair value a hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation from the host instrument, if the holder irrevocably elects to account for the entire instrument on a fair value basis. Subsequent changes in fair value would be recognised in earnings. The statement also establishes a requirement to evaluate interests in securitised financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. This statement is effective for financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Group will adopt this statement from 1 July 2007. The election to recognise an entire hybrid instrument at fair value aligns with the Group’s AIFRS policy and removes the potential for future GAAP differences. With respect to evaluating interests in securitised financial assets, this has become part of the Group’s assessment of structured transactions. No transitional impact has been identified as at the time of this report.

FASB Statement No. 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

Statement No. 156 amends Statement No. 140 to address the recognition and measurement of separately recognised servicing assets and liabilities and to simplify efforts to obtain hedge-like (offset) accounting. This statement is effective as of the beginning of the first fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Group will adopt this statement from 1 July 2007. The impact on the 2008 financial year is not expected to be material.

FASB Statement No. 157, Fair Value Measurements

Statement No. 157 establishes a definition of fair value, sets out a market based framework for measuring fair value, and requires additional disclosures about fair value measurements. The statement introduces a three level fair value hierarchy, based on reliability of inputs to valuation techniques used to determine fair values. The definitions of fair value, market based framework, the three level hierarchy and measurement guidance, are consistent with AIFRS in all material respects, and so the statement is not expected to have any material impact.

This statement requires certain new disclosures, in particular for assets and liabilities measured using valuation techniques which are significantly dependent on assumptions or estimates not corroborated by market data. The impact of the new disclosures is expected to be limited. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Group will adopt this statement on 1 July 2008. The impact of this statement on the Group’s result is still being evaluated.

 Commonwealth Bank of Australia Annual Report (US Version) 2007     160

Notes to the Financial Statements

Note 51 Differences between AIFRS and United States Accounting Principles (continued)

FASB Statement No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106, and 132(R)

This statement requires public companies to recognise on-balance sheet the funded status of defined-benefit postretirement plans from fiscal years ending after December 15, 2006, and requires plan assets and liabilities to be measured as of the Balance Sheet date from fiscal years ending after December 15, 2008.

The Group already measures plan assets and liabilities of its defined benefit plans at the Balance Sheet date. Under this statement, actuarial gains/losses of defined benefit postretirement plans previously not recognised under the “corridor” approach within its US GAAP financial statements have been recognised within “Other Comprehensive Income”. Under AIFRS, the Group has selected direct recognition of actuarial gains/losses of defined benefit postretirement plans in Retained Earnings. Consequently implementation of this statement has aligned the Group’s recognition of defined benefit postretirement plans within its US GAAP financial statements to that recognised under AIFRS. The Group has therefore adopted the recognition and disclosure requirements of this statement as at 30 June 2007.

FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (Including an amendment of FASB Statement No. 115)

This statement permits entities to choose to measure many financial instruments at fair value that are not currently required to be measured at fair value. It is similar, but not identical, to the fair value option under AIFRS – AASB 139. In a similar way to AASB 139, the fair value option under Statement No. 159 may be elected for a single item without electing it for other identical items, subject to certain exceptions. This statement also introduces certain presentation and disclosure requirements.

This statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007, with earlier adoption permitted in certain circumstances. The Group will adopt this statement on 1 July 2008. The Group has not yet evaluated the extent to which the fair value elections permitted by this statement are likely to be made in the future.

FASB Interpretation FIN 48 Accounting for Uncertainty in Income Taxes - an interpretation of SFAS 109

FIN 48 prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions. This interpretation is effective for fiscal years commencing after December 15, 2006. The Group will adopt this statement from 1 July 2007. The impact of this statement on the Group’s result is still being evaluated.

 (z) Newly issued Standards of the Australian Accounting Standards Board

AASB 7 Financial Instruments: Disclosures

This new standard is a disclosure standard and does not impact financial position or performance, as it does not change the recognition and measurement of financial instruments. The new standard will require entities to make enhanced disclosures about the significance of financial instruments for their financial position and performance, and quantitative and qualitative risk disclosures for all major categories of financial instruments in their Financial Statements. The Group will adopt this standard from 1 July 2007.

AASB Interpretation 13: Customer Loyalty Programmes

This new interpretation is applicable to annual reporting periods beginning on or after 1 July 2008. The initial adoption of Interpretation 13 will result in loyalty award credits being recognised as deferred revenue at the time related income is earned, based on their fair value. Deferred revenue would be recognised when the loyalty award credits are subsequently claimed. The Group has not yet evaluated the financial impact of this interpretation. The Group is considering early adoption of this interpretation from 1 July 2007.

AASB 8: Operating Segments

AASB 8 Operating Segments Reporting and AASB 2007-3 Amendments to Australian Accounting Standards arising from AASB 8 (February 2007) are applicable for annual reporting periods beginning on or after 1 January 2009.

The initial application of AASB 8 will result in reporting of segment information by Primary Segments only; Secondary Segment reporting will be discontinued. The Group is considering the advantages that early adoption in 2008 may make to the transparency of the Group’s segment disclosures.

The adoption of AASB 8 will result in Segment Reporting on a consistent basis with US GAAP.

SOP 05-1: Accounting by Insurance Enterprises for Deferred Acquisition costs in connection with Modification and Exchange of Insurance Contracts

This statement seeks to address inconsistencies identified in the adoption of SFAS 97. The Group is continuing to assess the impact of this statement.

Commonwealth Bank of Australia Annual Report (US Version) 2007     161

Independent audit report to the members of Commonwealth Bank of Australia

ERNST & YOUNG	Ernst & Young Centre 680 George Street Sydney NSW 2000 Australia GPO Box 2646 Sydney NSW 2001	Tel 61 2 9248 5555 Fax 61 2 9248 5959

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Commonwealth Bank of Australia

We have audited the accompanying consolidated balance sheet of Commonwealth Bank of Australia (the “Bank”) and its controlled entities (the “Group”) and the unconsolidated balance sheet of the Bank as of June 30, 2007 and 2006, and the related consolidated and unconsolidated income statement, statement of recognised income and expense, and cash flows for each of the two (Bank) or three (Group) years in the period ended June 30, 2007. These financial statements are the responsibility of the Group's and the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and Australian Auditing Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform the audit of the Group’s or the Bank’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s or the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated balance sheet of Commonwealth Bank of Australia and its controlled entities and the unconsolidated balance sheet of the Bank as of June 30, 2007 and 2006, and the related consolidated and unconsolidated income statement, statement of recognised income and expense, and cash flows for each of the two (Bank) or three (Group) years in the period ended June 30, 2007, in conformity with Australian Accounting Standards.

Australian Accounting Standards vary in certain significant respects from U.S. Generally Accepted Accounting Principles. Information relating to the nature and effect of such differences is presented in Note 51 to the consolidated financial statements.

/s/ Ernst & Young Ernst & Young Sydney Date: 26 September 2007	/s/ S J Ferguson S J Ferguson Partner

162     Commonwealth Bank of Australia Annual Report (US Version) 2007

Shareholding Information

Top 20 Holders of Fully Paid Ordinary Shares as at 10 August 2007
Rank	Name of Holder	Number of Shares	%
1	HSBC Custody Nominees (Australia) Limited	109,534,755	8. 42
2	J P Morgan Nominees Australia Limited	109,243,847	8. 40
3	National Nominees Pty Ltd	97,156,842	7. 47
4	Citicorp Nominees Pty Ltd	79,937,793	6. 15
5	RBC Dexia Investor Services Australia Nominees Pty Limited	34,231,769	2. 63
6	ANZ Nominees Limited	32,678,825	2. 51
7	Cogent Nominees Pty Limited	21,559,338	1. 66
8	Queensland Investment Corporation	15,619,621	1. 20
9	AMP Life Limited	10,471,991	0. 81
10	UBS Nominees Pty Ltd	8,935,570	0. 69
11	Australian Foundation Investments Company Limtied	7,820,245	0. 60
12	UBS Wealth Management Australia Nominees Pty Ltd	7,183,084	0. 55
13	Bond Street Custodians Limited	5,914,456	0. 45
14	Invia Custodian Pty Limited	5,343,237	0. 41
15	Suncorp Custodian Services Pty Ltd	2,974,043	0. 23
16	Perpetual Trustee Co Ltd (Hunter)	2,660,326	0. 20
17	Australian Reward Investment Alliance	2,461,333	0. 19
18	Belike Nominees Pty Limited	2,351,881	0. 18
19	Milton Corporation Limited	2,001,210	0. 15
20	IAG Nominees Pty Limited	1,840,740	0. 14

The top 20 Shareholders hold 559,920,906 shares which is equal to 43.04% of the total shares on issue

Stock Exchange Listing The shares of the Commonwealth Bank of Australia are listed on the Australian Stock Exchange under the trade symbol CBA, with Sydney being the home exchange.	Details of trading activity are published in most daily newspapers, generally under the abbreviation of CBA or C’wealth Bank. The Bank does not have a current on-market Buy-back of its shares.

Range of Shares (Fully Paid Ordinary Shares and Employee Shares): 10 August 2007

Range	Number of Shareholders	Percentage Shareholders	Number of Shares	Percentage Issued Capital
1 – 1,000	523,347	74. 85	178,279,588	13. 71
1,001 – 5,000	155,448	22. 23	315,862,011	24. 29
5,001 – 10,000	14,158	2. 03	97,272,252	7. 48
10,001 – 100,000	5,955	0. 85	115,278,342	8. 86
100,001 and over	269	0. 04	593,891,183	45. 66
Total	699,177	100. 0	1,300,583,376	100.00
Less than marketable parcel of $500	11,768	1. 68	47,242	-

Voting Rights

Under the Bank’s Constitution, each person who is a voting Equity holder and who is present at a general meeting of the Bank in person or by proxy, attorney or official representative is entitled:

•   On a show of hands – to one vote; and

•   On a poll – to one vote for each share held or represented.

If a person present at a general meeting represents personally or by proxy, attorney or official representative more than one Equity holder, on a show of hands the person is entitled to one vote even though he or she represents more than one Equity holder.

If an Equity holder is present in person and votes on a resolution, any proxy or attorney of that Equity holder is not entitled to vote.

If more than one official representative or attorney is present for an Equity holder:

••  None of them is entitled to vote on a show of hands; and

••  On a poll only one official representative may exercise the Equity holder’s voting rights and the vote of each attorney shall be of no effect unless each is appointed to represent a specified proportion of the Equity holder’s voting rights, not exceeding in aggregate 100%.

If an Equity holder appoints two proxies and both are present at the meeting:

••  If the appointment does not specify the proportion or number of the Equity holder’s votes each proxy may exercise, then on a poll each proxy may exercise one half of the Equity holder’s votes;

••  Neither proxy shall be entitled to vote on a show of hands; and

••  On a poll each proxy may only exercise votes in respect of those shares or voting rights the proxy represents.

Commonwealth Bank of Australia Annual Report (US Version) 2007     163

Top 20 Holders of Perpetual Exchangeable Resettable Listed Securities II (“PERLS II”) as at 10 August 2007

Rank	Name of Holder	Number of Units	%
1	J P Morgan Nominees Australia Limited	232,786	6. 21
2	Citicorp Nominees Pty Limited	205,405	5. 48
3	National Nominees Limited	181,223	4. 83
4	UBS Nominees Pty Ltd	135,626	3. 62
5	Questor Financial Services Limited	86,591	2. 31
6	UBS Warburg Private Clients Nominees Pty Ltd	83,521	2. 23
7	RBC Dexia Investor Services Australia Nominees Pty Limited	71,653	1. 91
8	HSBC Custody Nominees (Australia) Limited	50,726	1. 35
9	Invia Custodian Pty Limited	43,830	1. 17
10	Equitas Nominees Pty Limited	31,000	0. 83
11	ANZ Nominees Limited	27,840	0. 74
12	The Australian National University Investment Section	25,000	0. 67
13	Gordon Merchant No 2 Pty Ltd	24,440	0. 65
14	Cryton Investments No 9 Pty Ltd	17,600	0. 47
15	Tynong Pastoral Co Pty Ltd	17,450	0. 47
16	Bond Street Custodians Limited	17,030	0. 45
17	Israelite House of David	15,000	0. 40
18	Lutovi Investments Pty Limited	15,000	0. 40
19	NSF Nominees Pty Ltd	12,400	0. 33
20	ANZ Executors & Trustee Company Limited	10,940	0. 29

The top 20 PERLS II unitholders hold 1,305,061 units which is equal to 34.81% of the total units on issue. More than 20 PERLS unitholders are disclosed in the above table due to a number of unitholders having the same number of PERLS II.

Stock Exchange Listing

PERLS II are units in a registered managed investment scheme of which Commonwealth Managed Investments Limited is the responsible entity and are listed on the Australian Stock Exchange under the trade symbol PCBPA, with Sydney being the home exchange. Details of trading activity are published in most daily newspapers.

Range of Units (PERLS II): 10 August 2007

Range	Number of Unitholders	Percentage Unitholders	Number of Units	Percentage Issued Units
1 – 1,000	9,510	96. 44	1,623,292	43. 29
1,001 – 5,000	292	2. 96	622,716	16. 60
5,001 – 10,000	35	0. 36	256,792	6. 85
10,001 – 100,000	21	0. 21	697,565	18. 6
100,001 and over	3	0. 03	549,635	14. 66
Total	9,861	100. 00	3,750,000	100. 00
Less than marketable parcel of $500	3	0. 03	4	-

Voting Rights

PERLS II do not confer any voting rights in the Bank but if they are exchanged for or convert into ordinary shares or preference shares of the Bank in accordance with their terms of issue, the voting rights of the Bank's ordinary shares will be as set out on page 164 and the voting rights of the preference shares will be as set out below.

The holders will not be entitled to vote at a general meeting of the Bank except in the following circumstances:

•   If at the time of the meeting, a dividend has been declared but has not been paid in full by the relevant payment date;

•   On a proposal to reduce the Bank’s share capital;

•   On a resolution to approve the terms of a buy-back agreement;

•   On a proposal that affects rights attached to the preference shares;

•   On a proposal to wind up the Bank;

•   On a proposal for the disposal of the whole of the Bank’s property, business and undertaking;

•   During the winding up of the Bank; or

•   As otherwise required under the Listing Rules from time to time,

in which case the holders will have the same rights as to manner of attendance and as to voting in respect of each preference share as those conferred on ordinary Shareholders in respect of each ordinary share.

At a general meeting of the Bank, holders of preference shares are entitled:

•   On a show of hands, to exercise one vote when entitled to vote in respect of the matters listed above; and

•   On a poll, to one vote for each preference share.

The holders will be entitled to receive notice of any general meeting of the Bank and a copy of every circular or other like document sent out by the Bank to ordinary Shareholders and to attend any general meeting of the Bank.

Commonwealth Bank of Australia Annual Report (US Version) 2007     164

Top 20 Holders of Perpetual Exchangeable Repurchaseable Listed Shares III (“PERLS III”) as at 10 August 2007

Rank	Name of Holder	Number of Shares	%
1	AMP Life Limited	375,000	6. 43
2	RBC Dexia Investor Services Australia Nominees Pty Limited	186,860	3. 20
3	UBS Wealth Management Australia Nominees Pty Ltd	164,513	2. 82
4	Cogent Nominees Pty Limited	147,074	2. 52
5	Mr Walter Lawton + Mrs Jan Rynette Lawton	73,235	1. 26
6	J P Morgan Nominees Australia Limited	72,427	1. 24
7	Citicorp Nominees Pty Limited	71,210	1. 22
8	ANZ Executors & Trustee Company Limited	71,084	1. 22
9	Bond Street Custodians Limited	59,627	1. 02
10	The Australian National University Investment Section	51,282	0. 88
11	Mr Reginald Surtees Geary	50,000	0. 86
12	Catholic Education Office Diocese of Parramatta	49,750	0. 85
13	Invia Custodians Pty Limited	44,882	0. 77
14	National Nominees Limited	40,700	0. 70
15	Questor Financial Services Limited	40,568	0. 70
16	Equity Trustees Limited	36,787	0. 63
17	Truckmate (Australia) Pty Ltd	35,000	0. 60
18	Kerlon Pty Ltd	30,000	0. 51
19	Avanteos Investments Limited	25,677	0. 44
20	Henry Kendall Group Holdings Pty Ltd	25,000	0. 43

The top 20 PERLS III Shareholders hold 1,650,676 shares which is equal to 28.30% of the total shares on issue

Stock Exchange Listing

PERLS III are preference shares issued by Preferred Capital Limited (a wholly-owned subsidiary of the Bank) and are listed on the Australian Stock Exchange under the trade symbol PCAPA, with Sydney being the home exchange. Details of trading activity are published in most daily newspapers.

Range of Shares (PERLS III): 10 August 2007

Range	Number of Shareholders	Percentage Shareholders	Number of Shares	Percentage Issued Capital
1 – 1,000	16,104	96. 47	2,630,173	45. 10
1,001 – 5,000	503	3. 02	1,050,637	18. 01
5,001 – 10,000	44	0. 26	336,346	5. 77
10,001 – 100,000	39	0. 23	1,150,327	19. 72
100,001 and over	3	0. 02	664,798	11. 40
Total	16,693	100. 00	5,832,281	100. 00
Less than marketable parcel of $500	14	0. 08	27	-

Voting Rights

PERLS III do not confer any voting rights in the Bank but if they are exchanged for or convert into ordinary shares or preference shares of the Bank in accordance with their terms of issue, the voting rights of the ordinary or preference shares (as the case may be) will be as set out on pages 254 and 255 respectively for the Bank’s ordinary shares and preference shares.

Commonwealth Bank of Australia Annual Report (US Version) 2007     165

Top 20 Holders of Perpetual Exchangeable Resaleable Listed Securities IV (“PERLS IV”) as at 10 August 2007

Rank	Name of Holder	Number of Shares	%
1	AMP Life Limited	425,000	5. 8
2	J P Morgan Nominees Australia Limited	315,135	4. 3
3	Goldman Sachs JB Were Capital Markets Ltd <Hybrid Portfolio A/C>	250,000	3. 41
4	Cogent Nominees Pty Limited	189,750	2. 59
5	UBS Wealth Management Australia Nominees Pty Ltd	185,458	2. 53
6	RBC Dexia Investor Services Australia Nominees Pty Limited	184,270	2. 52
7	Citicorp Nominees Pty Limited	178,488	2. 44
8	ANZ Nominees Limited	148,451	2. 03
9	Invia Custodian Pty Limited	128,809	1. 76
10	Suncorp General Insurance Ltd	118,000	1. 61
11	Mr Peter Kelvin Rodwell	109,005	1. 49
12	GIO General Ltd	94,500	1. 29
13	National Nominees Limited	89,956	1. 23
14	Secure Investments FIB Pty Ltd	72,500	0. 99
15	DNU Nominees Pty Limited	59,705	0. 82
16	UCA Cash Management Fund Ltd	55,000	0. 75
17	Eastcode Pty Ltd <Van Lieshout F/T A/C>	50,000	0. 68
18	Questor Financial Services Limited	48,547	0. 66
19	Westpearl Pty Ltd	45,000	0. 61
20	Suncorp Custodian Services Pty Limtied	43,500	0. 59

The top 20 PERLS IV Shareholders hold 2,791,074 shares which is equal to 38.10% of the total shares on issue

Stock Exchange Listing

PERLS IV are stapled securities issued by The Commonwealth Bank of Australia and are listed on the Australian Securities Exchange under the trade symbol CBAPB, with Sydney being the home exchange. Details of trading activity are published in most daily newspapers.

Range of Shares (PERLS IV): 10 August 2007

Range	Number of Shareholders	Percentage Shareholders	Number of Shares	Percentage Issued Capital
1 – 1,000	9,437	92. 44	2,190,154	29. 90
1,001 – 5,000	673	6. 59	1,514,618	20. 68
5,001 – 10,000	45	0. 44	367,939	5. 02
10,001 – 100,000	45	0. 44	1,436,240	19. 61
100,001 and over	9	0. 09	1,816,049	24. 79
Total	10,209	100. 00	7,325,000	100. 00
Less than marketable parcel of $500	-	-	-	-

Voting Rights

PERLS IV confer voting rights in the Bank in the following limited circumstances:

•   When dividend payments on the preference shares are in arrears;

•   On proposals to reduce the Bank’s Share Capital;

•   On a proposal that affects rights attached to preference shares;

•   On a resolution to approve the terms of a buy-back agreement;

•   On a proposal to wind up the Bank;

•   On a proposal for the disposal of the whole of the Bank’s property, business and undertaking; and

•   During the winding-up of the Bank.

Further more if PERLS IV convert into ordinary shares of the Bank in accordance with their terms of issue, the voting rights of the ordinary will be as set out on page 164 for the Bank’s ordinary shares.

Trust Preferred Securities

550,000 Trust Preferred Securities were issued on 6 August 2003. Cede & Co is registered as the sole holder of these securities.

700,000 Trust Preferred Securities were issued on 15 March 2006. Cede & Co is registered as the sole holder of these securities.

The Trust Preferred Securities do not confer any voting rights in the Bank but if they are exchanged for or convert into ordinary shares or preference shares of the Bank in accordance with their terms of issue, the voting rights of the ordinary or preference shares (as the case may be) will be as set out on page 164 for the Bank’s ordinary shares and preference shares.

Commonwealth Bank of Australia Annual Report (US Version) 2007     166

Additional Information

Item 10 – Additional Information

Share Capital

Constitution

The Company's corporate organisation and conduct is governed by its Constitution (the Constitution), which was last amended on 5 November 2004.

(1) Company Objects and Purposes

The Company is registered as a public company limited by shares under the Australian Corporations Act 2001 (the Corporations Act) with Australian Business Number 48 123 123 124.

The current Constitution was last amended by shareholders at the annual general meeting held on 5 November 2004. The Constitution does not specify the objects and purposes of the Company. Pursuant to section 124 of the Corporations Act, the Company has the legal capacity and powers of an individual person, as well as all the powers of a body corporate.

(2) Directors Powers and Qualifications

(a)

Unless permitted by the Corporations Act, no director is permitted to vote or be counted in the quorum as a director in respect of any contract or arrangement in which the director has a material personal interest (article 11.8(g)). Subject to the ASX Listing Rules, this prohibition does not apply if the directors pass a resolution stating they are satisfied that the interest should not disqualify the director from considering or voting on the matter (article 11.8(h)). If a quorum of directors is not available to consider such a resolution then, subject to the Corporations Act, the prohibition can be relaxed or suspended by an ordinary resolution passed in a general meeting (section 195(4)).

(b)

Subject to the ASX Listing Rules, the non-executive directors' remuneration is paid by way of fees in such proportion and manner as the directors determine, provided that the aggregate remuneration paid to non-executive directors must not exceed the amount approved from time to time in a general meeting. The directors may approve payment of special remuneration where a director, other than the managing director or an executive director, performs extra services or makes any special exertions for any business or purposes of the Company. In addition, the directors may also be paid an allowance for travelling and other expenses properly incurred by them in attending and returning from meetings or otherwise in connection with the exercise of their powers and the discharge of their duties or the business of the Company (article 11.6).

(c)

The directors may, from time to time, at their discretion, exercise all the powers of the Company to borrow or raise money or charge any property or business of the Company and to issue debentures or give any other security for a debt, liability or obligation of the Company or of any other person (article 12.1(b)). Subject to the Corporations Act, this article could be changed by a special resolution, that is, a resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution (section 136).

(d)

The Constitution does not contain any age limit requirement for the retirement of directors. Similarly, the Corporations Act does not contain any such requirement. The policy of the board of directors of the Company is that a director cannot stand for re-election after attaining the age of 70.

(e)	A director does not need to own shares in the Company as a qualification for office (article 11.3(b)).

(3) Rights, Preferences and Restrictions Attaching to Each Class of Shares

The Company has two classes of shares – ordinary shares and preference shares.

(a) (i)

The rights attached to ordinary shares include the right to dividends in the event that the directors declare a dividend or determine that a dividend is payable, and fix the amount and the time for payment (article 16.1(a)). All dividends declared or payable but unclaimed may be invested by the directors as they think fit for the benefit of the Company until claimed or until required to be dealt with in accordance with any law relating to unclaimed moneys (article 16.5(f)).

(ii)

Subject to the Constitution, the ordinary shareholders have the right to vote in person, by representative, attorney or proxy in a general meeting. On a show of hands each shareholder (regardless of the number of shares held) has one vote. On a poll, each shareholder has one vote for each fully paid ordinary share held. In respect of partly paid shares, the shareholder has a vote equivalent to the proportion which the amount paid up on the shares has to the total issue price of the shares at the date the poll is taken. For the purpose of determining voting entitlements at a general meeting, shares will be taken to be held by those persons recorded in the register of members at the time and the date determined by the directors under regulation 7.11.37 of the Australian Corporations Regulations 2001. One third of current directors (other than the managing director) must retire at each annual general meeting and may be re-elected by ordinary resolution and in accordance with the Constitution (articles 11.1(c) and 11.2(b)).

(b)

The general rights attached to the Company's preference shares are set out in article 3.2 of the Constitution. The specific rights attached to any issue of preference shares will be set out in their terms of issue. The terms of issue may provide for preference shares to be perpetual and exchangeable into ordinary shares in certain circumstances. The Company may not issue shares ranking in priority to any preference shares on issue without prior approval of the holders of those preference shares. There is no right to vote at general meetings except in limited circumstances specified in article 3.2.7. The Trust Preferred Securities issued on 6 August 2003, as described on page 170, are exchangeable in certain circumstances for preference shares of the Company that will rank equally with the preference shares described above. The PERLS II and PERLS III securities issued by subsidiaries of the Company are exchangeable for ordinary shares or preference shares of the Company in the circumstances set out in their terms of issue.

(c)	Dividends are only payable out of the profits of the Company (Corporations Act section 254T).
(d)

In the event of a winding up, ordinary shares rank equally in the division of any surplus. The preference shares rank in priority to ordinary shares for payment of dividends and for a return of capital on a winding up of the Company. If the Company is wound up the liquidator may, with the sanction of a special resolution, divide among the members in kind the whole or any part of the property of the Company and may determine how the division is to be carried out between the members or different classes of members (article 20).

(e)	Shareholders cannot redeem ordinary shares. Preference shares may be redeemable by the Company in accordance with the terms of issue determined by the directors (article 3.2.6).

Commonwealth Bank of Australia Annual Report (US Version) 2007     167

(f)

The directors may issue preference shares with such rights to dividends as set out in article 3.2.3 and as specified in the terms of issue, including a right to cumulative or non-cumulative dividends, and in either case with no additional dividend rights or with additional dividend rights in certain circumstances, or the directors may issue preference shares with no right to dividends. Preference shareholders are entitled to a dividend to be paid in priority to dividends on ordinary shares.

(g)

The holders of fully paid ordinary shares have no further liability to the Company in respect of those shares. Subject to the terms of issue, the holders of partly paid shares are liable to the Company once a call is made for the payment of the unpaid amount (article 4.1).

(h)	There is no provision in the Constitution which discriminates against an existing or prospective shareholder as a result of such shareholder owning a substantial number of shares.

(4) Alteration of rights of shareholders

The rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of three - quarters of the issued shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class (article 2.4(a)).

(5) Meetings

The directors or any director to the extent permitted by the Corporations Act may whenever they think fit convene a general meeting (article 9.1(a)). The rights of members to requisition or to convene a general meeting of the Company are as set out in the Corporations Act (article 9.1(b)).

Subject to the Constitution, the Corporations Act and the ASX Listing Rules, notices of general meetings convened by the directors may be given in a manner determined by the directors (article 17).

At least 28 days' notice must be given of a general meeting (section 249HA of the Corporations Act).

Subject to the Constitution, all shareholders may attend general meetings in person, or be represented by the attendance of a representative, attorney or proxy (who need not be a shareholder of the Company in their own right).

A quorum for a general meeting is 5 voting members personally present (article 10.3).

If a general meeting is convened upon the requisition of members and a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall be dissolved. If the meeting is convened in any other way and a quorum is not present within half an hour, the meeting shall stand adjourned to such day as the directors determine and, if no determination is made, to the same day in the next week at the same time and place and if at the adjourned meeting a quorum is not present within half an hour from the time appointed, the voting members present shall constitute a quorum (article 10.4).

(6) Limitations on the Right to Own Securities

(a)

The Constitution does not impose limitations on the right to own securities except those provisions relating to minimum holdings (known as unmarketable parcels). The Constitution also provides that the directors may decline to register any transfer of shares where this is permitted by the ASX Listing Rules (article 7.3(a)). Relevantly, the ASX Listing Rules allow the company to decline to register a transfer if the transfer may breach an Australian law and the ASX has agreed in writing to the non registration. The directors might also exercise their discretion to refuse to allot shares to a person where the allotment may breach an Australian law. Relevant Australian legislation which impacts on the right to own securities is described below.

(b)	Unmarketable Parcel Rationalisation Scheme

The Constitution contains a scheme whereby the Company can sell the shares of members who hold less than a marketable parcel of shares in the Company as determined by the ASX Listing Rules. The scheme sets out notice requirements that the Company must comply with prior to selling any shares (article 5.4).

(c)	Legislation

The Australian Financial Sector (Shareholdings) Act 1998 restricts ownership by people (together with their associates) of an Australian bank to 15% of the total voting shares outstanding. A shareholder may apply to the Australian Treasurer to extend its ownership beyond 15%, but approval will not be granted unless the Treasurer is satisfied that a holding by that person greater than 15% is in the national interest.

Section 50 of the Australian Trade Practices Act 1974 prohibits an acquisition of shares that would have the effect, or be likely to have the effect, of substantially lessening competition in a substantial market for goods or services, unless the acquisition is authorised by the Australian Competition and Consumer Commission.

The rights of non-resident or foreign shareholders to hold the Company's securities are subject to the Australian Foreign Acquisitions and Takeovers Act 1975. The Treasurer of the Australian Federal Government has the power to prohibit the acquisition of a controlling interest in an Australian company by a foreign person or foreign persons, if the Treasurer is of the opinion that the acquisition would be contrary to the national interest. For this purpose, a shareholding of 15% or more held by a single foreign person (including associates) or 40% or more held by 2 or more foreign persons (including associates) is deemed to constitute a controlling interest.

Commonwealth Bank of Australia Annual Report (US Version) 2007     169

(7) Takeover Limitations

Not applicable.

(8) Disclosure of Share Ownership

The Constitution does not prescribe an ownership threshold above which shareholders must disclose their holding to the Company. However, Part 6C.1 of the Corporations Act imposes disclosure requirements on persons who (together with their associates) acquire or cease to hold a substantial holding (5% or more of the total number of votes attached to voting shares) or change their substantial holding in the Company. The disclosure must be given to the Company and the ASX within the prescribed time

The Company may at any time direct a member within 2 business days of receiving the direction to provide the Company with the name and address of every person who has a relevant interest in any of the shares held by the member, including full details of that interest and of the circumstances that gave rise to that interest. On receiving particulars of a person holding an interest in any shares of the Company (other than as registered holder), the Company may direct that person to provide the Company with full details of that person's interest and of the circumstances that gave rise to that interest (Corporations Act Part 6C.2).

(9) Changes in Share Capital

The Company may reduce its share capital (article 2.2) or buy back shares in accordance with the Australian Corporations Act.

Commonwealth Bank of Australia Annual Report (US Version) 2007     169

Appendix A – Financial Review (AGAAP) for Financial Years 2005, 2004 and 2003

The Group has adopted AIFRS accounting standards for the reporting period beginning 1 July 2004.  As a result the 2007, 2006 and 2005 results appearing elsewhere in this Annual Report have been calculated on an AIFRS basis. The 2005, 2004 and 2003 results included, referred to and incorporated by reference in this Appendix A are stated on a prior Australian GAAP basis (“AGAAP”). Information based on AGAAP is not, and should not be considered to be, comparable to information prepared in accordance with AIFRS.

In order to provide investors with a more complete understanding of the information presented in this Appendix A, the Bank incorporates by reference into this Appendix A the following portions of its Annual Report on Form 20-F on for the fiscal year ended June 30 2005 (File No. 001-02419), which it has filed with the SEC under the U.S. Securities Exchange Act of 1934, as amended: pages 6-10, pages 16-52 and the Group’s audited consolidated Financial Statements (and accompanying notes) at and for the fiscal years ended June 30, 2005 and 2004, included therein. The Bank encourages all investors to refer to such information in connection with their review of this Appendix A.

Year Ended 30 June Group
Selected Consolidated Income Statement Data	2005	2004	2003
	(A$ millions, except where indicated)
Australian GAAP
Interest income	16,194	13,287	11,528
Interest expense	(10,228)	(7,877)	(6,502)
Net interest income	5,966	5,410	5,026
Charge for bad and doubtful debts	(322)	(276)	(305)
Non interest income	6,166	5,282	4,373
Operating expenses (incl Goodwill)	(6,172)	(6,573)	(5,873)
Appraisal value reduction (1)	-	-	(245)
Operating profit before income tax	5,638	3,843	2,976
Income tax expense attributable to operating profit	(1,637)	(1,262)	(958)
Operating profit after income tax	4,001	2,581	2,018
Outside equity interests	(10)	(9)	(6)
Net Income	3,991	2,572	2,012

Dividend declared ($)	1,434	1,315	1,066
Weighted average number of shares (basic) (M)	1,273	1,256	1,253
Earnings per share, basic (cents)	303. 1	196. 9	157. 4
Earnings per share, fully diluted (cents)	303. 0	196. 8	157. 3
Dividends per share (cents)	197	183	154
Dividends payout ratio (%) (2)	65. 2	93. 5	97. 7

(1) Appraisal value adjustment relating to life insurance business for Financial Year 2003 was a reduction and has been disclosed as an expense. For Financial Year 2004 ($201 million), and 2002 ($477 million), appraisal value adjustments were uplifts have been included in non interest income.

(2) Dividends divided by earnings.

170     Commonwealth Bank of Australia Annual Report (US Version) 2007

Year Ended 30 June Group
Consolidated Balance Sheet Data	2005	2004	2003
	(A$ millions, except where indicated)
Australian GAAP
Assets
Cash and liquid assets	5,715	6,453	5,575
Receivables due from other financial institutions	6,205	8,369	7,066
Trading securities	14,628	14,896	10,435
Investment securities	10,272	11,447	11,036
Loans, advances and other receivables	217,516	189,391	160,347
Bank acceptances of customers	16,786	15,019	13,197
Insurance investment assets	27,837	28,942	27,835
Deposits with regulatory authorities	45	38	23
Property, plant and equipment	1,344	1,204	821
Investments in associates	52	239	287
Intangible assets	4,394	4,705	5,029
Other assets	24,241	25,292	23,459
Total Assets	329,035	305,995	265,110
Liabilities
Deposits and other public borrowings	168,029	163,177	140,974
Payables due to other financial institutions	8,023	6,641	7,538
Bank acceptances	16,786	15,019	13,197
Provision for dividend	14	14	12
Income tax liability	1,550	811	876
Other provisions	881	997	819
Insurance policy liabilities	24,694	24,638	23,861
Debt issues	58,621	44,042	30,629
Bills payable and other liabilities	18,086	19,140	19,027
Total Liabilities	296,684	274,479	236,933

Loan capital (1)	6,291	6,631	6,025
Total liabilities and loan capital	302,975	281,110	242,958
Net Assets	26,060	24,885	22,152

Total Shareholders’ Equity (2)	26,060	24,885	22,152
Preference share capital	687	687	687
Other equity instruments	1,573	737	-
Total Shareholders’ Equity excluding hybrid financial instruments	23,800	23,461	21,465

(1) Represents interest bearing liabilities qualifying as regulatory capital (2) Includes minority interests.

Commonwealth Bank of Australia Annual Report (US Version) 2007     171

	Year Ended 30 June
Consolidated Ratios and Operating Data	2005	2004	2003
	(A$ millions, except where indicated)
Australian GAAP
Profitability
Net interest margin (%) (1)	2. 45	2. 53	2. 67
Interest spread (%) (2)	2. 11	2. 22	2. 40
Return on average Shareholders’ Equity (%) (3)	15. 67	13. 00	10. 73
Return on average total assets (%) (4)	1. 26	0. 90	0. 78

Productivity
Ratio of earnings to fixed charges (5)	1. 4	1. 5	1. 4

Capital Adequacy (at year end)
Risk weighted assets	189,559	169,321	146,808
Tier One capital	14,141	12,588	10,213
Tier Two capital	6,087	6,658	6,177
Total capital (6)	18,479	17,355	14,276
Tier One capital/risk weighted assets (%)	7. 46	7. 43	6. 96
Tier Two capital/risk weighted assets (%)	3. 21	3. 93	4. 21
Total capital/risk weighted assets (%)	9. 75	10. 25	9. 73
Average Shareholders’ Equity/average total assets (%)	8. 03	8. 24	8. 39

(1) Net interest income divided by average interest earning assets for the year.

(2) Difference between the average interest rate earned and the average interest rate paid on funds.

(3) Calculations based on operating profit after tax and outside equity interests applied to average Shareholders' Equity and average total assets respectively.

(4) Net profit before tax and fixed charges (interest expense and rental costs) divided by fixed charges.

(5) Represents Tier One capital and Tier Two capital less deductions under statutory guidelines imposed by the Reserve Bank of Australia.

Commonwealth Bank of Australia Annual Report (US Version) 2007     172

	Year Ended 30 June
Consolidated Ratios and Operating Data	2005	2004	2003
	(A$ millions, except where indicated)
Australian GAAP
Asset Quality Data (1)
Non accrual loans (2)	395	363	665
Total impaired assets (3)	376	340	639
Specific provision for impairment (4)	157	143	205
General provision for impairment	1,390	1,393	1,325
Net impaired assets (net of interest reserved)	219	197	434
Total provisions for impairment/average credit risk (%) (5)	0. 5	0. 6	0. 7
Charge for bad and doubtful debts/average credit risk (%) (5)	0. 1	0. 1	0. 1
Gross impaired assets/credit risk (%) (6)	0. 1	0. 1	0. 3
Net impaired assets/total Shareholders’ Equity (%)	0. 8	0. 8	2. 0
General provision for impairment/risk weighted assets (%)	0. 7	0. 8	0. 9

(1) All impaired asset balances and ratios are net of interest reserved.

(2) Non accrual facilities comprise any credit risk exposure where a specific provision for impairment has been raised, or is maintained on a cash basis because of significant deterioration in the financial position of the borrower, or where loss of principal or interest is anticipated.

(3) Total impaired assets comprise non accrual loans, restructured loans, Other Real Estate Owned (OREO) assets and Other Assets Acquired Through Security Enforcement (OAATSE).

(4) Specific provisions for impairment include provisions raised against Off-Balance Sheet credit risk.

(5) Average credit risk is based on gross credit risk less unearned income. Averages are based on current and previous year end balances.

(6) Gross credit risk less unearned income.

Commonwealth Bank of Australia Annual Report (US Version) 2007     173

	Group
Financial Summary Australian GAAP	2005 $M	2004 $M	2003 $M
Income Statement
Net interest income	5,966	5,410	5,026
Other operating income	5,388	5,081	4,373
Total operating income	11,354	10,491	9,399
Bad debts expense	322	276	305
Operating expenses:
Comparable business	5,697	5,500	5,312
Initiatives including Which new Bank	150	749	239
Total operating expenses	5,847	6,249	5,551
Net profit before income tax	5,185	3,966	3,543
Corporate tax expense	(1,637)	(1,262)	(958)
Outside equity interests	(10)	(9)	(6)
Net profit after tax (“cash basis”)	3,538	2,695	2,579
Appraisal value uplift/(reduction)	778	201	(245)
Goodwill amortisation	(325)	(324)	(322)
Operating profit after income tax attributable to members of the Bank	3,991	2,572	2,012

Contributions to profit (after tax)
Net profit after income tax (“cash basis”)	3,538	2,695	2,579
Goodwill amortisation	(325)	(324)	(322)
Appraisal value uplift/(reduction)	778	201	(245)
Net profit after income tax	3,991	2,572	2,012

Balance Sheet
Loans, advances and other receivables	217,516	189,391	160,347
Total assets	329,035	305,995	265,110

Deposits and other public borrowings	168,029	163,177	140,974
Total liabilities	302,975	281,110	242,958

Shareholders’ Equity	24,271	22,405	20,024
Net tangible assets	19,877	17,700	14,995

Risk weighted assets	189,559	169,321	146,808

Average interest earning assets	243,948	214,187	188,270
Average interest bearing liabilities	225,592	197,532	174,737

Assets (On-Balance Sheet)
Australia	271,596	252,652	221,248
New Zealand	41,650	35,059	27,567
Other	15,789	18,284	16,295
Total Assets	329,035	305,995	265,110

Commonwealth Bank of Australia Annual Report (US Version) 2007     174

	Group
Financial Summary Australian GAAP (continued)	2005	2004	2003
Shareholder Summary
Dividends per share (cents) – fully franked	197	183	154
Dividends cover (times) – statutory	1. 5	1. 1	0. 9
Dividends cover (times) – cash	1. 4	1. 1	1. 3
Earnings per share (cents)
Basic
Statutory	303. 1	196. 9	157. 4
Cash basis (1)	267. 6	206. 6	202. 6
Fully diluted
Statutory	303. 0	196. 8	157. 3
Cash basis (1)	267. 5	206. 5	202. 5
Dividend payout ratio (%) (2)
Statutory	65. 2	93. 5	97. 7
Cash basis (1)	73. 9	89. 1	75. 9
Net tangible assets per share ($)	13. 8	12. 2	11. 4
Weighted average number of shares (basic) (M)	1,273	1,256	1,253
Weighted average number of shares (fully diluted) (M)	1,274	1,257	1,254
Number of shareholders	704,906	714,901	746,073
Share prices for the year ($)
Trading high	38. 52	33. 54	32. 75
Trading low	28. 79	27. 00	23. 05
End (closing price)	37. 95	32. 58	29. 55

Performance Ratios (%)
Return on average Shareholders’ Equity (3) (4)
Statutory	18. 3	12. 5	10. 5
Cash basis (1)	16. 0	12. 7	13. 1
Return on average total assets (3)
Statutory	1. 3	0. 9	0. 8
Cash basis (1)	1. 1	0. 9	1. 0
Capital adequacy – Tier One	7. 46	7. 43	6. 96
Capital adequacy – Tier Two	3. 21	3. 93	4. 21
Deductions	(0. 92)	(1. 11)	(1. 44)
Capital adequacy – Total	9. 75	10. 25	9. 73
Net interest margin	2. 45	2. 53	2. 67

Other Information (numbers)
Full time staff equivalent (5)	35,313	36,296	35,845
Branches/services centres (Australia)	1,006	1,012	1,014
Agencies (Australia)	3,864	3,866	3,893
ATMs (proprietary)	3,154	3,109	3,116
EFTPOS terminals	137,240	126,049	129,259
EzyBanking locations	841	815	760

(1) “Cash basis” for the purpose of these Financial Statements is defined as net profit after tax and before, goodwill amortisation and life insurance and funds management appraisal value uplift.

(2) Dividends paid divided by earnings less preference dividends.

(3) Calculations based on operating profit after tax and outside equity interests applied to average Shareholders’ Equity/average total assets.

(4) 2005, 2004 and 2003 Shareholders’ Equity includes retained earnings before provision for final dividend of $1,434 million, $1,315 million and $1,066 million respectively. Prior periods’ return on average Shareholders’ Equity – cash basis has been restated to exclude the provision for final dividend.

(5) Staff numbers include all permanent full time staff, part time staff equivalents and external contractors employed by third party agencies.

Commonwealth Bank of Australia Annual Report (US Version) 2007     175

Appendix B – Additional Historical (AGAAP) Information

The Group has adopted AIFRS accounting standards for the reporting period beginning 1 July 2004.  As a result the 2007, 2006 and 2005 results appearing elsewhere in this Annual Report have been calculated on an AIFRS basis. The 2005, 2004 and 2003 results included, referred to and incorporated by reference in this Appendix B are stated on a prior Australian GAAP basis ("AGGAP").  Information based on AGAAP is not, and should not be considered to be, comparable to information prepared in accordance with AIFRS.

In order to provide investors with a more complete understanding of the information presented in this Appendix B, the Bank incorporates by reference into this Appendix B the following portions of its Annual Report on Form 20-F for the fiscal year ended June 30, 2006 (File No. 001-02419), which it has filed with the SEC under the U.S. Securities Exchange Act of 1934, as amended and the Group’s audited consolidated Financial Statements (and accompanying notes) at and for the fiscal years ended June 30, 2005 and 2004 included therein. The Bank encourages all investors to refer to such information in connection with their review of this Appendix B.

Average Balances and Related Interest

The following table lists the major categories of interest earning assets and interest bearing liabilities of the Group together with the respective interest earned or paid and the average interest rate for the year ended 30 June 2004. Averages used were predominately daily averages.

The overseas component comprises overseas branches of the Bank and overseas domiciled controlled entities. Overseas intragroup borrowings have been adjusted in the interest spread and margin calculations to more appropriately reflect the overseas cost of funds. Non-accrual loans were included in interest earning assets under loans, advances and other receivables.

	Group Full Year Ended 2004
Average Interest Earning Assets and Income	Average Balance $M	Interest $M	Average Rate %
Cash and liquid assets:
Australia	4,027	181	4. 5
Overseas	868	17	2. 0
Receivables due from other financial institutions:
Australia	3,382	32	0. 9
Overseas	3,776	150	4. 0
Deposits with regulatory authorities:
Australia	-	-	-
Overseas	62	-	-
Trading securities:
Australia	9,682	444	4. 6
Overseas	3,445	156	4. 5
Investment securities:
Australia	4,411	298	6. 8
Overseas	8,440	310	3. 7
Loans, advances and other receivables:
Australia	149,487	9,927	6. 6
Overseas	26,607	1,772	6. 7
Other interest earning assets	-	-	-
Intragroup loans:
Australia	-	-	-
Overseas	4,102	17	0. 4
Average interest earning assets and interest income including intragroup	218,289	13,304	6. 1
Intragroup eliminations	(4,102)	(17)	0. 4
Total average interest earning assets and interest income	214,187	13,287	6. 2

Average Non-Interest Earning Assets
Bank acceptances
Australia	13,877
Overseas	1
Life insurance investment assets
Australia	24,430
Overseas	4,120
Property, plant and equipment
Australia	792
Overseas	161
Other assets
Australia	29,452
Overseas	2,264
Provisions for impairment
Australia	(1,411)
Overseas	(150)
Total average non-interest earning assets	73,536
Total average assets	287,723
Percentage of total average assets applicable to overseas operations (%)	18. 7

176     Commonwealth Bank of Australia Annual Report (US Version) 2007

Average Balances and Related Interest (continued)
	Group Full Year Ended 2004
Average Interest Bearing Liabilities and Loan Capital and Interest Expense	Average Balance $M	Interest $M	Average Rate %
Time deposits
Australia	57,186	2,683	4. 7
Overseas	15,963	1,062	6. 7
Savings deposits
Australia	31,178	514	1. 6
Overseas	3,028	105	3. 5
Other demand deposits
Australia	39,044	1,499	3. 8
Overseas	3,432	86	2. 5
Payables due to other financial institutions
Australia	1,916	35	1. 8
Overseas	5,042	125	2. 5
Debt issues
Australia	21,885	1,292	5. 9
Overseas	12,855	213	1. 7
Loan capital
Australia	5,793	255	4. 4
Overseas	210	8	3. 8
Other interest bearing liabilities	-	-	-
Intragroup borrowings
Australia	4,102	17	0. 4
Overseas	-	-	-
Average interest bearing liabilities and loan capital and interest expense including intragroup	201,634	7,894	3. 9
Intragroup eliminations	(4,102)	(17)	0. 4
Total average interest bearing liabilities and loan capital and interest expense	197,532	7,877	4. 0

Non-Interest Bearing Liabilities
Deposits not bearing interest
Australia	5,112
Overseas	1,059
Liabilities on bank acceptances
Australia	13,877
Overseas	1
Insurance policy liabilities
Australia	20,658
Overseas	3,548
Other liabilities
Australia	20,655
Overseas	3,131
Total average non-interest bearing liabilities	68,041
Total average liabilities and loan capital	265,573
Shareholders’ Equity	22,150
Total average liabilities, loan capital and Shareholders’ Equity	287,723
Percentage of total average liabilities (%)	18. 2

Commonwealth Bank of Australia Annual Report (US Version) 2007     177

Average Balances and Related Interest (continued)
	Group June 2005 vs June 2004
Changes in Net Interest Income: Volume and Rate Analysis	Changes due to
	Volume $M	Rate $M	Total $M
Interest Earning Assets
Cash and liquid assets
Australia	(14)	11	(3)
Overseas	4	(1)	3
Receivables due from other financial institutions
Australia	(21)	50	29
Overseas	(1)	19	18
Trading securities
Australia	91	68	159
Overseas	19	7	26
Investment securities
Australia	(44)	42	(2)
Overseas	4	113	117
Loans, advances and other receivables
Australia	1,473	432	1,905
Overseas	521	134	655
Other interest earning assets	-	-	-
Intragroup loans
Australia	-	-	-
Overseas	17	58	75
Changes in interest income including intragroup	1,984	998	2,982
Intragroup eliminations	(17)	(58)	(75)
Changes in interest income	1,911	996	2,907

Interest Bearing Liabilities and Loan Capital
Time deposits
Australia	228	272	500
Overseas	125	169	294
Savings deposits
Australia	2	70	72
Overseas	(4)	18	14
Other demand deposits
Australia	86	68	154
Overseas	42	38	80
Payables due to other financial institutions
Australia	(5)	20	15
Overseas	36	46	82
Debt issues
Australia	773	30	803
Overseas	82	167	249
Loan capital
Australia	(12)	78	66
Overseas	22	-	22
Other interest bearing liabilities	-	-	-
Intragroup borrowings
Australia	17	58	75
Overseas	-	-	-
Changes in interest expense including intragroup	1,246	1,180	2,426
Intragroup eliminations	(17)	(58)	(75)
Changes in interest expense	1,196	1,155	2,351
Changes in net interest income	740	(184)	556

Commonwealth Bank of Australia Annual Report (US Version) 2007     178

Average Balances and Related Interest (continued)
Changes in Net Interest Income: Volume and Rate Analysis

The preceding table shows the movement in interest income and expense due to changes in volume and changes in interest rates. Volume variances reflect the change in interest from the prior period due to movement in the average balance. Rate variance reflects the change in interest from the prior year due to changes in interest rates.

Volume and rate variance for total interest earning assets and liabilities have been calculated separately (rather than being the sum of the individual categories).

Group
Reconciliation of Net Interest Margin	2004 $M
Net interest income	5,410
Average interest earning assets	214,187

Interest Margins and Spreads

Interest spread represents the difference between the average interest rate earned and the average interest rate paid on funds.

Interest margin represents net interest income as a percentage of average interest earning assets. The calculations for Australia and Overseas include intragroup cross border loans/borrowings and associated interest.

Group
Geographical analysis of key categories	2004%
Australia
Interest spread (1)	2. 46
Benefit of net free liabilities, provisions and equity (2)	0. 22
Australia interest margin (3)	2. 68

Overseas
Interest spread (1)	1. 18
Benefit of net free liabilities, provisions and equity (2)	0. 56
Overseas interest margin (3)	1. 74

Group
Interest spread (1)	2. 22
Benefit of net free liabilities, provisions and equity (2)	0. 31
Group interest margin (3)	2. 53

(1) Difference between the average interest rate earned and the average interest rate paid on funds.

(2) A portion of the Group’s interest earning assets is funded by net interest free liabilities and Shareholders’ Equity. The benefit to the Group of these interest free funds is the amount it would cost to replace them at the average cost of funds.

(3) Net interest income divided by average interest earning assets for the year.

Commonwealth Bank of Australia Annual Report (US Version) 2007     179

Investment Securities
Group
Investment Securities	2004 $M
Australia
Listed:
Australian Public Securities:
Commonwealth and States	2,209
Bills of exchange	30
Other Securities and equity investments	444
Unlisted:
Australian Public Securities:
Local and semi-government	80
Medium term notes	448
Other securities and equity investments	611
Total Australia	3,822
Overseas
Listed:
Government securities	758
Certificates of deposit	1,242
Eurobonds	792
Medium term notes	425
Floating rate notes	732
Other securities	377
Unlisted:
Government securities	137
Eurobonds	155
Medium term notes	1,200
Floating rate notes	709
Preference shares	744
Other securities and equity investments	354
Total Overseas	7,625
Total Investment Securities	11,447

Commonwealth Bank of Australia Annual Report (US Version) 2007     180

Investment Securities (continued)
The following table sets out the gross unrealised gains and losses of the Group’s investment securities.

	Group At 30 June 2004
Gross Unrealised Gains and Losses of Group	Amortised Cost $M	Gross Unrealised Gains $M	Gross Unrealised Losses $M	Fair Value $M
Australia
Australian Public Securities:
Commonwealth and States	2,289	46	7	2,328
Bills of exchange	30	-	-	30
Medium term notes	448	1	-	449
Other securities and equity investments (1)	1,055	11	32	1.034
Total Australia	3,822	58	39	3.841
Overseas
Government securities	895	3	1	897
Certificates of deposit	1,242	-	19	1,223
Eurobonds	947	36	-	983
Medium term notes	1,625	-	3	1,622
Floating rate notes	1,441	1	-	1,442
Preference shares	744	-	-	744
Other securities and equity investments	731	7	-	738
Total Overseas	7,625	47	23	7,649
Total Investment Securities	11,447	105	62	11,490

(1) Equity derivatives were in place to hedge equity market risk in respect of structured equity products for customers. There were $31 million of net deferred gains on these contracts which offset the above unrealised losses. At the end of the financial year there were no net deferred gains or losses included in the amortised cost value.

Investment securities were carried at cost or amortised cost and were purchased with the intent of being held to maturity. The investment portfolio was managed in the context of the full Balance Sheet of the Group.

Commonwealth Bank of Australia Annual Report (US Version) 2007     181

Provisions for Impairment
		Group
	2004 $M	2003 $M
General Provisions
Opening balance	1,325	1,356
Charge against profit	276	305
Acquired provisions, including fair value adjustments	-	-
Transfer to specific provisions	(202)	(350)
Bad debts recovered	79	74
Adjustments for exchange rate fluctuations and other items	2	(9)
	1,480	1,376
Bad debts written off	(87)	(51)
Closing balance	1,393	1,325

Specific Provisions
Opening balance	205	270
Charge against profit	-	-
Acquired provisions, including fair value adjustments	-	-
Transfer from collective provisions for:
New and increased provisioning	264	416
Less write-back of provisions no longer required	(62)	(66)
Net transfer	202	350
Adjustment for exchange rate fluctuations and other items	3	(11)
	410	609
Bad debts written off	(267)	(404)
Closing balance	143	205
Total provisions for impairment	1,536	1,530
Specific provisions for impairment comprise the following segments:
Provisions against loans and advances	143	205
Provisions for diminution	-	-
Total	143	205

Provision Ratios	%	%
Specific provisions for impairment as a % of gross impaired assets net of interest reserved	42. 06	32. 08
Total provisions for impairment as % of gross impaired assets net of interest reserved	451. 76	239. 44
General provisions as % of risk weighted assets	0. 82	0. 91

	$M	$M
Charge to profit and loss and doubtful debt comprises
General provisions	276	305
Specific provisions	-	-
Total charge for bad and doubtful debts	276	305

Ratio of net charge-offs during the period to average gross loans, advances and other receivables outstanding during the period (%)	0. 16	0. 19

Commonwealth Bank of Australia Annual Report (US Version) 2007     182

Provisions for Impairment (continued)
		Group
		2004 $M
Total charge for bad and doubtful debts		276
The charge is required for:
Specific provisioning
New and increased provisioning		264
Less provisions no longer required		(62)
Net specific provisioning		202
Provided from general provision		(202)
Charge to profit and loss		-
General Provisioning
Direct write-offs		87
Recoveries of amounts previously written off		(79)
Movement in general provision		66
Funding of specific provisions		202
Charge to profit and loss		276
Total charge for bad and doubtful		276

Specific Provisions for Impairment by Industry Category The following table sets out the Group’s specified provisions for impairment by industry category as at 30 June 2003 and 2004.
		Group
	2004 $M	2003 $M
Australia
Government and public authorities	-	-
Agriculture, forestry and fishing	2	3
Financial, investment and insurance	1	2
Real estate
Mortgage (1)	6	6
Construction (2)	4	-
Personal	38	36
Lease financing	3	4
Other commercial and industrial	74	112
Total Australia	128	163
Overseas
Government and public authorities	-	10
Agriculture, forestry and fishing	-	1
Financial, investment and insurance	-	-
Real estate
Mortgage (1)	6	7
Construction (2)	-	-
Personal	8	4
Lease financing	-	-
Other commercial and industrial	1	20
Total Overseas	15	42
Total individually assessed provisions	143	205

(1) Principally owner occupied housing. (2) Primarily financing real estate and land development projects.

Commonwealth Bank of Australia Annual Report (US Version) 2007     183

Provisions for Impairment (continued) Bad Debts Written Off by Industry Category The following table sets out the Group’s bad debts written off for Financial Years ended 30 June 2003 and 2004.
	Year Ended 30 June Group
	2004 $M	2003 $M
Bad Debts Written Off
Australia
Government and public authorities	-	-
Agriculture, forestry and fishing	2	4
Financial, investment and insurance	6	26
Real estate:
Mortgage (1)	5	8
Construction (2)	1	-
Personal	228	209
Lease financing	8	11
Other commercial and industrial	75	171
Total Australia	325	429
Overseas
Government and public authorities	6	-
Agriculture, forestry and fishing	-	-
Financial, investment and insurance	1	16
Real estate:
Mortgage (1)	1	2
Construction (2)	-	-
Personal	7	7
Lease financing	-	-
Other commercial and industrial	14	1
Total Overseas	29	26
Gross Bad Debts written off	354	455

Bad Debts Recovered
Australia	73	57
Overseas	6	17
Total Bad Debts Recovered	79	74
Net Bad Debts written off	275	381

(1) Principally owner occupied housing. (2) Primarily financing real estate and land development projects.

Commonwealth Bank of Australia Annual Report (US Version) 2007     184

Provisions for Impairment (continued) Bad Debts Recovered by Industry Category The following table sets out the Group’s bad debts recovered for Financial Years ended 30 June 2003 and 2004.
	Year Ended 30 June Group
	2004 $M	2003 $M
Bad Debts Recovered
Australia
Government and public authorities	-	-
Agriculture, forestry and fishing	5	1
Financial, investment and insurance	1	4
Real estate:
Mortgage (1)	1	-
Construction (2)	-	-
Personal	50	38
Lease financing	3	2
Other commercial and industrial	13	12
Total Australia	73	57
Overseas
Government and public authorities	-	-
Agriculture, forestry and fishing	-	-
Financial, investment and insurance	1	1
Real estate:
Mortgage (1)	-	-
Construction (2)	-	-
Personal	4	4
Lease financing	-	-
Other commercial and industrial	1	12
Total Overseas	6	17
Total Bad Debts Recovered	79	74

(1) Principally owner occupied housing. (2) Primarily financing real estate and land development projects.

Commonwealth Bank of Australia Annual Report (US Version) 2007     185

Credit Risk Management

Total Gross Credit Risk by Industry The following table sets out the Group’s total gross credit risk by industry as at 30 June 2003 and 2004.
		Group
Industry	2004 $M	2003 $M
Australia
Government and public authorities	5,672	5,810
Agriculture, forestry and fishing	5,616	5,100
Financial, investment and insurance	26,301	19,867
Real estate:
Mortgage (1)	110,209	91,956
Construction (2)	3,619 (4)	2,722
Personal	13,839 (4)	12,327
Lease financing	4,963	5,264
Other commercial and industrial	56,537 (4)	51,469
Total Australia	226,756	194,515
Overseas
Government and public authorities	2,307	1,709
Agriculture, forestry and fishing	3,277	2,278
Financial, investment and insurance	22,098	14,828
Real estate:
Mortgage (1)	17,722	13,428
Construction (2)	258 (4)	210
Personal	420	1,391
Lease financing	175	197
Other commercial and industrial	5,894 (4)	9,080
Total Overseas	52,151	43,121

Total Gross Credit Risk	278,907	237,636
Less unearned income	(1,410)	(1,310)
Total Credit Risk	277,497	236,326

Charge for Bad and doubtful debts	276	305
Loss Rate (%) (3)	0. 10	0. 13

(1) Principally owner occupied housing.

(2) Primarily financing real estate and land development projects.

(3) The loss rate is the charge as a percentage of the credit risk.

(4) Certain of these loans have been reclassified consistent with prior years

Commonwealth Bank of Australia Annual Report (US Version) 2007     186

Credit Risk Management (continued)
The following table sets out the Group’s credit risk by industry and asset class as at 30 June 2004.

	Trading Securities $M	Investment Securities $M	Loans Advances and Other Receivables $M	Bank Acceptances of customers $M	Contingent Liabilities $M	Derivatives $M	Total $M
Australia
Government and public authorities	1,735	2,289	1,132	11	437	68	5,672
Agriculture, forestry and fishing	-	-	3,925	1,517	65	109	5,616
Financial, investment and insurance	6,664	-	3,693	684	1,186	9,160	21,387
Real estate:
Mortgage (1)	-	-	104,883	-	5,326	-	110,209
Construction (2)	-	-	2,626	302	642	49	3,619
Personal	-	-	13,389	333	116	1	13,839
Lease financing	-	-	4,963	-	-	-	4,963
Other commercial and industrial	2,911	1,533	27,167	12,172	5,956	6,798	56,537
Total Australia	11,310	3,822	161,778	15,019	13,728	16,185	221,842
Overseas
Government and public authorities	1,050	902	182	-	98	37	2,269
Agriculture, forestry and fishing	-	-	3,277	-	-	-	3,277
Financial, investment and insurance	2,058	5,592	5,857	-	1,733	3,403	18,643
Real estate:
Mortgage (1)	-	-	16,967	-	755	-	17,722
Construction (2)	-	-	257	-	1	-	258
Personal	-	-	415	-	2	3	420
Lease financing	-	-	175	-	-	-	175
Other commercial and industrial	478	1,131	3,487	-	551	247	5,894
Total Overseas	3,586	7,625	30,617	-	3,140	3,690	48,658
Gross Balances	14,896	11,447	192,395	15,019	16,868	19,875	270,500

Other Risk Concentrations
Receivables due from other financial institutions							8,369
Deposits with regulatory authorities							38
Total Gross Credit Risk							278,907

(1) Principally owner occupied housing. (2) Primarily financing real estate and land development projects.

Commonwealth Bank of Australia Annual Report (US Version) 2007     187

Credit Risk Management (continued)
The following table sets out the Group’s impaired asset position by industry and status as at 30 June 2004.

Industry	Total Risk $M	Impaired Assets $M	Provisions for Impairment $M	Write-offs $M	Recoveries $M	Net Write-offs $M
Australia
Government and public authorities	5,672	-	-	-	-	-
Agriculture, forestry and fishing	5,616	19	2	2	(5)	(3)
Financial, investment and insurance	21,387	6	1	6	(1)	5
Real estate:
Mortgage (1) (3)	110,209	-	6	5	(1)	4
Construction (2)	3,619	15	4	1	-	1
Personal	13,839	6	38	228	(50)	178
Lease financing	4,963	5	3	8	(3)	5
Other commercial and industrial (3)	56,537	294	74	75	(13)	62
Total Australia	221,842	345	128	325	(73)	252
Overseas
Government and public authorities	2,269	-	-	6	-	6
Agriculture, forestry and fishing	3,277	-	-	-	-	-
Financial, investment and insurance	18,643	5	-	1	(1)	-
Real estate:
Mortgage (1)	17,722	11	6	1	-	1
Construction (2)	258	-	-	-	-	-
Personal	420	1	8	7	(4)	3
Lease financing	175	-	-	-	-	-
Other commercial and industrial	5,894	1	1	14	(1)	13
Total Overseas	48,658	18	15	29	(6)	23
Gross Balances	270,500	363	143	354	(79)	275

Other Risk Concentrations
Receivables due from other financial institutions	8,369
Deposits with regulatory authorities	38
Total Gross Credit Risk	278,907

(1) Principally owner occupied housing. (2) Primarily financing real estate and land development projects. (3) Certain of these loans have been reclassified for consistency.

Large Exposures

Concentrations of exposure to any debtor or counterparty group are controlled by a large credit exposure policy. All exposures outside the policy are approved by the Board Risk Committee.

The following table shows the aggregated number of the Bank’s counterparty Corporate and Industrial exposures (including direct and contingent exposures) which individually were greater then 5% of the Group’s capital resources (Tier One and Tier Two capital):

	2004 Number	2003 Number
5% to less than 10% of Group’s capital resources	1	-
10% to less than 15% of Group’s capital resources	-	-

Commonwealth Bank of Australia Annual Report (US Version) 2007     188

Credit Risk Management (continued)

Credit Portfolio Receivables by Industry

The following table sets out the distribution of the Group’s loans, advances and other receivables (excluding bank acceptances) by industry at 30 June 2003 and 2004.

Industry	2004 $M	2003 $M
Australia
Government and public authorities	1,132	1,505
Agriculture, forestry and fishing	3,925	3,677
Financial, investment and insurance	3,693	2,024
Real estate:
Mortgage (1)	104,883	87,592
Construction (2)	2,626	1,701
Personal	13,389	11,972
Lease financing	4,963	5,264
Other commercial and industrial	27,167	26,449
Total Australia	161,778	140,184
Overseas
Government and public authorities	182	222
Agriculture, forestry and fishing	3,277	2,278
Financial, investment and insurance	5,857	3,210
Real estate:
Mortgage (1)	16,967	12,611
Construction (2)	257	209
Personal	415	1,391
Lease financing	175	197
Other commercial and industrial	3,487	2,959
Total Overseas	30,617	23,077
Gross loans, Advances and Other Receivables	192,395	163,261

Provisions for bad and doubtful debts, unearned income, interest reserved and unearned tax remissions on leveraged leases (3)	(3,004)	(2,914)
Net Loans, Advances and Other Receivables	189,391	160,347

(1) Principally owner occupied housing. (2) Primarily financing real estate and land development projects. (3) Interest reserved not recognised under AIFRS from 1 July 2005.

Commonwealth Bank of Australia Annual Report (US Version) 2007     189

Asset Quality
		Group
		2004%
Impaired Asset Ratios
Gross impaired asset ratios net of interest reserved as a % of risk weighted assets		0. 20
Net impaired assets as % of:
Risk weighted assets		0. 12
Total Shareholders’ Equity		0. 79

Impaired Assets The following table sets out the Group’s impaired assets as at 30 June 2003 and 2004.
	At 30 June
		Group
	2004 $M	2003 $M
Australia
Non-Performing loans:
Gross balances	345	545
Less interest reserved	(23)	(25)
Gross balances (net of interest reserved)	322	520
Less provisions for impairment	(128)	(163)
Net Non-Accrual Loans	194	357

Restructured loans:
Gross balances	-	-
Less interest reserved	-	-
Gross balances (net of interest reserved)	-	-
Less specific provisions	-	-
Net Restructured Loans	-	-

Assets Acquired Through Security Enforcement (AATSE):
Gross balances	-	-
Less provisions for impairment	-	-
Net AATSE	-	-
Net Australian Impaired assets	194	357

Overseas
Non-Performing loans
Gross balances	18	120
Less interest reserved	-	(1)
Gross balances (net of interest reserved)	18	119
Less provisions for impairment	(15)	(42)
Net Non-Accrual Loans	3	77

Restructured loans:
Gross balances	-	-
Less interest reserved	-	-
Gross balances (net of interest reserved)	-	-
Less specific provisions	-	-
Net Restructured Loans	-	-

Asset Acquired Through Security Enforcement (AATSE)
Gross Balance	-	-
Less provisions for impairment	-	-
Net AATSE	-	-
Net overseas impaired assets	3	77

Total Net Impaired Assets	197	434

Commonwealth Bank of Australia Annual Report (US Version) 2007     190

Asset Quality (continued) Movement in Impaired Asset Balances The following table provides an analysis of the movement in the gross impaired asset balances for Financial Years 2003 and 2004.
	Year Ended 30 June Group
Gross Impaired Assets	2004 $M	2003 $M
Gross impaired assets at beginning of period	665	943
New and increased	532	617
Balances written off	(278)	(456)
Returned to performing or repaid	(556)	(439)
Gross Impaired Assets at Period End	363	665

The following amounts comprising loans less than $250,000 are reported in accordance with regulatory returns to APRA. They are not classified as impaired assets and therefore not included within the above impaired assets summary.

	Year Ended 30 June Group
Loans Performing Past Due 90 Days or More	2004 $M	2003 $M
Housing loans	168	157
Other loans	78	91
Total Loans Performing Past Due	246	248

	Year Ended 30 June Group
Net Interest Forgone on Impaired Assets	2004 $M	2003 $M
Australia non-accrual facilities	10	15
Overseas non-accrual facilities	-	3
Total Interest Forgone	10	18

	Year Ended 30 June Group
Interest Taken to Profit on Impaired Assets	2004 $M	2003 $M
Australia
Non-accrual facilities	11	26
Restructured facilities	-	-
Overseas
Non-accrual facilities	3	4
Other real estate owned	-	-
Total Interest Taken to Profit	14	30

Commonwealth Bank of Australia Annual Report (US Version) 2007     191

Debt Issues
Group
2004 $M
Short Term Debt Issues	20,401
Long Term Debt Issues	23,641
Total Debt Issues	44,042

Short Term Debt Issues
AUD Promissory Notes	1,450
AUD Bank Bills	490
US Commercial Paper	9,381
Euro Commercial Paper	3,638
Long Term Debt Issues with less than one year to maturity	5,442
Total Short Term Debt Issues	20,401

Long Term Debt Issues
USD Medium Term Notes	8,790
AUD Medium Term Notes	4,453
JPY Medium Term Notes	734
GBP Medium Term Notes	3,837
Other Currencies Medium Term Notes	5,583
Offshore Loans (all JPY)	40
Eurobonds	204
Total Long Term Debt Issues	23,641

Maturity Distribution of Debt Issues
Less than 3 months	6,949
Between 3 months to 12 months	13,452
Between 1 and 5 years	17,542
Greater than 5 years	6,099
Total Debt Issues	44,042

The Bank has a Euro Medium Term Note programme under which it may issue notes (“EMTNs”) up to an aggregate amount of USD35 billion. Notes issued under the programme are both fixed and variable rates. Interest rate risk associated with the notes is incorporated within the Bank’s interest rate risk framework.

Subsequent to 30 June 2005, the Bank has issued:

•	USD medium term notes: between one and five years – USD100 million (AUD130.80 million); Greater than five years – USD143.44 million (AUD187.62 million);
•	USD extendible notes: between one and five years – USD2,100 million (AUD2,746.78 million);
•	JPY medium term notes: between one and five years – JPY4 billion (AUD47.49 million); Greater than five years – JPY6 billion (AUD71.23 million);

•	CHF medium term notes: between one and five years – CHF300 million (AUD306.67 million);
•	CAD medium term notes: between one and five years – CAD25 million (AUD26.6 million); and
•	HKD medium term notes: between one and five years – HKD400 million (AUD67.33 million); Greater than five years – HKD207 million (AUD34.9 million).

Where any debt issue is booked in an offshore branch or subsidiary, the amounts have first been converted into the base currency of the branch at a branch defined exchange rate, before being converted into the AUD equivalent.

Where proceeds have been employed in currencies other than that of the ultimate repayment liability, swap or other hedge arrangements have been entered into.

Commonwealth Bank of Australia Annual Report (US Version) 2007     192

Debt Issues (continued) Short Term Borrowings The following table analyses the Group’s short term borrowings for the Financial Year ended 30 June 2004.
Group
2004
(AUD Millions, except where indicated)
US Commercial Paper
Outstanding at period end (1)	9,381
Maximum amount outstanding at any month end (2)	11,983
Approximate average amount outstanding (2)	8,161
Approximate weighted average rate on:
Average amount outstanding	1. 1%
Outstanding at period end	1. 2%

Euro Commercial Paper
Outstanding at period end (1)	3,638
Maximum amount outstanding at any month end (2)	6,402
Approximate average amount outstanding (2)	4,798
Approximate weighted average rate on:
Average amount outstanding	1. 0%
Outstanding at period end	1. 2%

Other Commercial Paper
Outstanding period end (1)	1,940
Maximum amount outstanding at any month end (2)	3,216
Approximate average amount outstanding (2)	2,675
Approximate weighted average rate on:
Average amount outstanding	5. 2%
Outstanding at period end	5. 6%

(1) The amount outstanding at period end is reported on a book value basis (amortised cost).

(2) The maximum and average amounts over the period are reported on a face value basis because the book values of these amounts are not available. Any differences between face value and book value would not be material given the short term nature of the borrowings.

Exchange Rates Utilised	Currency	As at 30 June 2004
AUD 1.00 =	USD	0. 6894
	GBP	0. 3823
	JPY	74. 914
	NZD	1. 097
	HKD	5. 378
	DEM	1. 116
	CHF	0. 8720
	IDR	6,487
	THB	28. 229
	FJD	1. 239
	PHP	38. 731
	EUR	0. 5706

Commonwealth Bank of Australia Annual Report (US Version) 2007     193

Loan Capital
				Group	Bank
		Currency Amount (M)	Footnotes	2004 $M	2004 $M
Tier One Loan Capital
Exchangeable	FRN	USD38	(1)	55	55
Exchangeable	FRN	USD71	(2)	138	138
Undated	FRN	USD100	(3)	145	145
Undated	TPS	USD550	(4)	-	799
Total Tier One Loan Capital				338	1,137
Tier Two Loan Capital
Extendible	FRN	AUD25	(5)	25	25
Extendible	FRN	AUD275	(5)	275	275
Subordinated	FRN	AUD25	(6)	25	25
Subordinated	MTN	AUD200	(7)	200	200
Subordinated	FRN	AUD50	(7)	50	50
Subordinated	Notes	USD300	(8)	549	549
Subordinated	FRN	USD450	(8)	650	650
Subordinated	EMTN	JPY20,000	(9)	240	240
Subordinated	EMTN	USD200	(10)	313	313
Subordinated	EMTN	USD75	(11)	115	115
Subordinated	EMTN	USD100	(12)	152	152
Subordinated	EMTN	USD400	(13)	501	501
Subordinated	EMTN	GBP200	(14)	408	408
Subordinated	EMTN	JPY30,000	(15)	429	429
Subordinated	Loan	NZD100	(16)	92	-
Subordinated	FRN	AUD210	(17)	210	210
Subordinated	FRN	AUD38	(18)	38	38
Subordinated	Notes	AUD130	(19)	130	130
Subordinated	Other	AUD21	(20)	21	21
Subordinated	Notes	USD350	(21)	512	512
Subordinated	EMTN	GBP150	(22)	373	373
Subordinated	MTN	AUD300	(23)	300	300
Subordinated	FRN	AUD200	(23)	200	200
Subordinated	EMTN	JPY10,000	(24)	127	127
Subordinated	EMTN	USD500	(25)	358	358
Total Tier Two Loan Capital				6,293	6,201
Total Loan Capital				6,631	7,338

Where a foreign currency hedge is in place to utilise a loan capital issue in a currency other than that of its original issue, the AUD equivalent value is shown net of the hedge.

(1) USD 300 million undated Floating Rate Notes (FRNs) issued 11 July 1988 exchangeable into dated FRNs.

Outstanding notes at 30 June 2006 were:

Due July 2006	:	USD32.5 million
Undated	:	USD5 million

Subsequent to 30 June 2006, the notes due July 2006 have been switched into undated notes.

(2) USD 400 million undated FRNs issued 22 February 1989 exchangeable into dated FRNs. USD24 million matured in February 2006.

Outstanding notes at 30 June 2006 were:

Due February 2008	:	USD7 million
Due February 2011	:	USD64 million

(3) USD 100 million undated capital notes issued on 15 October 1986. The Bank has entered into separate agreements with the Commonwealth of Australia relating to each of the above issues (the “Agreements”) which qualify the issues as Tier One capital.

The agreements provide that, upon the occurrence of certain events listed below, the Bank may issue either fully paid ordinary shares to the Commonwealth of Australia or (with the consent of the Commonwealth of Australia) rights to all shareholders to subscribe for fully paid ordinary shares up to an amount equal to the outstanding principal value of the relevant note issue or issues plus any interest paid in respect of the notes for the most recent financial year and accrued interest. The issue price of such shares will be determined by reference to the prevailing market price for the Bank’s shares.

Any one or more of the following events may trigger the issue of shares to the Commonwealth of Australia or a rights issue:

The agreements provide that, upon the occurrence of certain events listed below, the Bank may issue either fully paid ordinary shares to the Commonwealth of Australia or (with the consent of the Commonwealth of Australia) rights to all shareholders to subscribe for fully paid ordinary shares up to an amount equal to the outstanding principal value of the relevant note issue or issues plus any interest paid in respect of the notes for the most recent financial year and accrued interest. The issue price of such shares will be determined by reference to the prevailing market price for the Bank’s shares.

Commonwealth Bank of Australia Annual Report (US Version) 2007     194

Loan Capital (continued)

Any one or more of the following events may trigger the issue of shares to the Commonwealth of Australia or a rights issue:

•	A relevant event of default (discussed below) occurs in respect of a note issue and the Trustee of the relevant notes gives notice to the Bank that the notes are immediately due and payable;
•	The most recent audited annual Financial Statements of the Group show a loss (as defined in the Agreements);
•	The Bank does not declare a dividend in respect of its ordinary shares;
•	The Bank, if required by the Commonwealth of Australia and subject to the agreement of the APRA, exercises its option to redeem a note issue; or
•	In respect of Undated FRNs which have been exchanged to Dated FRNs, the Dated FRNs mature.

Any payment made by the Commonwealth of Australia pursuant to its guarantee in respect of the relevant notes will trigger the issue of shares to the Commonwealth of Australia to the value of such payment.

The relevant events of default differ depending on the relevant Agreement. In summary, they cover events such as failure of the Bank to meet its monetary obligation in respect of the relevant notes; the insolvency of the Bank; any law being passed to dissolve the Bank or the Bank ceasing to carry on general banking business in Australia; and the Commonwealth of Australia ceasing to guarantee the relevant notes. In relation to Dated FRNs which have matured to date, the Bank and the Commonwealth agreed to amend the relevant Agreement to reflect that the Commonwealth of Australia was not called upon to subscribe for fully paid ordinary shares up to an amount equal to the principal value of the maturing FRNs.

(4) On 6 August 2003 a wholly owned entity of the Bank issued USD550 million (AUD832 million) of perpetual non call 12 year trust preferred securities into the US capital markets. These securities offer a non-cumulative fixed rate distribution of 5.805% per annum payable semi-annually. These instruments were previously classified as Other Equity Instruments.

(5) AUD275 million extendible floating rate note issued December 1989, due December 2014;

The Bank has entered into a separate agreement with the Commonwealth of Australia relating to the above issue (the ‘Agreement’) which qualifies the issue as Tier Two capital. The agreement provides for the Bank to issue either fully paid ordinary shares to the Commonwealth of Australia or (with the consent of the Commonwealth of Australia) rights to all shareholders to subscribe for fully paid ordinary shares up to an amount equal to the outstanding principal value of the note issue plus any interest paid in respect of the notes for the most recent financial year and accrued interest. The issue price will be determined by reference to the prevailing market price for the Bank’s shares.

Any one or more of the following events will trigger the issue of shares to the Commonwealth of Australia or a rights issue:

•	A relevant event of default occurs in respect of the note issue and, where applicable, the Trustee of the notes gives notice of such to the Bank;
•	The Bank, if required by the Commonwealth of Australia and subject to the agreement of the APRA, exercises its option to redeem such issue; or
•	Any payment made by the Commonwealth of Australia pursuant to its guarantee in respect of the issue will trigger the issue of shares to the Commonwealth of Australia to the value of such payment.

Original issue size was $300 million. $25 million matured in December 2004.

(6) AUD25 million subordinated FRN, issued April 1999, due April 2029.

(7) AUD250 million subordinated notes, issued November 1999, due November 2009; split into AUD200 million fixed rate notes and AUD50 million floating rate notes. Called and redeemed November 2004.

(8) USD750 million subordinated notes, issued June 2000, due June 2010; split into USD300 million fixed rate notes and USD450 million floating rate notes. The floating rate notes were called and redeemed in June 2005.

(9) JPY20 billion perpetual subordinated EMTN, issued February 1999.

(10) USD200 million subordinated EMTN, issued November 1999, due November 2009. Called and redeemed November 2004.

(11) USD75 million subordinated EMTN, issued January 2000, due January 2010. Called and redeemed January 2005.

(12) USD100 million subordinated EMTN, issued January 2000, due January 2010. Called and redeemed January 2005.

(13) USD400 million subordinated EMTN issued June 1996 due July 2006.

(14) GBP200 million subordinated EMTN issued March 1996 due December 2006.

(15) JPY30 billion subordinated EMTN issued October

1995 due October 2015.

(16) NZD100 million subordinated loan matures 15 December 2009. Called and repaid December 2004.

(17) AUD210 million Euro FRN issued September 1996, matured September 2004.

(18) AUD38 million FRN issued December 1997, matured December 2004.

(19) AUD130 million subordinated notes comprised as follows: AUD10 million fixed rate notes issued 12 December 1995, matured 12 December 2005. AUD110 million floating rate notes issued 12 December 1995, matured 12 December 2005. AUD5 million fixed rate notes issued 17 December 1996, matured 12 December 2005. AUD5 million floating rate notes issued 17 December 1996, matured 12 December 2005.

(20) Comprised 8 subordinated notes and FRN issues. The face value amounts were less than $10 million each and were all in Australian Dollars. The maturities ranged from August 2009 to October 2009. All called and redeemed between August 2004 and October 2004.

(21) USD350 million subordinated fixed rate note, issued June 2003, due June 2018.

(22) GBP150 million subordinated EMTN, issued June 2003, due December 2023.

(23) AUD500 million subordinated notes, issued February 2004, due February 2014; split into AUD300 million fixed rate notes and AUD200 million floating rate notes.

(24) JPY10 billion subordinated EMTN, issued May 2004, due May 2034.

(25) USD500 million subordinated EMTN issued in June 2004 (USD250 million) and August 2004 (USD250 million), due August 2014.

Commonwealth Bank of Australia Annual Report (US Version) 2007     195

Appendix C – Additional Historical (AIFRS) Information

For the purposes of providing investors with a thorough understanding of the Group’s performance, Appendix C has been added to provide relevant Financial Year 2005 (AIFRS) information not provided within the Financial Statements sections of this report.

Average Balances and Related Interest

The following table lists the major categories of interest earning assets and interest bearing liabilities of the Group together with the respective interest earned or paid and the average interest rate for the year ended 30 June 2005. Averages used were predominately daily averages.

The overseas component comprises overseas branches of the Bank and overseas domiciled controlled entities. Overseas intragroup borrowings have been adjusted in the interest spread and margin calculations to more appropriately reflect the overseas cost of funds. Non-accrual loans were included in interest earning assets under loans, advances and other receivables.

	Group Full Year Ended 2005
Average Interest Earning Assets and Income	Average Balance $M	Interest $M	Average Rate %
Cash and liquid assets:
Australia	3,716	178	4. 8
Overseas	1,077	20	1. 9
Receivables due from other financial institutions:
Australia
Overseas	2,394	61	2. 5
Assets at fair value through Income Statement – Trading	3,791	168	4. 4
Australia	11,535	603	5. 2
Overseas	3,850	182	4. 7
Investment securities:
Australia	4,375	296	6. 8
Overseas	8,538	182	4. 7
Loans, advances and other receivables:
Australia	171,249	11,822	6. 9
Overseas	34,183	2,427	7. 1
Intragroup loans:
Australia	-	-	-
Overseas	5,793	92	1. 6
Average interest earning assets and interest income including intragroup	250,501	16,276	6. 5
Intragroup eliminations	(5,793)	(92)	1. 6
Total average interest earning assets and interest income	244,708	16,184	6. 6
Securitisation home loan assets	8,568	597	7. 0

Average Non-Interest Earning Assets
Bank acceptances
Australia	16,263
Overseas	-
Assets at fair value through Income Statement – Insurance
Australia	22,929
Overseas	4,542
Property, plant and equipment
Australia	893
Overseas	144
Other assets
Australia	23,822
Overseas	3,303
Provisions for impairment
Australia	(1,430)
Overseas	(142)
Total average non-interest earning assets	70,324
Total average assets	323,600
Percentage of total average assets applicable to overseas operations (%)	183

 Commonwealth Bank of Australia Annual Report (US Version) 2007   196

Average Balances and Related Interest (continued)
	Group Full Year Ended 2005
Average Interest Bearing Liabilities and Loan Capital and Interest Expense	Average Balance $M	Interest $M	Average Rate %
Time deposits
Australia	61,826	3,183	5. 1
Overseas	17,716	1,356	7. 7
Savings deposits
Australia	31,304	586	1. 9
Overseas	2,927	119	4. 1
Other demand deposits
Australia	41,235	1,653	4. 0
Overseas	4,859	166	3. 4
Payables due to other financial institutions
Australia	1,707	50	2. 9
Overseas	6,292	207	3. 3
Debt issues
Australia	34,853	2,095	6. 0
Overseas	16,540	462	2. 8
Loan capital
Australia	5,566	321	5. 8
Overseas	772	30	3. 9
Intragroup borrowings
Australia	5,793	92	1. 6
Overseas	-	-	-
Average interest bearing liabilities and loan capital and interest expense including intragroup	231,390	10,320	4. 5
Intragroup eliminations	(5,793)	(92)	1. 6
Total average interest bearing liabilities and loan capital and interest expense	225,597	10,228	4. 5
Securitisation debt issues	9,911	527	5. 3

Non-Interest Bearing Liabilities
Deposits not bearing interest
Australia	5,512
Overseas	1,121
Liabilities on bank acceptances
Australia	16,263
Overseas	-
Insurance policy liabilities
Australia	20,732
Overseas	3,900
Other liabilities
Australia	14,607
Overseas	3,927
Total average non-interest bearing liabilities	66,062
Total average liabilities and loan capital	301,570
Shareholders’ Equity	22,030
Total average liabilities, loan capital and Shareholders’ Equity	323,600
Percentage of total average liabilities (%)	19. 3

Commonwealth Bank of Australia Annual Report (US Version) 2007     197

Average Balances and Related Interest (continued)
	Group June 2005 vs June 2004
Changes in Net Interest Income: Volume and Rate Analysis	Changes due to
	Volume $M	Rate $M	Total $M
Interest Earning Assets
Cash and liquid assets
Australia	(14)	11	(3)
Overseas	4	(1)	3
Receivables due from other financial institutions
Australia	(21)	50	29
Overseas	(1)	19	18
Trading securities
Australia	91	68	159
Overseas	19	7	26
Investment securities
Australia	(44)	42	(2)
Overseas	4	113	117
Loans, advances and other receivables
Australia	1,473	432	1,905
Overseas	521	134	655
Other interest earning assets
Intragroup loans	-	-	-
Australia	-	-	-
Overseas	17	58	75
Changes in interest income including intragroup	1,984	998	2,982
Intragroup eliminations	(17)	(58)	(75)
Changes in interest income	1,911	996	2,907

Interest Bearing Liabilities and Loan Capital
Time deposits
Australia	228	272	500
Overseas	125	169	294
Savings deposits
Australia	2	70	72
Overseas	(4)	18	14
Other demand deposits
Australia	86	68	154
Overseas	42	38	80
Payables due to other financial institutions
Australia	(5)	20	15
Overseas	36	46	82
Debt issues
Australia	773	30	803
Overseas	82	167	249
Loan capital
Australia	(12)	78	66
Overseas	22	-	22
Other interest bearing liabilities	-	-	-
Intragroup borrowings
Australia	17	58	75
Overseas	-	-	-
Changes in interest expense including intragroup	1,246	1,180	2,426
Intragroup eliminations	(17)	(58)	(75)
Changes in interest expense	1,196	1,155	2,351
Changes in net interest income	740	(184)	556

Commonwealth Bank of Australia Annual Report (US Version) 2007     198

Average Balances and Related Interest (continued)
Changes in Net Interest Income: Volume and Rate Analysis

The preceding table shows the movement in interest income and expense due to changes in volume and changes in interest rates. Volume variances reflect the change in interest from the prior period due to movement in the average balance. Rate variance reflects the change in interest from the prior year due to changes in interest rates.

Volume and rate variance for total interest earning assets and liabilities have been calculated separately (rather than being the sum of the individual categories).

Group
Reconciliation of Net Interest Margin	2005 $M
Net interest income	5,966
Average interest earning assets	243,948

Interest Margins and Spreads

Interest spread represents the difference between the average interest rate earned and the average interest rate paid on funds.

Interest margin represents net interest income as a percentage of average interest earning assets. The calculations for Australia and Overseas include intragroup cross border loans/borrowings and associated interest.

Group
Geographical analysis of key categories	2005%
Australia
Interest spread (1)	2. 36
Benefit of net free liabilities, provisions and equity (2)	0. 23
Australia interest margin (3)	2. 59

Overseas
Interest spread (1)	1. 03
Benefit of net free liabilities, provisions and equity (2)	0. 68
Overseas interest margin (3)	1. 71

Group
Interest spread (1)	2. 11
Benefit of net free liabilities, provisions and equity (2)	0. 34
Group interest margin (3)	2. 45

(1) Difference between the average interest rate earned and the average interest rate paid on funds.

(2) A portion of the Group’s interest earning assets is funded by net interest free liabilities and Shareholders’ Equity. The benefit to the Group of these interest free funds is the amount it would cost to replace them at the average cost of funds.

(3) Net interest income divided by average interest earning assets for the year.

Commonwealth Bank of Australia Annual Report (US Version) 2007     199

Investment Securities
Group
Investment Securities	2005 $M
Australia
Listed:
Australian Public Securities:
Commonwealth and States	2,201
Other Securities and equity investments	343
Unlisted:
Australian Public Securities:
Local and semi-government	80
Medium term notes	783
Mortgage backed securities	1,055
Other securities and equity investments	675
Total Australia	5,137
Overseas
Listed:
Government securities	79
Certificates of deposit	1,376
Eurobonds	636
Medium term notes	378
Floating rate notes	619
Other securities	165
Unlisted:
Government securities	224
Eurobonds	477
Medium term notes	254
Floating rate notes	452
Preference shares	744
Other securities and equity investments	297
Total Overseas	5,701
Total Investment Securities	10,838

Commonwealth Bank of Australia Annual Report (US Version) 2007     200

Investment Securities (continued)
The following table sets out the gross unrealised gains and losses of the Group’s investment securities.
	Group At 30 June 2005
Gross Unrealised Gains and Losses of Group	Amortised Cost $M	Gross Unrealised Gains $M	Gross Unrealised Losses $M	Fair Value $M
Australia
Australian Public Securities:
Commonwealth and States	2,281	54	1	2,334
Medium term notes	783	4	-	787
Mortgage backed securities	1,055	-	-	1,055
Other securities and equity investments (1)	1,018	64	-	1,082
Total Australia	5,137	122	1	5,258
Overseas
Government securities	303	3	-	306
Certificates of deposit	1,376	-	-	1,376
Eurobonds	1,113	21	1	1,133
Medium term notes	632	6	1	637
Floating rate notes	1,071	4	-	1,075
Preference shares	744	-	-	744
Other securities and equity investments	462	8	-	470
Total Overseas	5,701	42	2	5,741
Total Investment Securities	10,838	164	3	10,999

(1) Equity derivatives were in place to hedge equity market risk in respect of structured equity products for customers. There were $31 million of net deferred gains on these contracts which offset the above unrealised losses. At the end of the financial year there were no net deferred gains or losses included in the amortised cost value.

Investment securities were carried at cost or amortised cost and were purchased with the intent of being held to maturity. The investment portfolio was managed in the context of the full Balance Sheet of the Group.

Commonwealth Bank of Australia Annual Report (US Version) 2007     201

Provisions for Impairment
Group
2005 $M
Collective Provisions
Opening balance (1)	1,393
Charge against profit	322
Transfer to individually assessed provisions	(352)
Impaired assets recovered	81
Adjustments for exchange rate fluctuations and other items	2
1,446
Impaired losses written off	(56)
Closing balance	1,390

Individually AssessedSpecific Provisions
Opening balance	143
Transfer from collective provisions for:
New and increased provisioning	408
Less write-back of provisions no longer required	(56)
Net transfer	352
Adjustment for exchange rate fluctuations and other items	(3)

Bad debts written off	(335)
Closing balance	157
Total provisions for impairment	1,547

(1) The opening balance at 1 July 2005 includes the impact of adopting AIFRS 132, AIFRS 137 and AIFRS 139 which have not been applied to the 2005 comparatives in accordance with AASB 1.

Provision Ratios
Specific provisions for impairment as a % of gross impaired assets net of interest reserved (1)	41. 76
Total provisions for impairment as % of gross impaired assets net of interest reserved (1)	411 .44
General provisions as % of risk weighted assets	0. 73

(1) Interest reserved not recognised under AIFRS.

Commonwealth Bank of Australia Annual Report (US Version) 2007     202

Provisions for Impairment (continued)
Group
2005 $M
Total charge for bad and doubtful debts
The charge is required for:
Specific provisioning
New and increased provisioning	408
Less provisions no collective required	(56)
Net specific provisioning	352
Provided from general provision	(352)
Charge to profit and loss	-
Collective Provisioning
Direct write-offs	56
Recoveries of amounts previously written off	(81)
Movement in collective provision	(5)
Funding of individually assessed provisions	352
Charge to profit and loss	322
Total charge for bad and doubtful	322

Individually Assessed Provisions for Impairment by Industry Category The following table sets out the Group’s specified provisions for impairment by industry category as at 30 June 2005.
Group
2005 $M
Australia
Government and public authorities	-
Agriculture, forestry and fishing	16
Financial, investment and insurance	1
Real estate
Mortgage (1)	3
Construction (2)	7
Personal	63
Lease financing	5
Other commercial and industrial	49
Total Australia	144
Overseas
Government and public authorities	-
Agriculture, forestry and fishing	-
Financial, investment and insurance	1
Real estate
Mortgage (1)	11
Construction (2)	-
Personal	1
Lease financing	-
Other commercial and industrial	-
Total Overseas	13
Total individually assessed provisions	157

(1) Principally owner occupied housing. (2) Primarily financing real estate and land development projects.

Commonwealth Bank of Australia Annual Report (US Version) 2007     203

Provisions for Impairment (continued) Bad Debts Written Off by Industry Category The following table sets out the Group’s bad debts written off for the Financial Years ended 30 June 2005.
Year Ended 30 June Group
2005 $M
Bad Debts Written Off
Australia
Government and public authorities	-
Agriculture, forestry and fishing	1
Financial, investment and insurance	4
Real estate:
Mortgage (1)	8
Construction (2)	4
Personal	280
Lease financing	4
Other commercial and industrial	83
Total Australia	384
Overseas
Government and public authorities	-
Agriculture, forestry and fishing	-
Financial, investment and insurance	-
Real estate:
Mortgage (1)	6
Construction (2)	-
Personal	-
Lease financing	-
Other commercial and industrial	1
Total Overseas	7
Gross Bad Debts written off	391

Bad Debts Recovered
Australia	76
Overseas	5
Total Bad Debts Recovered	81
Net Bad Debts written off	310

(1) Principally owner occupied housing. (2) Primarily financing real estate and land development projects.

Commonwealth Bank of Australia Annual Report (US Version) 2007     204

Provisions for Impairment (continued) Bad Debts Recovered by Industry Category The following table sets out the Group’s bad debts recovered for the Financial Years ended 30 June 2005.
Year Ended 30 June Group
2003 $M
Bad Debts Recovered
Australia
Government and public authorities	-
Agriculture, forestry and fishing	2
Financial, investment and insurance	3
Real estate:
Mortgage (1)	1
Construction (2)	1
Personal	60
Lease financing	1
Other commercial and industrial	8
Total Australia	76
Overseas
Government and public authorities	-
Agriculture, forestry and fishing	-
Financial, investment and insurance	-
Real estate:
Mortgage (1)	-
Construction (2)	-
Personal	4
Lease financing	-
Other commercial and industrial	1
Total Overseas	5
Total Bad Debts Recovered	81

(1) Principally owner occupied housing. (2) Primarily financing real estate and land development projects.

Commonwealth Bank of Australia Annual Report (US Version) 2007     205

Credit Risk Management

Total Gross Credit Risk by Industry The following table sets out the Group’s total gross credit risk by industry as at 30 June 2005.
Group
Industry	2005 $M
Australia
Government and public authorities	7,125
Agriculture, forestry and fishing	5,029
Financial, investment and insurance	38,588
Real estate:
Mortgage (1)	134,913
Construction (2)	2,211
Personal	14,970
Lease financing	5,055
Other commercial and industrial	54,837
Total Australia	262,728
Overseas
Government and public authorities	1,385
Agriculture, forestry and fishing	3,392
Financial, investment and insurance	18,250
Real estate:
Mortgage (1)	21,747
Construction (2)	346
Personal	581
Lease financing	195
Other commercial and industrial	10,667
Total Overseas	56,563

Total Gross Credit Risk	319,291
Less unearned income	(1,572)
Total Credit Risk	317,719

Charge for Bad and doubtful debts	322
Loss Rate (%) (3)	0. 10

(1) Principally owner occupied housing.

(2) Primarily financing real estate and land development projects.

(3) The loss rate is the charge as a percentage of the credit risk.

(4) Certain of these loans have been reclassified consistent with prior years

Commonwealth Bank of Australia Annual Report (US Version) 2007     206

Credit Risk Management (continued)
The following table sets out the Group’s credit risk by industry and asset class as at 30 June 2005.

	Assets at Fair value through Income Statement $M	Investment Securities $M	Loans Advances and Other Receivables $M	Bank Acceptances of customers $M	Contingent Liabilities $M	Derivatives $M	Total $M
Australia
Government and public authorities	788	2,281	3,000	10	819	227	7,125
Agriculture, forestry and fishing	-	-	3,213	1,741	40	35	5,029
Financial, investment and insurance	7,326	837	5,882	1,167	4,563	15,240	35,015
Real estate:
Mortgage (1)	-	-	129,913	-	5,000	-	134,913
Construction (2)	-	-	1,694	274	216	27	2,211
Personal	-	-	14,504	380	84	2	14,970
Lease financing	-	-	5,055	-	-	-	14,970
Other commercial and industrial	2,912	2,018	31,201	13,214	3,341	2,150	54,837
Total Australia	11,026	5,137	194,462	16,786	14,063	17,681	209,155
Overseas
Government and public authorities	558	303	216	-	259	49	1,385
Agriculture, forestry and fishing	-	-	3,372	-	13	7	3,392
Financial, investment and insurance	1,798	2,122	7,027	-	1,512	3,277	15,736
Real estate:
Mortgage (1)	-	-	20,765	-	982	-	21,747
Construction (2)	-	-	271	-	69	6	346
Personal	-	-	552	-	27	2	581
Lease financing	-	-	195	-	-	-	195
Other commercial and industrial	1,249	3,276	4,624	-	1,057	461	10,667
Total Overseas	3,605	5,701	37,022	-	3,919	3,802	54,049
Gross Balances	14,361	10,838	231,484	16,786	17,982	21,483	313,204

Other Risk Concentrations
Receivables due from other financial institutions							6,042
Deposits with regulatory authorities							45
Total Gross Credit Risk							319,291

(1) Principally owner occupied housing. (2) Primarily financing real estate and land development projects.

Commonwealth Bank of Australia Annual Report (US Version) 2007     207

Credit Risk Management (continued)
The following table sets out the Group’s impaired asset position by industry and status as at 30 June 2005.

Industry	Total Risk $M	Impaired Assets $M	Provisions for Impairment $M	Write-offs $M	Recoveries $M	Net Write-offs $M
Australia
Government and public authorities	7,125	-	-	-	-	-
Agriculture, forestry and fishing	5,029	76	16	1	(2)	(1)
Financial, investment and insurance	34,015	6	1	4	(3)	1
Real estate:
Mortgage (1) (3)	134,913	32	3	8	(1)	7
Construction (2)	2,211	2	7	4	(1)	3
Personal	14,970	46	63	280	(60)	220
Lease financing	5,055	8	5	4	(1)	3
Other commercial and industrial (3)	54,837	211	49	83	(8)	75
Total Australia	259,155	381	144	384	(76)	308
Overseas
Government and public authorities	1,385	-	-	-	-	-
Agriculture, forestry and fishing	3,392	1	-	-	-	-
Financial, investment and insurance	15,736	-	1	-	-	-
Real estate:
Mortgage (1)	21,747	7	11	6	-	6
Construction (2)	346	-	-	-	-	-
Personal	581	4	1	-	(14)	(4)
Lease financing	195	-	-	-	-	-
Other commercial and industrial	10,667	2	-	1	(1)	-
Total Overseas	54,049	14	13	7	(5)	2
Gross Balances	313,204	395	157	391	(81)	310

Other Risk Concentrations
Receivables due from other financial institutions	6,042
Deposits with regulatory authorities	45
Total Gross Credit Risk	319,291

(1) Principally owner occupied housing. (2) Primarily financing real estate and land development projects. (3) Certain of these loans have been reclassified for consistency.

Large Exposures

Concentrations of exposure to any debtor or counterparty group are controlled by a large credit exposure policy. All exposures outside the policy are approved by the Board Risk Committee.

The following table shows the aggregated number of the Bank’s counterparty Corporate and Industrial exposures (including direct and contingent exposures) which individually were greater then 5% of the Group’s capital resources (Tier One and Tier Two capital):

	2005 Number	2004 Number
5% to less than 10% of Group’s capital resources	1	1
10% to less than 15% of Group’s capital resources	-	-

Commonwealth Bank of Australia Annual Report (US Version) 2007     208

Credit Risk Management (continued)
Credit Portfolio Receivables by Industry The following table sets out the distribution of the Group’s loans, advances and other receivables (excluding bank acceptances) by industry at 30 June 2005.
Industry	2005 $M
Australia
Government and public authorities	3,000
Agriculture, forestry and fishing	3,213
Financial, investment and insurance	5,882
Real estate:
Mortgage (1)	129,913
Construction (2)	1,694
Personal	14,504
Lease financing	5,055
Other commercial and industrial	31,201
Total Australia	194,462
Overseas
Government and public authorities	216
Agriculture, forestry and fishing	3,372
Financial, investment and insurance	7,027
Real estate:
Mortgage (1)	20,765
Construction (2)	271
Personal	552
Lease financing	195
Other commercial and industrial	4,624
Total Overseas	37,022
Gross loans, Advances and Other Receivables	231,484

Provisions for bad and doubtful debts, unearned income, interest reserved and unearned tax remissions on leveraged leases (3)	(3,138)
Net Loans, Advances and Other Receivables	228,346

(1) Principally owner occupied housing. (2) Primarily financing real estate and land development projects. (3) Interest reserved not recognised under AIFRS from 1 July 2005.

Commonwealth Bank of Australia Annual Report (US Version) 2007     209

Asset Quality
Group
2005%
Impaired Asset Ratios
Gross impaired asset ratios net of interest reserved as a % of risk weighted assets	0. 20
Net impaired assets as % of:
Risk weighted assets	0. 12
Total Shareholders’ Equity	0. 97

Impaired Assets The following table sets out the Group’s impaired assets as at 30 June 2005.
At 30 June
Group
2005 $M
Australia
Non-Performing loans:
Gross balances	381
Less interest reserved	(19)
Gross balances (net of interest reserved)	362
Less provisions for impairment	(144)
Net Non-Accrual Loans	218

Restructured loans:
Gross balances	-
Less interest reserved	-
Gross balances (net of interest reserved)	-
Less specific provisions	-
Net Restructured Loans	-

Assets Acquired Through Security Enforcement (AATSE):
Gross balances	-
Less provisions for impairment	-
Net AATSE	-
Net Australian Impaired assets	218

Overseas
Non-Performing loans
Gross balances	14
Less interest reserved	-
Gross balances (net of interest reserved)	14
Less provisions for impairment	(13)
Net Non-Accrual Loans	1

Restructured loans:
Gross balances
Less interest reserved
Gross balances (net of interest reserved)
Less specific provisions
Net Restructured Loans

Asset Acquired Through Security Enforcement (AATSE)
Gross Balance
Less provisions for impairment
Net AATSE
Net overseas impaired assets	1

Total Net Impaired Assets	219

Commonwealth Bank of Australia Annual Report (US Version) 2007     210

Asset Quality (continued) Movement in Impaired Asset Balances The following table provides an analysis of the movement in the gross impaired asset balances for Financial Years 2005.
Year Ended 30 June Group
Gross Impaired Assets	2005 $M
Gross impaired assets at beginning of period	363
New and increased	769
Balances written off	(350)
Returned to performing or repaid	(387)
Gross Impaired Assets at Period End	395

The following amounts comprising loans less than $250,000 are reported in accordance with regulatory returns to APRA. They are not classified as impaired assets and therefore not included within the above impaired assets summary.

Year Ended 30 June Group
Loans Performing Past Due 90 Days or More	2005 $M
Housing loans	183
Other loans	119
Total Loans Performing Past Due	302

Year Ended 30 June Group
Net Interest Forgone on Impaired Assets	2005 $M
Australia non-accrual facilities	13
Overseas non-accrual facilities	-
Total Interest Forgone	13

Year Ended 30 June Group
Interest Taken to Profit on Impaired Assets	2005 $M
Australia
Non-accrual facilities	9
Restructured facilities	-
Overseas
Non-accrual facilities	-
Other real estate owned	-
Total Interest Taken to Profit	9

Commonwealth Bank of Australia Annual Report (US Version) 2007     211

International Representation

Australia

Head Office

Commonwealth Bank of Australia

48 Martin Place,

Sydney NSW 1155

Telephone: (61 2) 9378 2000

New Zealand

ASB Bank Limited

Level 28 ASB Bank Centre

135 Albert Street, Auckland

Telephone: (64 9) 377 8930

Facsimile: (64 9) 358 3511

Managing Director

H Burrett

Sovereign Group Limited

33-45 Hurstmere Road

Takapuna, Auckland

Telephone: (64 9) 487 9000

Facsimile: (64 9) 486 1913

Acting Managing Director

J Raby

Asia Pacific

Fiji Islands

Colonial National Bank

Colonial Life Limited

3 Central Street, Suva

Telephone: (67 9) 3214 400

Facsimile: (67 9) 3303 448

Managing Director

L Mellsop

China

CBA Representative Office

2909 China World Towers 1

1 Jian Guo Men Wai Avenue

Beijing 100004

Telephone: (86 10) 6505 5350

Facsimile: (86 10) 6505 5354

Chief Representative

Y T Au

Room 3805-3806 K.Wah Centre

1010 Huahai (M) Road

Shanghai 200031

Telephone: (86 21) 6103 6500

Facsimile: (86 21) 6103 6598

Head of China Retail Banking

Vicky Liem

CommFinance

Room 3805-3806 K.Wah Centre

1010 Huahai (M) Road

Shanghai 200031

Telephone: (86 21) 6103 6500

Facsimile: (86 21) 6103 6598

Chief Executive Officer

L. Zhang

China Life – CMG Asia Life Assurance Co Ltd

21st Floor

China Insurance Building

166 Lujiazui Dong Road

Shanghai 200120

Telephone: (86 21) 5882 5245

Facsimile: (86 21) 6887 5720

General Manager

C Lee

CBA Representative Office

Room 4007 Bund Center

222 Yan An Road East

Shanghai 200002

Telephone: (86 21) 6335 1686

Facsimile: (86 21) 6335 1766

First State Cinda Fund Management

No. 29 Dong Zhong Street

Dong Cheng District

Beijing

Telephone: (86 10) 6418 1266

Facsimile: (86 10) 6418 1243

Regional Head Asia

L Mann

Hong Kong

15th Floor, Chater House

8 Connaught Place,

Central

Hong Kong

Telephone: (852) 2844 7500

Facsimile: (852) 2845 9194

Regional General Manager Asia

S Poon

Hong Kong Commonwealth Bank of Australia

Room 1501 – 1505, Chater House

8 Connaught Road Centre

Hong Kong

Telephone: (852) 3667 8900

Facsimile: (852) 3667 8939

Executive General Manager

P Fancke

First State Investments (Hong Kong) Limited

Level 6 Three Exchange Square

8 Connaught Place, Central

Hong Kong

Telephone: (852) 2846 7555

Facsimile: (852) 2868 4742/4783

Regional Head Asia

L Mann

India

CBA Representative Office

Unit 201, Level 2 (front portion) of Embassy Classic

No. 11, Vittal Mallya Road

Bangalore 560001

Telephone: (91 80) 2210 7411

Fascimile: (91 80) 5112 1462

Chief Representative

Ravi Kushan

Indonesia

PT Bank Commonwealth

Ground Flr, Wisma Metropolitan II

Jl. Jendral Sudirman Kav. 29-31

Jakarta 12920

Telephone: (62 21) 5296 1222

Facsimile: (62 21) 5296 2293

President Director

S Brewis-Weston

PT Astra CMG Life

11/F Sentra Mulia

Jl. H.R. Rason Said, Kav X-6 No 8

Jakarta 12940

Telephone: (62 21) 250 0385

Facsimile: (62 21) 250 0389

President Director

Malakai Naiyaga

PT First State Investments Indonesia

29th Floor, Gedung Artha Graha

Sudirman Central Business District

Jl. Jend. Sudirman Kav. 52-53

Jakarta 12190

Telephone: (62 21) 515 0088

Facsimile: (62 21) 515 0033

Regional Head Asia

L Mann

Japan

CBA Branch Office

8th Floor

Toranomon Waiko Building

5-12-1 Toranomon

Minato-ku, Tokyo 105-0001

Telephone: (81 3) 5400 7280

Facsimile: (81 3) 5400 7288

General Manager

L Xia

Singapore

CBA Branch Office

3 Temasek Avenue #20-01

Centennial Tower

Singapore 039190

Telephone: (65) 6349 7000

Facsimile: (65) 6224 5812

General Manager

R Buchan

First State Investments (Singapore)

3 Temasek Avenue

#20-01 Centennial Tower

Singapore 039190

Telephone: (65) 6538 0008

Facsimile: (65) 6538 0800

Regional Head Asia

L Mann

Vietnam

CBA Representative Office

Suite 202-203A

The Central Building

31 Hai Ba Trung, Hanoi

Telephone: (84 4) 826 9899

Facsimile: (84 4) 824 3961

Bao Minh CMG Life Insurance Co Ltd

Level 3, Saigon Riverside Office Center

2A-4A Ton Duc Thang

District 1, Ho Chi Minh City

Telephone: (84 4) 829 1919

Facsimile: (84 4) 829 3131

General Director

R Carkeet

Americas

United States of America

CBA Branch Office

Level 17, 599 Lexington Avenue

New York NY 10022

Telephone: (1 212) 848 9200

Facsimile: (1 212) 336 7725

General Manager, Head of North America

L C Tuzo

Europe

United Kingdom

CBA Branch Office

Senator House

85 Queen Victoria Street

London EC4V 4HA

Telephone: (44 20) 7710 3999

Facsimile: (44 20) 7710 3939

Regional General Manager Europe & North America

P Orchart

First State Investments (UK) Limited

3rd Floor, 30 Cannon Street

London EC4M 6YQ

Telephone: (44 20) 7332 6500

Facsimile: (44 20) 7332 6501

Edinburgh

23 St Andrew Square

Edinburgh EH2 1BB

Telephone: (44 131) 473 2200

Facsimile: (44 131) 473 2222

Managing Partners

S Paul & A Tulloch

212    Commonwealth Bank of Australia Annual Report (US Version) 2007